      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996


                                                       REGISTRATION NO. 333-1666

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1


                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               PRIME RETAIL, INC.
        (Exact name of Registrant as specified in governing instruments)

                             100 EAST PRATT STREET
                                NINETEENTH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 234-0782
                    (Address of principal executive offices)
                               MICHAEL W. RESCHKE
                             CHAIRMAN OF THE BOARD
                               PRIME RETAIL, INC.
                             100 EAST PRATT STREET
                                NINETEENTH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 234-0782
                    (Name and address of agent for service)
                           --------------------------
                                   COPIES TO:

        Wayne D. Boberg, Esq.                  J. Warren Gorrell, Jr., Esq.
        Steven J. Gavin, Esq.                    Bruce W. Gilchrist, Esq.
           Winston & Strawn                       Hogan & Hartson L.L.P.
         35 West Wacker Drive                        Columbia Square
       Chicago, Illinois 60601                     555 13th Street, NW
                                                   Washington, DC 20004

                           --------------------------
 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
    TITLE OF SECURITIES BEING         AMOUNT BEING        OFFERING         AGGREGATE        REGISTRATION
            REGISTERED                 REGISTERED     PRICE PER SHARE    OFFERING PRICE       FEE (1)
Common Stock, $.01 par value......    2,397,750(2)       $12.00(3)      $28,773,000(2)(3)   $9,921.72(4)
Common Stock, $.01 par value......     694,078(5)        $11.50(6)      $7,981,897(5)(6)    $2,752.38(7)



(1) Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price.


(2) Includes an aggregate of 312,750 shares of Common Stock that the Underwriters have the option to purchase from the Company to cover over-allotments, if any.


(3) The proposed maximum offering price is calculated on the basis of $12.00, the proposed maximum offering price as of February 26, 1996.


(4) Previously paid.


(5) Includes an aggregate of 78,750 shares of Common Stock that the Underwriters have the option to purchase from the Company to cover over-allotments, if any.


(6) The proposed maximum offering price is calculated on the basis of $11.50, the proposed maximum offering price as of May 6, 1996.


(7) Pursuant to Rule 457(a) under the Securities Act, the additional fee is calculated on the basis of the offering price of the additional securities being registered by this Amendment No. 1.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               PRIME RETAIL, INC.

    Cross Reference Sheet Pursuant to Rule 404(a) of the Securities Act and Item 501(b) of Regulation S-K, Showing the Location or Heading in the Prospectus of the Information Required by Part I of Form S-11.


ITEMS NUMBER AND CAPTION                                     LOCATION OR HEADING IN PROSPECTUS
- ------------------------------------------------------  -------------------------------------------
       1.  Forepart of Registration Statement and
            Outside Front Cover Page of Prospectus....  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages
            of Prospectus.............................  Inside Front Cover Page and Outside Back
                                                         Cover Page of Prospectus; Available
                                                         Information
       3.  Summary Information, Risk Factors and Ratio
            of Earnings to Fixed Charges..............  Outside Front Cover Page; Prospectus
                                                         Summary; Risk Factors; The Company
       4.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
       5.  Dilution...................................  Dilution
       6.  Selling Security Holders...................  Principal Security Holders and Selling
                                                        Security Holder of the Company
       7.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
       8.  Use of Proceeds............................  Use of Proceeds; Business and Properties
       9.  Selected Financial Data....................  Selected Financial Data
      10.  Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations................................  Management's Discussion and Analysis of
                                                         Financial Condition and Results of
                                                         Operations
      11.  General Information as to Registrant.......  Prospectus Summary; The Company
      12.  Policy with Respect to Certain
            Activities................................  Prospectus Summary; The Company; Policies
                                                         With Respect To Certain Activities
      13.  Investment Policies of Registrant..........  Prospectus Summary; The Company; Policies
                                                         With Respect To Certain Activities
      14.  Description of Real Estate.................  Prospectus Summary; The Company; Business
                                                         and Properties
      15.  Operating Data.............................  Prospectus Summary; The Company; Business
                                                         and Properties
      16.  Tax Treatment of Registrant and its
            Security Holders..........................  Prospectus Summary; Certain Federal Income
                                                         Tax Considerations
      17.  Market Price of and Distribution on the
            Registrant's Common Equity and Related
            Stockholder Matters.......................  Price Range of Common Stock and
                                                         Distribution History; Description of
                                                         Capital Stock; Shares Available for Future
                                                         Sale
      18.  Description of Registrant's Securities.....  Description of Capital Stock; Certain
                                                        Provisions of Maryland Law and of the
                                                         Company's Charter and Bylaws; Underwriting
      19.  Legal Proceedings..........................  Business and Properties

ITEMS NUMBER AND CAPTION                                     LOCATION OR HEADING IN PROSPECTUS
- ------------------------------------------------------  -------------------------------------------
      20.  Security Ownership of Certain Beneficial
            Owners and Management.....................  Management; Principal Security Holders and
                                                         Selling Security Holder of the Company
      21.  Directors, Executive Officers, Promoters
            and Control Persons.......................  Management
      22.  Executive Compensation.....................  Management
      23.  Certain Relationships and Related
            Transactions..............................  Certain Relationships and Transactions
      24.  Selection, Management and Custody of
            Registrant's Investments..................  Policies With Respect To Certain Activities
      25.  Policies with Respect to Certain
            Transactions..............................  Policies With Respect To Certain Activities
      26.  Limitations of Liability...................  Management
      27.  Financial Statements and Information.......  Prospectus Summary; Selected Financial
                                                        Data; Financial Statements
      28.  Interests of Named Experts and Counsel.....  Legal Matters
      29.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities...............................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MAY 6, 1996



[LOGO]                         PRIME RETAIL, INC.                         [LOGO]
                                2,700,328 SHARES
                                  COMMON STOCK

                             ---------------------


    Of the 2,700,328 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering"), 2,610,000 shares are being sold by Prime Retail, Inc. (the "Company") and 90,328 shares are being offered by KILICO Realty Corporation (the "Selling Stockholder"). The Company will not receive any proceeds from shares sold by the Selling Stockholder. The Company is a self-administered and self-managed real estate investment trust ("REIT") engaged in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. All of the Company's business and operations are conducted through Prime Retail, L.P. (the "Operating Partnership"). The Company has paid and intends to continue to pay regular quarterly distributions to the holders of the Common Stock.


    The Company has commenced an offer to exchange (the "Exchange Offer") up to 6,734,400 shares of its Common Stock for up to 4,209,000, (or 60%), of the outstanding shares of the Company's 8.5% Series B Cumulative Participating
Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock"). Subject to the satisfaction of certain conditions, the Company expects to close the Exchange Offer immediately prior to the consummation of the Offering. The consummation of the Offering is not conditioned on the completion of the Exchange Offer, and there can be no assurance as to whether or when the Exchange Offer will be completed.


    The Common Stock is quoted in the Nasdaq National Market under the trading symbol "PRME". On May 3, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $11.25 per share. See "Price Range of Common Stock and Distribution History."


    Ownership of the Common Stock is restricted in the charter of the Company (the "Charter"), subject to certain exceptions, to 9.9% of the outstanding shares of Common Stock. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."


    SEE "RISK FACTORS" COMMENCING ON PAGE 18 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, INCLUDING THE FOLLOWING RISKS:



    - the Company may be unable to repay or refinance aggregate debt of $172.8 million maturing by December 31, 1996 or may be unable to finance the Company's planned development activities;


    - certain contractual restrictions imposed by mortgages encumbering nine factory outlet centers will limit the Company's ability to obtain additional sources of financing with regard to such centers;


    - the Company's inability to pay any distributions in respect of the Common Stock unless current and accumulated dividends and distributions, respectively, on all shares of the Company's 10.5% Series A Senior Cumulative Preferred Stock (the "Senior Preferred Stock") and Convertible Preferred Stock have been paid in full;


    - the Company's inability to increase distributions in respect of the Common Stock unless and until the Company has achieved and maintained certain cash flow levels as set forth in the Operating Partnership Agreement (as defined herein);


    - certain limited partners of the Operating Partnership that are affiliated with the Company will, as a result of the Exchange Offer, benefit from the increase in the amount of cash available for distribution with respect to their limited partnership interests after conversion of the Convertible Preferred Stock pursuant to the Exchange Offer;


    - the Company's presentation of Funds from Operations (as defined herein) may not be comparable to similarly titled measures used by competitors and based on the recent clarification of the definition of Funds from Operations by The National Association of Real Estate Investment Trusts ("NAREIT"), the Company may report lower Funds from Operations under the new NAREIT definition;


    - the conflicts of interest between the Company and the limited partners of the Operating Partnership and their affiliates and between the Company and its officers and directors, and the potential significant influence of such limited partners or their affiliates over the affairs of the Company;


    - the immediate and substantial dilution of net tangible book value in the amount of $13.28 per share to purchasers of Common Stock as a result of the Offering and the Exchange Offer;


    - the Exchange Offer may not be consummated on the proposed terms; and


    - the taxation of the Company as a regular corporation if it fails to qualify as a REIT.

                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE
   ACCURACY  OR ADEQUACY OF       THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------


                                                                                                        PROCEEDS TO
                                                                UNDERWRITING        PROCEEDS TO           SELLING
                                          PRICE TO PUBLIC       DISCOUNT (1)      THE COMPANY (2)       STOCKHOLDER
                                         ------------------  ------------------  ------------------  ------------------
Per Share of Common Stock..............          $                   $                   $                   $
Total (3)..............................          $                   $                   $                   $


- --------------------------

(1) The Company, the Operating Partnership and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

(2)  Before deducting estimated  offering expenses of  $          payable by the
    Company.

(3) The Company has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 391,500 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, solely to cover over-allotments. If such option is exercised in full, the Price to Public, Underwriting Discount and Proceeds to the Company will be
    $        , $        and $        , respectively. See "Underwriting."

                           --------------------------

    The Common Stock is offered by the Underwriters, subject to prior sale, when as and if delivered to and accepted by the Underwriters, subject to the right to withdraw, modify, correct and reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in Washington, D.C. on
or about            , 1996.


FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                         MORGAN KEEGAN & COMPANY, INC.


                                                      STIFEL, NICOLAUS & COMPANY


                                                              INCORPORATED



               The date of this Prospectus is            , 1996.

                                   [ARTWORK]

                            ------------------------

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS



                                                                                                                          PAGE
                                                                                                                          -----
PROSPECTUS SUMMARY......................................................................................................      1
  The Company...........................................................................................................      1
  Risk Factors..........................................................................................................      2
  Business and Properties...............................................................................................      3
  Strategies for Growth.................................................................................................      6
  Structure of the Company and the Operating Partnership................................................................      7
  The Exchange Offer....................................................................................................     10
  The Offering..........................................................................................................     12
  Tax Status of the Company.............................................................................................     13
  Summary Selected Financial Data.......................................................................................     14
RISK FACTORS............................................................................................................     18
  Leverage; Uncertainty of Ability to Fund Debt Repayments and Future Development.......................................     18
  Financial Restriction Associated with Cross-Collateralization of Proposed First Mortgage Loan.........................     18
  Floating Rate Debt....................................................................................................     18
  Ability to Pay Common Stock Distributions and Increase Common Stock Distributions.....................................     19
  Benefits to Limited Partners..........................................................................................     20
  Risk Resulting from Change in Definition of Funds From Operations; Risk that the Company's Definition of Funds From
   Operations May Not Be Comparable to Definition Used By Competitors...................................................     20
  Conflicts of Interest and Influence of Limited Partners and Officers and Directors....................................     20
  Immediate and Substantial Dilution Resulting to Purchasers of Common Stock............................................     21
  No Assurance that Exchange Offer will be Consummated; Potential Variations in Exchange Offer..........................     21
  Adverse Impact of the Failure to Continue to Qualify as a REIT........................................................     21
  Effect of REIT Distribution Requirements..............................................................................     22
  Consequences of Failure to Continue to Qualify as Partnerships........................................................     22
  Historical Net Losses and the Future Net Losses.......................................................................     22
  Risks Related to the Brief History of the Outlet Center Industry, the Competition within the Industry and the
   Company's Limited Operating History and Rapid Growth.................................................................     23
  Risks of Development Activities.......................................................................................     24
  No Limitation on Incurrence of Debt...................................................................................     24
  Ability to Change Certain Policies Without Stockholder Approval.......................................................     25
  Risk of Changes in Price of Common Stock..............................................................................     25
  General Real Estate Investment Risks..................................................................................     25
  Possible Liability Relating to Environmental Matters..................................................................     26
  Limits on Changes in Control..........................................................................................     27
  Possible Adverse Effects on Stock Price Arising from Shares Available for Future Sale.................................     27
  Ownership Limit Necessary to Maintain REIT Qualification; Proposed Charter Amendment to Modify Ownership Limit
   Applicable to the Convertible Preferred Stock........................................................................     27
THE COMPANY.............................................................................................................     28
  Strategies for Growth.................................................................................................     30
  Competitive Advantages in Pursuing New Development Opportunities......................................................     31
  Structure of the Company and the Operating Partnership................................................................     32
PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY....................................................................     34
USE OF PROCEEDS.........................................................................................................     35
CAPITALIZATION..........................................................................................................     36
DILUTION................................................................................................................     39
SELECTED FINANCIAL DATA.................................................................................................     41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................................     45
  Introduction..........................................................................................................     45
  Portfolio Growth......................................................................................................     45

                                                                                                                          PAGE
                                                                                                                          -----
  Results of Operations.................................................................................................     45
  Liquidity and Capital Resources.......................................................................................     54
BUSINESS AND PROPERTIES.................................................................................................     61
  General...............................................................................................................     61
  The Company's Outlet Centers..........................................................................................     61
  Community Shopping Centers............................................................................................     76
  Lease Expirations for the Company's Entire Portfolio of Properties....................................................     77
  Competition...........................................................................................................     77
  Relationship with Municipalities......................................................................................     78
  Mortgage and Other Debt Financing of the Company......................................................................     78
  Joint Venture Financing...............................................................................................     81
  Certain Tax Information...............................................................................................     82
  Insurance.............................................................................................................     82
  Employees.............................................................................................................     82
  Legal Proceedings.....................................................................................................     82
  Environmental Matters.................................................................................................     83
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.............................................................................     83
  Investment Objectives and Policies....................................................................................     83
  Distributions and Dividend Policy.....................................................................................     84
  Financing Policies....................................................................................................     84
  Conflict of Interest Policies.........................................................................................     85
  Working Capital Reserves..............................................................................................     86
  Policies with Respect to Other Activities.............................................................................     86
MANAGEMENT..............................................................................................................     87
  Directors.............................................................................................................     87
  Committees of the Board of Directors..................................................................................     88
  Compensation of Directors.............................................................................................     88
  Executive Officers....................................................................................................     89
  Biographies of Executive Officers.....................................................................................     89
  Compensation of Executives............................................................................................     92
  Employment Agreements and Change of Control Agreements................................................................     92
  Option Grants in 1995.................................................................................................     93
  Stock Incentive Plans.................................................................................................     94
  Compensation Committee Interlocks and Insider Participation...........................................................     96
CERTAIN RELATIONSHIPS AND TRANSACTIONS..................................................................................     97
OPERATING PARTNERSHIP AGREEMENT.........................................................................................    100
  Management............................................................................................................    100
  Transferability of Interests..........................................................................................    100
  Additional Funds......................................................................................................    100
  Registration Rights...................................................................................................    101
  Tax Matters...........................................................................................................    101
  Operations............................................................................................................    101
  Distributions.........................................................................................................    101
  Limited Partner Exchange Rights.......................................................................................    102
  Indemnification.......................................................................................................    102
  Duties and Conflicts..................................................................................................    102
  Representations and Warranties........................................................................................    102
  Term..................................................................................................................    103
PRINCIPAL SECURITY HOLDERS AND SELLING SECURITY HOLDER OF THE COMPANY...................................................    103
DESCRIPTION OF CAPITAL STOCK............................................................................................    106
  Authorized Shares.....................................................................................................    106
  Senior Preferred Stock................................................................................................    107
  Convertible Preferred Stock...........................................................................................    110
  Common Stock..........................................................................................................    115

                                                                                                                          PAGE
                                                                                                                          -----
  Restrictions on Ownership and Transfer................................................................................    116
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND BYLAWS..............................................    119
  Classification of the Board of
   Directors............................................................................................................    120
  Removal of Directors..................................................................................................    120
  Business Combinations.................................................................................................    120
  Control Shares Acquisitions...........................................................................................    121
  Amendment to the Charter..............................................................................................    121
  Advance Notice of Director Nominations and New Business...............................................................    122
SHARES AVAILABLE FOR FUTURE SALE........................................................................................    122
  Registration Rights...................................................................................................    123
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...............................................................................    123
  General...............................................................................................................    124
  Taxation of the Company...............................................................................................    124
  Requirements for Qualification........................................................................................    125
  Failure to Qualify....................................................................................................    130
  Taxation of Taxable U.S. Stockholders.................................................................................    130
  Taxation of Tax-Exempt Stockholders...................................................................................    131
  Taxation of Non-U.S. Stockholders.....................................................................................    132
  Information Reporting Requirements and Backup Withholding Tax.........................................................    133
  Tax Aspects of the Company's Investments in Partnerships..............................................................    134
  Partnership Classification............................................................................................    134
  Income Taxation of the Partnerships and Their Partners................................................................    134
  Other Tax Considerations..............................................................................................    136
UNDERWRITING............................................................................................................    137
LEGAL MATTERS...........................................................................................................    137
EXPERTS.................................................................................................................    137
AVAILABLE INFORMATION...................................................................................................    138
INDEX TO FINANCIAL STATEMENTS...........................................................................................    F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES (I) THE COMPLETION OF THE OFFERING AT A PRICE PER SHARE TO THE PUBLIC OF $11.50, (II) THE EXCHANGE BY THE SELLING STOCKHOLDER OF 90,328 COMMON UNITS (AS DEFINED HEREIN) FOR A LIKE NUMBER OF SHARES OF COMMON STOCK, (III) THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, (IV) THE CONSUMMATION OF THE EXCHANGE OFFER ASSUMING 2,806,000 SHARES OF CONVERTIBLE PREFERRED STOCK, THE MINIMUM NUMBER OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK PERMITTED TO BE EXCHANGED IN THE EXCHANGE OFFER, ARE EXCHANGED FOR COMMON STOCK, (V) THE PAYMENT OF THE SPECIAL DISTRIBUTION (AS DEFINED HEREIN) TO HOLDERS OF COMMON STOCK EXISTING AFTER COMPLETION OF THE EXCHANGE OFFER BUT PRIOR TO THE OFFERING, AND (VI) THE CONSUMMATION OF THE COMMON UNIT CONTRIBUTION (AS DEFINED HEREIN). ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS MEAN THE COMPANY AND THOSE ENTITIES OWNED OR CONTROLLED BY THE COMPANY, INCLUDING THE OPERATING PARTNERSHIP, PRIME RETAIL SERVICES LIMITED PARTNERSHIP (THE "SERVICES PARTNERSHIP"), PRIME RETAIL FINANCE, INC. AND PRIME RETAIL FINANCE II, INC. (TOGETHER WITH PRIME RETAIL FINANCE, INC., THE "FINANCE CORPORATIONS"), UNLESS THE CONTEXT INDICATES OTHERWISE.


                                  THE COMPANY


    The Company is a self-administered and self-managed REIT that develops, owns and operates factory outlet centers in the United States. The Company's portfolio includes 17 outlet centers in 14 states with more than 4.3 million square feet of gross leasable area(1) ("GLA") that was 94% leased with fully executed leases for 1,155 retail stores as of March 31, 1996. Since the Company's initial public offering in March 1994 (the "Initial Public Offering"), the Company's portfolio of factory outlet centers has grown by 100.8%, or approximately 2,174,000 square feet of GLA, representing the development of seven new factory outlet centers, the expansion of six existing centers and the acquisition of one new outlet center. The Company intends to continue to build on its reputation and experience in the outlet center business and to capitalize on current trends in value-oriented retailing. During 1996, the Company expects to open between 700,000 and 900,000 square feet of additional GLA through the construction of two new factory outlet centers and the completion of several planned expansions of its existing centers; however, there can be no assurance that the Company's new construction and planned expansions will be completed in 1996. The Company's growth has continued since the Initial Public Offering even though merchant sales per square foot, on a national basis and for the Company, have decreased or remained flat. See "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The Company believes the growth of its GLA from the construction of new centers and expansions is attributable to its ability to develop innovative strategies to differentiate itself from competing outlet centers and retail stores. The Company's centers reflect architecture and design styles consistent with the traditions and styles of the communities where the centers are located. Garden walkways, village-style layouts, fountains, playgrounds, concierges and customer service centers are among the amenities that are typical in the Company's factory outlet centers. Such amenities are designed to create an atmosphere which promotes longer customer visits and more frequent repeat visits.



    Factory outlet centers are part of a retail sector known as value retailing. The factory outlet stores that lease space in the Company's outlet centers are principally operated by manufacturers and generally carry the same name as the designer or manufacturer of the products sold. Outlet stores sell directly to the consumer and generally feature a full selection of designer and brand name goods at discounts ranging from 25% to 50% below regular department store and specialty store prices. Outlet stores are differentiated from other value retailers in that they offer higher price points, have a wider selection of current merchandise and target middle- and upper-income clientele. The benefits manufacturers receive by selling directly to the

- ------------------------


(1) GLA is the total square footage available for lease by a shopping center for actual occupancy by a store or retail concern. GLA encompasses the entire square footage within the floor's perimeter, measured to the exterior face of the permanent exterior walls, excluding access areas and other nonrentable space.

consumer include (i) maintaining brand image, (ii) gaining more control over the distribution of overstocked, discounted or out-of-season merchandise or manufacturing overages, while reducing conflicts with full priced goods in department stores, (iii) marketing and assessing demand for new merchandise, and
(iv) providing a showcase setting for their full product line. See "Business and Properties -- General."



    The Company's senior management and other personnel, substantially all of whom have extensive experience in their respective areas of site selection, development, construction, finance, leasing, marketing and property management, also have contributed to the Company's growth. After completion of the Offering, the executive officers of the Company will beneficially own shares of Common Stock and interests in the Operating Partnership that, subject to the satisfaction of certain conditions, are exchangeable for Common Stock representing 63.8% of the outstanding Common Stock (42.1% of the Common Stock assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer).



    As a fully integrated real estate firm, the Company provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Properties"). The Properties are held and all of the Company's business and operations are conducted through the Operating Partnership. The Company controls the Operating Partnership as its sole general partner. The Operating Partnership owns a 99% general partnership interest and the Company (directly or indirectly) holds the remaining 1% partnership interest in partnerships that own thirteen of the Company's seventeen existing factory outlet centers and each of the Company's three community shopping centers. The Operating Partnership participates in joint venture partnerships with respect to the remaining four factory outlet centers. The partnerships which directly own the Company's interests in the Properties are collectively referred to herein as the "Property Partnerships". See "The Company -- Structure of the Company and the Operating Partnership" and "Business and Properties."


    The Company's principal executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number at such location is (410) 234-0782. The Company is a Maryland corporation which was organized on July 16, 1993.

                                  RISK FACTORS


    Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Stock offered hereby. These include, among others, the following risks:



    - the Company may be unable to repay or refinance aggregate debt of $172.8 million maturing by December 31, 1996 or may be unable to finance the Company's planned development activities;



    - certain contractual restrictions imposed by mortgages encumbering nine factory outlet centers will limit the Company's ability to sell or refinance such centers or to pledge these properties to secure other financing;



    - the Company's inability to pay any distributions in respect of the Common Stock unless current and accumulated dividends and distributions, respectively, on all shares of the Company's Senior Preferred Stock and the Company's Convertible Preferred Stock have been paid in full;



    - the Operating Partnership's inability to increase distributions to the Company allocable to the Common Stock until the Company has achieved and maintained certain cash flow levels as set forth in the limited partnership agreement governing the Operating Partnership (the "Operating Partnership Agreement");



    - certain limited partners of the Operating Partnership that are affiliated with the Company will, as a result of the Exchange Offer, benefit from the increase in the amount of cash available for distribution with respect to their limited partnership interests after conversion of the Convertible Preferred Stock pursuant to the Exchange Offer;

    - the Company's presentation of Funds from Operations may not be comparable to similarly titled measures used by competitors, and based on the recent clarification of the definition of Funds from Operations by NAREIT, the Company may report lower Funds from Operations under the new definition;



    - the conflicts of interest between the Company and the limited partners of the Operating Partnership and their affiliates and between the Company and its officers and directors, and the potential significant influence of such limited partners or their affiliates over the affairs of the Company;



    - the immediate and substantial dilution of $13.28 per share in the net tangible book value of Common Stock purchased in the Offering and dilution to existing holders of Common Stock as a result of the Exchange Offer;



    - the Exchange Offer may not be consummated or may be consummated on materially different terms;



    - the taxation of the Company as a regular corporation if it fails to qualify as a REIT, and the resulting decrease in the funds available to pay dividends and distributions to stockholders;



    - the net losses applicable to the Company's common shareholders in each of the last five calendar years on a historical basis and the possibility of future net losses;



    - the relatively short history of the outlet center industry and the limited operating history and rapid growth of the Company's outlet center portfolio may not be indicative of future operating performance;



    - the potential adverse impact on sales at the Company's outlet centers due to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences;



    - the potential for cost overruns, delays and the lack of predictability with respect to the generation of revenues associated with the Company's property development activities;



    - the absence of any limitation in the organizational documents of the Company limiting the level of debt the Company may incur, which could allow the Company to become highly leveraged, which in turn could adversely affect the ability of the Company to pay dividends and distributions to stockholders and could increase the risk of default under its indebtedness;



    - the ability of the Board of Directors to change policies of the Company, including investment, financing and distribution policies, without a vote of the stockholders, which could result in policies that do not fully reflect the interests of all stockholders;



    - the potential increase in market interest rates from current rates, which may lead prospective purchasers of Common Stock to demand higher yields from future dividends and may adversely affect the market price of the Common Stock;



    - the potential adverse impact of changes in the local economic climate on the revenues and value of the Company's properties and the possibility that the Company will be unable to lease space as it becomes available on economically favorable terms;



    - the potential of unknown or future environmental liabilities;



    - the restriction on ownership of stock and certain other provisions in the Company's Charter and bylaws of the Company, as amended (the "Bylaws"), including a staggered Board of Directors, which could deter the acquisition of control by a third party without the consent of the Board of Directors; and



    - the possible reduction in the market price of the Common Stock due to future sales of substantial amounts of shares, the availability of shares for future sale or general market conditions.


                            BUSINESS AND PROPERTIES

    The Company is engaged in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. The Company strives to differentiate itself from competitors in the outlet  center industry  by  developing larger  outlet centers  with  highly accessible locations, a larger and more diverse merchandising mix, extensive food and recreational amenities and quality architecture and landscaping, all designed to create an upscale environment in which to showcase merchandise and encourage shopping. The average outlet center in the Company's portfolio contained 254,765 square feet of GLA at December 31, 1995, compared to an industry average of 142,922 square feet as reported at January 1995 by VALUE RETAIL NEWS, an industry trade magazine whose advisory board includes Messrs. Rosenthal and Carpenter. Management believes that the considerable size of its outlet centers, coupled with the Company's established merchant base of national and international manufacturers of designer and brand-name merchandise, significantly enhances the competitive position of the Company's outlet centers.



    The Company's factory outlet centers feature a diversified mix of nationally recognized manufacturers of designer and brand-name merchandise including AnnTaylor/AnnTaylor Loft, Bose, Brooks Brothers, Corning-Revere, Danskin, Donna Karan, Eddie Bauer, Ellen Tracy, Esprit, First Choice/Escada, Guess?, IBM, J. Crew, Jones New York, Levi's/Dockers Outlet, Mikasa, Nautica, Nike, Phillips-Van Heusen (including Bass, Gant, Geoffrey Beene, Izod and Van Heusen), Polo/Ralph Lauren, Reading China & Glass, Reebok, Off 5th (Saks Fifth Avenue), Sara Lee (including Champion, Coach Leather, L'eggs, Hanes, Bali, Playtex, Sara Lee Bakery and Socks Galore), Sony, Springmaid Wamsutta, Tommy Hilfiger and VF Corporation (including Lee, Wrangler, Barbizon and Vanity Fair). As a group, the foregoing merchants accounted for approximately 25.9% of the gross revenues of the Company during the quarter ended March 31, 1996, and occupied approximately 33.1% of the total leased GLA contained in the Company's outlet centers at March 31, 1996. Individual merchants noted above ranged from approximately 0.1% to 6.0% of the Company's gross revenues during the quarter ended March 31, 1996, and occupied approximately 0.1% to 7.3% of the Company's total leased GLA at March 31, 1996. During the quarter ended March 31, 1996, no group of merchants under common control accounted for more than 6.0% of the gross revenues of the Company or occupied more than 7.3% of the total leased GLA of the Company at March 31, 1996. Management has established close working relationships with its merchants to better understand and anticipate the merchants' immediate and long-term merchandising strategies and retail space requirements. One of the means by which the Company has established and maintains these close working relationships is by the sponsorship of The Manufacturers
Forum-Registered Trademark- , an organization of over 100 manufacturers that conducts industry meetings on the factory outlet center industry.



    The Company's portfolio of Properties, including factory outlet centers under construction, is as follows:



                            PORTFOLIO OF PROPERTIES
                             (As of March 31, 1996)



                                                                                      NUMBER OF
                                    OWNERSHIP                  GRAND         GLA       STORES       PERCENTAGE
FACTORY OUTLET CENTERS            INTEREST (1)     PHASE    OPENING DATE  (SQ. FT.)    OPENED      LEASED (10)
- --------------------------------  -------------  ---------  ------------  ---------  -----------  --------------
Warehouse Row Factory Shops               99%        I        November       95,000          28            92%
 (2)(3)                                   65%       II          1989         26,000           6            94
 Chattanooga, Tennessee                                     August 1993
                                                                          ---------       -----           ---
                                                                            121,000          34            93
San Marcos Factory Shops                 100%        I      August 1990     177,000          57            99
 San Marcos, Texas                                  II      August 1991      67,000          18            93
                                                    III     August 1993     117,000          26           100
                                                   IIIB       November       20,000           2            91
                                                   IIIC         1994         35,000           2           100
                                                              November
                                                                1995
                                                                          ---------       -----           ---
                                                                            416,000         105            98
Gulf Coast Factory Shops                 100%        I      October 1991    187,000          57            99
 Ellenton, Florida                                  II      August 1993     123,000          33            99
                                                                          ---------       -----           ---
                                                                            310,000          90            99
Triangle Factory Shops                   100%        I      October 1991    181,000          45           100
 Raleigh-Durham, North Carolina

                                                                                      NUMBER OF
                                    OWNERSHIP                  GRAND         GLA       STORES       PERCENTAGE
FACTORY OUTLET CENTERS            INTEREST (1)     PHASE    OPENING DATE  (SQ. FT.)    OPENED      LEASED (10)
- --------------------------------  -------------  ---------  ------------  ---------  -----------  --------------
Coral Isle Factory Shops (4)             100%        I        December       94,000          31           100%
 Naples/Marco Island, Florida                       II          1991         32,000          10           100
                                                              December
                                                                1992
                                                                          ---------       -----           ---
                                                                            126,000          41           100
Castle Rock Factory Shops (5)            100%        I        November      181,000          55           100
 Castle Rock, Colorado                              II          1992         94,000          24            99
                                                    III     August 1993      95,000          29           100
                                                              November
                                                                1993
                                                                          ---------       -----           ---
                                                                            370,000         108           100
Ohio Factory Shops (5)                   100%        I       July 1993      186,000          53            98
 Jeffersonville, Ohio                               II        November      100,000          23            98
                                                    IIB         1993         13,000           3           100
                                                              November
                                                                1994
                                                                          ---------       -----           ---
                                                                            299,000          79            98
Gainesville Factory Shops                100%        I      August 1993     210,000          62            92
 Gainesville, Texas                                 II        November      106,000          25            92
                                                                1994
                                                                          ---------       -----           ---
                                                                            316,000          87            92
Nebraska Crossing Factory Shops          100%        I      October 1993    192,000          53            96
 (4)
 Gretna, Nebraska
Oxnard Factory Outlet (6)                 30%        I       June 1994      148,000          36            94
 Oxnard, California
Grove City Factory Shops (7)              50%        I      August 1994     235,000          72           100
 Grove City, Pennsylvania                           II        November       95,000          21           100
                                                    III         1994         85,000          20           100
                                                              November
                                                                1995
                                                                          ---------       -----           ---
                                                                            415,000         113           100
Huntley Factory Shops                    100%        I      August 1994     192,000          51            98
 Huntley, Illinois                                  II        November       90,000          13            57
                                                                1995
                                                                          ---------       -----           ---
                                                                            282,000          64            85
Florida Keys Factory Shops               100%        I       September      208,000          56            89
 Florida City, Florida                                          1994
Indiana Factory Shops                    100%        I        November      208,000          51            87
 Daleville, Indiana                                             1994
Magnolia Bluff Factory Shops (8)         100%        I       July 1995      238,000          66            91
 Darien, Georgia                                    IIA       November       56,000           5            50
                                                                1995
                                                                          ---------       -----           ---
                                                                            294,000          71            83
Arizona Factory Shops (7)                 50%        I       September      217,000          62            94
 Phoenix, Arizona                                               1995
Gulfport Factory Shops (9)               100%        I        November      228,000          60            92
 Gulfport, Mississippi                                          1995
                                                                          ---------       -----           ---
                                       TOTAL FACTORY OUTLET CENTERS (11)  4,331,000       1,155            94%
                                                                          ---------       -----           ---
                                                                          ---------       -----           ---


NEW CENTERS UNDER CONSTRUCTION
AND SCHEDULED OPENING DATES (12)
- --------------------------------
Buckeye Factory Shops                                         November      205,000
 Medina County, Ohio                                            1996
Carolina Factory Shops                                        November      235,000
 Gaffney, South Carolina                                        1996


- ------------------------
NOTES:

 (1) This percentage represents the Company's ownership interest in the Property Partnership that directly owns or leases the Property indicated.

 (2) The Company owns a 2% partnership interest as the sole general partner in Phase I of this property but is entitled to 99% of the property's operating cash flow and net proceeds from a sale or refinancing. Ford Motor Credit Company holds a 35% limited partnership interest and the Company holds a 65% general partnership interest in the partnership that owns Phase II of this property.



 (3) Phase I of this mixed-use development also includes 154,000 square feet of office space and Phase II also includes 5,000 square feet of office space. The total office space of 159,000 square feet of GLA is not included in this table and such space was 100% leased as of March 31, 1996.


 (4) Acquired by the Company from unrelated third parties upon consummation of the Initial Public Offering.

 (5) The Company acquired the remaining 60% interest of an unrelated third party upon consummation of the Initial Public Offering.

 (6) On September 30, 1994, the Company purchased a 30% interest from unrelated third parties in the joint venture partnership that owns this factory outlet center.

 (7) The Company owns 50% of this factory outlet center in a joint venture partnership with an unrelated third party.

 (8) The Property Partnership operates this Property pursuant to a long-term lease under which the Property Partnership receives the economic benefit of a 100% ownership interest. See "Business and Properties."

 (9) The real property on which this outlet center is located is subject to a long-term ground lease. The Property Partnership receives the economic benefit of a 100% ownership interest. See "Business and Properties."


(10) Fully executed leases as of March 31, 1996 as a percent of square feet of GLA.



(11) The Company also owns three community centers containing 424,000 square feet of GLA in the aggregate that were 96% leased as of March 31, 1996.



(12) No assurance can be given that these factory outlet centers will be opened on schedule with the indicated GLA.


                             STRATEGIES FOR GROWTH


    The Company intends, on a long-term basis, to increase its Funds from Operations ("FFO" or "Funds from Operations") and the value of its portfolio of factory outlet centers through the active management and expansion of existing factory outlet centers, and the selective development and acquisition of new factory outlet centers. Funds from Operations represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of the Company's cash needs. Funds from Operations should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or pay dividends. The Company intends to continue to increase its Funds from Operations over time by (i) selectively expanding, developing and acquiring factory outlet centers that offer strong prospects for cash flow growth and capital appreciation subject to the availability of debt financing on favorable terms and additional equity capital, and (ii) managing, leasing and marketing its portfolio of retail properties to increase the effective base and percentage rents. While no assurance can be given that the Company will successfully implement the foregoing objectives, the Company intends to employ the following strategies:

    - DEVELOPMENT OF NEW OUTLET CENTERS. The Company develops new outlet centers on sites with favorable demographics, access to interstate highways, good visibility and favorable market conditions that generally can accommodate a minimum of 300,000 square feet of GLA over multiple phases.


    - STRATEGIC EXPANSIONS OF EXISTING CENTERS. The Company selectively expands its existing factory outlet centers in phased developments that respond to merchant and consumer demand, thereby maximizing returns from these outlet centers through higher effective rents from new merchants based on the proven success and customer drawing power of existing phases. As of March 31, 1996, the Company owned, or held under long-term lease, land contiguous to its outlet centers sufficient to construct additional phases totaling approximately 1,450,000 square feet of GLA. The Company also holds options to purchase property adjoining its existing factory outlet centers upon which additional expansions could be constructed.


    - ACTIVE PROPERTY MANAGEMENT. The Company monitors and seeks to enhance the operating performance of its centers through intensive merchant and property management, and by providing experienced and professional on-site personnel.

    - INNOVATIVE MARKETING  AND  PROMOTION.   The  Company  markets  its  outlet
      centers and other properties with promotional materials and advertising strategies that target and attract customers.

    - COMMITMENT TO MERCHANTS AND THE MANUFACTURERS
      FORUM-REGISTERED TRADEMARK-. The Company strives to maintain and establish long-term relationships with its merchants through responsive service and by taking advantage of networking opportunities such as those provided through The Manufacturers Forum-Registered Trademark-.

    - ACQUISITION OF EXISTING OUTLET CENTERS. The Company explores opportunities to acquire factory outlet centers or interests therein that are compatible with the Company's existing portfolio and offer attractive yields, potential cash flow growth and capital appreciation. The Company draws upon its development, operating and marketing expertise to improve such centers through expansion and/or remerchandising or reletting.


    - AMENITIES. The Company believes it is an industry leader in providing amenities and customer services designed to enhance the quality and length of customers' visits and promote repeat trips to its outlet centers by making each outlet center an attractive destination for shoppers and their families and guests. The Company's outlet centers were among the first in the industry to include recreational facilities and conveniences such as food courts, automated teller machines and playgrounds.


             STRUCTURE OF THE COMPANY AND THE OPERATING PARTNERSHIP

    The business and operations of the Company are conducted through the Operating Partnership. The Company controls the Operating Partnership as the sole general partner. The Operating Partnership owns a 99% general partnership interest and the Company holds the remaining 1% partnership interest in the Property Partnerships that own thirteen of the Company's seventeen existing outlet centers and each of the Company's three community shopping centers. The Operating Partnership indirectly holds general partnership interests ranging from 30% to 99% in the Property Partnerships that own the Company's four remaining outlet centers.


    Immediately following the Offering, the Company will hold all of the Senior Preferred Units (the "Senior Preferred Units") and Convertible Preferred Units (the "Convertible Preferred Units") of partnership interest in the Operating Partnership. In addition, the Company will own 54.2% of the Common Units of partnership interest in the Operating Partnership (the "Common Units") (59.1%, assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, and 37.9%, assuming the Exchange Offer is not consummated). The balance of the Common Units will be held by the limited partners of the Operating Partnership (the "Limited Partners").

    Each Senior Preferred Unit and Convertible Preferred Unit (collectively, the "Preferred Units") entitles the Company to receive distributions from the Operating Partnership in an amount equal to the dividend declared or paid in respect of a share of Senior Preferred Stock and Convertible Preferred Stock, respectively, prior to the payment by the Operating Partnership of distributions in respect of Common Units. See "Description of Capital Stock." Pursuant to the Operating Partnership Agreement, the Operating Partnership must pay a preferential distribution (the "Preferential Distribution") of $0.295 in each quarter (plus any Preferential Distribution that is unpaid in any previous quarter) for each Common Unit held by the Company (the total of such units is equal to the number of outstanding shares of Common Stock) before any distributions may be paid in respect of the Common Units held by the Limited Partners of the Operating Partnership. The Operating Partnership Agreement provides that any quarterly distributions made by the Operating Partnership in excess of the Preferential Distribution must first be allocated pro rata among the Common Units held by the Limited Partners up to $0.295 for each such Common Unit and then be allocated pro rata among all of the Common Units. The Operating Partnership Agreement further provides that the Preferential Distribution will terminate only after the Operating Partnership has paid quarterly distributions of at least $0.295 in respect of all of the Common Units during four successive quarters without distributing more than 90% of its Funds from Operations in respect of the Convertible Preferred Units and Common Units after payment in full of the distributions for the Senior Preferred Units in any such quarter. Once the Preferential Distribution is terminated, distributions with respect to the Common Units will be allocated pro rata among all of the holders thereof. Following the Offering, Funds from Operations must equal at least $10,080,819 (the "FFO Threshold Amount") per quarter (or $9,988,454 per quarter assuming the maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer) for four successive quarters for the Preferential Distribution to terminate. After giving pro forma effect to the Offering, the Company's Funds from Operations for each of the four quarters in the year ended December 31, 1995 were $8,601,621, $8,455,031, $8,877,807, and $9,471,218, respectively, and for the quarter ended March 31, 1996 was $9,484,138. Until the Company generates Funds from Operations on a quarterly basis in excess of the FFO Threshold Amount, the Company does not intend to pay any distribution per share of Common Stock in excess of $0.295 per quarter (other than the Special Distribution (as defined herein)), and any increase in the Company's Funds from Operations up to the FFO Threshold Amount will continue to inure solely to the benefit of the Limited Partners.



    Subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one share of Common Stock (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. Pursuant to the Operating Partnership Agreement, 8,576,675, or approximately 93% of the Common Units held by the Limited Partners, are prohibited from being exchanged into Common Stock (or cash) until the later of March 22, 1997 or the termination of the Preferential Distribution without the consent of the Company and Friedman, Billings, Ramsey & Co., Inc. Immediately prior to the Offering, the Selling Stockholder shall exchange 90,328 Common Units for a like number of shares of Common Stock. The remaining 553,797 Common Units held by PGI may be exchanged at any time. See "Operating Partnership Agreement."

    Following the Offering, the ownership of the common equity of the Company and the Operating Partnership (without giving effect to the conversion of any Convertible Preferred Units in the Operating Partnership) will be as shown in the following illustration:


[Graphic - Flow Chart]



Chart shows the ownership of Prime Retail, Inc. before conversion of Common Units [footnote 2] and after conversion of Common Units [footnote 3] by: (1) PGI [footnote 1]: 2.5% and 43.2%, respectively, (2) Messrs. Rosenthal and Carpenter:
0% and 4.0%, respectively, and (3) Public Holders of Common Stock: 97.5% and 52.8%, respectively. The chart also shows that Prime Retail, Inc. is the General Partner of Prime Retail, L.P. and that the Limited Partners hold the remaining interests. The chart further shows the ownership of Prime Retail, L.P. before conversion of Common Units [footnote 4] and after conversion of Common Units by:
(1)  the  Company:  54.2%  and  100%,  respectively,  (2)  PGI:  41.9%  and  0%,
respectively,  and  (3)   Messrs.  Rosenthal   and  Carpenter:   3.9%  and   0%,
respectively. Finally, the chart shows that Prime Retail, L.P. is the General Partner of the Property Partnerships, [footnote 5].



(1) PGI means The Prime Group, Inc. and its affiliates.



(2) Following completion of the Offering and the Exchange Offer and assuming the exchange of the proposed maximum number of outstanding shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, the percentage ownership held by public holders of Common Stock before conversion of the Common Units of the Operating Partnership would be 97.9%, respectively. If the Exchange Offer is not consummated, the percentage ownership held by public holders of Common Stock before conversion of the Common Units of the Operating Partnership would be 95.4%.



(3) Following completion of the Offering and the Exchange Offer and assuming the exchange of the proposed maximum number of outstanding shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, the percentage ownership held by public holders of Common Stock after conversion of the Common Units of the Operating Partnership would be 57.9%, respectively. If the Exchange Offer is not consummated, the percentage ownership held by public holders of Common Stock after conversion of the Common Units of the Operating Partnership would be 37.8%.



(4) Following completion of the Offering and the Exchange Offer and assuming the exchange of the proposed maximum number of outstanding shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, the Company's percentage ownership before conversion of the Common Units of the Operating Partnership would be 59.1%, respectively. If the Exchange Offer is not consummated, the Company's percentage ownership before conversion of the Common Units of the Operating Partnership would be 37.9%.



(5) The Operating Partnership owns a 99% general partnership interest and the Company holds the remaining 1% partnership interest in the Property Partnerships that own thirteen of the Company's seventeen existing outlet centers and each of the Company's three community shopping centers. The Operating Partnership indirectly holds general partnership interests ranging from 30% to 99% in the Property Partnerships that own the Company's four remaining outlet centers.

                               THE EXCHANGE OFFER


    The Company has commenced an offer to exchange up to 6,734,400 shares of Common Stock for up to 4,209,000, or 60%, of its outstanding shares of Convertible Preferred Stock at a rate of 1.6 shares of Common Stock for each share of Convertible Preferred Stock. The principal purposes of the Exchange Offer are to (i) increase the size of the public market for the Common Stock in order to enhance its liquidity and allow investors to acquire larger aggregate investments without exceeding the Common Stock Ownership Limit (as defined herein), and (ii) increase the portion of the Company's shareholders' equity represented by Common Stock in order to provide for a more traditional capital structure for a REIT.



    Consummation of the Exchange Offer will be conditioned upon, among other things, (i) there having been validly tendered and not withdrawn pursuant to the Exchange Offer at least 2,806,000, or 40%, of the outstanding shares of Convertible Preferred Stock, and (ii) the Company obtaining the consent of the Limited Partners to amend the Operating Partnership Agreement to permit the Exchange Offer and the transactions contemplated thereby. Accordingly, the minimum and maximum number of shares of Common Stock that may be issued pursuant to the Exchange Offer is 4,489,600 and 6,734,400, respectively. In connection with the consummation of the Exchange Offer, the Company will surrender to the Operating Partnership a number of Convertible Preferred Units equal to the number of shares of Convertible Preferred Stock being exchanged pursuant to the Exchange Offer and the Operating Partnership will issue to the Company a number of Common Units equal to the number of shares of Common Stock to be issued by the Company pursuant to the Exchange Offer. Subject to the satisfaction of the conditions to the Exchange Offer, the Company expects that it will close the Exchange Offer immediately prior to the closing of the Offering. The Exchange Offer is scheduled to expire on June 6, 1996, unless extended in accordance with its terms. The Offering is not subject to the completion of the Exchange Offer, and there can be no assurance as to whether or when the Exchange Offer will be consummated.



SPECIAL DISTRIBUTION CONDITION



    As a condition to the Exchange Offer, the Company will declare a special one-time cash distribution of $0.145 on each share of Common Stock outstanding after the consummation of the Exchange Offer but prior to the consummation of the Offering (the "Special Distribution"). As a consequence of the Exchange Offer, holders of Common Stock and the Limited Partners will benefit from a reduction in the preferred dividends payable with respect to the Convertible Preferred Stock. However, the Exchange Offer's exchange rate of 1.6 to 1.0 represents a premium over the rate at which shares of Convertible Preferred Stock are otherwise convertible into shares of Common Stock on and after March 31, 1997. Because each share of Convertible Preferred Stock is by its terms convertible into approximately 1.196 shares of Common Stock at any time on or after March 31, 1997, the consummation of the Exchange Offer on the basis of the greater rate of 1.6 shares of Common Stock for each share of Convertible Preferred Stock accepted for exchange will reduce the ownership interest of the Company's existing holders of Common Stock. Because the Operating Partnership will issue to the Company a number of Common Units equal to the number of shares of Common Stock issued pursuant to the Exchange Offer at a rate that exceeds the number of Common Units otherwise issuable to the Company upon conversion of the Convertible Preferred Stock into Common Stock pursuant to its terms, the premium offered in the Exchange Offer will also have a dilutive effect on the Common Units held by the Limited Partners. To partially offset the dilution to the existing holders of Common Stock and to partially offset the lower distribution payable to the holders of the Convertible Preferred Stock accepting the Exchange Offer, the Company will declare and pay the Special Distribution. Neither the Limited Partners nor the purchasers of Common Stock sold in the Offering will be entitled to participate in the Special Distribution.



COMMON UNIT CONTRIBUTION CONDITION



    Certain Limited Partners of the Operating Partnership (collectively, the "Contributing Limited Partners") consisting of Abraham Rosenthal, Chief Executive Officer of the Company, William H. Carpenter, Jr., President and Chief Operating Officer of the Company, and an affiliate of PGI (the "PGI Affiliate"), have agreed, subject to the satisfaction of certain conditions, to contribute to the Operating Partnership for cancellation an aggregate of 625,000 of their Common Units to partially offset the dilutive effects of the premium being offered in the Exchange Offer (the "Common Unit Contribution"). The Contributing Limited Partners believe the Exchange Offer is in the best interests of the Company and its stockholders. Therefore, the Contributing Limited Partners have agreed to make the Common Unit Contribution in order to facilitate the Exchange Offer and to partially offset the dilution to the holders of Common Stock that will result from the Exchange Offer.



    The cancellation of each Common Unit contributed pursuant to the Common Unit Contribution will mitigate the dilutive effect of the Exchange Offer on the Company's existing holders of Common Stock. As of March 31, 1996, fully diluted percentage ownership of existing holders of Common Stock was 14.03%. Before giving effect to the Common Unit Contribution, the Exchange Offer will result in a decrease in the fully diluted percentage ownership of the existing stockholders to 13.29%, assuming 40%, or 2,806,000 shares, of the outstanding Convertible Preferred Stock is exchanged, and to 12.96%, assuming 60%, or 4,209,000 shares, of the outstanding Convertible Preferred Stock is exchanged. After giving effect to the Common Unit Contribution, the Exchange Offer will result in a decrease in the fully diluted percentage ownership of the existing Common Stockholders to 13.69%, assuming 40%, or 2,806,000 shares, of the outstanding Convertible Preferred Stock is exchanged, and to 13.33%, assuming 60%, or 4,209,000 shares, of the Convertible Preferred Stock is exchanged in the Exchange Offer. Therefore, assuming that the minimum and maximum number of shares of Convertible Preferred Stock permitted to be exchanged in the Exchange Offer are exchanged for Common Stock, the proposed contribution and cancellation of 625,000 Common Units pursuant to the Common Unit Contribution would mitigate approximately 55.2% and 36.8%, respectively, of the dilution that would result from the Exchange Offer.



    The Exchange Offer and the Common Unit Contribution are conditioned on obtaining the consent of the Limited Partners of the Operating Partnership because the Operating Partnership Agreement currently does not provide for the Exchange Offer and the cancellation of the contributed Common Units. The Company is currently soliciting the consent of the Limited Partners to amend the Operating Partnership Agreement to permit these transactions. See "-- Limited Partner Consent Condition." In addition, the contribution and cancellation of the Common Units to be contributed by the PGI Affiliate is subject to either (a) the approval of the pledgee of such Common Units to the contribution thereof, or
(b) the satisfaction of the obligation underlying such pledge and the release of such pledge. The PGI Affiliate is presently engaged in discussions with the pledgee of such Common Units concerning the release of the pledge, but has not obtained such release as of the date of this Prospectus. The Company can give no assurance that the Limited Partners' consent will be obtained or that either condition to the contribution of the Common Units by the PGI Affiliate will be satisfied. If the contribution of any or all of the 625,000 Common Units cannot be accomplished either because the Limited Partners' consent cannot be obtained, or because neither of the conditions to the contribution of Common Units by the PGI Affiliate can be satisfied, then the Exchange Offer will not be completed.



LIMITED PARTNER CONSENT CONDITION



    In order to consummate the Exchange Offer, the Limited Partners of the Operating Partnership must consent to the waiver and amendment to the Operating Partnership Agreement (the "Operating Partnership Waiver and Amendment") to (i) provide for the exchange of Convertible Preferred Units (as defined herein) for newly issued Common Units on the basis of 1.6 to 1.0 and (ii) permit the payment of the Special Distribution without also making a distribution to the Limited Partners. The Operating Partnership Agreement is also being amended to provide that the Limited Partners will not be entitled to the benefits of the Special Distribution. Without the consent of the Limited Partners, the Exchange Offer cannot be consummated. The consent of PGI to the waiver and amendment is subject to the approval of the lenders to whom PGI has pledged its Common Units. PGI has received the consents of two of the four lenders and is presently engaged in discussions with the remaining two lenders to obtain their approval; however, the Company can give no assurance that the approval of the remaining lenders to PGI will be obtained.



BENEFITS TO LIMITED PARTNERS



    The Exchange Offer will benefit the Limited Partners by increasing the amount of Funds from Operations available for distribution with respect to the Common Units held by them. For example, if the Offering and the Exchange Offer had been completed on January 1, 1995, the distributions per Common Unit payable to the Limited Partners during 1995 would have increased from $0.66 to $0.82 assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer.



                                  THE OFFERING



Common Stock Offered..............  2,700,328 shares (assuming the Underwriters'
                                    over-allotment option to purchase  up to 391,500  shares
                                    of  Common Stock is  not exercised). See "Underwriting".
                                    Of this  amount, 2,610,000  shares of  Common Stock  are
                                    being offered by the Company and 90,328 shares of Common
                                    Stock  are being offered by the Selling Stockholder. For
                                    a more detailed description of  the terms of the  Common
                                    Stock  see  "Description  of  Capital  Stock  --  Common
                                    Stock."
Common Stock to be Outstanding
 after the Offering and the
 Exchange Offer...................  12,309,728 shares,  including  the  Common  Stock  being offered hereby and Common Stock to be issued in exchange
                                    for Convertible Preferred Stock pursuant to the Exchange
                                    Offer (assuming the maximum number of outstanding shares
                                    of   Convertible   Preferred  Stock   permitted   to  be
                                    exchanged), but  excluding  9,130,472 shares  of  Common
                                    Stock  exchangeable (at the Company's  option in lieu of
                                    cash) for  a like  number of  Common Units  held by  the
                                    Limited  Partners and  1,185,000 shares  of Common Stock
                                    reserved for issuance  pursuant to  the Company's  Stock
                                    Incentive  Plans. See  "Description of  Capital Stock --
                                    Convertible Preferred Stock,"  "The Exchange Offer"  and
                                    "Management -- Stock Incentive Plans."
Distributions.....................  The Company intends to continue to pay regular quarterly distributions  to the holders of Common Stock. Until the
                                    Company generates  quarterly  Funds from  Operations  in
                                    excess  of  the FFO  Threshold  Amount, other  than with
                                    respect to the  Special Distribution,  the Company  does
                                    not  intend to pay quarterly  distributions per share of
                                    Common Stock in excess  of $0.295 which, if  annualized,
                                    would  equal  $1.18  per  share  (plus  any Preferential
                                    Distribution  not  paid  in  a  previous  quarter).  See
                                    "Policies   With  Respect   to  Certain   Activities  --
                                    Distribution and Dividend Policy."

Restriction on Ownership..........  Ownership of more than 9.9% of the outstanding shares of
                                    Common Stock, whether directly or constructively, by any
                                    one person (subject to certain exceptions, including  an
                                    exception for ownership resulting from the conversion of
                                    Convertible  Preferred Stock) is  restricted in order to
                                    preserve the  Company's status  as  a REIT  for  federal
                                    income  tax  purposes.  No holder  of  Common  Stock who
                                    exceeds the Common  Stock Ownership  Limit (as  defined)
                                    because  of the holder's  conversion of Convertible Pre-
                                    ferred  Stock  will  be  permitted  to  own  shares   of
                                    Convertible  Preferred Stock or  Common Stock that would
                                    result in the holder owning more than 9.9% of the  fully
                                    diluted  Common Stock  (assuming full  conversion of all
                                    Convertible Preferred  Stock  but not  the  exchange  of
                                    Common  Units  for  Common Stock).  See  "Description of
                                    Capital  Stock   --   Restrictions  on   Ownership   and
                                    Transfer."
Rank..............................  The  Common Stock  ranks junior to  the Senior Preferred
                                    Stock and the Convertible  Preferred Stock with  respect
                                    to   dividends  and  upon  liquidation,  dissolution  or
                                    winding up of the Company.
Nasdaq National Market Symbol.....  "PRME."
Use of Proceeds from the
 Offering.........................  The net  proceeds  from  the  Offering,  after  expenses associated  with  the  Offering,  will  be approximately
                                    $27.4 million  (assuming  a  public  offering  price  of
                                    $11.50    per   share   and   that   the   Underwriters'
                                    over-allotment option  is  not exercised).  The  Company
                                    will not receive any proceeds from the sale of shares by
                                    the  Selling Stockholder.  The Company will  use the net
                                    proceeds of the Offering to acquire 2,610,000 additional
                                    Common Units (3,001,500 additional  Common Units if  the
                                    overallotment  option  granted  to  the  Underwriters is
                                    exercised) in the  Operating Partnership,  all of  which
                                    will  be entitled to  the Preferential Distribution. The
                                    Company  will  account  for  the  acquisition  of   such
                                    additional  Common Units by increasing its investment in
                                    the Operating  Partnership  by  the amount  of  the  net
                                    proceeds of the Offering. The Operating Partnership will
                                    use  the  funds it  receives from  the Company  to repay
                                    certain outstanding indebtedness. See "Use of  Proceeds"
                                    and "Capitalization."


                           TAX STATUS OF THE COMPANY


    The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. Subject to the qualifications stated herein and in its opinion, Winston & Strawn ("Tax Counsel") has given the Company an opinion that the Company is organized in conformity with the requirements for qualification as a REIT, and the Company's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code and its method of operation enables it to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the Internal Revenue Service (the "IRS") and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. It must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters, including those related to its business and properties as set forth in this Prospectus. Tax Counsel has not independently verified the Company's representations. See "Certain Federal Income Tax Considerations" for a more detailed discussion.

    As a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes currently to its stockholders, so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year. During 1995, the Company distributed $24,337,000 in the aggregate to its shareholders (or $2.625, $2.125 and $1.18 per share to holders of Senior Preferred Stock, Convertible Preferred Stock and Common Stock, respectively). In order to maintain its status as a REIT for purposes of the above 95% distribution test, the Company would have been required to distribute no less than $15,240,000 (or $2.625 and $1.31 per share to holders of Senior Preferred Stock and Convertible Preferred Stock, respectively). None of the distributions paid on the Common Stock were required to be made in order for the Company to satisfy the above 95% distribution test. Under certain circumstances, the Company may be required to make distributions in excess of its cash flow available for distribution. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Certain Federal Income Tax Considerations" and "Risk Factors" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT. Even if the Company continues to qualify for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.



    The Company's distributions have historically exceeded earnings and profits due to non-cash expenses, primarily depreciation and amortization, incurred by the Company. Based on the Company's consolidated cash flow available for distributions for the year ended December 31, 1995, 100% of the distributions paid to the holders of Common Stock represented a return of capital for federal income tax purposes. Accordingly, such distributions were not subject to federal income tax under current law to the extent such distributions did not exceed a stockholder's tax basis in such stock. Such nontaxable distributions did, however, have the effect of a reduction in such shareholder's tax basis in its Common Stock, and the gain or loss recognized on the subsequent sale of such shares or upon liquidation of the Company will be increased or reduced accordingly. Assuming the Exchange Offer had been consummated on January 1, 1995 with the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged, 100% of the distributions paid to the holders of Common Stock would have represented a return of capital for federal income tax purposes, based on the Company's consolidated cash flow available for distributions for the year ended December 31, 1995. The percentage of Common Stock distributions that represents a nontaxable return of capital may vary substantially from year to year. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Certain Federal Income Tax Considerations -- Taxation of Taxable U.S. Stockholders" and "-- Taxation of Non-U.S. Stockholders."


                        SUMMARY SELECTED FINANCIAL DATA


    The following summary selected financial data for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the three years in the period ended December 31, 1993 are derived from the consolidated financial statements of the Company and the combined financial statements of Prime Retail Properties (the "Predecessor"). Combined financial statements for the three years ended December 31, 1993 and the period January 1, 1994 to March 21, 1994 are included for the Predecessor. The combined financial statements for the Predecessor combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the management and development operations acquired by the Company from PGI in connection with the Initial Public Offering (the "Management and Development Operations"). Because of the Initial Public Offering and the related transactions pertaining to the formation of the Company, results of operations for the Company after March 21, 1994 are not comparable to results for prior periods. Results for interim periods may not be indicative of results for a full year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and other financial information included elsewhere in this Prospectus.

                        SUMMARY SELECTED FINANCIAL DATA
                     PRIME RETAIL, INC. AND THE PREDECESSOR
             (AMOUNTS IN 000'S, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                                                                                            THE PREDECESSOR
                                                                       PRIME RETAIL, INC.                ----------------------
                                                         ----------------------------------------------                 YEAR
                                                                                                                        ENDED
                                                          THREE MONTHS ENDED                  PERIOD       PERIOD     DECEMBER
                                                              MARCH 31,        YEAR ENDED    MARCH 22     JAN. 1 TO      31,
                                                         --------------------   DEC. 31,    TO DEC. 31,   MARCH 21,   ---------
                                                           1996       1995        1995         1994         1994        1993
                                                         ---------  ---------  -----------  -----------  -----------  ---------
OPERATING DATA:
Total revenues.........................................  $  21,131  $  17,274   $  77,398    $  45,369    $   6,330   $  21,800
Operating expenses.....................................     11,372      9,453      41,682       24,927        4,896      15,013
                                                         ---------  ---------  -----------  -----------  -----------  ---------
Operating income.......................................      9,759      7,821      35,716       20,442        1,434       6,787
Other expenses (1).....................................      6,702      4,679      22,910       10,988        3,842      10,660
                                                         ---------  ---------  -----------  -----------  -----------  ---------
Income (loss) before minority interests................      3,057      3,142      12,806        9,454       (2,408)     (3,873)
Loss allocated to minority interests...................      1,477      1,466       5,364        5,204           --          --
                                                         ---------  ---------  -----------  -----------  -----------  ---------
Net income (loss)......................................      4,534      4,608      18,170       14,658    $  (2,408)  $  (3,873)
                                                                                                         -----------  ---------
                                                                                                         -----------  ---------
Income allocated to preferred shareholders.............      5,236      5,236      20,944       16,290
                                                         ---------  ---------  -----------  -----------
Net loss applicable to common shareholders.............  $    (702) $    (628)  $  (2,774)   $  (1,632)
                                                         ---------  ---------  -----------  -----------
                                                         ---------  ---------  -----------  -----------
Net loss per common share outstanding (2)                $   (0.24) $   (0.22)  $   (0.96)   $   (0.57)
                                                         ---------  ---------  -----------  -----------
                                                         ---------  ---------  -----------  -----------

                                                           1992       1991
                                                         ---------  ---------
OPERATING DATA:
Total revenues.........................................  $  15,690  $   7,534
Operating expenses.....................................     11,826      5,814
                                                         ---------  ---------
Operating income.......................................      3,864      1,720
Other expenses (1).....................................     10,921      6,297
                                                         ---------  ---------
Income (loss) before minority interests................     (7,057)    (4,577)
Loss allocated to minority interests...................         --         --
                                                         ---------  ---------
Net income (loss)......................................  $  (7,057) $  (4,577)
                                                         ---------  ---------
                                                         ---------  ---------
Income allocated to preferred shareholders.............
Net loss applicable to common shareholders.............
Net loss per common share outstanding (2)


                                                                                                         THE PREDECESSOR
                                                                    PRIME RETAIL, INC.                ----------------------
                                                      ----------------------------------------------                BALANCE
                                                                                                                      AT
                                                      BALANCE AT MARCH 31,                                         DECEMBER
                                                                            BALANCE AT   BALANCE AT   BALANCE AT      31,
                                                      --------------------   DEC. 31,     DEC. 31,     MARCH 21,   ---------
                                                        1996       1995        1995         1994         1994        1993
                                                      ---------  ---------  -----------  -----------  -----------  ---------
BALANCE SHEET DATA:
Rental property (before accumulated depreciation)...  $ 463,458  $ 389,019   $ 454,480    $ 376,181    $ 180,170   $ 185,394
Total assets........................................    455,706    396,629     463,724      385,930      186,034     190,685
Total debt..........................................    306,020    233,479     305,954      214,025      188,378     184,037

SUPPLEMENTAL DATA:
Funds from Operations (3)...........................  $   8,916  $   8,033   $  33,133    $  24,762    $     834   $   4,887
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends (4)......................         --         --          --           --           --          --
Excess of Combined Fixed Charges and Preferred Stock
 Dividends over Earnings (4)........................  $  (2,813) $  (2,862)  $ (11,312)   $  (8,185)   $  (2,366)  $  (4,423)
Ratio of Funds from Operations to Combined Fixed
 Charges and Preferred Stock Dividends (5)..........       1.24x      1.19x       1.20x        1.27x        1.27x       1.45x
Excess of Combined Fixed Charges and Preferred Stock
 Dividends over Funds from Operations (5)...........         --         --          --           --           --          --
Book value per common share (6).....................  $   (9.34) $   (8.82)  $   (9.21)   $   (8.70)          --          --
Net cash provided by (used in) operating
 activities.........................................      9,219      7,733   $  36,399    $  17,458    $  (1,873)  $  14,450
Net cash used in investing activities...............    (11,748)   (20,234)    (81,978)    (149,435)      (1,239)    (54,210)
Net cash (used in) provided by financing
 activities.........................................     (9,809)    11,501      57,547      134,936        4,087      39,907
Factory outlet leasable area (sq. ft.) at end of
 period (7).........................................      4,331      3,382       4,331        3,382        1,839       1,839
AS ADJUSTED SUPPLEMENTAL DATA (8):
Funds from Operations (3)...........................  $   9,484              $  35,406
Ratio of Funds from Operations to Combined Fixed
 Charges and Preferred Stock Dividends (5)..........       1.48x                  1.45x
Net income (loss) applicable to common shareholders:
  Assuming minimum Exchange Offer...................  $    (192)             $    (601)
  Assuming maximum Exchange Offer...................        108                    569
Net income (loss) per common share outstanding:
  Assuming minimum Exchange Offer...................  $   (0.02)             $   (0.06)
  Assuming maximum Exchange Offer...................       0.01                   0.05
Book value per common share (6):
  Assuming minimum Exchange Offer...................  $   (0.89)             $   (0.80)
  Assuming maximum Exchange Offer...................       0.88                   0.95

                                                        1992       1991
                                                      ---------  ---------
BALANCE SHEET DATA:
Rental property (before accumulated depreciation)...  $ 131,413  $ 120,024
Total assets........................................    145,989    133,796
Total debt..........................................    142,005    119,373
SUPPLEMENTAL DATA:
Funds from Operations (3)...........................  $    (436) $  (1,043)
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends (4)......................         --         --
Excess of Combined Fixed Charges and Preferred Stock
 Dividends over Earnings (4)........................  $  (7,500) $  (7,328)
Ratio of Funds from Operations to Combined Fixed
 Charges and Preferred Stock Dividends (5)..........         --         --
Excess of Combined Fixed Charges and Preferred Stock
 Dividends over Funds from Operations (5)...........  $    (879) $  (3,794)
Book value per common share (6).....................         --         --
Net cash provided by (used in) operating
 activities.........................................  $  (7,309) $    (383)
Net cash used in investing activities...............    (14,099)   (71,370)
Net cash (used in) provided by financing
 activities.........................................     22,596     71,666
Factory outlet leasable area (sq. ft.) at end of
 period (7).........................................        888        707
AS ADJUSTED SUPPLEMENTAL DATA (8):
Funds from Operations (3)...........................
Ratio of Funds from Operations to Combined Fixed
 Charges and Preferred Stock Dividends (5)..........
Net income (loss) applicable to common shareholders:
  Assuming minimum Exchange Offer...................
  Assuming maximum Exchange Offer...................
Net income (loss) per common share outstanding:
  Assuming minimum Exchange Offer...................
  Assuming maximum Exchange Offer...................
Book value per common share (6):
  Assuming minimum Exchange Offer...................
  Assuming maximum Exchange Offer...................


- ----------------------------------
NOTES:


(1) Other expenses includes interest expense and other charges.



(2) Net loss per common share is based on 2,875, 2,875, 2,875 and 2,850 shares outstanding for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995 and the period from March 22, 1994 to December 31, 1994, respectively.



(3) Management believes that to facilitate a clear understanding of the consolidated historical operating results of the Company, Funds from Operations should be considered in conjunction with net income (loss) as presented in the financial statements included in this Prospectus. Management generally considers FFO to be an appropriate measure of the performance of an equity real estate investment trust. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization and after adjustments for unconsolidated investment partnerships and joint ventures. In March 1995,

    NAREIT issued a clarification of its definition of FFO. The Company reports both the old and the clarified definition, FFO presented in this table does not give effect to the clarification. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Funds from Operations." The Company cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by the Company may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of the Company's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or pay dividends. A reconciliation of income (loss) before allocation to minority interests and preferred shareholders to FFO is as follows:


                                                                      PRIME RETAIL, INC.
                                                        ----------------------------------------------
                                                                                                           THE PREDECESSOR
                                                                                                        ----------------------
                                                         THREE MONTHS ENDED                                            YEAR
                                                                                                                       ENDED
                                                                                             PERIOD       PERIOD     DECEMBER
                                                             MARCH 31,        YEAR ENDED    MARCH 22     JAN. 1 TO      31,
                                                        --------------------   DEC. 31,    TO DEC. 31,   MARCH 21,   ---------
                                                          1996       1995        1995         1994         1994        1993
                                                        ---------  ---------  -----------  -----------  -----------  ---------
Income (loss) before allocations to minority interests
 and preferred shareholders...........................  $   3,057  $   3,142   $  12,806    $   9,454    $  (2,408)  $  (3,873)

FFO ADJUSTMENTS:
Depreciation and amortization.........................      4,387      3,605      15,438        9,803        2,173       7,632
Amortization of deferred financing costs and interest
 rate protection contracts............................      1,112      1,068       4,524        2,945          695         362
Unconsolidated joint venture adjustments (i)..........        360        218         365        2,560          374         766
                                                        ---------  ---------  -----------  -----------  -----------  ---------
FFO before allocation to minority interests and
 preferred shareholders...............................  $   8,916  $   8,033   $  33,133    $  24,762    $     834   $   4,887
                                                        ---------  ---------  -----------  -----------  -----------  ---------
                                                        ---------  ---------  -----------  -----------  -----------  ---------


                                                          1992       1991
                                                        ---------  ---------
Income (loss) before allocations to minority interests
 and preferred shareholders...........................  $  (7,057) $  (4,577)
FFO ADJUSTMENTS:
Depreciation and amortization.........................      6,397      3,487
Amortization of deferred financing costs and interest
 rate protection contracts............................        192         47
Unconsolidated joint venture adjustments (i)..........         32         --
                                                        ---------  ---------
FFO before allocation to minority interests and
 preferred shareholders...............................  $    (436) $  (1,043)
                                                        ---------  ---------
                                                        ---------  ---------


     ---------------------------------------

     NOTE:



     (i) Amounts include net preferential partner distributions from a joint venture partnership of $81, $162 and $2,538 for the three months ended March 31, 1995, the year ended December 31, 1995 and the period from March 22, 1994 to December 31, 1994, respectively.



(4) For purposes of these computations, earnings consist of income (loss) before minority interests less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred stock dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred stock dividends.



(5) Management believes that to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Prospectus. Management generally considers FFO to be an appropriate measure of the performance of an equity real estate investment trust. For purposes of these computations, FFO consists of FFO adjusted for interest incurred, amortization of capitalized interest, amortization of debt issuance costs, amortization of interest rate protection contracts, interest earned on interest rate protection contracts and capitalized interest plus combined fixed charges and preferred stock dividends (as defined in note 4 above).



(6) Calculated as follows:



                                                                        AS OF MARCH 31, 1996
                                                ---------------------------------------------------------------------
                                                                  OFFERING, SPECIAL            OFFERING, SPECIAL       AS OF MARCH
                                                                    DISTRIBUTION,                DISTRIBUTION,          31, 1995
                                                              COMMON UNIT CONTRIBUTION     COMMON UNIT CONTRIBUTION    -----------
                                                HISTORICAL   AND MINIMUM EXCHANGE OFFER   AND MAXIMUM EXCHANGE OFFER   HISTORICAL
                                                -----------  ---------------------------  ---------------------------  -----------
Total shareholders' equity....................   $ 119,934            $ 146,274                    $ 145,949            $ 126,175
Liquidation preference:
  Senior Preferred Stock......................     (57,500)             (57,500)                     (57,500)             (57,500)
  Convertible Preferred Stock.................    (175,375)            (105,225)                     (70,150)            (175,375)
                                                -----------          ----------                   ----------           -----------
Common shareholders' equity...................   $(112,941)           $ (16,451)                   $  18,299            $(106,700)
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------
Common stock..................................       2,875               10,065                       12,310                2,875
Common units..................................       9,221                8,505                        8,505                9,221
                                                -----------          ----------                   ----------           -----------
                                                    12,096               18,570                       20,815               12,096
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------
Book value per common share...................   $   (9.34)           $   (0.89)                   $    0.88            $   (8.82)
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------

                                                                                AS OF DECEMBER 31,
                                                ----------------------------------------------------------------------------------
                                                                                1995
                                                ---------------------------------------------------------------------
                                                                  OFFERING, SPECIAL            OFFERING, SPECIAL
                                                                    DISTRIBUTION,                DISTRIBUTION,            1994
                                                              COMMON UNIT CONTRIBUTION     COMMON UNIT CONTRIBUTION    -----------
                                                HISTORICAL   AND MINIMUM EXCHANGE OFFER   AND MAXIMUM EXCHANGE OFFER   HISTORICAL
                                                -----------  ---------------------------  ---------------------------  -----------
Total shareholders' equity....................   $ 121,484            $ 147,824                    $ 147,499            $ 127,651
Liquidation preference:
  Senior Preferred Stock......................     (57,500)             (57,500)                     (57,500)             (57,500)
  Convertible Preferred Stock.................    (175,375)            (105,225)                     (70,150)            (175,375)
                                                -----------          ----------                   ----------           -----------
Common shareholders' equity...................   $(111,391)           $ (14,901)                   $  19,849            $(105,224)
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------
Common stock..................................       2,875               10,065                       12,310                2,875
Common units..................................       9,221                8,505                        8,505                9,221
                                                -----------          ----------                   ----------           -----------
                                                    12,096               18,570                       20,815               12,096
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------
Book value per common share...................   $   (9.21)           $   (0.80)                   $    0.95            $   (8.70)
                                                -----------          ----------                   ----------           -----------
                                                -----------          ----------                   ----------           -----------



(7) Includes factory outlet centers with an aggregate GLA of 901 square feet operated under joint venture partnerships with unrelated third parties. See "Business and Properties."



(8) Amounts include the effect of the Offering, the Special Distribution, the Common Unit Contribution and the application of the net proceeds therefrom and the consummation of the Exchange Offer (assuming the exchange of the minimum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) as if such transactions were completed on January 1, 1995. After giving effect to such transactions and the consummation of the Exchange Offer (assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1995, FFO and the ratio of FFO to combined fixed charges and preferred stock dividends would have been $35,406 and 1.57x, respectively. Amounts include the effect of the Offering, the Special Distribution, the Common Unit Contribution and the application of the net proceeds therefrom and the consummation of the Exchange Offer (assuming the exchange of the minimum number of shares of Convertible Preferred Stock permitted to be exchnaged pursuant to the Exchange Offer) as if such transactions were completed on January 1, 1996. After giving effect to such transactions and the consummation of the Exchange Offer (assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1996, FFO for the three months ended March 31, 1996 and the ratio of FFO to combined fixed charges and preferred stock dividends would have been 9,484 and 1.60x, respectively.

                                  RISK FACTORS

    In   addition  to  the  other  information  presented  in  this  Prospectus, prospective investors should carefully consider, among other things, the matters described below.


LEVERAGE; UNCERTAINTY OF ABILITY TO FUND DEBT REPAYMENTS AND FUTURE DEVELOPMENT



    Cash flow will not be sufficient to fund the repayment of the Company's debt obligations at maturity or the Company's planned development, acquisition, construction and expansion of outlet centers. The Company's aggregate indebtedness was $306.0 million at March 31, 1996, $172.8 million of which represents mortgage indebtedness maturing by December 31, 1996. The Company has $2.5, $2.2, $2.3 and $90.2 million of debt maturing in fiscal years 1997, 1998, 1999 and 2000, respectively, and $36.0 million maturing after December 31, 2000. Moreover, the Company expects to open between 700,000 and 900,000 additional square feet of GLA in 1996 at an estimated remaining cost of completion as of March 31, 1996 ranging between $75.0 to $95.0 million. Management believes that the Company has sufficient capital and capital commitments to fund the remaining development costs associated with the 1995 openings (approximately $7.0 million as of March 31, 1996) and the openings planned for 1996. These funding requirements are expected to be met, in large part, with the proceeds of the First Mortgage Loan, the Revolving Loan, the Term Loan, the Corporate Line (as such terms are defined herein), the Offering and funding commitments from two development joint ventures with an unrelated third party. As of March 31, 1996, the Company did not have binding commitments for the funding of the two development joint ventures. In the event such funding is not available from the unrelated third party, the Company will not be able to complete all of its anticipated development for 1996 unless the Company obtains financing from other sources. There can be no assurance that the terms of any debt financings for the two development joint ventures will be as favorable as the Company has experienced in its previous joint ventures.



    On December 18, 1995, the Company obtained a commitment from a financial institution to provide a new fixed-rate, ten-year cross-collateralized first mortgage loan (the "First Mortgage Loan") of up to $233.0 million. The First Mortgage Loan will bear a fixed rate of interest that is expected to approximate 8.90%, depending upon the level of proceeds drawn on the facility, and will require monthly principal and interest payments pursuant to a 25-year amortization schedule. The Company intends to use a portion of the net proceeds from the First Mortgage Loan to repay or refinance approximately $198 million of debt. There can be no assurance, however, that the Company will be successful in consummating such refinancing. In the event that the First Mortgage Loan does not close, the Company will incur a charge to earnings of up to $3,250,000 relating to nonrefundable financing fees paid in connection with such facility, and will seek to obtain other debt or equity capital to repay the mortgage indebtedness due December 31, 1996 and otherwise satisfy its financing requirements. The Company may extend for one year the term of its Revolving Loan which is currently scheduled to expire on December 31, 1996. There can be no assurance that the Company will be able to obtain such debt or equity capital or that the cost of such financing or capital will be favorable to the Company. If adequate financing for the Company's proposed development and expansions is not available, the Company will not be able to develop new centers or expand existing centers at currently planned levels.



FINANCIAL RESTRICTIONS ASSOCIATED WITH CROSS-COLLATERALIZATION OF PROPOSED FIRST MORTGAGE LOAN



    The First Mortgage Loan will be cross-collateralized by mortgages encumbering nine existing factory outlet centers. Among other things, the contractual restrictions imposed by these mortgages will limit the Company's ability to sell or refinance the encumbered outlet centers or to pledge these properties to secure other financings.



FLOATING RATE DEBT



    At March 31, 1996, $25.0 million, or 8.2%, of the Company's indebtedness bore interest at a weighted average fixed interest rate of 7.27% and $281.0 million, or 91.8%, of such indebtedness, including $28.3 million of tax-exempt bonds, bore interest at a weighted average variable interest rate of 7.14%. At March 31, 1996, the Company held interest rate protection contracts on $28.3 million of floating rate tax-exempt indebtedness and $97.3 million of other floating rate indebtedness, or approximately 44.7% of its total floating rate indebtedness. These contracts expire in 1999 and 2000, respectively. In addition, the Company held additional interest rate protection contracts on $43.9 million of the $97.3 million floating rate indebtedness to further reduce the Company's exposure to increases in interest rates. The Company is exposed to credit losses in the event of counterparty nonperformance under the interest rate protection contracts, but does not anticipate realizing any such losses based on the creditworthiness of the counterparties. See Note 7 -- "Bonds and Notes Payable" of notes to consolidated financial statements for a summary of the significant terms of the Company's interest rate protection contracts.



    Fluctuations in interest rates have and will continue to have an effect on the amount of income before minority interests and funds available for distribution. An increase in interest rates would result in higher interest expense for the Company and consequently reduce income before minority interests and the amount of funds available for distribution. Based on the weighted average debt outstanding during the year ended December 31, 1995, if the weighted average cost of funds increased or decreased by 0.125%, income before minority interests would have increased or decreased by approximately $0.316 million or approximately $0.02 per common share outstanding. Based on the weighted average debt outstanding during the quarter ended March 31, 1996, if the weighted average cost of funds increased or decreased by 0.125%, income before minority interests would have increased or decreased by approximately $0.088 million or approximately $0.01 per common share outstanding.



ABILITY TO PAY COMMON STOCK DISTRIBUTIONS AND INCREASE COMMON STOCK
DISTRIBUTIONS



    The Company is not permitted to pay any distributions in respect of the Common Stock unless all current and any accumulated dividends and distributions, respectively, in respect of the Senior Preferred Stock and the Convertible Preferred Stock have been paid in full. The ability of the Company to pay its annual distribution of $1.18 per share of Common Stock has been, and is expected to continue to be, dependent upon distributions from the Operating Partnership to the Company based on the Preferential Distribution associated with the Common Units held by the Company. If distributions were made pro rata among the holders of Common Units, the distribution payable per share of Common Stock during the year ended 1995 would have been $0.78. The Preferential Distribution allocable to Common Units held by the Company will terminate at such time, if any, as the Company (after taking into account certain limitations) has paid quarterly distributions of at least $0.295 per Common Unit during four successive quarters. Until the Company generates Funds from Operations on a quarterly basis in excess of the FFO Threshold Amount, the Company does not intend to pay any distribution per share of Common Stock in excess of $0.295 per quarter (other than the Special Distribution) and any increase in the Company's FFO up to the FFO Threshold Amount per quarter will continue to inure solely to the benefit of the Limited Partners. See "The Company -- Structure of the Company and the Operating Partnership" and "Operating Partnership Agreement -- Distributions." None of the distributions paid on the Common Stock in respect of 1995 and prior taxable years of the Company were required to be made in order for the Company to satisfy the annual distribution requirement of a REIT for federal income tax purposes. Thus, all dividends paid on the Senior Preferred Stock and a portion of the distributions paid on the Convertible Preferred Stock of $2.625 and $1.31, respectively, have been sufficient, to date, to satisfy such requirement.



    Since the Initial Public Offering, the Company's distributions in respect of its capital stock have exceeded the Company's net income (computed in accordance with GAAP) by approximately $8,463,000 as of March 31, 1996. The Company's distribution policy requires certain adjustments to net income. These adjustments have resulted in funds available for distribution that exceeded net income for the three months ended March 31, 1996, the year ended December 31, 1995 and for the period from March 22, 1994 through December 31, 1994. The Company expects that such distributions will continue to exceed net income for the foreseeable future. Future distributions in excess of net income will reduce the Company's shareholders' equity and consequently, the book value of the shares of Common Stock offered hereby.



    Annualized cumulative dividends on the Company's Senior Preferred Stock and annualized cumulative distributions on the Convertible Preferred Stock are $6,037,500 and $14,906,875, respectively. The Convertible Preferred Stock is entitled to payment of distributions at the rate distributions are declared on the Common Stock if such rate is greater than the stated distribution rate based on the number of shares of Common Stock into which the Convertible Preferred Stock is convertible (currently, the conversion rate is

1.196 to 1.0). Accordingly, at such time as the distribution rate on the Common Stock is greater than $1.78 per share, holders of Convertible Preferred Stock will be entitled to participate in any further growth of cash available for distribution together with the holders of Common Stock.



BENEFITS TO LIMITED PARTNERS



    As a consequence of the Exchange Offer, the Limited Partners of the Operating Partnership will benefit from the increase in the amount of cash available for distribution with respect to the Common Units held by them. In this regard, after the Operating Partnership has paid the Preferential Distribution in any quarter, any additional distributions in respect of the Common Units are allocated solely to the Limited Partners up to an amount equal to $0.295 per Common Unit per quarter. For example, if the Offering and the Exchange Offer had been completed on January 1, 1995, the distributions per Common Unit payable to the Limited Partners during 1995 would have increased from $0.66 to $0.82 assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer.



RISK RESULTING FROM CHANGE IN DEFINITION OF FUNDS FROM OPERATIONS: RISK THAT THE COMPANY'S DEFINITION OF FUNDS FROM OPERATIONS MAY NOT BE COMPARABLE TO DEFINITION USED BY COMPETITORS



    In March 1995, NAREIT established guidelines clarifying the definition of Funds from Operations (as so modified, the "New Definition"). The Company reports FFO both under the old definition and the New Definition. The primary difference between the old definition and the New Definition is that under the New Definition, amortization of capitalized debt costs and depreciation of non-real estate assets are not added back to net income as determined under GAAP. Under the New Definition, reported FFO will be lower. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds from Operations." The Company will continue to report FFO under the old definition because the Operating Partnership Agreement requires the use of the old definition in determining whether or not the FFO Threshold Amount has been reached and whether or not the Preferential Distribution has lapsed. See "Operating Partnership Agreement -- Distributions."



    In addition, other reporting REIT companies under may not adopt the New Definition or may employ different calculations than those used by the Company to determine FFO. Therefore, similarly titled measures of other reporting REIT companies may not be comparable to the Company's presentation of FFO.



CONFLICTS OF INTEREST AND INFLUENCE OF LIMITED PARTNERS AND OFFICERS AND
DIRECTORS



    Following the Offering, PGI will own Common Units representing a 41.8% common equity interest in the Operating Partnership (or 37.3% assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged in the Exchange Offer). Because of PGI's ownership interest in the Operating Partnership and the fact that Michael W. Reschke and Glenn D. Reschke are executive officers and/or directors of the Company and also are owners of PGI, PGI may be in a position to exercise significant influence over the affairs of the Company. PGI owns substantial interests in income producing properties unrelated to the Properties. Under the terms of his employment agreement with the Company, Michael W. Reschke is permitted to devote a considerable portion of his time to the management of such interests. See "Management" and "Principal Security Holders and Selling Security Holder of the Company."



    Certain conflicts exist between the obligations of Messrs. M. Reschke, Abraham Rosenthal and William H. Carpenter, Jr., as directors of the Company, and their interests as Limited Partners. One conflict arises because the Limited Partners and the Company do not share ratably as holders of Common Units in distributions made by the Operating Partnership until the Common Units held by the Limited Partners cease to be subject to the Preferential Distribution. In this regard, after the Operating Partnership has paid the Preferential Distribution in any quarter, any additional distributions in respect of the Common Units are allocated solely to the Limited Partners up to an amount equal to $0.295 per Common Unit per quarter. As members of the Board of Directors, Messrs. M. Reschke, Rosenthal and Carpenter may be in a position to influence the Company to cause the Operating Partnership to pay distributions which are financially advantageous to the Limited Partners but may not be consistent with the interests of all stockholders.

    As holders of Common Units, the Limited Partners may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain of the Properties that were contributed to the Company in connection with the Initial Public Offering (the "Contributed Properties"). Due to their different interests, the Limited Partners and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of the Contributed Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, those members of the Company's management and Board of Directors who directly or indirectly hold Common Units, including Messrs. M. Reschke, Rosenthal and Carpenter, may influence the Company not to sell or refinance the Contributed Properties, even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance a Property with a high level of debt. See "Policies With Respect to Certain Activities -- Conflict of Interest Policies."


IMMEDIATE AND SUBSTANTIAL DILUTION RESULTING TO PURCHASERS OF COMMON STOCK


    Purchasers of shares of Common Stock in the Offering will suffer immediate and substantial dilution of $13.28 per share (or $11.42 per share assuming that the maximum number of shares of Convertible Preferred Stock permitted to be exchanged in the Exchange Offer are exchanged) in the net tangible book value of the shares from the public offering price that will result in an immediate increase in the net tangible book value of the Company's common shareholders and the interests in the Operating Partnership held by the Limited Partners. See "Dilution."



NO ASSURANCE THAT EXCHANGE OFFER WILL BE CONSUMMATED; POTENTIAL VARIATIONS IN EXCHANGE OFFER



    The closing of the Exchange Offer is subject to the satisfaction of certain conditions, including the tender and nonwithdrawal of at least 2,806,000, or 40%, of the outstanding shares of Convertible Preferred Stock, and there can be no assurance such conditions will be satisfied or that the Exchange Offer will be consummated. Moreover, it is impossible to predict the exact number of shares of Convertible Preferred Stock that may be tendered and accepted for exchange in the Exchange Offer to the extent such transaction is completed. Accordingly, in analyzing the information contained in this Prospectus that gives effect to the completion of the Exchange Offer, prospective investors should consider that the terms of the Exchange Offer as actually consummated could differ materially from those set forth herein. In the event that the Exchange Offer is not consummated, the public market for the Common Stock will be substantially smaller than it would have been, and the required distributions payable in respect of the Convertible Preferred Stock will be substantially greater than they would have been, had the Exchange Offer been completed. In addition, should the Exchange Offer not be completed, the Company will not declare and pay the Special Distribution and the Common Unit Contribution will not be consummated.


ADVERSE IMPACT OF THE FAILURE TO CONTINUE TO QUALIFY AS A REIT

    The Company believes it qualifies and intends to continue to qualify as a REIT under the Code. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its stockholders so long as it distributes currently to its stockholders at least 95% of its taxable income (excluding any net capital gain) each year. See "Certain Federal Income Tax Considerations."

    No assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within the Company's control. In the case of a REIT such as the Company that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Certain Federal Income Tax Considerations."

    If the Company were to fail to maintain qualification as a REIT in any taxable year, the Company would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to stockholders due to the additional tax liability of the Company for the years involved. See "Certain Federal Income Tax Considerations -- Failure to Qualify."


EFFECT OF REIT DISTRIBUTION REQUIREMENTS


    To maintain its status as a REIT for federal income tax purposes, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income plus 100% of its undistributed income from prior taxable years. None of the distributions paid on the Common Stock in respect of 1995 and prior taxable years of the Company were required to be made in order for the Company to satisfy the annual distribution requirement of a REIT for federal income tax purposes. Thus, distributions paid on the Senior Preferred Stock and on the Convertible Preferred Stock have been sufficient, to date, to satisfy such requirement.



    The Company intends to continue to pay distributions and dividends to its stockholders to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. The Company anticipates that cash flow from operations, including its share of distributions from the Operating Partnership and the Services Partnership, will be sufficient to enable it to pay its operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, the Company could have taxable income without sufficient cash to enable the Company to meet the REIT distribution requirements. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements. See "Certain Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."


CONSEQUENCES OF FAILURE TO CONTINUE TO QUALIFY AS PARTNERSHIPS

    The Operating Partnership, the Services Partnership and each of the Property Partnerships are organized as partnerships and the Company expects that such entities will continue to qualify for treatment as partnerships for federal income tax purposes. If the Operating Partnership or any of the Property Partnerships failed to qualify as a partnership for federal income tax purposes and were instead taxable as a corporation, the Company would cease to qualify as a REIT and such Partnership would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Certain Federal Income Tax Considerations -- Failure to Qualify" and " -- Tax Aspects of the Company's Investment in Partnerships -- Partnership Classification." The imposition of a corporate level tax on the Operating Partnership or the Property Partnership would reduce the amount of cash available for distribution to the Company and its stockholders.


HISTORICAL NET LOSSES AND THE POSSIBILITY OF FUTURE NET LOSSES



    On a historical basis in accordance with GAAP, the Company has experienced net losses applicable to common shareholders for the three months ended March 31, 1996, for the year ended December 31, 1995 and for the period March 22, 1994 to December 31, 1994, and the Company's predecessor has experienced net losses for the period January 1, 1994 to March 21, 1994 and for the years ended December 31, 1993, 1992 and 1991. These losses are primarily attributable to the depreciation and amortization expense associated with the Company's portfolio and interest expense related to the Company's financing activities. The Company expects to incur net losses applicable to holders of Common Stock for the next several years and there can be no assurance that the Company will not experience net losses thereafter.

RISKS RELATED TO THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY, THE COMPETITION WITHIN THE INDUSTRY AND THE COMPANY'S LIMITED OPERATING HISTORY AND RAPID GROWTH



    THE RELATIVELY SHORT HISTORY OF THE OUTLET CENTER INDUSTRY. The outlet center business is a relatively young and rapidly growing segment of the retailing industry. There can be no assurance that this segment of the retail industry will continue to grow in the future. Further, as this segment of the retailing industry grows or matures, there can be no assurance that the advantages offered by this business to consumers and manufacturers will continue. Growth in this segment also may be limited by certain intrinsic characteristics of the outlet market. The outlet center business depends, in part, on the pricing differential between goods sold in the outlet centers and similar or identical goods sold in traditional department stores or retail establishments. While this pricing differential results in part because of lower operating costs resulting from the elimination of distribution channels and the reduced rent and overhead at outlet centers, there can be no assurance that traditional retailers will not compete aggressively to regain sales nor can there be any assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods. See "Business and Properties -- Competition."



    COMPETITION FROM OTHER OUTLET CENTERS. There are numerous developers and real estate companies that are engaged in the development or ownership of outlet centers and compete with the Company in seeking merchants for outlet centers. This results in competition for prime locations and for merchants who operate outlet center stores, particularly for those manufacturers featuring quality and designer brand name merchandise with proven customer drawing power.



    Because several of the Company's outlet centers are located in relatively undeveloped areas, there are often other potential sites near the Company's outlet centers that may be developed into outlet centers by competitors. Five projects in the Company's portfolio, Gulf Coast Factory Shops (Ellenton, Florida), Magnolia Bluff Factory Shops (Darien, Georgia), Ohio Factory Shops (Jeffersonville, Ohio), Oxnard Factory Outlet (Oxnard, California), and San Marcos Factory Shops (San Marcos, Texas), are located within twelve miles of competing factory outlet centers and thus are subject to existing competition. The Company currently plans to expand Gulf Coast Factory Shops, Magnolia Bluff Factory Shops, and Ohio Factory Shops during 1996, and has plans to complete an expansion at San Marcos Factory Shops during 1997. The development of an outlet center with a more convenient location or lower rents may attract the Company's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and accordingly, may affect adversely the business, revenues and/or sales volume of the Company's outlet centers. See "Business and Properties -- Competition."



    COMPETITION FROM TRADITIONAL FULL PRICE RETAILERS AND OTHERS. Most of the merchandise produced by manufacturers is sold through traditional full price retail channels, such as large department stores and other mass merchandisers. Manufacturers generally do not wish to jeopardize retail relationships by locating their outlet stores in locations that directly compete with traditional retailers. As a result, the Company's centers are typically located at least 20 miles from the nearest regional mall. These locations are generally less attractive to consumers because they tend to require more travel time. A reduction of pricing discounts by manufacturers, increased competition by traditional retailers or a perception by consumers that such pricing differentials are not significant would reduce the competitive advantage offered by outlet stores to consumers and, consequently, adversely affect the business, revenues and/or sales volume of the Company's outlet centers. There can be no assurance that the factory outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods, such as discount shopping clubs, "off-price" retailers, direct mail and telemarketing. See "Business and Properties -- Competition."



    LIMITED OPERATING HISTORY AND RAPID GROWTH. Since the Company opened its first factory outlet center in 1989, its outlet center portfolio has increased to more than 4.3 million square feet of GLA. The Company expects to continue to experience substantial growth through the development of new centers, the expansion of existing centers and the selective acquisition of centers. The risk that the Company may be unable to control and manage its growth effectively could have a material adverse effect on the Company. There can be no assurance that any of the Company's current development or expansion activities will ultimately result in profitable operations or that the Company will be able to continue to achieve its growth objectives.

    RISKS ASSOCIATED WITH THE RETAIL INDUSTRY. The factory outlet center market is a component of the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and/or may be less likely to renew existing leases at factory outlet centers or to expand distribution channels into new factory outlet centers. The weighted average reported merchant sales per square foot in the Company's factory outlet portfolio decreased 6.4% from 1994 to 1995. If the weighted average reported merchant sales per square foot decreases significantly in future periods, it may be less likely for the Company to obtain lease renewals at favorable rents or to lease additional space in new or expanded factory outlet centers.


RISKS OF DEVELOPMENT ACTIVITIES


    The Company expects to open between 700,000 and 900,000 square feet of additional GLA in 1996 through the construction of two new outlet centers and the completion of several planned expansions of its existing centers. As of April 30, 1996, the Company had two new centers (Carolina Factory Shops and Buckeye Factory Shops) and four expansions of existing centers under construction that in the aggregate accounted for 440,000 and 164,000 square feet of GLA, respectively. The Company expects to begin construction of several other expansions during the second quarter of 1996; however, there can be no assurance that all of the Company's new construction and planned expansions will be completed in 1996. The Company intends to continue to pursue other development activities as opportunities arise. The Company will incur risks in connection with such development activities in addition to those applicable to the ownership and operation of the Properties. These risks include the risks that development opportunities explored by the Company may be abandoned or delayed, that construction costs of a project may exceed original estimates, and that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. The occurrence of any of the foregoing may adversely affect the ability of the Company to pay expected distributions or dividends to stockholders. See "The Company -- Strategies for Growth."



NO LIMITATION ON INCURRENCE OF DEBT



    At the time of the Initial Public Offering, the Company established a policy of not incurring debt if at that time it would result in a ratio of debt-to-Total Market Capitalization of more than 50%. In 1995, the Company modified its policy to increase this limit to 60%. The Company's ratio of debt-to-Total Market Capitalization significantly increased after the Initial Public Offering as a result of the decreases in the market prices of the Company's equity securities and the $98.7 million increase in its total debt outstanding. However, the Company's debt service coverage ratio during such period did not change significantly. Therefore, the Company approved an increase in the ratio of debt-to-Total Market Capitalization from 50% to 60%. The amendment of such policy allows the Company to incur more debt as a ratio of its Total Market Capitalization. See "Policies with Respect to Certain Activities -- Financing Policies." The organizational documents of the Company do not contain any limitation on the amount or ratio of debt-to-Total Market Capitalization the Company might incur. Accordingly, the Company could again alter or eliminate the current policy with respect to borrowing. If this debt limit policy limit ratio were raised again, the Company could become more highly-leveraged, resulting in an increase in debt service that could reduce the amount of cash flow that the Company would otherwise generate and, consequently, adversely affect the Company's ability to pay expected distributions and dividends to stockholders. The Company does not currently anticipate that such debt limit policy limit ratio of debt-to-Total Market Capitalization will be raised further.



    The Company chose to use market capitalization because it believes that the book value of its assets (which is primarily the historic cost of real property less depreciation) does not accurately reflect its ability to borrow and to meet debt service requirements. Although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service and to make distributions and dividends), there can be no assurance that management decisions based on the ratio of debt-to-Total Market Capitalization will not adversely affect the expected level of distributions and dividends to stockholders. At March 31, 1996, the Company had a ratio of debt-to-Total Market Capitalization of approximately 49.3% as compared to 41.4% at March 31, 1995.


ABILITY TO CHANGE CERTAIN POLICIES WITHOUT STOCKHOLDER APPROVAL


    The investment and financing policies of the Company and its policies with respect to other activities, including acquisitions, developments, expansions, capitalizations, distributions, and operations, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, the Board of Directors may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. Change in these policies could adversely affect the Company's financial condition or results of operations. The Company cannot, however, change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of at least a majority of the outstanding capital stock voting together as a separate group. See "Policies with Respect to Certain Activities."


RISK OF CHANGES IN PRICE OF COMMON STOCK


    One of the factors that influences the market price of the Common Stock is the annual yield on the price paid for Common Stock from distributions paid by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Stock. Since the Company's Initial Public Offering, interest rates have generally increased. For example, the average prime rate reported by the Federal Reserve for March 1994 and December 1995 was 6.06% and 8.65%, respectively. The trading volume of the Common Stock may be limited which also could affect the market price for the stock. Moreover, numerous other factors, such as government regulatory action and modification of tax laws, could have a significant effect on the future market price of the Common Stock. See "Underwriting."


GENERAL REAL ESTATE INVESTMENT RISKS

    GENERAL. Investments in the Company will be subject to the risks incident to the ownership and operation of commercial retail real estate. These include the risks normally associated with changes in national economic or local market conditions, competition for merchants from other retail properties, including other outlet centers, changes in market rental rates, and the need to periodically renovate, repair and relet space and to pay the costs thereof. See "Business and Properties -- Competition."

    Equity real estate investments are relatively illiquid compared to most financial assets and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Substantially all of the Properties are factory outlet centers and the Company has no intention of varying the types of real estate in its portfolio. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any of the Company's outlet centers fails to succeed, either because the concept of the factory outlet center has lost favor or because of poor results at an individual center, the ability of the Company to convert the center to an attractive alternative use or to sell the center to recoup the Company's investment may be limited. Should such an event occur, the Company's income and funds available for distribution would be adversely affected.

    BANKRUPTCY OF MERCHANTS. Because rental income is a principal source of operating revenue for the Company, the Company's financial condition and results of operations would be adversely affected if a significant number of the
Company's merchants were unable to meet their lease obligations and if, following such defaults, the Company was unable to relet the space to new merchants on economically favorable terms. Moreover, the bankruptcy or insolvency of a single major merchant may have an adverse effect on the income produced by certain Properties. In the event of default by a lessee, the Company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting such space in the Properties.

    RENEWAL OF LEASES AND RELETTING OF SPACE. The Company is subject to the risks that, upon expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations or concessions to merchants) may be less favorable than current lease terms. In general, the leases relating to the Company's outlet centers have a term of five to seven years with an option to renew for a period equal to the length of the initial term. Because substantially all of the Company's outlet centers were constructed during the past five years, the Company does not have an extensive history of lease renewals with respect to its current portfolio of leases. Leases representing 5.38%, 6.32% and 12.18% of total annualized minimum rent represented by expiring leases in the Company's existing outlet center portfolio will be up for renewal during the remainder of 1996, and during 1997 and 1998, respectively, and no assurance can be given that such leases will be renewed on economically favorable terms. If the Company is unable to promptly relet or renew the leases for all or a substantial portion of this space, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, or if the Company's reserves for renovations and concessions prove to be inadequate, then the Company's cash flow and, consequently, the Company's ability to pay expected dividends to stockholders may be adversely affected.


    DEBT FINANCING. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness on the Properties or that the terms of such refinancing will not be as favorable to the Company as the terms of existing indebtedness and the risk that necessary capital expenditures for purposes such as renovations and reletting space will not be able to be financed on favorable terms. If a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the Property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

    UNINSURED LOSS. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or, in certain locations, earthquakes) that may be either uninsurable or not economically viable. Should an uninsured loss occur, the Company could lose its capital investment and/or the anticipated profits and cash flow from one or more Properties.

    COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The Company may incur additional costs in order to comply with final regulations. The ultimate amount of any compliance costs is not currently ascertainable, but such costs are not expected to have a material adverse effect on the Company.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or under its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of environmentally hazardous substances, or the failure to properly remediate such substances when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties, and the Company is not aware of any other environmental condition with respect to any of the Properties that could materially adversely affect the Company's financial condition or results of operations. All of the Properties have been subject to a Phase I environmental audit. When the Phase I assessment so recommended, a Phase II audit was conducted. No assurance, however, can be given that the reports reveal all potential environmental liabilities, that no prior owner or user created any material environmental condition not known to the Company or to the independent consultant which conducted the environmental audits, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect the Company's ability to pay dividends to stockholders.

LIMITS ON CHANGES IN CONTROL

    Certain provisions contained in the Company's Charter and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market price. See "Description of Capital Stock -- Common Stock" and "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws." These provisions include the Company's ability to issue preferred stock, the Company's staggered board of directors, the Ownership Limit and provisions of the Maryland General Corporation Law ("MGCL") establishing special requirements with respect to "business combinations" between a Maryland corporation such as the Company, and an "interested stockholder" and restrictions on voting "control shares" acquired in certain transactions.

POSSIBLE ADVERSE EFFECTS ON STOCK PRICE ARISING FROM SHARES AVAILABLE FOR FUTURE SALE


    No prediction can be made as to the effect, if any, of future sales of shares, or the possibility of such sales, on the market price of the Common Stock. Following the Offering, there will be 10,064,928 outstanding shares of Common Stock. Sales of substantial amounts of Common Stock (including shares issued upon the exchange of Common Units and the conversion of the Convertible Preferred Stock), or the perception that such sales could occur, may adversely affect prevailing market price for the Common Stock. In connection with the Initial Public Offering, 9,220,800 Common Units were issued to the Limited Partners. Pursuant to the Operating Partnership Agreement, 8,576,675, or 93% of such Common Units are prohibited from being exchanged for Common Stock (or cash) without the consent of the Company or Friedman, Billings, Ramsey & Co., Inc. until the later of (i) March 22, 1997 or (ii) the termination of the Preferential Distribution. The remaining 553,797 Common Units held by PGI may be exchanged into Common Stock (or cash). Following the expiration of the foregoing restrictions, any shares of Common Stock obtained upon exchange of such Common Units may be sold in the public market pursuant to registration rights that have been granted by the Company or available exemptions from registration. An aggregate of 5,034,689 shares of Common Stock are issuable with no restrictions as to the resale thereof upon the conversion of all Convertible Preferred Stock to be outstanding upon consummation of the Exchange Offer and this Offering. In addition, the Company has reserved 9,220,800 shares of Common Stock for issuance upon exchange of Common Units and 1,185,000 shares of Common Stock are reserved for issuance pursuant to the Company's Stock Incentive Plans, and, when issued, these shares will be available for sale in the public markets from time to time. See "Shares Available For Future Sale" and "Management -- Stock Incentive Plans."



OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION; PROPOSED CHARTER AMENDMENT TO MODIFY OWNERSHIP LIMIT APPLICABLE TO THE CONVERTIBLE PREFERRED STOCK


    For the Company to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the "five or fewer" requirement). The Charter of the Company contains certain restrictions on the ownership and transfer of the Company's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that the Company will be able to satisfy the "five or fewer" requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of the Company's capital stock. If the Company fails to satisfy the "five or fewer" requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under
certain   statutory  provisions,  the  Company  also  would  be  ineligible  for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its stockholders due to the additional tax liability of the Company for the years involved. See "Certain Federal Income Tax Considerations -- Failure to Qualify."


    The Charter of the Company currently prohibits ownership, either directly or under the applicable attribution rules of the Code, of more than 9.9% of the outstanding shares of Common Stock or the acquisition of more than 9.9% of the outstanding shares of Convertible Preferred Stock or the ownership of more than 10.0% of the outstanding shares of Senior Preferred Stock by any holder subject to certain important exceptions. The Company's stockholders are being asked at the annual meeting called for May 29, 1996 to approve an amendment (the "Charter Amendment Proposal") to the Company's Charter to provide that a holder may acquire or beneficially own shares of Convertible Preferred Stock if, as a result of such acquisition or beneficial ownership, such holder does not own shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital stock. Whether or not the Exchange Offer or the Offering is consummated, it is anticipated that the Company's status as a REIT in respect of meeting the "five or fewer" requirement would not be adversely affected by approval of the Charter Amendment Proposal. If the Charter Amendment Proposal is not approved, the Company may determine in its sole discretion that all or a portion of the Convertible Preferred Stock tendered in the Exchange Offer cannot be accepted for exchange because giving effect to such exchange would result in a violation of the Convertible Preferred Ownership Limit applicable to any holder of Convertible Preferred Stock (including with respect to any holder that elects not to participate in the Exchange Offer or that tenders less than all of his Convertible Preferred Stock in the Exchange Offer). See "Description of Capital Stock -- Restrictions on Ownership and Transfer."


    The Board of Directors may, subject to the receipt of certain representations as required by the Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. Any attempted transfer of shares to a person who, as a result of such transfer, would violate the Ownership Limit will be deemed void and the shares purportedly transferred would be converted into shares of a separate class of capital stock with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of Stock in excess of the Ownership Limit generally will result in the conversion of those shares into shares of a separate class of capital stock with no voting rights and no rights to distributions. See "Description of Capital Stock -- Restrictions on Ownership and Transfer" for additional information regarding the aforementioned Ownership Limit.


    Limiting the ownership of more than 9.9% of the outstanding shares of Common Stock, the acquisition of more than 9.9% of the outstanding shares of Convertible Preferred Stock, and the ownership of more than 10.0% of the outstanding shares of Senior Preferred Stock by certain stockholders may (i) discourage a change of control of the Company, (ii) deter tender offers for such stock, which offers may be attractive to the Company's stockholders, or (iii) limit the opportunity for stockholders to receive a premium for their stock that might otherwise exist if an investor attempted to assemble a block of stock in excess of 9.9% of the outstanding shares of Common Stock, 9.9% of the outstanding shares of Convertible Preferred Stock, and 10.0% of the outstanding shares of Senior Preferred Stock or to effect a change of control of the Company.


                                  THE COMPANY


    The Company is a self-administered and self-managed REIT engaged in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. The Company is the sole general partner of the Operating Partnership through which the Company owns interests in and provides development, leasing, marketing and management services for seventeen upscale factory outlet centers and three community shopping centers with a total of 4,331,000 and 424,000 square feet of GLA at March 31, 1996, respectively.


    Factory outlet centers have become a strong, growing segment of the retail industry, enabling value-oriented shoppers to purchase designer and brand-name products directly from manufacturers at discounts generally ranging from 25% to 50% below regular department and specialty store prices.


    The Company has successfully developed or acquired outlet centers containing approximately 4.3 million square feet of GLA, including approximately 949,000 square feet of GLA that was completed during 1995. The Company and its management have been recognized with several industry honors. In 1993, the Company received the VALUE RETAIL NEWS Award of Excellence in recognition of its development of outlet centers and in 1994, the Company's outlet center in Castle Rock, Colorado was voted the number one factory outlet center in the Country by the VALUE RETAIL NEWS. The Company also ranked as 1994's fourth fastest-growing retail developer in the United States by CHAIN STORE AGE EXECUTIVE magazine. In 1995, Messrs. Rosenthal and Carpenter were named Entrepreneurs of the Year for Maryland Real Estate, an award sponsored nationally by Ernst & Young LLP, INC. magazine and Merrill Lynch & Co. that honors individuals whose ingenuity, hard work and innovation have created successful and growing business ventures.


    The Company pursues development strategies designed to take advantage of growth opportunities in the factory outlet segment of the retail industry and to distinguish itself among its competitors. The Company differentiates itself from competitors in the outlet center industry by developing larger outlet centers with highly accessible locations, a larger and more diverse merchandising mix, extensive food and recreational amenities and quality architecture and landscaping, all designed to create an upscale environment in which to showcase merchandise and encourage shopping. The Company generally will not start construction of any new centers, other than site development work, without obtaining leasing commitments for at least 50% of the GLA.


    The average outlet center in the Company's portfolio contained 254,765 square feet of GLA at December 31, 1995, compared to an industry average of 142,922 square feet as reported at January 1995 by VALUE RETAIL NEWS. Management believes that the considerable size of its outlet centers, coupled with the Company's established base of national and international manufacturers of designer and brand-name merchandise, significantly enhances the competitive position of the Company's factor outlet centers.



    The Company's factory outlet centers feature a diversified mix of nationally recognized manufacturers of designer and brand-name merchandise, including AnnTaylor/AnnTaylor Loft, Bose, Brooks Brothers, Corning-Revere, Danskin, Donna Karan, Eddie Bauer, Ellen Tracy, Esprit, First Choice/Escada, Guess?, IBM, J. Crew, Jones New York, Levi's/Dockers Outlet, Mikasa, Nautica, Nike, Phillips-Van Heusen (including Bass, Gant, Geoffrey Beene, Izod and Van Heusen), Polo/Ralph Lauren, Reading China & Glass, Reebok, Off 5th (Saks Fifth Avenue), Sara Lee (including Champion, Coach Leather, L'eggs, Hanes, Bali, Playtex, Sara Lee Bakery and Socks Galore), Sony, Springmaid-Wamsutta, Tommy Hilfiger and VF Corporation (including Lee, Wrangler, Barbizon and Vanity Fair). As a group, the foregoing merchants accounted for approximately 25.9% of the gross revenues of the Company during the quarter ended March 31, 1996, and occupied approximately 33.1% of the total leased GLA contained in the Company's outlet centers at March 31, 1996. Individual merchants noted above ranged from approximately 0.1% to 6.0% of the Company's gross revenues during the quarter ended March 31, 1996, and occupied approximately 0.1% to 7.3% of the Company's total leased GLA at March 31, 1996. During the quarter ended March 31, 1996, no group of merchants under common control accounted for more than 6.0% of the gross revenues of the Company or occupied more than 7.3% of the total leased GLA of the Company at March 31, 1996.



    Management has developed close working relationships with its merchants to understand and better anticipate the merchants' immediate and long-term merchandising strategies and retail space requirements. One of the means by which the Company has established and maintains these close working relationships is by sponsorship of The Manufacturers
Forum-Registered Trademark-, an organization of over 100 manufacturers that conducts between four and six industry meetings per year - two of which meetings are held at semi-annual conventions. The meetings are organized and hosted by executives of the Company and are attended by senior executives from member manufacturers. Industry experts are invited to attend as guest speakers to discuss ideas, trends, data and other issues pertinent to the ongoing growth of the factory outlet center business.

    The Manufacturers Forum-Registered Trademark- was developed as an educational tool for both the Company and the member merchants, including new manufacturers that are investigating opening factory outlet stores, and allows both the Company and member merchants to stay up-to-date with changes in the industry. Topics discussed at The Manufacturers Forum-Registered Trademark- lead to stronger relationships with key merchants and a shared vision with the manufacturers as to future growth of the industry.

STRATEGIES FOR GROWTH

    The Company intends, on a long-term basis, to increase its FFO and the value of its portfolio of factory outlet centers through the active management and expansion of existing factory outlet centers and the selective development and acquisition of new factory outlet centers. FFO does not represent cash flow from operating activities in accordance with GAAP, is not indicative of cash available to fund all of the Company's cash needs and should not be considered as an alternative to net income or any other GAAP measure as an indicator of the Company's performance or as an alternative to cash flow as a measure of liquidity or the ability to service debt or pay dividends.


    The Company intends to continue to increase its FFO over time by (i) selectively expanding, developing and acquiring factory outlet centers that offer strong prospects for cash flow growth and capital appreciation, subject to the availability of debt financing on favorable terms and additional equity capital and (ii) managing, leasing and marketing its portfolio of retail properties to increase the effective base and percentage rents. While no assurance can be given that the Company will implement the foregoing objectives, the Company intends to employ the following strategies:



    - DEVELOPMENT OF NEW FACTORY OUTLET CENTERS. The Company develops new factory outlet centers on sites with favorable demographics, access to interstate highways, good visibility and favorable market conditions that generally can accommodate a minimum of 300,000 square feet of GLA over multiple phases. The Company's management has significant experience in all phases of the development process, including market analysis, site assemblage, zoning, land use controls, leasing, marketing, financing, construction management and value engineering. Since the Initial Public Offering, the Company has developed seven new factory outlet centers with initial phases totaling 1,526,000 square feet of GLA. During 1996, the Company expects to complete construction of two new factory outlet centers.



    - STRATEGIC EXPANSIONS OF EXISTING CENTERS. The Company selectively expands its existing factory outlet centers in phased developments that respond to merchant and consumer demand, thereby maximizing returns from these outlet centers through higher effective net rents from new merchants based on the proven success and customer drawing power of existing phases. In addition, continual expansion programs allow the Company to accommodate new manufacturers who enter the factory outlet industry, while creating a larger "critical mass" to protect a center's competitive position in its trade area. Since the Initial Public Offering, the Company has completed expansions of six centers totaling 500,000 square feet of GLA. The Company expects to develop several additional expansions during 1996. As of March 31, 1996, the Company owned, or held under long-term lease, land contiguous to its outlet centers to construct additional phases totaling approximately 1,450,000 square feet of GLA. The Company also holds options to purchase property adjoining its existing factory outlet centers upon which additional expansions could be constructed.


    - ACTIVE PROPERTY MANAGEMENT. The Company monitors and seeks to enhance the operating performance of its centers through intensive merchant and property management, and by providing experienced and professional on-site management. Property managers and marketing directors work with a marketing advisory board established by the Company (the "Advisory Board") to systematically review merchant performance, merchandising mix and layout with leasing representatives of the

      Company in order to improve sales per square foot. Through its intensive management efforts, the Company attempts to reduce the average per square foot occupancy cost on its outlet portfolio while at the same time continuing to provide a high level of merchant and customer service, maintenance and security.

    - INNOVATIVE MARKETING AND PROMOTION. The Company markets its factory outlet centers and other properties with promotional materials and advertising strategies that target and attract customers. Each factory outlet center has an experienced marketing director who creates and administers retail marketing strategies that are designed to highlight each factory outlet center's unique merchandising strengths, customized to the local customer base and demographics. The Company advertises its centers using a wide variety of different media that can include television, radio and print advertising, promotions, billboards, special events, and an extensive public relations program. These activities are supported by quantitative and qualitative market research based on such information gathering techniques as focus groups and detailed customer surveys. To better understand the needs and expectations of its customers, the Company routinely conducts exit surveys, the results of which are closely reviewed by senior management and, when appropriate, merchants in the center. All of these activities are monitored and reviewed at least quarterly by the Advisory Board.

    - COMMITMENT TO MERCHANTS AND THE MANUFACTURERS FORUM-REGISTERED TRADEMARK-. The Company strives to maintain and establish long-term relationships with its merchants through responsive service and by taking advantage of networking opportunities such as those provided through The Manufacturers Forum-Registered Trademark-. The Manufacturers Forum-Registered Trademark-was developed as an educational tool for both the Company and the member merchants, including new manufacturers that are investigating opening outlet stores, and allows both the Company and member merchants to stay up-to-date with changes in the industry.

    - ACQUISITION OF EXISTING FACTORY OUTLET CENTERS. The Company explores opportunities to acquire factory outlet centers or interests therein that are compatible with the Company's existing portfolio and offer attractive yields, potential cash flow growth and capital appreciation. The Company draws upon its development, operating and marketing expertise to improve such centers through expansion and/or remerchandising or reletting.


    - AMENITIES. The Company believes it is an industry leader in providing various amenities intended to enhance the quality and length of customers' visits, particularly for customers visiting the outlet center with children and other family members. The Company's outlet centers were among the first in the industry to include recreational facilities and conveniences such as food courts, automated teller machines and playgrounds. The Company's latest innovation is an interactive "Sports Court" which will feature a collection of factory direct shops offering value-priced sports apparel, equipment and footwear. The common areas of the Sports Court will include such amenities as a basketball court, athletic field and putting greens designed to induce interactive shopper participation by providing shoppers with the means and space to test the sports merchandise and equipment being offered for sale by Sports Court merchants. The Company believes that these amenities entice shoppers to stay at its outlet centers longer than at the average outlet center in the industry. The Company also believes that these amenities promote repeat trips to its outlet centers by making the outlet center an attractive destination for shoppers and their families and guests.


COMPETITIVE ADVANTAGES IN PURSUING NEW DEVELOPMENT OPPORTUNITIES

    The Company believes that it has the following competitive advantages in pursuing new development projects:

    - The Company believes that during each of 1993, 1994 and 1995 it was one of the leading developers of outlet center GLA in the United States. Its substantial development experience allows the Company to better control costs, the zoning process, and the construction schedule, thereby reducing the risks of development. The Company's industry presence and development experience enables it to evaluate proposed development projects quickly and comprehensively.

    - Through its key relationships with many of the leading outlet center merchants, the Company is able to solicit significant merchant input regarding all phases of development, including site selection and layout. Such input enables the Company to better tailor its projects to the retail space requirements of its lead merchants and assists the Company in securing substantial leasing commitments before committing to start construction.

    - The Company continually seeks innovative and flexible financing techniques to fund development projects through a number of capital sources, including municipal assistance programs, securitized mortgages, borrowing under credit lines, joint ventures and securities offerings, although there can be no assurances as to the availability or terms of future debt or equity financing of the Company.


    - The Company's centers generally are designed as a series of pedestrian courtyards and walkways lined with store fronts creating a "village atmosphere." This design promotes greater merchandise visibility and more pedestrian traffic through the center than "U" or "L" shaped designs typically used in other outlet centers. Management believes that the courtyard layout is preferred by customers and encourages visits to the center for longer periods of time and on a more frequent basis. In addition, the Company's outlet centers include various amenities intended to extend the length of customer visits and enhance the overall quality of the shopping experience, particularly for customers visiting the outlet center with children and other family members. The Company believes that these amenities serve an important role in extending the length of customers' visits and promoting repeat trips to its outlet centers by making the outlet center an attractive destination for shoppers and their families and guests.


STRUCTURE OF THE COMPANY AND THE OPERATING PARTNERSHIP


    The business and operations of the Company are conducted through the Operating Partnership. Fee title to each of the Properties is held in the Property Partnerships (with the exception of Gulfport Factory Shops, where the Property Partnership has a leasehold interest in the land and owns the improvements with respect to such property, and Magnolia Bluff Factory Shops, where the Property Partnership has a leasehold interest in such Properties). Each of the Property Partnerships is a general or limited partnership in which the Operating Partnership or a subsidiary of the Company is a general partner. All of the Property Partnerships (except the Property Partnerships that own Grove City Factory Shops, Arizona Factory Shops and Oxnard Factory Outlet) are controlled by the Company and are consolidated in the Company's financial statements.



    In connection with the Initial Public Offering, 7,794,495, 391,090 and 391,090 Common Units were issued to PGI, and Messrs. Rosenthal and Carpenter, respectively (collectively, the "Prime Common Units"), and an additional 644,125 Common Units were issued to another Limited Partner (the "Additional Common Units"). Subsequent to the Initial Public Offering, PGI acquired 553,797 of the Additional Common Units. The balance of the Additional Common Units are being exchanged by the Selling Stockholder for a like number of shares of Common Stock. The Company will use the net proceeds of the Offering to acquire 2,610,000 Common Units (3,001,500 Common Units if the over-allotment option granted to the Underwriters is exercised) in the Operating Partnership, all of which will be entitled to the Preferential Distribution.



    Immediately following the Offering, the Company will hold all of the Preferred Units. In addition, the Company owns 54.2% of the Common Units (59.1% assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, and 37.9% assuming the Exchange Offer is not consummated). The Company has full and complete control over the management of the Operating Partnership as the sole general partner and is not subject to removal by the Limited Partners. The Limited Partners have no authority to transact business for, or participate in the management activities or, except for limited instances, decisions, of the Operating Partnership. The Operating Partnership bears substantially all of the expenses of the Company. See "Operating Partnership Agreement."

    Each Senior Preferred Unit and Convertible Preferred Unit entitles the Company to receive distributions from the Operating Partnership in an amount equal to the dividend or distribution declared or paid in respect of a share of Senior Preferred Stock and Convertible Preferred Stock, respectively, prior to the payment by the Operating Partnership of distributions in respect of Common Units. See "Description of Capital Stock." Pursuant to the Operating Partnership Agreement, the Operating Partnership must pay the Preferential Distribution of $0.295 in each quarter (plus any Preferential Distribution that is unpaid in any previous quarter) for each Common Unit held by the Company (the total of such units is equal to the number of outstanding shares of Common Stock) before any distributions may be paid in respect of the Common Units held by the Limited Partners of the Operating Partnership. The Operating Partnership Agreement provides that any quarterly distributions made by the Operating Partnership in excess of the Preferential Distribution must first be allocated pro rata among the Common Units held by the Limited Partners up to $0.295 for each such Common Unit and then be allocated pro rata among all of the Common Units. The Operating Partnership Agreement further provides that the Preferential Distribution will terminate only after the Operating Partnership has paid quarterly distributions of at least $0.295 in respect of all of the Common Units during four successive quarters without distributing more than 90% of its Funds from Operations in respect of the Convertible Preferred Units and Common Units after payment in full of distributions for the Senior Preferred Units in any such quarter. For purposes of determining whether or not the Preferential Distribution requirement has terminated, the Operating Partnership Agreement requires that the old definition of FFO be utilized. Once the Preferential Distribution is terminated, distributions with respect to the Common Units will be allocated pro rata among all of the holders thereof. Following the Offering, Funds from Operations must equal at least the FFO Threshold Amount per quarter for four successive quarters for the Preferential Distribution to terminate. After giving pro forma effect to the Offering, the Company's Funds from Operations for each of the four quarters in the year ended December 31, 1995 were $8,601,621, $8,455,031, $8,877,807, and
$9,471,218, respectively, and for the quarter ended March 31, 1996 was $9,484,138. Until the Company generates Funds from Operations on a quarterly basis in excess of the FFO Threshold Amount, the Company does not intend to pay any distribution per share of Common Stock in excess of $0.295 per quarter (other than the Special Distribution), and any increase in the Company's Funds from Operations up to the FFO Threshold Amount will continue to inure solely to the benefit of the Limited Partners. Following the Offering and assuming the exchange of the proposed minimum and maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, the FFO Threshold Amount would equal $10,080,819 and $9,988,454, respectively. Any exchange of interests in the Operating Partnership for Common Stock or cash will result in a proportionate increase in the Company's interest in the Operating Partnership.



    Subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one share of Common Stock (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. Pursuant to the Operating Partnership Agreement, 8,576,675, or approximately 94% of the Common Units held by the Limited Partners, are prohibited from being exchanged into Common Stock (or cash) until the termination of the Preferential Distribution without the consent of the Company and Friedman, Billings, Ramsey & Co., Inc. Immediately prior to the consummation of the Offering the Selling Stockholder will exchange 90,328 Common Units for a like number of shares of Common Stock. The remaining 553,797 Common Units held by PGI may be exchanged at any time. See "Operating Partnership Agreement."


    FINANCING CORPORATIONS. The Finance Corporations, each of which is a wholly-owned, single purpose subsidiary, allow the Company to borrow indebtedness on a more favorable basis utilizing a securitized financing structure. The Finance Corporations each hold a 1% general partnership interest in the Property Partnerships the mortgages of which are securitized. The Operating Partnership holds the remaining 99% interest in such partnerships.

    SERVICES PARTNERSHIP. The Operating Partnership is the 1% sole general partner of the Services Partnership. The Operating Partnership owns 100% of the non-voting preferred stock of the Services Corporation which, in turn, is the 99% limited partner of the Services Partnership. Certain members of management of the Company own 100% of the voting common stock of Prime Retail Services, Inc. (the "Services Corporation"). The Services Partnership was formed primarily to operate the real estate brokerage division and other business lines of the Company that are not directly associated with the collection of rents. The Services Corporation is subject to federal, state and local taxes. Through the ownership of the non-voting preferred stock of the Services Corporation, the Company expects most of the economic benefits of ownership of such entity to flow to the Operating Partnership.


              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY



    The Common Stock commenced trading on the Nasdaq National Market on March 15, 1994. The initial public offering price was $19.00 per share. The shares offered hereby have been included for listing on the Nasdaq National Market. The following table sets forth the high and low closing prices of the Common Stock, as reported by NASDAQ, and cash distributions paid, during the periods indicated:



                                                                                   CLOSING PRICES PER
                                                                                         SHARE
                                                                                  --------------------
                                                                                    HIGH        LOW         CASH
                                                                                  ---------  ---------  DISTRIBUTIONS
                                                                                                          PAID (1)
                                                                                                        -------------
1994
  March 22, 1994 to March 31, 1994..............................................  $   20.50  $   19.00          --
  Second Quarter................................................................      20.50      18.50   $   0.033(2)
  Third Quarter.................................................................      19.50      17.75       0.295
  Fourth Quarter................................................................      18.25      12.75       0.295
1995
  First Quarter.................................................................      14.50      12.50       0.295
  Second Quarter................................................................      13.00      11.75       0.295
  Third Quarter.................................................................      13.25      12.00       0.295
  Fourth Quarter................................................................      12.88      11.75       0.295
1996
  First Quarter.................................................................      12.50      11.00       0.295
  Second Quarter (through May 3, 1996)..........................................      11.50      11.00          --


- ------------------------

NOTES:



(1) For 1994 and 1995, all of the cash distributions paid represented a return of capital. For 1996, the portion of the cash distribution paid that represented a return of capital is not available.



(2) Distributions paid for period March 22, 1994 through March 31, 1994.



    The closing price for the Common Stock as reported on the Nasdaq National Market as of a recent date is set forth on the cover page of this Prospectus. As of April 10, 1996 there were 149 record holders of Common Stock.



    Based on continuing favorable operations and available cash flow, the Company intends to continue to pay regular quarterly distributions on its Common Stock. However, no assurances can be given as to the amount of future distributions and dividends because such dividends are subject to the Company's cash flow, earnings, financial condition, capital requirements, and the REIT distribution requirements of the Code. Instruments governing the Company's indebtedness contain certain covenants regarding the payment of distributions and dividends if at any date the debt service coverage ratio, as defined, falls below a minimum threshold. Common Stock distributions are also subject to the preferential rights of any other shares or series of shares and to the provisions of the Charter regarding Preferred Stock, including the Senior Preferred Stock and the Convertible Preferred Stock. In addition, until the Company generates quarterly Funds from Operations in excess of the FFO Threshold Amount, it does not intend to pay a quarterly distribution per share of Common Stock in excess of $0.295. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- TABLE 10 -- Taxability of Dividends" for information concerning the tax treatment of distributions and dividends, "Description of Capital Stock" and "Policies With Respect to Certain Activities -- Distribution and Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds from the Offering, after payment of all expenses of the Offering (including estimated underwriting discount) payable by the Company, are expected to be approximately $27.4 million ($31.7 million if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds of the Offering to acquire 2,610,000 additional Common Units (3,001,500 additional Common Units if the over-allotment option granted to the Underwriters is exercised) in the Operating Partnership, all of which will be entitled to the Preferential Distribution. The Company will account for the acquisition of such additional Common Units by increasing its investment in the Operating Partnership by the amount of the net proceeds of the Offering.



    The Operating Partnership will use the funds it receives from the Company to repay $27.4 million of indebtedness under (i) a $10.0 million unsecured line of credit (the "Corporate Line") and (ii) a $160 million revolving loan (the
"Revolving Loan") with Nomura Capital Asset Corporation ("Nomura"). Borrowing commitments under these facilities will not be reduced as a result of such repayments. See "Business and Properties -- Mortgage and Other Debt Financing."



    If the over-allotment option is exercised in full, the Company would use the additional net proceeds (after payment of underwriting discounts) of approximately $4.3 million to acquire additional Common Units in the Operating Partnership. The Operating Partnership, in turn, will use substantially all of such funds to repay indebtedness under the Revolving Loan.



    As of March 31, 1996, the indebtedness to be repaid in connection with the Offering had a weighted average interest rate of 7.65% per annum and the weighted average maturity of such borrowings was 0.6 years. For more detail concerning the annual interest rate, annual debt service and maturity of the indebtedness being retired with the net proceeds of the Offering, see "Business and Properties -- Mortgage and Other Debt Financing."



    The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on a historical basis, (ii) as adjusted to reflect the completion of the Offering, (iii) as adjusted to reflect the completion of the Offering, completion of the Common Unit Contribution, and consummation of the Exchange Offer and Special Distribution, assuming the minimum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer and
(iv) as adjusted to reflect the completion of the Offering, completion of the Common Unit Contribution, and consummation of the Exchange Offer and Special Distribution, assuming the maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer. See the historical financial information relating to the Company set forth elsewhere in this Prospectus.



                                                                            AS OF MARCH 31, 1996
                                                                    (IN 000'S, EXCEPT SHARE INFORMATION)
                                                            -----------------------------------------------------
                                                                                       AS ADJUSTED
                                                                        -----------------------------------------
                                                                                       OFFERING       OFFERING
                                                                                      AND MINIMUM    AND MAXIMUM
                                                                                       EXCHANGE       EXCHANGE
                                                            HISTORICAL  OFFERING(1)    OFFER(2)       OFFER(3)
                                                            ----------  -----------  -------------  -------------
Long-term debt:
  Bonds payable...........................................  $   32,900   $  32,900    $    32,900    $    32,900
  Notes payable (4).......................................     273,120     245,712        245,712        245,712
                                                            ----------  -----------  -------------  -------------
    Total long-term debt..................................     306,020     278,612        278,612        278,612
Minority interests (5)....................................      10,867      10,867         10,867         10,867
Shareholders' equity:
Shares of preferred stock, 24,315,000 shares authorized:
  10.5% Series A Senior Cumulative Preferred Stock, $.01
   par value liquidation preference $25 per share (6).....          23          23             23             23
  8.5% Series B Cumulative Participating Convertible
   Preferred Stock, $.01 par value liquidation preference
   $25 per share (6)(7)...................................          70          70             42             28
Common Stock, 75,000,000 shares authorized, $.01 par value
 (6)(8)(9)................................................          29          56            101            123
Additional paid-in capital (10)...........................     128,275     155,656        155,639        155,631
Distributions in excess of net income (11)(12)............      (8,463)     (8,463)        (9,531)        (9,856)
                                                            ----------  -----------  -------------  -------------
  Total shareholders' equity..............................     119,934     147,342        146,274        145,949
                                                            ----------  -----------  -------------  -------------
  Total capitalization....................................  $  436,821   $ 436,821    $   435,753    $   435,428
                                                            ----------  -----------  -------------  -------------
                                                            ----------  -----------  -------------  -------------


- ------------------------
(1) Reflects the completion of the Offering, including the use of net proceeds from the Offering as described under "Use of Proceeds."


(2) Reflects the completion of the Offering, including the use of net proceeds from the Offering as described under "Use of Proceeds," completion of the Common Unit Contribution and consummation of the Exchange Offer and Special Distribution assuming the minimum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer.



(3) Reflects the completion of the Offering, including the use of net proceeds from the Offering as described under "Use of Proceeds," completion of the Common Unit Contribution and consummation of the Exchange Offer and Special Distribution assuming the maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer.



(4) The as adjusted amounts reflect the paydown of notes payable with the estimated net proceeds of $27,408 from the Offering.

(5) Immediately following the consummation of the Offering, the Common Unit Contribution and assuming the exchange of the proposed minimum and maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer, the Limited Partners will own 45.8% and 40.9%, respectively, of the Common Units of partnership interest in the Operating Partnership.



(6) Shares issued and outstanding as of March 31, 1996 on a historical basis; as adjusted to reflect the completion of the Offering; and as adjusted to reflect the completion of the Offering, completion of the Common Unit Contribution and consummation of the Exchange Offer, assuming the minimum and maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the Exchange Offer, were as follows:



                                                                           AS OF MARCH 31, 1996
                                                           ----------------------------------------------------
                                                                                     AS ADJUSTED
                                                                       ----------------------------------------
                                                                                     OFFERING       OFFERING
                                                                                    AND MINIMUM    AND MAXIMUM
                                                                                     EXCHANGE       EXCHANGE
                                                           HISTORICAL   OFFERING       OFFER          OFFER
                                                           ----------  ----------  -------------  -------------
10.5% Series A Senior Cumulative Preferred Stock.........   2,300,000   2,300,000     2,300,000      2,300,000
8.5% Series B Cumulative Participating Convertible
 Preferred Stock.........................................   7,015,000   7,015,000     4,209,000      2,806,000
Common Stock.............................................   2,875,000   5,575,328    10,064,928     12,309,728



The following summary provides a reconciliation of Common Stock outstanding on a historical basis to Common Stock outstanding on an as adjusted basis.



                                                                                 AS OF MARCH 31, 1996
                                                                      ------------------------------------------
                                                                                     AS ADJUSTED
                                                                      ------------------------------------------
                                                                                     OFFERING        OFFERING
                                                                                   AND MINIMUM     AND MAXIMUM
                                                                       OFFERING   EXCHANGE OFFER  EXCHANGE OFFER
                                                                      ----------  --------------  --------------
Historical shares issued and outstanding............................   2,875,000      2,875,000       2,875,000
Shares issued upon consummation of the Exchange Offer...............          --      4,489,600       6,734,400
Shares issued upon completion of the Offering.......................   2,610,000      2,610,000       2,610,000
Shares issued upon completion of the exchange of Common Units for
 Common Stock by one of the Limited Partners........................      90,328         90,328          90,328
                                                                      ----------  --------------  --------------
As adjusted common shares issued and outstanding....................   5,575,328     10,064,928      12,309,728
                                                                      ----------  --------------  --------------
                                                                      ----------  --------------  --------------



(7) The as adjusted amounts were calculated as follows:



                                                                                            AS ADJUSTED
                                                                         -------------------------------------------------
                                                                                          OFFERING           OFFERING
                                                                                         AND MINIMUM        AND MAXIMUM
                                                                          OFFERING     EXCHANGE OFFER     EXCHANGE OFFER
                                                                         -----------  -----------------  -----------------
Convertible Preferred Stock, historical................................   $      70       $      70          $      70
Exchange of Convertible Preferred Stock into Common Stock (2,806,000 and 4,209,000 shares assuming the minimum and maximum exchange,
 respectively, at $0.01 par value).....................................          --             (28)               (42)
                                                                                ---             ---                ---
As adjusted Convertible Preferred Stock................................   $      70       $      42          $      28
                                                                                ---             ---                ---
                                                                                ---             ---                ---

(8) The as adjusted amounts were calculated as follows:



                                                                                            AS ADJUSTED
                                                                         -------------------------------------------------
                                                                                          OFFERING           OFFERING
                                                                                         AND MINIMUM        AND MAXIMUM
                                                                          OFFERING     EXCHANGE OFFER     EXCHANGE OFFER
                                                                         -----------  -----------------  -----------------
Common Stock, historical...............................................   $      29       $      29          $      29
Exchange of Convertible Preferred Stock into Common Stock (4,489,600 and 6,734,400 shares of Common Stock assuming the minimum and maximum
 exchange, respectively, at $0.01 par value)...........................          --              45                 67
Issuance of 2,610,000 shares of Common Stock assuming consummation of
 the Offering at $0.01 par value.......................................          26              26                 26
Exchange of Common Units for Common Stock by one of the Limited
 Partners, at $0.01 par value..........................................           1               1                  1
                                                                                ---           -----              -----
As adjusted Common Stock...............................................   $      56       $     101          $     123
                                                                                ---           -----              -----
                                                                                ---           -----              -----



(9) Does not include shares of Common Stock reserved for issuance as follows:



                                                                           AS OF MARCH 31, 1996
                                                           ----------------------------------------------------
                                                                                     AS ADJUSTED
                                                                       ----------------------------------------
                                                                                     OFFERING       OFFERING
                                                                                    AND MINIMUM    AND MAXIMUM
                                                                                     EXCHANGE       EXCHANGE
                                                           HISTORICAL   OFFERING       OFFER          OFFER
                                                           ----------  ----------  -------------  -------------
Common Stock reserved for issuance upon exchange of
 issued and outstanding Common Units held by the Limited
 Partners................................................   9,220,800   9,130,472     8,505,472      8,505,472
Common Stock reserved for issuance upon conversion of
 Convertible Preferred Stock.............................   8,391,148   8,391,148     5,034,689      3,356,459
Common Stock reserved for issuance under the Stock
 Incentive Plan..........................................   1,185,000   1,185,000     1,185,000      1,185,000



(10) The as adjusted amounts were calculated as follows:



                                                                                      AS ADJUSTED
                                                                       ------------------------------------------
                                                                                      OFFERING        OFFERING
                                                                                    AND MINIMUM     AND MAXIMUM
                                                                        OFFERING   EXCHANGE OFFER  EXCHANGE OFFER
                                                                       ----------  --------------  --------------
Additional paid-in capital, historical...............................  $  128,275    $  128,275      $  128,275
Offering proceeds, net...............................................      27,408        27,408          27,408
Par value of Common Stock............................................         (27)          (27)            (27)
Exchange of Convertible Preferred Stock..............................          --           (17)            (25)
                                                                       ----------  --------------  --------------
As adjusted additional paid-in capital...............................  $  155,656    $  155,639      $  155,631
                                                                       ----------  --------------  --------------
                                                                       ----------  --------------  --------------



(11) Includes the effects of the Special Distribution of $1,068 and $1,393 based on the minimum and maximum number of shares of Convertible Preferred Stock exchanged pursuant to the Exchange Offer, respectively.



(12) On December 18, 1995, the Company obtained from Nomura a nonbinding commitment for a ten-year $233,000 first mortgage loan (the "First Mortgage Loan") and a five-year $22,000 term loan (the "Term Loan"). The Company is not contractually bound to close under the terms of the First Mortgage Loan and the Term Loan and, accordingly, such transactions are not reflected in the as adjusted amounts. Upon closing on the First Mortgage Loan and the Term Loan, the Company will incur a loss of approximately $6,149 relating to unamortized deferred financing costs, prepayment penalties and the unamortized cost of certain interest rate protection contracts. In the event the First Mortgage Loan and Term Loan do not close prior to August 1, 1996, the Company will incur a charge to earnings relating to non-refundable financing fees paid in connection with such financings. As of March 31, 1996, such non-refundable financing fees totaled approximately $3,250. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                    DILUTION


    The price per share to the public of Common Stock sold in the Offering exceeds the net tangible book value per share of Common Stock before the Offering. Therefore, holders of the Common Stock will realize an immediate increase of $8.93 per share of Common Stock in the net tangible book value of their shares of Common Stock while purchasers of shares of Common Stock sold in the Offering will realize an immediate dilution of $13.28 per share in the net tangible book value of their shares. Net tangible book value per share is determined by subtracting total liabilities (including minority interests) plus the total liquidation preference of the Senior Preferred Stock and the Convertible Preferred Stock from total tangible assets and dividing the remainder by the number of shares of Common Stock and Common Units that will be outstanding after the Offering and the Exchange Offer. The following table illustrates the dilution to purchasers of shares of Common Stock sold in the Offering. The sale of shares of Common Stock by the Selling Stockholder will have no effect on dilution.



Offering price per share(1)...............................................  $    11.50
Net tangible book value per share before the Offering(2).....  $  (10.71)
Increase in pro forma net tangible book value per share
 attributable to the Offering(3)(6)..........................       8.93  (6)
                                                               -----------
Net tangible book value per share after the Offering(4)(7)................       (1.78  )(7)
                                                                               ------
Dilution per share to new public investors(5)(8)..........................  $    13.28  (8)
                                                                               ------
                                                                               ------


- ------------------------
(1) Before deducting the estimated underwriting discounts and expenses of the Offering.

(2) Net tangible book value per share of Common Stock before the Offering is determined by subtracting total liabilities (including minority interests) plus the total liquidation preference of the Senior Preferred Stock and the Convertible Preferred Stock from total tangible assets of the Company divided by 12,095,800 shares, representing the sum of the shares of Common Stock outstanding and Common Units held by the Limited Partners.

(3) Based upon the Offering price after deduction of the estimated underwriting discounts and expenses of the Offering.


(4) Net tangible book value per share after the Offering is determined by subtracting total liabilities (including minority interests) from total tangible assets of the Company divided by 18,570,400 shares (20,815,200 shares, assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the terms of the Exchange Offer and 14,705,800 shares of Common Stock assuming the Exchange Offer is not consummated) which represents the sum of the shares of Common Stock outstanding and Common Units held by the Limited Partners.


(5) Dilution is determined by subtracting net tangible book value per share of Common Stock after giving effect to the Offering from the Offering price paid by a new investor for a share of Common Stock.


(6) If the Common Unit Contribution is completed and the Exchange Offer is consummated, assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the terms of the Exchange Offer, the increase in net tangible book value per share attributable to the Offering will be $10.79. If the Common Unit Contribution is not completed and the Exchange Offer is not consummated, the increase in net tangible book value per share attributable to the Offering will be $3.76.



(7) If the Common Unit Contribution is completed and the Exchange Offer is consummated, assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the terms of the Exchange Offer, net tangible value per share after the Offering will be $0.08. If the Common Unit Contribution is not completed and the Exchange Offer is not consummated, net tangible value per share after the Offering will be $(6.94).



(8) If the Common Unit Contribution is completed and the Exchange Offer is consummated, assuming the exchange of the proposed maximum number of shares of Convertible Preferred Stock are exchanged pursuant to the terms of the Exchange Offer, dilution per share to new public investors will be $11.42. If the Common Unit Contribution is not completed and the Exchange Offer is not consummated, dilution per share to new public investors will be $18.44.

                            SELECTED FINANCIAL DATA


    The following selected financial data for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the three years in the period ended December 31, 1993 are derived from the consolidated financial statements of the Company and the combined financial statements of the Predecessor. Combined financial statements for the three years ended December 31, 1993 and the period January 1, 1994 to March 21, 1994 are included for the Predecessor. The combined financial statements for the Predecessor combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the Management and Development Operations. Because of the Initial Public Offering and the related transactions pertaining to the formation of the Company, results of operations for the Company after March 21, 1994 are not comparable to results for prior periods. Results for interim periods may not be indicative of results for a full year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and other financial information included elsewhere in this Prospectus.


                            SELECTED FINANCIAL DATA
                     PRIME RETAIL, INC. AND THE PREDECESSOR
             (AMOUNTS IN 000'S, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                                  PRIME RETAIL, INC.                              THE PREDECESSOR
                                    ----------------------------------------------  --------------------------------------------
                                        THREE MONTHS                     PERIOD       PERIOD
                                      ENDED MARCH 31,     YEAR ENDED    MARCH 22     JAN. 1 TO       YEAR ENDED DECEMBER 31,
                                    --------------------   DEC. 31,    TO DEC. 31,   MARCH 21,   -------------------------------
                                      1996       1995        1995         1994         1994        1993       1992       1991
                                    ---------  ---------  -----------  -----------  -----------  ---------  ---------  ---------
REVENUES
Base rents........................  $  12,744  $  10,672   $  46,368    $  28,657    $   3,670   $  14,298  $  10,905  $   5,138
Percentage rents..................        443        401       1,520        1,404          187         709        654        178
Tenant reimbursements.............      6,139      4,873      22,283       11,858        2,113       5,370      3,675      2,080
Income from investment
 partnerships.....................        441        130       1,729          453          336         821         66         --
Interest and other................      1,364      1,198       5,498        2,997           24         602        390        138
                                    ---------  ---------  -----------  -----------  -----------  ---------  ---------  ---------
    Total revenues................     21,131     17,274      77,398       45,369        6,330      21,800     15,690      7,534
EXPENSES
Property operating................      4,619      3,770      17,389        9,952        1,927       5,046      3,986      1,591
Real estate taxes.................      1,473      1,234       4,977        2,462          497       1,558        817        470
Depreciation and amortization.....      4,387      3,605      15,438        9,803        2,173       7,632      6,397      3,487
Corporate general and
 administrative...................        893        844       3,878        2,710           --          --         --         --
Interest..........................      6,056      4,456      20,821        9,485        3,280       8,928      8,991      5,045
Property management fees..........         --         --          --           --          299         777        626        266
Other charges.....................        646        223       2,089        1,503          562       1,732      1,930      1,252
                                    ---------  ---------  -----------  -----------  -----------  ---------  ---------  ---------
    Total expenses................     18,074     14,132      64,592       35,915        8,738      25,673     22,747     12,111
                                    ---------  ---------  -----------  -----------  -----------  ---------  ---------  ---------
Income (loss) before minority
 interests........................      3,057      3,142      12,806        9,454       (2,408)     (3,873)    (7,057)    (4,577)
Loss allocated to minority
 interests........................      1,477      1,466       5,364        5,204           --          --         --         --
                                    ---------  ---------  -----------  -----------  -----------  ---------  ---------  ---------
Net income (loss).................      4,534      4,608      18,170       14,658    $  (2,408)  $  (3,873) $  (7,057) $  (4,577)
                                                                                    -----------  ---------  ---------  ---------
                                                                                    -----------  ---------  ---------  ---------
Income allocated to preferred
 shareholders.....................      5,236      5,236      20,944       16,290
                                    ---------  ---------  -----------  -----------
                                    ---------  ---------  -----------  -----------
Net loss applicable to common
 shareholders.....................  $    (702) $    (628)  $  (2,774)   $  (1,632)
                                    ---------  ---------  -----------  -----------
                                    ---------  ---------  -----------  -----------
Net loss per common share
 outstanding (1)..................  $   (0.24) $   (0.22)  $   (0.96)   $   (0.57)
                                    ---------  ---------  -----------  -----------
                                    ---------  ---------  -----------  -----------
                                                        PRIME RETAIL, INC.                           THE PREDECESSOR
                                        --------------------------------------------------  ---------------------------------
                                                                  BALANCE AT DECEMBER 31,                BALANCE AT DECEMBER
                                          BALANCE AT MARCH 31,                              BALANCE AT           31,
                                        ------------------------  ------------------------   MARCH 21,   --------------------
                                           1996         1995         1995         1994         1994        1993       1992
                                        -----------  -----------  -----------  -----------  -----------  ---------  ---------
BALANCE SHEET DATA:
Rental property (before accumulated
 depreciation)........................   $ 463,458    $ 389,019    $ 454,480    $ 376,181    $ 180,170   $ 185,394  $ 131,413
Net investment in rental property.....     419,319      359,174      414,290      349,513      164,159     169,674    122,152
Total assets..........................     455,706      396,629      463,724      385,930      186,034     190,685    145,989
Bonds and notes payable...............     306,020      233,479      305,954      214,025      188,378     184,037    142,005
Total liabilities.....................     324,905      247,905      327,784      233,236      198,244     197,400    149,411
Shareholders' equity (deficit)........     119,934      126,175      121,484      127,651      (12,210)     (6,715)    (3,422)


                                          1991
                                        ---------
BALANCE SHEET DATA:
Rental property (before accumulated
 depreciation)........................  $ 120,024
Net investment in rental property.....    115,550
Total assets..........................    133,796
Bonds and notes payable...............    119,373
Total liabilities.....................    130,434
Shareholders' equity (deficit)........      3,362

                                                          PRIME RETAIL, INC.                         THE PREDECESSOR
                                            ----------------------------------------------  ---------------------------------

                                                THREE MONTHS                     PERIOD       PERIOD     YEAR ENDED DECEMBER
                                              ENDED MARCH 31,     YEAR ENDED    MARCH 22     JAN. 1 TO           31,
                                            --------------------   DEC. 31,    TO DEC. 31,   MARCH 21,   --------------------
                                              1996       1995        1995         1994         1994        1993       1992
                                            ---------  ---------  -----------  -----------  -----------  ---------  ---------
SUPPLEMENTAL DATA:
Funds from Operations (2).................  $   8,916  $   8,033   $  33,133    $  24,762    $     834   $   4,887  $    (436)
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends
 (3)......................................         --         --          --           --           --          --         --
Excess of Combined Fixed Charges and
 Preferred Stock Dividends over Earnings
 (3)......................................  $  (2,813) $  (2,862)  $ (11,312)   $  (8,185)   $  (2,366)  $  (4,423) $  (7,500)
Ratio of Funds from Operations to Combined
 Fixed Charges and Preferred Stock
 Dividends (4)............................       1.24x      1.19x       1.20x        1.27x        1.27x       1.45x        --
Excess of Combined Fixed Charges and
 Preferred Stock Dividends over Funds from
 Operations (4)...........................         --         --          --           --           --          --  $    (879)
Book value per common share (5)...........  $   (9.34) $   (8.82)  $   (9.21)   $   (8.70)          --          --         --
Net cash provided by (used in) operating
 activities...............................      9,219      7,733      36,399       17,458       (1,873)     14,450     (7,309)
Net cash used in investing activities.....    (11,748)   (20,234)    (81,978)    (149,435)      (1,239)    (54,210)   (14,099)
Net cash (used in) provided by financing
 activities...............................     (9,809)    11,501      57,547      134,936        4,087      39,907     22,596
Distributions declared per common share...  $   0.295  $   0.295   $    1.18    $   0.623           --          --         --
Factory outlet leasable area (sq. ft.) at
 end of period (6)........................      4,331      3,382       4,331        3,382        1,839       1,839        888
Number of factory outlet centers at end of
 period (6)...............................         17         14          17           14            7           7          5
AS ADJUSTED SUPPLEMENTAL DATA (7):
Funds from Operations (2).................  $   9,484              $  35,406
Ratio of Funds from Operations to Combined
 Fixed Charges and Preferred Stock
 Dividends (4)............................       1.48x                  1.45x
Net income (loss) applicable to common
 shareholders:
  Assuming minimum Exchange Offer.........  $    (192)             $    (601)
  Assuming maximum Exchange Offer.........        108                    569
Net income (loss) per common share
 outstanding:
  Assuming minimum Exchange Offer.........  $   (0.02)             $   (0.06)
  Assuming maximum Exchange Offer.........       0.01                   0.05
Book value per common share (5):
  Assuming minimum Exchange Offer.........  $   (0.89)             $   (0.80)
  Assuming maximum Exchange Offer.........       0.88                   0.95

                                              1991
                                            ---------
SUPPLEMENTAL DATA:
Funds from Operations (2).................  $  (1,043)
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends
 (3)......................................         --
Excess of Combined Fixed Charges and
 Preferred Stock Dividends over Earnings
 (3)......................................  $  (7,328)
Ratio of Funds from Operations to Combined
 Fixed Charges and Preferred Stock
 Dividends (4)............................         --
Excess of Combined Fixed Charges and
 Preferred Stock Dividends over Funds from
 Operations (4)...........................  $  (3,794)
Book value per common share (5)...........         --
Net cash provided by (used in) operating
 activities...............................       (383)
Net cash used in investing activities.....    (71,370)
Net cash (used in) provided by financing
 activities...............................     71,666
Distributions declared per common share...         --
Factory outlet leasable area (sq. ft.) at
 end of period (6)........................        707
Number of factory outlet centers at end of
 period (6)...............................          4
AS ADJUSTED SUPPLEMENTAL DATA (7):
Funds from Operations (2).................
Ratio of Funds from Operations to Combined
 Fixed Charges and Preferred Stock
 Dividends (4)............................
Net income (loss) applicable to common
 shareholders:
  Assuming minimum Exchange Offer.........
  Assuming maximum Exchange Offer.........
Net income (loss) per common share
 outstanding:
  Assuming minimum Exchange Offer.........
  Assuming maximum Exchange Offer.........
Book value per common share (5):
  Assuming minimum Exchange Offer.........
  Assuming maximum Exchange Offer.........


- ------------------------------
NOTES:


(1) Net loss per common share is based on 2,875, 2,875, 2,875 and 2,850 shares outstanding for the three months ended March 31, 1996 and 1995, the year ended December 31, 1995 and the period from March 22, 1994 to December 31, 1994, respectively.



(2) Management believes that to facilitate a clear understanding of the consolidated historical operating results of the Company, Funds from Operations should be considered in conjunction with net income (loss) as presented in the financial statements included in this Prospectus. Management generally considers FFO to be an appropriate measure of the performance of an equity real estate investment trust. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated investment partnerships and joint ventures. In March 1995, the NAREIT issued a clarification of its definition of FFO. Although the Company reports both the old definition and the clarified definition, FFO presented in this table does not give effect to the clarification. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Funds from Operations." The Company cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by the Company may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of the Company's cash needs. FFO should not be considered as an alternative to net income or any other

    GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before allocation to minority interests and preferred shareholders to FFO is as follows:


                                                               PRIME RETAIL, INC.
                                                 ----------------------------------------------
                                                     THREE MONTHS                                         THE PREDECESSOR
                                                                                                 ---------------------------------
                                                   ENDED MARCH 31,                    PERIOD                       YEAR ENDED
                                                                       YEAR ENDED    MARCH 22,   PERIOD JAN.      DECEMBER 31,
                                                 --------------------   DEC. 31,    TO DEC. 31,  1 TO MARCH   --------------------
                                                   1996       1995        1995         1994       21, 1994      1993       1992
                                                 ---------  ---------  -----------  -----------  -----------  ---------  ---------
Income (loss) before allocations to minority
 interests and preferred shareholders..........  $   3,057  $   3,142   $  12,806    $   9,454    $  (2,408)  $  (3,873) $  (7,057)
FFO ADJUSTMENTS:
Depreciation and amortization..................      4,387      3,605      15,438        9,803        2,173       7,632      6,397
Amortization of deferred financing costs and
 interest rate protection contracts............      1,112      1,068       4,524        2,945          695         362        192
Unconsolidated joint venture adjustments (i)...        360        218         365        2,560          374         766         32
                                                 ---------  ---------  -----------  -----------  -----------  ---------  ---------
FFO before allocation to minority interests and
 preferred shareholders........................  $   8,916  $   8,033   $  33,133    $  24,762    $     834   $   4,887  $    (436)
                                                 ---------  ---------  -----------  -----------  -----------  ---------  ---------
                                                 ---------  ---------  -----------  -----------  -----------  ---------  ---------


                                                   1991
                                                 ---------
Income (loss) before allocations to minority
 interests and preferred shareholders..........  $  (4,577)
FFO ADJUSTMENTS:
Depreciation and amortization..................      3,487
Amortization of deferred financing costs and
 interest rate protection contracts............         47
Unconsolidated joint venture adjustments (i)...         --
                                                 ---------
FFO before allocation to minority interests and
 preferred shareholders........................  $  (1,043)
                                                 ---------
                                                 ---------


    ----------------------------

     NOTE:


     (i) Amounts include net preferential partner distributions from a joint venture partnership of $81, $162 and $2,538 for the three months ended March 31, 1995, the year ended December 31, 1995 and the period from March 22, 1994 to December 31, 1994, respectively.



(3) For purposes of these computations, earnings consist of income (loss) less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred stock dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred stock dividends.



(4) Management believes that to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Prospectus. Management generally considers FFO to be an appropriate measure of the performance of an equity real estate investment trust. For purposes of these computations, FFO consists of FFO adjusted for interest incurred, amortization of capitalized interest, amortization of debt issuance costs, amortization of interest rate protection contracts, interest earned on interest rate protection contracts and capitalized interest plus combined fixed charges and preferred stock dividends (as defined in note 3 above).



(5) Calculated as follows:



                                                          AS OF MARCH 31, 1996
                                  ---------------------------------------------------------------------
                                                    OFFERING, SPECIAL            OFFERING, SPECIAL       AS OF MARCH
                                                      DISTRIBUTION,                DISTRIBUTION,          31, 1995
                                                COMMON UNIT CONTRIBUTION     COMMON UNIT CONTRIBUTION    -----------
                                  HISTORICAL   AND MINIMUM EXCHANGE OFFER   AND MAXIMUM EXCHANGE OFFER   HISTORICAL
                                  -----------  ---------------------------  ---------------------------  -----------
Total shareholders' equity......   $ 119,934            $ 146,274                    $ 145,949            $ 126,175
Liquidation preference:
  Senior Preferred Stock........     (57,500)             (57,500)                     (57,500)             (57,500)
  Convertible Preferred Stock...    (175,375)            (105,225)                     (70,150)            (175,375)
                                  -----------          ----------                     --------           -----------
Common shareholders' equity.....   $(112,941)           $ (16,451)                   $  18,299            $(106,700)
                                  -----------          ----------                     --------           -----------
                                  -----------          ----------                     --------           -----------
Common stock....................       2,875               10,065                       12,310                2,875
Common units....................       9,221                8,505                        8,505                9,221
                                  -----------          ----------                     --------           -----------
                                      12,096               18,570                       20,815               12,096
                                  -----------          ----------                     --------           -----------
                                  -----------          ----------                     --------           -----------
Book value per common share.....   $   (9.34)           $   (0.89)                   $    0.88            $   (8.82)
                                  -----------          ----------                     --------           -----------
                                  -----------          ----------                     --------           -----------

                                                                  AS OF DECEMBER 31,
                                  ----------------------------------------------------------------------------------
                                                                  1995
                                  ---------------------------------------------------------------------
                                                    OFFERING, SPECIAL            OFFERING, SPECIAL
                                                      DISTRIBUTION,                DISTRIBUTION,            1994
                                                COMMON UNIT CONTRIBUTION     COMMON UNIT CONTRIBUTION    -----------
                                  HISTORICAL   AND MINIMUM EXCHANGE OFFER   AND MAXIMUM EXCHANGE OFFER   HISTORICAL
                                  -----------  ---------------------------  ---------------------------  -----------
Total shareholders' equity......   $ 121,484            $ 147,824                    $ 147,499            $ 127,651
Liquidation preference:
  Senior Preferred Stock........     (57,500)             (57,500)                     (57,500)             (57,500)
  Convertible Preferred Stock...    (175,375)            (105,225)                     (70,150)            (175,375)
                                  -----------            --------                     --------           -----------
Common shareholders' equity.....   $(111,391)           $ (14,901)                   $  19,849            $(105,224)
                                  -----------            --------                     --------           -----------
                                  -----------            --------                     --------           -----------
Common stock....................       2,875               10,065                       12,310                2,875
Common units....................       9,221                8,505                        8,505                9,221
                                  -----------            --------                     --------           -----------
                                      12,096               18,570                       20,815               12,096
                                  -----------            --------                     --------           -----------
                                  -----------            --------                     --------           -----------
Book value per common share.....   $   (9.21)           $   (0.80)                   $    0.95            $   (8.70)
                                  -----------            --------                     --------           -----------
                                  -----------            --------                     --------           -----------



(6) Includes four factory outlet centers with an aggregate GLA of 901 square feet operated under joint venture partnerships with unrelated third parties. See "Business and Properties."



(7) Amounts include the effect of the Offering, the Special Distribution, the Common Unit Contribution and the application of the net proceeds therefrom and the consummation of the Exchange Offer (assuming the exchange of the minimum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1995, after giving effect to such transaction and the consummation of the Exchange Offer (assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1995, FFO and the ratio of FFO to combined fixed charges and preferred stock dividends would have been $35,406 and 1.57x, respectively. Amounts include the effect of the Offering, the Special Distribution, the Common Unit Contribution and the application of the net proceeds therefrom and the consummation of the Exchange Offer (assuming the exchange of the minimum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1996. After giving effect to such transactions and the consummation of the Exchange Offer (assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer) on January 1, 1996, FFO for the three months ended March 31, 1996 and the ratio of FFO to combined fixed charges and preferred stock dividends would have been $9,484 and 1.60x, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)



INTRODUCTION



    The following discussion and analysis of the consolidated financial condition and results of operations of the Company and the Predecessor should be read in conjunction with the Consolidated Financial Statements and Notes thereto. The combined financial statements of Prime Retail Properties combine the balance sheet data and results of operations of eleven property partnerships (the "Predecessor") which were contributed to Prime Retail, L.P. (the "Operating Partnership") simultaneously with the completion on March 22, 1994 of the initial public offerings by the Company (the "Initial Public Offering") of 2,300,000 shares of Series A Senior Cumulative Preferred Stock ("Senior Preferred Stock") at $25.00 per share, 7,015,000 shares of Series B Cumulative Participating Convertible Preferred Stock ("Convertible Preferred Stock") at $25.00 per share, and 2,875,000 shares of Common Stock at $19.00 per share. Historical results and percentage relationships set forth herein are not necessarily indicative of future operations.



PORTFOLIO GROWTH



    The Company has grown by developing and acquiring factory outlet centers and expanding its existing factory outlet centers. As summarized under the caption "Business and Properties", the Company's factory outlet portfolio consisted of seventeen operating factory outlet centers totaling 4,331,000 square feet of gross leasable area ("GLA") at March 31, 1996, compared to fourteen factory outlet centers totaling 3,382,000 square feet of GLA at March 31, 1995. The Company opened three new factory outlet centers and four expansions of existing factory outlet centers during the third and fourth quarters of 1995, adding 949,000 square feet of GLA in the aggregate. During 1994, the Company opened four new factory outlet centers and four expansions adding 1,077,000 square feet of GLA in the aggregate. In addition, on September 30, 1994, the Company purchased a 30% interest in the joint venture partnership that owned one factory outlet center with 148,000 square feet of GLA. The Company also acquired 318,000 square feet of GLA from unrelated third parties in connection with the Initial Public Offering. The significant increases in the number of operating properties and total GLA from December 31, 1993 to March 31, 1996 are collectively referred to as the "Portfolio Expansion."



RESULTS OF OPERATIONS



    GENERAL



    Due primarily to the Company's Initial Public Offering and related transactions in March 1994, comparisons between the years ended December 31, 1995, 1994 (consisting of the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994) and 1993 on a historical basis are not meaningful in understanding the operating results of the Company unless the periods in 1994 are combined. Therefore, Consolidated Statements of Operations are presented in TABLE 1 with the 1994 periods combined as if the Company was formed on January 1, 1994.



    The Combined Statement of Operations for the year ended December 31, 1994 should be read in conjunction with the historical financial statements included herein. The Combined Statement of Operations is not necessarily indicative of what the actual results of operations of the Company would have been if the Initial Public Offering had been consummated at January 1, 1994, nor does it purport to represent the results of operations of the Company for future periods.

TABLE 1 -- CONSOLIDATED STATEMENTS OF OPERATIONS



                                                     THREE MONTHS ENDED
                                                         MARCH 31,              YEARS ENDED DECEMBER 31,
                                                   ----------------------  ----------------------------------
                                                      1996        1995        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                                                       (COMBINED)
REVENUES
Base rents.......................................  $   12,744  $   10,672  $   46,368  $   32,327  $   14,298
Percentage rents.................................         443         401       1,520       1,591         709
Tenant reimbursements............................       6,139       4,873      22,283      13,971       5,370
Income from investment partnerships..............         441         130       1,729         789         821
Interest and other...............................       1,364       1,198       5,498       3,021         602
                                                   ----------  ----------  ----------  ----------  ----------
    Total revenues...............................      21,131      17,274      77,398      51,699      21,800
EXPENSES
Property operating...............................       4,619       3,770      17,389      11,879       5,046
Real estate taxes................................       1,473       1,234       4,977       2,959       1,558
Depreciation and amortization....................       4,387       3,605      15,438      11,976       7,632
Corporate general and administrative.............         893         844       3,878       2,710          --
Interest.........................................       6,056       4,456      20,821      12,765       8,928
Property management fees.........................          --          --          --         299         777
Other charges....................................         646         223       2,089       2,065       1,732
                                                   ----------  ----------  ----------  ----------  ----------
    Total expenses...............................      18,074      14,132      64,592      44,653      25,673
                                                   ----------  ----------  ----------  ----------  ----------
Income (loss) before minority interests..........       3,057       3,142      12,806       7,046      (3,873)
Loss allocated to minority interests.............       1,477       1,466       5,364       5,204          --
                                                   ----------  ----------  ----------  ----------  ----------
Net income (loss)................................       4,534       4,608      18,170      12,250  $   (3,873)
                                                                                                   ----------
                                                                                                   ----------
Income allocated to preferred shareholders.......       5,236       5,236      20,944      16,290
                                                   ----------  ----------  ----------  ----------
Net loss applicable to common shares.............  $     (702) $     (628) $   (2,774) $   (4,040)
                                                   ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------
Net loss per common share outstanding............  $    (0.24) $    (0.22) $    (0.96) $    (1.42)
                                                   ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------
Weighted average shares outstanding..............   2,875,000   2,875,000   2,875,000   2,850,000
                                                   ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------

TABLE 2 -- STATEMENTS OF OPERATIONS ON A WEIGHTED AVERAGE PER SQUARE FOOT BASIS



    A summary of the operating results for the years ended December 31, 1995, 1994 and 1993, respectively, is presented in the following table, expressed in amounts calculated on a weighted average occupied GLA basis.



                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1995       1994       1993
                                                                                       ---------  ---------  ---------
                                                                                                 (COMBINED)
GLA at end of period (1).............................................................      4,134      3,487      2,740
Weighted average occupied GLA........................................................      3,458      2,591      1,155
Executed leases at end of period.....................................................      3,950      3,341      2,623
Factory outlet centers in operation (3)..............................................         17         14          9
New factory outlet centers opened (3)................................................          3          5          3
Factory outlet centers expanded (3)..................................................          4          4          5
Community centers in operation.......................................................          3          3          3
States operated in at end of period..................................................         14         11          7
PORTFOLIO WEIGHTED AVERAGE PER SQUARE FOOT (2):
REVENUES
Base rents...........................................................................  $   13.41  $   12.48  $   12.38
Percentage rents.....................................................................       0.44       0.61       0.61
Tenant reimbursements................................................................       6.44       5.39       4.65
Interest and other...................................................................       2.09       1.47       1.23
                                                                                       ---------  ---------  ---------
    Total revenues...................................................................      22.38      19.95      18.87
EXPENSES
Property operating...................................................................       5.03       4.58       4.37
Real estate taxes....................................................................       1.44       1.14       1.35
Depreciation and amortization........................................................       4.46       4.62       6.61
Corporate general and administrative.................................................       1.12       1.05         --
Interest.............................................................................       6.02       4.93       7.73
Other charges........................................................................       0.60       0.91       2.17
                                                                                       ---------  ---------  ---------
    Total expenses...................................................................      18.67      17.23      22.23
                                                                                       ---------  ---------  ---------
Income (loss) before minority interests..............................................  $    3.71  $    2.72  $   (3.36)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
FACTORY OUTLET CENTERS WEIGHTED AVERAGE PER SQUARE FOOT (2):
REVENUES
Base rents...........................................................................  $   14.36  $   13.61  $   13.59
Percentage rents.....................................................................       0.51       0.77       0.90
Tenant reimbursements................................................................       7.16       6.35       6.23
Interest and other...................................................................       0.66       0.95       1.68
                                                                                       ---------  ---------  ---------
    Total revenues...................................................................      22.69      21.68      22.40
EXPENSES
Property operating...................................................................       5.54       5.30       5.62
Real estate taxes....................................................................       1.46       1.08       0.90
Depreciation and amortization........................................................       4.38       4.32       7.13
Interest.............................................................................       6.81       5.21       8.13
Other charges........................................................................       0.23       0.79       2.48
                                                                                       ---------  ---------  ---------
    Total expenses...................................................................      18.42      16.70      24.26
                                                                                       ---------  ---------  ---------
Income (loss) before minority interests..............................................  $    4.27  $    4.98  $   (1.86)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


- ------------------------

NOTES:



(1) Includes total GLA in which the Company receives the economic benefit of a 100% ownership interest.



(2) Based on occupied GLA weighted by months of operations.



(3) Includes three factory outlet centers operated under unconsolidated joint venture partnerships with unrelated third parties.

    COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1996 TO THE THREE MONTHS ENDED MARCH 31, 1995



    SUMMARY



    For the three months ended March 31, 1996, the Company reported net income of $4,534 on total revenues of $21,131. For the same period in 1995, the Company reported net income of $4,608 on total revenues of $17,274. For the three months ended March 31, 1996 and 1995, the loss allocated to common shareholders was $702, or $0.24 per common share, and $628, or $0.22 per common share, respectively.



    REVENUES



    Total revenues were $21,131 for the three months ended March 31, 1996, as compared to $17,274 for the three months ended March 31, 1995, an increase of $3,857, or 22.3%. Base rents increased $2,072, or 19.4%, in 1996 compared to 1995. These increases are primarily due to the Portfolio Expansion. Straight-line rents (included in base rents) were $156 and $182 for the months ended March 31, 1996 and 1995, respectively.



    Tenant reimbursements, which represent the contractual recovery from tenants of certain operating expenses, increased by $1,266, or 26.0%, during the three months ended March 31, 1996 over the same period in 1995. These increases are primarily due to the Portfolio Expansion. Tenants reimbursements as a percentage of recoverable operating expenses, which include property operating expenses and real estate taxes, increased to 100.8% from 97.4% during the three months ended March 31, 1996 and 1995, respectively. This positive trend reflects the Company's continued efforts to contain operating expenses at its properties while requiring merchants to pay their pro-rata share of these expenses.



    Income from investment partnerships increased by $311 for the three months ended March 31, 1996 over the same period in 1995. This increase is primarily due to the openings of Grove City Factory Shops (Phase III -- November 1995) and Arizona Factory Shops (Phase I -- September 1995). Interest and other income increased by $166, or 13.9%, to $1,364 during the three months ended March 31, 1996 as compared to $1,198 for the three months ended March 31, 1995. The increase is attributable to higher lease termination income, late fee income, property management fees, interest income and ancillary income of $380, $60, $46, $39 and $31, respectively, offset by lower leasing commissions and construction management fees of $390.



    EXPENSES



    Property operating expenses increased by $849, or 22.5%, to $4,619 for the three months ended March 31, 1996 compared to $3,770 for the same period in 1995. Real estate taxes increased by $239, or 19.4%, to $1,473 for the three months ended March 31, 1996, from $1,234 in the same period for 1995. The increases in property operating expenses and real estate taxes are primarily due to the Portfolio Expansion. As shown in TABLE 5, depreciation and amortization expense increased by $782, or 21.7%, to $4,387 for the three months ended March 31, 1996, compared to $3,605 for 1995. This increase results from the depreciation and amortization of assets associated with the Portfolio Expansion.



    As shown in TABLE 6, interest expense for the three months ended March 31, 1996, increased by $1,600, or 35.9%, to $6,056 compared to $4,456 for the same period in 1995. This increase is primarily the result of an increase of $72,541 in total debt outstanding at March 31, 1996 compared to total debt outstanding at March 31, 1995. Also reflected in the increase was increased amortization of deferred financing costs of $44; a decrease in interest earned from interest rate protection contracts of $159; and an increase in the amount of interest capitalized in connection with new development projects of $32. The weighted average interest rate for bonds and notes payable at March 31, 1996 and 1995 was 7.15% and 7.78% respectively.



    Other charges increased by $423, or 189.7%, to $646 for the three months ended March 31, 1996 compared to $223 for the same period in 1995. This increase reflects higher provisions for uncollectible accounts receivable and potentially unsuccessful pre-development efforts of $167 and $65, respectively, as well as increases in marketing costs and miscellaneous operating expenses of $111 and $80, respectively.

    In connection with re-leasing space to new merchants, the Company incurred capital expenditures of $19 and $162 during the three months ended March 31, 1996 and 1995, respectively.



    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994



    Income before minority interests was $12,806 for the year ended December 31, 1995, as compared to $7,046 for the year ended December 31, 1994, an increase of $5,760, or 81.7%. This increase was primarily the result of Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering.



    Total revenues were $77,398 for the year ended December 31, 1995, as compared to $51,699 for the year ended December 31, 1994, an increase of $25,699, or 49.7%. Base rents increased $14,041, or 43.4%, in 1995 compared to 1994. Straight-line rents (included in base rents) were $931 and $(112) for the years ended December 31, 1995 and 1994, respectively. These increases are primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering. The average base rent for new factory outlet leases negotiated and executed by the Company was $14.90 and $15.06 per square foot for the years ended December 31, 1995 and 1994, respectively.



    As summarized in TABLE 3, merchant sales reported to the Company increased by $226.4 million, or 38.8%, to $809.6 million from $583.2 million for the years ended December 31, 1995 and 1994, respectively. The increase in total reported merchant sales is primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering. However, the weighted average reported merchant sales per square foot decreased by 6.4% to $235.99 per square foot compared to $252.15 per square foot for the years ended December 31, 1995 and 1994, respectively. The Company believes that this decrease is primarily due to the overall softness of national retail sales in 1995. Management believes that the decline in the weighted average merchant sales per square foot in 1995 does not represent a continuing trend which may materially adversely impact the Company's results of operations. The Company's factory outlet centers contained an average of 254,765 and 241,571 square feet of GLA at December 31, 1995 and 1994, respectively. The increase in total occupancy cost per square foot is primarily due to the increases in base rents per square foot and tenant reimbursements per square foot during 1995 when compared to 1994. The increase in the cost of merchant occupancy to reported sales is primarily due to a decrease in the weighted average reported merchant sales per square foot for the entire factory outlet portfolio. As a result of the decrease in the weighted average reported merchant sales per square foot during 1995 when compared to 1994, percentage rent income decreased $71, or 4.5%.



TABLE 3 -- SUMMARY OF REPORTED MERCHANT SALES



    A summary of reported factory outlet merchant sales and related data for 1995, 1994 and 1993 follows:



                                                                                  YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------
                                                                               1995         1994         1993
                                                                            -----------  -----------  -----------
Total reported merchant sales (in millions) (1)...........................  $   809.6    $   583.2    $   338.3
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Weighted average reported merchant sales per square foot (2):
  All store sales.........................................................  $  235.99    $  252.15    $  270.37
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
  Same space sales........................................................  $  243.86    $  246.07
                                                                            -----------  -----------
                                                                            -----------  -----------
Total merchant occupancy cost per square foot (3).........................  $   21.64    $   20.17    $   20.74
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
Cost of merchant occupancy to reported sales (4)..........................       9.17%        8.00%        7.67%
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------


- ------------------------

NOTES:



(1) Total reported merchant sales summarizes gross sales generated by merchants and includes changes in merchant mix and the effect of new space created from the acquisition and opening of new and expanded factory outlet centers. Most of the factory outlet centers were expanded or constructed during the time periods contained in TABLE 3 and reported sales for such new openings and expansions were reported only for the partial period and were not annualized. TABLE 3 should be read in conjunction with the information summarized under the caption "Business and Properties".



(2) Weighted average reported sales per square foot is based on reported sales divided by the weighted average square footage occupied by the merchants reporting those sales. Same space sales is defined as the weighted average reported merchant sales per square foot for space open since January 1, 1994.



(3) Total merchant occupancy cost includes base rents, percentage rents and tenant reimbursements.



(4) Computed as follows: total merchant occupancy cost divided by total weighted average reported merchant sales per square foot.



    Tenant reimbursements, which represent the contractual recovery from tenants of certain operating expenses, increased by $8,312, or 59.5%, in 1995 over 1994. These increases are primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering.



    As shown in TABLE 4, tenant reimbursements as a percentage of recoverable operating expenses increased to 99.6% in 1995 from 94.2% in 1994. This increase reflects the Company's continued efforts to contain operating expenses at its properties while requiring merchants to pay their pro rata share of these expenses. TABLE 4 highlights the positive trend of increasing recoveries from merchants as a percentage of total recoverable expenses:



TABLE 4 -- TENANT RECOVERIES AS A PERCENTAGE OF TOTAL RECOVERABLE EXPENSES



                                                                                PERCENTAGE OF
                                                                             EXPENSES RECOVERED
YEAR                                                                          FROM TENANTS (1)
- --------------------------------------------------------------------------  ---------------------
1995......................................................................            99.6%
1994 (2)..................................................................            94.2%
1993......................................................................            81.3%


- ------------------------

NOTES:



(1) Total recoverable expenses include property operating expenses and real estate taxes.



(2) Combined.



    Income from investment partnerships increased by $940 for the year ended December 31, 1995 due to the openings of Grove City Factory Shops (Phase I -- August 1994; Phase II -- November 1994; Phase III -- November 1995) and Arizona Factory Shops (Phase I -- September 1995) and the purchase of a 30% interest in Oxnard Factory Outlet during the third quarter of 1994. Interest and other income increased by $2,477, or 82.0%, to $5,498 during the year ended December 31, 1995 as compared to the year ended December 31, 1994. The increase is due to higher leasing commissions, development and construction management fees, property management fees, interest income and ancillary income of $1,433, $499, $357, $107 and $197, respectively, offset by a decrease in real estate brokerage commissions of $222. Additionally, the increase reflects a $106 gain on the sale of land during the year ended December 31, 1995. During the years ended December 31, 1995 and 1994, the Company recorded net preferential partner distributions of $162 and $2,538, respectively, from a joint venture partnership in connection with the development of a factory outlet center.



    Property operating expenses increased by $5,510, or 46.4%, to $17,389 for the year ended December 31, 1995 compared to $11,879 for the same period in 1994. Real estate taxes increased by $2,018, or 68.2%, to $4,977 for the year ended December 31, 1995, from $2,959 in the same period for 1994. The increases in property operating expenses and real estate taxes are primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering. Depreciation and amortization expense increased by $3,462, or 28.9%, to $15,438 for the year ended December 31, 1995, compared to $11,976 for 1994. This increase resulted from the impact of the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering, which was offset in part by a change in the estimated useful lives of certain improvements which reduced depreciation and amortization expense by $657 and $2,040 for the years ended December 31, 1995 and 1994, respectively. See Note 2 -- "Summary of Significant Accounting Policies" of the Notes to Financial Statements.



TABLE 5 -- COMPONENTS OF DEPRECIATION AND AMORTIZATION EXPENSE



    The components of depreciation and amortization expense for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 are summarized as follows:



                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                 --------------------  -------------------------------
                                                                   1996       1995       1995       1994       1993
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                 (COMBINED)
Building and improvements......................................  $   2,228  $   1,918  $   8,159  $   5,758  $   3,389
Land improvements..............................................        479        335      1,440        879        342
Tenant improvements............................................      1,106        833      3,563      3,127      2,970
Furniture and fixtures.........................................        156        108        554        295        128
Leasing commissions (1)........................................        418        411      1,722      1,917        803
                                                                 ---------  ---------  ---------  ---------  ---------
    Total......................................................  $   4,387  $   3,605  $  15,438  $  11,976  $   7,632
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------


- ------------------------

NOTE:



(1) In accordance with GAAP, leasing commissions are classified as intangible assets. Therefore, the amortization of leasing commissions are reported as a component of depreciation and amortization expense.



TABLE 6 -- COMPONENTS OF INTEREST EXPENSE



    The components of interest expense for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 are summarized as follows:



                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                 --------------------  -------------------------------
                                                                   1996       1995       1995       1994       1993
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                 (COMBINED)
Interest incurred..............................................  $   5,641  $   4,212  $  19,354  $  10,313  $   9,277
Interest capitalized...........................................       (613)      (581)    (2,336)      (964)      (711)
Interest earned on interest rate protection contracts..........        (84)      (243)      (721)      (224)        --
Amortization of deferred financing costs.......................        793        749      3,248      2,843        362
Amortization of interest rate protection contracts.............        319        319      1,276        797         --
                                                                 ---------  ---------  ---------  ---------  ---------
    Total......................................................  $   6,056  $   4,456  $  20,821  $  12,765  $   8,928
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------



    As shown in TABLE 6, interest expense for the year ended December 31, 1995, increased by $8,056, or 63.1%, to $20,821 compared to $12,765 for the same period in 1994. This increase is primarily the result of an increase of $91,929 in debt outstanding at December 31, 1995 compared to debt balances at December 31, 1994, and a general increase in interest rates during 1995. Also reflected in the increase was increased amortization of deferred financing costs and interest rate protection contracts of $884. In addition, during the year ended December 31, 1994, deferred financing costs of approximately $1,313 were fully amortized as a result of debt refinancings. These increases were offset, in part, by an increase in amounts earned from interest rate protection contracts of $497 and an increase in the amount of interest capitalized in connection with new development projects of $1,372. The weighted average interest rate for bonds and notes payable at December 31, 1995 and 1994 was 7.81% and 7.58%, respectively.

TABLE 7 -- CAPITAL EXPENDITURES



    The components of capital expenditures for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 are summarized as follows:



                                                              THREE MONTHS ENDED
                                                                  MARCH 31,            YEARS ENDED DECEMBER 31,
                                                             --------------------  --------------------------------
                                                               1996       1995       1995        1994       1993
                                                             ---------  ---------  ---------  ----------  ---------
                                                                                              (COMBINED)
New developments...........................................  $   4,693  $  11,079  $  57,027  $   63,601  $  27,991
Property acquisitions, net (1).............................         --         --         --     115,883         --
Renovations and expansions.................................      4,266      1,597     21,432      10,978     25,931
Re-leasing tenant allowances...............................         19        162        616         563        265
                                                             ---------  ---------  ---------  ----------  ---------
    Total..................................................  $   8,978  $  12,838  $  79,075  $  191,025  $  54,187
                                                             ---------  ---------  ---------  ----------  ---------
                                                             ---------  ---------  ---------  ----------  ---------


- ------------------------

NOTE:



(1) Amount includes the net assets acquired by the Company in connection with the Initial Public Offering consisting of (i) the purchase of the 60% previously unowned interest in two joint venture partnerships ($84,642),
    (ii) the purchase of two factory outlet centers ($37,874), (iii) the purchase of a community center ($15,256), and (iv) the purchase of land and the contribution of assets by certain Limited Partners ($1,977) reduced by certain property excluded from the Initial Public Offering ($23,866).



TABLE 8 -- CONSOLIDATED QUARTERLY SUMMARY OF OPERATIONS


                                                                                                              1994
                                                                                              -------------------------------------
                                                                 1995
                                          --------------------------------------------------
                                            FOURTH        THIRD       SECOND        FIRST       FOURTH        THIRD       SECOND
                                            QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
FINANCIAL RESULTS
Total revenues..........................   $  21,329    $  20,005    $  18,790    $  17,274    $  17,034    $  14,168    $  12,871
Total expenses..........................      17,960       16,773       15,727       14,132       13,908       11,041       10,082
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before minority interests........       3,369        3,232        3,063        3,142        3,126        3,127        2,789
Loss allocated to minority interests....       1,213        1,290        1,395        1,466        1,609        1,622        1,839
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income..............................       4,582        4,522        4,458        4,608        4,735        4,749        4,628
Income allocated to preferred
 shareholders...........................       5,236        5,236        5,236        5,236        5,236        5,236        5,236
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loss applicable to common shares........   $    (654)   $    (714)   $    (778)   $    (628)   $    (501)   $    (487)   $    (608)
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loss per common share outstanding (1)...   $   (0.23)   $   (0.25)   $   (0.27)   $   (0.22)   $   (0.17)   $   (0.17)   $   (0.21)
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average common shares
 outstanding............................       2,875        2,875        2,875        2,875        2,875        2,875        2,834
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Distributions paid per common share.....   $   0.295    $   0.295    $   0.295    $   0.295    $   0.295    $   0.295    $   0.033
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                            PERIOD FROM
                                          MARCH 22, 1994
                                                TO
                                          MARCH 31, 1994
                                          ---------------
FINANCIAL RESULTS
Total revenues..........................     $   1,296
Total expenses..........................           884
                                               -------
Income before minority interests........           412
Loss allocated to minority interests....           134
                                               -------
Net income..............................           546
Income allocated to preferred
 shareholders...........................           582
                                               -------
Loss applicable to common shares........     $     (36)
                                               -------
                                               -------
Loss per common share outstanding (1)...     $   (0.01)
                                               -------
                                               -------
Weighted average common shares
 outstanding............................         2,500
                                               -------
                                               -------
Distributions paid per common share.....     $      --
                                               -------
                                               -------


- ------------------------------

NOTE:



(1) Net loss per common share is net of applicable preferred dividends. Fully diluted per share amounts are not presented since the effect would be anti-dilutive.



     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994 TO THE YEAR ENDED DECEMBER 31, 1993



    Income before minority interests was $7,046 for the year ended December 31, 1994, as compared to a loss before minority interests of $3,873 for the year ended December 31, 1993. The increase was primarily the result of the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering, as well as interest expense savings of $3,748 due to the repayment of certain outstanding debt using the proceeds from the Initial Public Offering.



    Total revenues were $51,699 for the year ended December 31, 1994, as compared to $21,800 for 1993, an increase of $29,899, or 137%. Base rents increased $18,029, or 126%, in 1994 compared to 1993. Straight-line rents (included in base rents) were $(112) and $509 for the years ended December 31, 1994 and 1993, respectively. Percentage rents increased $882, or 124%, in 1994 compared to 1993. These increases are primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering. The average base rent for new factory outlet leases negotiated and executed by the Company was $15.06 and $14.73 per square foot for the years ended December 31, 1994 and 1993, respectively.



    As summarized in TABLE 3, merchant sales reported to the Company increased $244.9 million, or 72%, to $583.2 million from $338.3 million for the years ended December 31, 1994 and 1993, respectively. The increase is primarily due to the Portfolio Expansion and the improvement in merchant mix at certain factory outlet centers. The decrease in total merchant occupancy cost per square foot is primarily due to various cost containment programs implemented in 1994 and the expansion space opened by the Company during 1994 (aggregating 234,000 square feet of GLA). The expansion space resulted in a larger base of total GLA to allocate the fixed operating costs of the factory outlet centers. The average factory outlet center in the Company's portfolio of properties contained 241,571 and 239,667 square feet of GLA at December 31, 1994 and 1993, respectively. The increase in the cost of merchant occupancy to reported sales is primarily due to the decrease in the weighted average reported merchant sales per square foot for the entire factory outlet portfolio of $252.15 and $270.37 for the years ended December 31, 1994 and 1993, respectively. The decrease in the weighted average reported merchant sales per square foot for the entire factory outlet portfolio is primarily due to the timing of certain openings that occurred during the second half of 1993 which resulted in higher weighted average sales per square foot in the fourth quarter of 1993.



    Tenant reimbursements, which represent the contractual recovery from tenants of certain operating expenses, increased by $8,601, or 160%, in 1994 over 1993. This increase is primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering, as well as the Company's efforts to recover a higher percentage of recoverable operating expenses. Income from investment partnerships was $789 for the year ended December 31, 1994 due to the opening of Grove City Factory Shops and the purchase of a 30% interest in Oxnard Factory Outlet during the third quarter of 1994. Interest and other income increased by $2,419, or 402%, to $3,021, during the year ended December 31, 1994 as compared to the same period in 1993. The increase is primarily due to increases in municipal assistance income, real estate brokerage commissions, interest income and lease termination fees of $795, $597, $549 and $226, respectively. During the year ended December 31, 1994, the Company recorded net preferential partner distributions of $2,538 in connection with the development of a factory outlet center.



    Property operating expenses increased by $6,833, or 135%, to $11,879 for the year ended December 31, 1994 compared to $5,046 for the same period in 1993. Real estate taxes increased by $1,401, or 90%, to $2,959 for the year ended December 31, 1994, from $1,558 in the same period for 1993. The increases in property operating expenses and real estate taxes are primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering. Depreciation and amortization expense increased by $4,344, or 57%, to $11,976 for the year ended December 31, 1994, compared to $7,632 for 1993. This increase results from the impact of the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering, which was offset in part by a change in the estimated useful lives of certain improvements which reduced depreciation and amortization expense by $2,040 for the year ended December 31, 1994. See Note 2 -- "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements. TABLE 5 summarizes the components of depreciation and amortization expense for the years ended December 31, 1994 and 1993.



    As shown in TABLE 6, interest expense for the year ended December 31, 1994 increased by $3,837, or 43%, to $12,765 compared to $8,928 for the same period in 1993. This increase is primarily the result of an increase of approximately $29,988 in debt outstanding at December 31, 1994 over the debt outstanding at December 31, 1993, and an increase in interest rates offset, in part, by amounts earned from interest rate protection contracts of $224 during 1994. Also reflected in the increase was increased amortization of deferred financing costs and interest rate protection contracts of $3,278. In addition, during the year ended

December 31, 1994, deferred financing costs of approximately $1,313 were fully amortized as a result of debt refinancings. The weighted average interest rate for bonds and notes payable at December 31, 1994 and 1993 was 7.58% and 4.72%, respectively.



LIQUIDITY AND CAPITAL RESOURCES



    SOURCES AND USES OF CASH



    For the three months ended March 31, 1996, net cash provided by operating activities was $9,219. Cash used in investing activities was $11,748 for the three months ended March 31, 1996. The primary use of these funds was for costs associated with the development and construction of two new factory outlet centers and seven expansions of existing factory outlet centers scheduled to open during the remainder of 1996; costs associated with the completion of two factory outlet centers and three expansions opened during 1995; and costs for pre-development activities associated with future developments. Net cash used in financing activities was $9,809 for the three months ended March 31, 1996. The principal uses of these funds were the payment of certain deferred financing costs of $1,679, including $1,277 to a financial institution in connection with proposed financing activities; distributions to minority interests (including distributions to the limited partner unit holders) of $2,112; and preferred and common stock distributions of $6,084.



    On March 2, 1995, the Company closed on the $160,000 Revolving Loan with Nomura. The Revolving Loan bears interest at 30-day LIBOR plus 2.25%, requires monthly interest-only payments and matures on December 31, 1996. The Company can extend the maturity of the Revolving Loan for a period of one year subject to its satisfaction of certain financial loan covenants. The Revolving Loan is guaranteed by the Operating Partnership and seven Property Partnerships, and is cross-collateralized by first mortgages on seven factory outlet centers and certain related assets. The Revolving Loan prohibits additional collateralized indebtedness on these properties and requires compliance with certain monetary and non-monetary covenants. The Revolving Loan agreement contains certain covenants regarding the payment of distributions and dividends if at any date the debt service coverage ratio, as defined, falls below a minimum threshold. As of March 31, 1996, the Company was in compliance with monetary, non-monetary and debt service coverage covenants. The principal balance outstanding under the Revolving Loan at March 31, 1996 was $145,478 and the interest rate was 7.56%.



    The amount available to be drawn by the Company under the Revolving Loan at any time during the term of the facility is calculated based upon the net cash flow from the collateral, as defined. The collateral pool of the Revolving Loan can be expanded, subject to lender approval, by adding properties, including properties under development, that satisfy certain criteria relating to, among other things, the level of executed leases and the amount of projected net cash flow. At April 30, 1996, the Revolving Loan was fully drawn based on executed leases and projected net cash flow of the collateral, as defined. The Company intends to use the net proceeds of approximately $27,408 from the Common Stock Offering to repay outstanding borrowings under the Revolving Loan.



    On July 11, 1995, the Company obtained the $10,000 unsecured Corporate Line from a financial institution. The purpose of the Corporate Line is to provide working capital to facilitate the funding of short-term operating cash needs of the Company. The Corporate Line bears interest at 30-day LIBOR plus 2.50% and matures on July 11, 1996. No amounts were outstanding at March 31, 1996 under the Corporate Line.



    On December 18, 1995, the Company obtained from Nomura a $35,000 interim loan (the "Interim Loan") collateralized by second mortgages on two existing factory outlet centers. The Interim Loan bears interest at 30-day LIBOR plus 2.25%, matures on July 31, 1996, and requires monthly interest-only payments prior to maturity. The principal balance outstanding at March 31, 1996 was $10,000. The Interim Loan will be repaid from proceeds of the First Mortgage Loan (as defined below).



    On December 18, 1995, the Company also obtained from Nomura a commitment for a ten-year $233,000 first mortgage loan (the "First Mortgage Loan"). The First Mortgage Loan will bear a fixed rate of interest that is expected to approximate 8.90%, depending on the level of proceeds drawn on the facility, and will require monthly principal and interest payments pursuant to a 25-year amortization schedule. The Company shall have the option of extending the First Mortgage Loan for an additional 15 years beyond the ten-year term, though during such 15-year period the rate of interest shall be approximately 13.90% and 100% of the cash flow from the properties collateralizing such loan shall be applied to the prepayment of principal. The Company can elect to fix the interest rate on the loan facility at any time prior to the expected closing of the facility in July 1996. The First Mortgage Loan will be cross-collateralized by mortgages encumbering nine existing factory outlet centers, including three factory outlet centers collateralizing the Revolving Loan at March 31, 1996. Approximately $91,000 of the net proceeds from the First Mortgage Loan will be used to pay down the Revolving Loan. In addition, approximately $97,000 will be used to repay outstanding borrowings and pay related prepayment fees under the Company's six-year variable-rate loan facility. The variable-rate loan facility was closed in June 1994 and may not be prepaid on or prior to July 1, 1996. As of March 31, 1996, a principal balance of $97,309 was outstanding under the variable-rate loan facility.



    On December 18, 1995, the Company also obtained from Nomura a commitment for a five-year $22,500 term loan (the "Term Loan") which is expected to close simultaneously with the First Mortgage Loan. The Term Loan will bear interest at 30-day LIBOR plus 5.00% and requires interest-only payments during the first twelve months and then will be fully amortizing over the balance of the term. The Term Loan will be collateralized by a pledge of the excess cash flow from the nine existing factory outlet centers collateralizing the First Mortgage Loan.



    After loan repayments and transaction costs, the First Mortgage Loan and the Term Loan are expected to provide approximately $52,000 of net proceeds. Under the terms of the First Mortgage Loan, approximately $25,000 of such excess proceeds may only be used to fund expansion of the nine factory outlet centers collateralizing such facility. The balance of such excess proceeds will be used for general corporate purposes and to fund, in part, the expected development costs for new factory outlet centers and additional expansions which the Company expects to construct and open in 1996 and 1997. Upon closing on the First Mortgage Loan and the Term Loan, the Company will incur a loss of approximately $6,149. Management intends to redesignate approximately $70,000 of the total notional amount of the interest rate protection contracts in July 1996 to hedge other long-term variable-rate indebtedness. The remaining notional balance of the interest rate protection contracts will be terminated. The estimated loss of approximately $6,149 includes the estimated unamortized cost of the interest rate protection contracts of $3,695 as of July 31, 1996, debt prepayment penalties of $822 and other deferred financing costs of $3,088, less the fair value of the remaining interest rate protection contracts of $1,456 based on their fair value at March 31, 1996. The future fair value of interest rate protection contracts is susceptible to valuation fluctuations based on market changes in interest rates and the maturity date of the underlying contracts. In the event the First Mortgage Loan and Term Loan do not close prior to August 1, 1996, the Company will incur a charge to earnings of approximately $3,250 relating to non-refundable financing fees paid in connection with such proposed financings.



    Effective December 31, 1995, the Company's $16,000 fixed rate mortgage loan that was scheduled to mature on that date was modified to extend the maturity date to July 31, 1996 at a fixed rate of interest at 8.00%. On January 30, 1996, the Company obtained from a commercial mortgage company a commitment for a mortgage loan in an amount not to exceed $7,000 for an eight-year term (the "Refinancing Loan"). The Refinancing Loan will bear a fixed interest rate based on eight-year Treasury notes plus 2.60% and requires monthly principal and interest payments based on a 16-year amortization schedule. The Company intends to close on the Refinancing Loan by July 31, 1996 with approximately $9,000 of the net proceeds from the First Mortgage Loan.



    PLANNED DEVELOPMENT



    Management believes that there is sufficient demand for continued development of new factory outlet centers and expansions of certain existing factory outlet centers. The Company expects to open between approximately
700,000 and 900,000 square feet of GLA during 1996. Of this amount, 440,000 square feet of GLA relates to the development of two new factory outlet centers and the balance relates to planned expansions of existing factory outlet centers. At March 31, 1996, the aggregate remaining capital expenditures for the new factory outlet centers and expansions expected to open in 1996 ranged between approximately $75,000 and $95,000. The aggregate remaining capital expenditures for new factory outlet centers and expansions opened during the year ended December 31, 1995 (aggregating 949,000 square feet of GLA) approximated $7,000.



TABLE 9 -- FACTORY OUTLET CENTERS AND EXPANSIONS UNDER CONSTRUCTION



    TABLE 9 summarizes the projected opening dates and total GLA of the factory outlet centers and expansions of existing centers under construction as of April 30, 1996. The total estimated construction cost for such projects is approximately $67,400.



                                                                                  PROJECTED
PROJECT                                          LOCATION            PHASE       OPENING DATE        GLA
- ---------------------------------------  ------------------------  ---------  ------------------  ---------
Buckeye Factory Shops..................  Medina County, OH             I        November 1996       205,000
Carolina Factory Shops.................  Gaffney, SC                   I        November 1996       235,000
                                                                                                  ---------
  Total New Centers under
   Construction........................                                                             440,000

Arizona Factory Shops..................  Phoenix, AZ                  II         4th Quarter         95,000
Ohio Factory Shops.....................  Jeffersonville, OH          IIIA        3rd Quarter         35,000
Indiana Factory Shops..................  Daleville, IN                IIA        4th Quarter         28,000
Triangle Factory Shops.................  Raleigh-Durham, NC           IIA        3rd Quarter          6,000
                                                                                                  ---------
  Total Expansions under
   Construction........................                                                             164,000
                                                                                                  ---------
  Total New Centers and Expansions
   under Construction..................                                                             604,000
                                                                                                  ---------
                                                                                                  ---------


- ------------------------

NOTE:



(1) No assurance can be given that these factory outlet centers will be opened on schedule with the indicated GLA. Additionally, no assurance can be given that the estimated construction costs will not be exceeded.



    Management believes that the Company has sufficient capital and capital commitments to fund the remaining development costs associated with the 1995 openings and the openings planned for 1996. These funding requirements are expected to be met, in large part, with the proceeds of the First Mortgage Loan, the Revolving Loan, the Term Loan, the Corporate Line, the Common Stock Offering and funding commitments from two development joint ventures with an unrelated third party. There can be no assurance that the Company will be successful in consummating the First Mortgage Loan and the Term Loan. If adequate financing for such development and expansion is not available, the Company may not be able to develop new centers or expand existing centers at currently planned levels.



    With regard to planned new factory outlet centers and expansions scheduled to open in 1997, which are expected to contain approximately 800,000 square feet of GLA in the aggregate, at a total development cost of approximately $88,000, the Company expects to fund approximately 37% of these new projects through joint ventures with an unrelated third party. The Company expects to fund the development cost for the balance of its new 1997 projects from: (a) approximately 70% to 75% of cost from proceeds available on line of credit facilities, and (b) the balance of cost (25% to 30%) from a variety of potential sources, including excess proceeds from securitized loan transactions, retained FFO, and the potential sale of common or preferred equity in the public or private capital markets. As of March 31, 1996, there were no material commitments with regard to the 1997 planned development activity.



    DEBT REPAYMENTS AND PREFERRED STOCK DIVIDENDS



    The Company's aggregate indebtedness was $306,020 and $305,954 at March 31, 1996 and December 31, 1995, respectively. At March 31, 1996, such indebtedness had a weighted average maturity of 3.8 years and bore interest at a weighted average interest rate of 7.15% per annum. At March 31, 1996, $24,984, or 8.2%, of such indebtedness bore interest at fixed rates and $281,036, or 91.8%, of such indebtedness, including $28,250 of tax-exempt bonds, bore interest at variable rates.



    At March 31, 1996, the Company held interest rate protection contracts on $28,250 of floating rate tax-exempt indebtedness and $97,309 of other floating rate indebtedness (or approximately 44.7% of its total floating rate indebtedness). These contracts expire in 1999 and 2000, respectively. In addition, the Company held additional interest rate protection contracts on $43,900 of the $97,309 floating rate indebtedness to further reduce the Company's exposure to increases in interest rates. See Note 2 -- "Summary of Significant Accounting Policies" and Note 7 -- "Bonds and Notes Payable" of the Notes to Consolidated Financial Statements for additional information concerning the accounting policies and significant terms of the interest rate protection contracts.



    The Company's ratio of debt to total market capitalization (defined as total long term debt divided by the sum of: (a) the aggregate market value of the outstanding shares of Common Stock, assuming the full exchange of Common Units into Common Stock; (b) the aggregate market value of the outstanding shares of Convertible Preferred Stock; (c) the aggregate liquidation preference of the Senior Preferred Stock at $25.00 per share; and (d) the total long-term debt of the Company) was 49.3% at March 31, 1996.



    The Company is obligated to repay $172,834 of mortgage indebtedness during the remainder of 1996. The Company may extend for one year the term of its Revolving Loan which is currently scheduled to expire on December 31, 1996. Annualized cumulative dividends on the Company's Senior Preferred Stock and Convertible Preferred Stock are $6,037 and $14,907, respectively. These dividends are payable quarterly, in arrears.



    The Company anticipates that cash flow from operations, together with cash available from borrowings and other sources, including proceeds from debt refinancing, will be sufficient to satisfy its debt service obligations, expected distribution and dividend requirements and operating cash needs for the next year.



TABLE 10 -- TAXABILITY OF DIVIDENDS



    TABLE 10 summarizes the taxability of distributions and dividends paid during the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994. Distributions paid by the Company out of its current or accumulated earnings and profits (and not designated as capital gains dividends) will constitute taxable dividends to each holder. To the extent the Company makes distributions (not designated as capital gains dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each holder, reducing the adjusted basis which such holder has in his shares of stock by the amount of such distributions (but not below zero), with distributions in excess of a holder's adjusted basis in his stock taxable as capital gains (provided that the shares have been held as a capital asset).



                                                                                            PERIOD FROM
                                                                       YEAR ENDED        MARCH 22, 1994 TO
                                                                    DECEMBER 31, 1995    DECEMBER 31, 1994
                                                                   -------------------  -------------------
SENIOR PREFERRED STOCK
  Ordinary income................................................          100.0%               100.0%
  Return of capital..............................................             --                   --
CONVERTIBLE PREFERRED STOCK
  Ordinary income................................................           75.6%                78.5%
  Return of capital..............................................           24.4%                21.5%
COMMON STOCK
  Ordinary income................................................             --                   --
  Return of capital..............................................          100.0%               100.0%



    No assurances can be made that future dividends and distributions will be treated similarly. Each holder of Stock may have a different basis in its Stock and accordingly, each holder is advised to consult its tax advisors.

    ECONOMIC CONDITIONS



    Substantially all of the merchants' leases contain provisions that somewhat mitigate the impact of inflation. Such provisions include clauses providing for increases in base rent and clauses enabling the Company to receive percentage rentals based on merchants' gross sales. Substantially all leases require merchants to pay their proportionate share of operating expenses, including common area maintenance, real estate taxes and promotion, thereby reducing the Company's exposure to increased costs and operating expenses resulting from inflation. At March 31, 1996, the Company maintained interest rate protection contracts to protect against increases in interest rates on certain floating rate indebtedness (see "Debt Repayments and Preferred Stock Dividends").



    The Company intends to reduce operating and leasing risks by managing its existing portfolio of properties with the goal of improving its tenant mix, rental rates and lease terms and attracting high fashion, upscale manufacturers and national brand-name manufacturers as merchants.



    RECENTLY ISSUED ACCOUNTING STANDARDS



    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996 and its adoption had no effect on the consolidated financial statements of the Company.



    In October 1995, the FASB issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which provides an alternative to Accounting Principles Board ("APB") No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", in accounting for stock-based compensation issued to employees. The Company will continue to account for stock option grants in accordance with APB No. 25.



    FUNDS FROM OPERATIONS



    Management believes that to facilitate a clear understanding of the Company's operating results, Funds from Operations should be considered in conjunction with net income (loss) presented in accordance with GAAP. FFO is defined as net income (loss) (determined in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.



    The Company generally considers FFO to be an appropriate measure of performance for an equity real estate investment trust. Historical FFO may or may not be indicative of future FFO. FFO does not represent cash generated from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), is not necessarily indicative of cash flow available to fund cash needs and should not be considered an alternative to net income or other GAAP measures as an indication of the Company's performance or an alternative to cash flow as a measure of liquidity or the ability to service debt or pay dividends.



    The Company cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by the Company may not be comparable to other similarly titled measures of other reporting companies.



    TABLE 11 provides a reconciliation of income before allocations to minority interests and preferred shareholders to FFO, under both the old definition and the New Definition, for the three months ended March 31, 1996 and 1995. FFO (old definition) increased $883, or 11.0%, to $8,916 for the three months ended March 31, 1996 from $8,033 for the three months ended March 31, 1995. This increase is primarily attributable to the Portfolio Expansion. TABLE 12 provides a reconciliation of income (loss) before allocation to minority interests and preferred shareholders to FFO before allocation to minority interests and preferred shareholders for the years ended December 31, 1995, 1994 and 1993. FFO (old definition) increased 29.4% to $33,133 for the year ended December 31, 1995 from $25,596, for the year ended December 31, 1994. The increase in FFO (old definition) primarily reflects the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering.

FFO (old definition) increased to $25,596 from $4,887, or 424%, for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase in FFO (old definition) was primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in connection with the Initial Public Offering, and net preferential partner distributions totaling $2,538 during 1994.



    In March 1995, NAREIT established guidelines clarifying the definition of FFO (as modified, the "New Definition"). The Company now reports both the old definition and the New Definition. For the Company, the primary impact of adopting the New Definition will be a reduction in FFO since the amortization of capitalized debt costs and depreciation of non-real estate assets are not added back to income before minority interests and preferred shareholders. TABLE 11 also presents the Company's FFO under the old definition and the New Definition for the three months ended March 31, 1996 and 1995. TABLE 12 presents the Company's FFO under the old definition and the New Definition for the years ended December 31, 1995, 1994 and 1993.



TABLE 11 -- FUNDS FROM OPERATIONS -- THREE MONTHS ENDED MARCH 31, 1996 AND 1995



                                                                                OLD DEFINITION        NEW DEFINITION
                                                                             --------------------  --------------------
                                                                                    THREE MONTHS ENDED MARCH 31,
                                                                             ------------------------------------------
                                                                               1996       1995       1996       1995
                                                                             ---------  ---------  ---------  ---------
Income before allocations to minority interests and preferred
 shareholders..............................................................  $   3,057  $   3,142  $   3,057  $   3,142
FFO ADJUSTMENTS:
Depreciation and amortization..............................................      4,387      3,605      4,231      3,497
Amortization of deferred financing costs and interest rate protection
 contracts.................................................................      1,112      1,068     --         --
Unconsolidated joint venture adjustments (1)...............................        360        218        327        210
                                                                             ---------  ---------  ---------  ---------
FFO before allocations to minority interests and preferred shareholders....  $   8,916  $   8,033  $   7,615  $   6,849
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------


- ------------------------

NOTE:



(1) Includes net preferential partner distributions received from a joint venture partnership of $81 for the three months ended March 31, 1995.



TABLE 12 -- FUNDS FROM OPERATIONS -- YEARS ENDED DECEMBER 31, 1995, 1994 AND
1993



                                                          OLD DEFINITION                   NEW DEFINITION
                                                  -------------------------------  -------------------------------
                                                    1995       1994       1993       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (COMBINED)                       (COMBINED)
Income (loss) before allocations to minority
 interests and preferred shareholders...........  $  12,806  $   7,046  $  (3,873) $  12,806  $   7,046  $  (3,873)
FFO ADJUSTMENTS:
Depreciation and amortization...................     15,438     11,976      7,632     14,884     11,681      7,504
Unconsolidated joint venture adjustments (1)....        365      2,934        766        306      2,888        720
Amortization of deferred financing costs and
 interest rate protection contracts.............      4,524      3,640        362         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------
FFO before allocations to minority interests and
 preferred shareholders.........................  $  33,133  $  25,596  $   4,887  $  27,996  $  21,615  $   4,351
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------


- ------------------------

NOTE:



(1) Includes net preferential partner distributions from a joint venture partnership of $162 and $2,538 for the years ended December 31, 1995 and 1994, respectively.

    The payout ratio for the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994 (calculated as distributions made by the Company for the applicable period divided by FFO (old definition)), was 91.7%, 91.8% and 88.9%, respectively. For purposes of determining whether the Company's FFO is sufficient to terminate the Preferential Distribution under the Operating Partner Agreement, FFO will be calculated based on the old definition of FFO. See "Operating Partnership Agreement."



TABLE 13 -- CONSOLIDATED QUARTERLY SUMMARY OF FUNDS FROM OPERATIONS (OLD DEFINITION)


                                                                                                            1994
                                                                                                  ------------------------
                                                                     1995
                                              --------------------------------------------------
                                                FOURTH        THIRD       SECOND        FIRST       FOURTH        THIRD
                                                QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                              -----------  -----------  -----------  -----------  -----------  -----------
Income before allocations to minority
 interests and preferred shareholders.......   $   3,369    $   3,232    $   3,063    $   3,142    $   3,126    $   3,127
FFO ADJUSTMENTS:
Depreciation and amortization...............       4,177        3,917        3,739        3,605        3,569        3,355
Unconsolidated joint venture adjustments
 (1)........................................         144           56          (53)         218          135        1,125
Amortization of deferred financing costs and
 interest rate protection contracts.........       1,213        1,105        1,138        1,068          902          515
                                              -----------  -----------  -----------  -----------  -----------  -----------
FFO before allocations to minority interests
 and preferred shareholders.................   $   8,903    $   8,310    $   7,887    $   8,033    $   7,732    $   8,122
                                              -----------  -----------  -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------  -----------  -----------


                                                              PERIOD FROM
                                                            MARCH 22, 1994
                                                SECOND            TO
                                                QUARTER     MARCH 31, 1994
                                              -----------  -----------------
Income before allocations to minority
 interests and preferred shareholders.......   $   2,789       $     412
FFO ADJUSTMENTS:
Depreciation and amortization...............       2,483             396
Unconsolidated joint venture adjustments
 (1)........................................       1,300              --
Amortization of deferred financing costs and
 interest rate protection contracts.........       1,528              --
                                              -----------          -----
FFO before allocations to minority interests
 and preferred shareholders.................   $   8,100       $     808
                                              -----------          -----
                                              -----------          -----


- ------------------------------

NOTE:



(1) Includes net preferential partner distributions received from a joint venture partnership of $81, $81, $200, $1,038 and $1,300 for the three months ended June 30, 1995, March 31, 1995, December 31, 1994, September 30, 1994 and June 30, 1994, respectively.

                            BUSINESS AND PROPERTIES

GENERAL

    The Company's strategy is to build on its reputation and experience in the outlet center business and to capitalize on the current trend in value-oriented retailing through strategic outlet center expansions and the selective development and acquisition of additional outlet centers. As a fully-integrated real estate company, the Company provides development, construction, finance, leasing, marketing and property management services for all of its properties.

    OVERVIEW OF THE VALUE RETAILING INDUSTRY.

    The Company's outlet centers are part of a retail industry sector known as value retailing. Value retailing generally consists of three segments: factory outlet stores, discount retailers and off-price retailers.


    - Factory outlet stores are operated principally by manufacturers and sell directly to the consumer. Outlet stores generally carry the same name as the designer and feature a full selection of designer and brand-name goods at discounts generally ranging from 25% to 50% below regular department and specialty store prices.


    - Discount   retailers   offer  inexpensive   non-branded  goods   and  some
      manufacturers' seconds at low to mid-level price points.

    - Off-price retailers buy excess inventory and seconds from manufacturers, and as a result, offer a narrow selection in a number of assorted brand names, which can vary daily or weekly in every store.

    Outlet stores are distinguished from the other two value retailing segments principally by the manner in which their goods are sourced. Discount and off-price retailers buy their goods from manufacturers, whereas outlet stores are operated directly by manufacturers. Outlet stores are further distinguished from discount retailers by generally higher price points and a generally more affluent target clientele, and from off-price retailers by a wider and more current selection of merchandise and a generally higher level of customer service.

    In addition to the profitability from selling merchandise directly to the public at outlet centers, manufacturers receive the following benefits from outlet retailing:

    - Maintaining brand image through attractive presentation of merchandise and association with other designer label goods;

    - Gaining more control over the distribution of overstocked, discounted or out-of-season merchandise, reducing conflicts with full-priced goods in department stores;

    - Marketing and assessing demand for new merchandise; and

    - Providing a showcase setting forth their full product line.


    While manufacturers have become aware of the benefits of selling excess inventory through outlet stores, consumer attitudes towards outlet centers also have been changing. Consumers increasingly have been demanding quality merchandise at lower prices which, when combined with a "bargain-hunting" mentality and a renewed focus on value, has served to attract consumers to value retailing. Management believes that all of these factors will contribute to the growth of outlet centers.


THE COMPANY'S OUTLET CENTERS

    CONSTRUCTION AND DEVELOPMENT OF OUTLET CENTERS.

    The general criteria used by the Company for selecting new sites for outlet centers consist of a number of factors, including:

    - Proximity to major metropolitan areas (minimum resident population of 2.5 million within a 100 mile radius);

    - Distance from traditional centers (usually at least 20 miles from the outlet center);

    - Volume of tourists within the trade area (minimum of three million annually);

    - Access to and location on interstate highways (at an interchange with daily traffic counts of not less than 25,000 vehicles); and

    - Potential for multi-phase expansion (to accommodate a minimum of 300,000 square feet of GLA).

    Generally, the Company will build such outlet centers in multiple phases, with the initial phase containing approximately 200,000 square feet of GLA. Thereafter, typically one or two additional phases are developed and built to meet demand.


    The Company builds and landscapes its outlet centers to conform to the architectural style and regional characteristics of the surrounding community. The Company's centers generally are designed as a series of pedestrian courtyards and walkways lined with store fronts creating a "village atmosphere." The pedestrian courtyards feature gardens, fountains, extensive landscaping, exterior lighting, public seating and quality finishes. This design promotes greater merchandise visibility and more pedestrian traffic through the center than "U" or "L" shaped designs typically used in other outlet centers. Management believes that the courtyard layout is preferred by customers and encourages visits to the center for longer periods of time and on a more frequent basis.


    The Company's outlet centers include various amenities intended to enhance the quality and length of customers' visits, particularly for customers visiting the outlet center with children and other family members. The Company's outlet centers were among the first in the industry to include recreational facilities and conveniences such as food courts, automated teller machines and playgrounds. The Company believes that these amenities serve an important role in extending the length of customers' visits and promoting repeat trips to its outlet centers by making the outlet center an attractive destination for both shoppers and non-shoppers.

    The Company typically obtains leasing commitments for a large part of the space in each outlet center before acquiring the site and beginning construction. The Company generally begins construction, other than site development work, only after it obtains leasing commitments for at least 50% of the space in the first phase of a new outlet center.

    The Company's outlet centers are constructed using high-quality, durable materials designed for longevity with minimal maintenance. Construction of the first phase of an outlet center generally has taken seven to nine months from ground-breaking until the opening of the first merchant store. Management of the Company works closely with lead merchants during all phases of the development of an outlet center, including site selection, design and marketing. After identifying an acceptable site, the Company typically obtains an option to acquire the site which allows the Company to complete pre-development work, such as title searches, soil analysis, environmental studies, preliminary architectural design and site planning without risking significant capital. In lieu of entering into an option to acquire a site, the Company typically will enter into a contract to acquire the site when the Company determines that any forfeitable deposit or damages are no greater than the option payment it otherwise would have incurred had it entered into an option. The Company employs its own construction managers to arrange for and supervise all aspects of the construction of a new outlet center. Construction managers spend the majority of their time in the field, working with construction contractors who are hired locally by the Company for each project. Management believes that this approach reduces construction costs, makes the process more efficient, and benefits the relationship between the Company and the local community.


    New space typically is delivered to merchants as a "vanilla box," meaning a space with finished demising partitions, bathrooms and a finished ceiling. The merchant has the latitude to make its own modifications within this space, subject to the Company's approval. Generally, the Company may provide a tenant allowance for new merchants at an outlet center as part of such merchant's initial lease. The actual amount of the tenant allowance varies depending on a number of factors, including the amount of GLA leased, the phase of the center being leased and the market conditions and overall performance of the center. As a general policy, the Company does not provide any other lease incentives, concessions or abatements.

    LEASE TERMS.


    In general, the leases relating to the Company's outlet centers have a term of five to seven years. Most leases provide for the payment of percentage rents for annual sales in excess of certain thresholds. In addition, the Company's typical leases provide for the recovery of all of a merchant's proportionate share of actual common area maintenance ("CAM"), refuse removal, insurance, and real estate taxes as well as a collection for advertising and promotion and an administrative fee. CAM includes such items as common area utilities, security, parking lot cleaning, maintenance and repair of common areas, capital replacement reserves, landscaping, seasonal decorations, public restroom maintenance and certain administrative expenses.


    MERCHANTS.

    In management's view, the merchant mix is one of the most important factors in promoting an outlet center's success. Virtually all aspects of the Company's outlet centers, ranging from site selection to architectural design, are planned to attract and retain a diverse mix of nationally and internationally recognized manufacturers of upscale designer and brand-name products.


    Crucial to the development of a new outlet center is having lead merchants committed to the outlet center early in the process. In management's view, lead merchants are manufacturers that during the development of an outlet center attract other high-quality manufacturers to the outlet center and ensure a well-balanced and diversified mix of merchants that will attract consumers to the outlet center. For the three months ended March 31, 1996, no group of merchants under common control accounted for more than 6.0% of the gross revenues of the Company or, at March 31, 1996, occupied more than 7.3% of the total GLA of the Company.



    The following list includes some of the lead merchants in the Company's outlet centers based on leases executed as of March 31, 1996:



                                                                  NUMBER        % OF LEASED
MERCHANT                                                         OF STORES          GLA
- ------------------------------------------------------------  ---------------  -------------
PHILLIPS-VAN HEUSEN (1)
  BASS......................................................            15           2.44%
  VAN HEUSEN................................................            15           1.59%
  GEOFFREY BEENE............................................            17           1.83%
  IZOD......................................................            12           0.61%
  GANT......................................................             5           0.34%
                                                                       ---          -----
    SUBTOTAL PHILLIPS-VAN HEUSEN............................            64           6.81%
DRESS BARN, INC.
  WESTPORT, LTD./WESTPORT WOMAN.............................            18           3.01%
  SBX.......................................................             2           0.22%
                                                                       ---          -----
    SUBTOTAL DRESS BARN.....................................            20           3.23%
CASUAL CORNER GROUP, INC.
  CASUAL CORNER OUTLET......................................            15           1.68%
  CASUAL CORNER WOMAN.......................................             6           0.38%
  PETITE SOPHISTICATE.......................................            14           0.87%
                                                                       ---          -----
    SUBTOTAL CASUAL CORNER GROUP, INC.......................            35           2.93%
SARA LEE
  L'EGGS/HANES/BALI /PLAYTEX................................            14           1.56%
  CHAMPION..................................................             5           0.41%
  COACH LEATHER.............................................             7           0.44%
  SARA LEE BAKERY...........................................             1           0.06%
  SOCKS GALORE..............................................             1           0.03%
                                                                       ---          -----
    SUBTOTAL SARA LEE.......................................            28           2.50%

                                                                  NUMBER        % OF LEASED
MERCHANT                                                         OF STORES          GLA
- ------------------------------------------------------------  ---------------  -------------
VF CORPORATION
  VANITY FAIR/LEE/WRANGLER..................................             4           1.81%
  BARBIZON..................................................             2           0.11%
                                                                       ---          -----
    SUBTOTAL VF CORPORATION.................................             6           1.92%
MIKASA......................................................            13           2.56%
BUGLE BOY...................................................            15           2.23%
OSHKOSH B'GOSH/GENUINE KIDS.................................            20           1.96%
DESIGNS, INC./BOSTON TRADER.................................             9           1.91%
READING CHINA & GLASS.......................................             3           1.77%
SPRINGMAID WAMSUTTA.........................................             9           1.60%
CORNING-REVERE..............................................            13           1.58%
CARTERS.....................................................            12           1.55%
JONES NEW YORK/EVAN PICONE..................................            20           1.54%
ANNTAYLOR/ANNTAYLOR LOFT....................................             8           1.48%
REEBOK......................................................             5           1.06%
OFF 5TH (SAKS FIFTH AVENUE).................................             2           0.94%
NIKE........................................................             4           0.93%
GUESS?......................................................             7           0.92%
JOCKEY......................................................            10           0.86%
DANSKIN.....................................................             7           0.85%
COUNTY SEAT.................................................             5           0.83%
AMERICAN EAGLE OUTFITTERS...................................             7           0.71%
LEVI'S/DOCKERS OUTLET.......................................             6           0.68%
ESPRIT......................................................             3           0.67%
POLO/RALPH LAUREN...........................................             3           0.66%
BROOKS BROTHERS.............................................             5           0.64%
EDDIE BAUER.................................................             3           0.57%
SONY........................................................             4           0.54%
J. CREW.....................................................             3           0.46%
HE-RO GROUP.................................................             4           0.46%
DONNA KARAN.................................................             3           0.32%
IBM PC FACTORY OUTLET.......................................             1           0.31%
BOSE........................................................             3           0.28%
TOMMY HILFIGER..............................................             3           0.26%
NORDIC TRACK................................................             4           0.26%
LAURA ASHLEY................................................             2           0.21%
ELLEN TRACY.................................................             2           0.16%
ANNE KLEIN..................................................             2           0.16%
NAUTICA.....................................................             2           0.14%
FIRST CHOICE/ESCADA.........................................             2           0.08%
                                                                       ---          -----
TOTAL.......................................................           377          48.52%
                                                                       ---          -----
                                                                       ---          -----


- ------------------------
NOTE:

(1) In an effort to position itself for future growth and increased profitability, Phillips-Van Heusen Corporation ("PVH") announced in September 1995 the closing of approximately 200 of its approximately 1,000 outlet stores. PVH did not specifically identify the stores involved but indicated the closings will occur over the next several years, targeting underperforming stores. Three PVH stores aggregating approximately 9,500 square feet of GLA have been closed at the Company's outlet centers pursuant to early termination rights in such leases. The Company has executed new leases for most of such space. Based on ongoing discussions with PVH's management the Company does not believe that any store closings stemming from this announcement will have a material effect on the Company's results of operations or financial condition. PVH also indicated that it would continue to open new stores in the strongest outlet centers at appropriate distances from traditional retail malls. PVH's management continues to work with the Company on future outlet store openings.

    Lead merchants are placed in strategic locations designed to draw customers into the outlet center and to encourage them to shop at more than one store. The Company continually examines the placement of merchants within each center and, in collaboration with its merchants, adjusts the size and location of their space within the center to improve sales per square foot.


    The Company identifies merchants with potential credit problems at an early stage by closely monitoring every merchant's performance. The Company has worked successfully to limit its delinquencies and bad debt losses. During the year ended December 31, 1995, total bad debt expense was approximately $346,000. During the quarter ended March 31, 1996, total bad debt expense was approximately $224,000. The Company has not lost any material revenue related to merchant bankruptcies or other lease defaults.


    THE MANUFACTURERS FORUM-REGISTERED TRADEMARK-.

    Management has developed close working relationships with its merchants to understand and better anticipate the merchants' immediate and long-term merchandising strategies and retail space requirements. To this end, in 1989 the Company established The Manufacturers Forum-Registered Trademark-, an organization of over 100 manufacturers that conducts between four and six industry meetings per year on the factory outlet center industry -- two of which meetings are held at semi-annual conventions. The meetings are organized and hosted by executives of the Company and are attended by senior executives from the member manufacturers. Industry experts are invited to attend as guest speakers to discuss ideas, trends, data and other issues pertinent to the ongoing growth of the outlet center business.

    The Manufacturers Forum-Registered Trademark- was developed as an educational tool for both the Company and the member merchants, including new manufacturers that are investigating opening outlet stores, and allows both the Company and member merchants to stay up-to-date with changes in the industry. Topics discussed at The Manufacturers Forum-Registered Trademark- lead to stronger relationships with key merchants and a shared vision with the manufacturers as to future growth of the industry.

    PROPERTY MANAGEMENT.

    In order to ensure that the outlet centers are maintained according to the Company's standards, the Company manages all of its outlet centers with on-site property management staff. Members of the property management team closely monitor the sales performance of each merchant. Monthly sales reports are prepared on a merchant-by-merchant basis for each outlet center. The data is analyzed for trends and merchants are evaluated on their performance. The management team holds both formal and informal communication sessions with merchants throughout the year and is involved in promotions and marketing. Property managers and marketing directors work with the Advisory Board to systematically review merchant performance, merchandising mix and layout with leasing representatives of the Company in order to improve sales per square foot.

    The Company works continually to preserve and enhance its relationships with its merchants by providing a high level of merchant services at each center. On-site property managers are trained to maintain uniform quality through rigorous property maintenance which seeks to ensure attractive landscaping, cleanliness and appropriate security measures.

    Merchants are responsible for their own utilities. They also are billed monthly for their proportionate share of CAM expenses and other expenses such as insurance, property taxes and advertising and promotion expenses related to the property. Maintenance is important to merchants who want their brand names to be associated with an attractive environment and to upscale consumers who prefer to shop in a pleasant setting. The Company believes that its consistent ability to provide well-managed centers is a central factor in the loyalty of its core merchant group.

    In addition to the on-site staff, the Company employs a Director of Operations, located at the Company's headquarters in Baltimore, to supervise the on-site management personnel and to develop Company policies and procedures with respect to its Properties.

    LEASING ACTIVITIES.


    The Company's leasing activities are conducted by a dedicated leasing staff of ten professionals, staffed by region. The Company strives to keep its outlet centers fully leased while obtaining the maximum amount of rent for its space throughout the year. Leasing personnel also are actively involved in assisting the Company in identifying new markets in which the Company may acquire or develop new outlet centers. After a site is identified, the leasing personnel work with the Company's merchants to meet the Company's goal of generally having leasing commitments for at least 50% of the GLA of a project before starting construction, other than site development work, on the outlet center. Once a property opens, leasing personnel continue to evaluate the merchant mix at each outlet center to determine whether the outlet center is obtaining the maximum amount of rent for its space. They also prepare to fill space that may become available upon expiration of a lease.


    MARKETING.

    The Company actively markets its outlet centers to the general public. Each outlet center has an on-site marketing manager to implement a comprehensive marketing program and to continuously measure and evaluate the results of each component of the program. Merchants contribute promotional and advertising funds that are used to promote the outlet centers through billboard advertising, direct-mail promotions, brochures distributed at rest stops and tourist information centers, and advertisements in tourist and regional publications. The on-site marketing managers also arrange for radio and limited local television advertising. The outlet centers are frequently advertised in both local newspapers and in national publications. Grand opening celebrations and advertising campaigns, which often include local radio and television coverage, are organized for the grand opening of each new outlet center and subsequent phases.

    In addition to the on-site staff, the Company employs a Director of Marketing, located at the Company's headquarters in Baltimore, to supervise the on-site marketing personnel and to develop national marketing programs and policies for its Properties. The Director of Marketing also arranges bus charters and coordinates with tour operators who schedule group visits to the Properties. The Company also employs regional marketing directors for each region of the country. All of the Company's marketing activities are monitored and reviewed at least quarterly by the Advisory Board.


                            PORTFOLIO OF PROPERTIES
                             (AS OF MARCH 31, 1996)


                                                                                                           NUMBER
                                                     OWNERSHIP                GRAND OPENING   GLA (SQ.    OF STORES
FACTORY OUTLET CENTERS                             INTEREST (1)      PHASE         DATE         FT.)       OPENED
- ------------------------------------------------  ---------------  ---------  --------------  ---------  -----------
Warehouse Row Factory Shops (2)(3)                         99%         I      November 1989      95,000          28
 Chattanooga, Tennessee                                    65%        II       August 1993       26,000           6
                                                                                              ---------       -----
                                                                                                121,000          34
San Marcos Factory Shops                                  100%         I       August 1990      177,000          57
 San Marcos, Texas                                                    II       August 1991       67,000          18
                                                                      III      August 1993      117,000          26
                                                                     IIIB     November 1994      20,000           2
                                                                     IIIC     November 1995      35,000           2
                                                                                              ---------       -----
                                                                                                416,000         105
Gulf Coast Factory Shops                                  100%         I       October 1991     187,000          57
 Ellenton, Florida                                                    II       August 1993      123,000          33
                                                                                              ---------       -----
                                                                                                310,000          90
Triangle Factory Shops                                    100%         I       October 1991     181,000          45
 Raleigh-Durham, North Carolina

                                                    PERCENTAGE
FACTORY OUTLET CENTERS                              LEASED (10)
- ------------------------------------------------  ---------------
Warehouse Row Factory Shops (2)(3)                          92%
 Chattanooga, Tennessee                                     94
                                                           ---
                                                            93
San Marcos Factory Shops                                    99
 San Marcos, Texas                                          93
                                                           100
                                                            91
                                                           100
                                                           ---
                                                            98
Gulf Coast Factory Shops                                    99
 Ellenton, Florida                                          99
                                                           ---
                                                            99
Triangle Factory Shops                                     100
 Raleigh-Durham, North Carolina

                                                                                                           NUMBER
                                                     OWNERSHIP                GRAND OPENING   GLA (SQ.    OF STORES
FACTORY OUTLET CENTERS                             INTEREST (1)      PHASE         DATE         FT.)       OPENED
- ------------------------------------------------  ---------------  ---------  --------------  ---------  -----------
Coral Isle Factory Shops (4)                              100%         I      December 1991      94,000          31
 Naples/Marco Island, Florida                                         II      December 1992      32,000          10
                                                                                              ---------       -----
                                                                                                126,000          41
Castle Rock Factory Shops (5)                             100%         I      November 1992     181,000          55
 Castle Rock, Colorado                                                II       August 1993       94,000          24
                                                                      III     November 1993      95,000          29
                                                                                              ---------       -----
                                                                                                370,000         108
Ohio Factory Shops (5)                                    100%         I        July 1993       186,000          53
 Jeffersonville, Ohio                                                 II      November 1993     100,000          23
                                                                      IIB     November 1994      13,000           3
                                                                                              ---------       -----
                                                                                                299,000          79
Gainesville Factory Shops                                 100%         I       August 1993      210,000          62
 Gainesville, Texas                                                   II      November 1994     106,000          25
                                                                                              ---------       -----
                                                                                                316,000          87
Nebraska Crossing Factory Shops (4)                       100%         I       October 1993     192,000          53
 Gretna, Nebraska
Oxnard Factory Outlet (6)                                  30%         I        June 1994       148,000          36
 Oxnard, California
Grove City Factory Shops (7)                               50%         I       August 1994      235,000          72
 Grove City, Pennsylvania                                             II      November 1994      95,000          21
                                                                      III     November 1995      85,000          20
                                                                                              ---------       -----
                                                                                                415,000         113
Huntley Factory Shops                                     100%         I       August 1994      192,000          51
 Huntley, Illinois                                                    II      November 1995      90,000          13
                                                                                              ---------       -----
                                                                                                282,000          64
Florida Keys Factory Shops                                100%         I      September 1994    208,000          56
 Florida City, Florida
Indiana Factory Shops                                     100%         I      November 1994     208,000          51
 Daleville, Indiana
Magnolia Bluff Factory Shops (8)                          100%         I        July 1995       238,000          66
 Darien, Georgia                                                      IIA     November 1995      56,000           5
                                                                                              ---------       -----
                                                                                                294,000          71
Arizona Factory Shops (7)                                  50%         I      September 1995    217,000          62
 Phoenix, Arizona
Gulfport Factory Shops (9)                                100%         I      November 1995     228,000          60
 Gulfport, Mississippi
                                                                                              ---------       -----
                                                           TOTAL FACTORY OUTLET CENTERS (11)  4,331,000       1,155
                                                                                              ---------       -----
                                                                                              ---------       -----


                                                    PERCENTAGE
FACTORY OUTLET CENTERS                              LEASED (10)
- ------------------------------------------------  ---------------
Coral Isle Factory Shops (4)                               100%
 Naples/Marco Island, Florida                              100
                                                           ---
                                                           100
Castle Rock Factory Shops (5)                              100
 Castle Rock, Colorado                                      99
                                                           100
                                                           ---
                                                           100
Ohio Factory Shops (5)                                      98
 Jeffersonville, Ohio                                       98
                                                           100
                                                           ---
                                                            98
Gainesville Factory Shops                                   92
 Gainesville, Texas                                         92
                                                           ---
                                                            92
Nebraska Crossing Factory Shops (4)                         96
 Gretna, Nebraska
Oxnard Factory Outlet (6)                                   94
 Oxnard, California
Grove City Factory Shops (7)                               100
 Grove City, Pennsylvania                                  100
                                                           100
                                                           ---
                                                           100
Huntley Factory Shops                                       98
 Huntley, Illinois                                          57
                                                           ---
                                                            85
Florida Keys Factory Shops                                  89
 Florida City, Florida
Indiana Factory Shops                                       87
 Daleville, Indiana
Magnolia Bluff Factory Shops (8)                            91
 Darien, Georgia                                            50
                                                           ---
                                                            83
Arizona Factory Shops (7)                                   94
 Phoenix, Arizona
Gulfport Factory Shops (9)                                  92
 Gulfport, Mississippi
                                                           ---
                                                            94%
                                                           ---
                                                           ---

NEW CENTERS UNDER
CONSTRUCTION AND SCHEDULED OPENING DATES (12)
- ------------------------------------------------
Buckeye Factory Shops                                                         November 1996     205,000
 Medina County, Ohio
Carolina Factory Shops                                                        November 1996     235,000
 Gaffney, South Carolina

NEW CENTERS UNDER
CONSTRUCTION AND SCHEDULED OPENING DATES (12)
- ------------------------------------------------
Buckeye Factory Shops
 Medina County, Ohio
Carolina Factory Shops
 Gaffney, South Carolina


- ------------------------
NOTES:

 (1) This percentage represents the Company's ownership interest in the Property Partnership that directly owns or leases the Property indicated.

 (2) The Company owns a 2% partnership interest as the sole general partner in Phase I of this property but is entitled to 99% of the property's operating cash flow and net proceeds from a sale or refinancing. Ford Motor Credit Company holds a 35% limited partnership interest and the Company holds a 65% general partnership interest in the partnership that owns Phase II of this property.



 (3) Phase I of this mixed-use development also includes 154,000 square feet of office space and Phase II also includes 5,000 square feet of office space. The total office space of 159,000 square feet of GLA is not included in this table and such space was 100% leased as of March 31, 1996.


 (4) Acquired by the Company from unrelated third parties upon consummation of the Initial Public Offering.

 (5) The Company acquired the remaining 60% interest of an unrelated third party upon consummation of the Initial Public Offering.

 (6) On September 30, 1994, the Company purchased a 30% interest from unrelated third parties in the joint venture partnership that owns this factory outlet center.

 (7) The Company owns 50% of this factory outlet center in a joint venture partnership with an unrelated third party.

 (8) The Property Partnership operates this Property pursuant to a long-term lease under which the Property Partnership receives the economic benefit of a 100% ownership interest. See "Business and Properties."

 (9) The real property on which this outlet center is located is subject to a long-term ground lease. The Property Partnership receives the economic benefit of a 100% ownership interest. See "Business and Properties."


(10) Fully executed leases as of March 31, 1996 as a percent of square feet of GLA.



(11) The Company also owns three community centers containing 424,000 square feet of GLA in the aggregate that were 96% leased as of March 31, 1996.



(12) No assurance can be given that these factory outlet centers will be opened on schedule with the indicated GLA.


    The following is a description of all of the Company's outlet centers and the office component at Warehouse Row Factory Shops. The Company (directly or indirectly) owns 100% of the interests in Property Partnerships which own thirteen of the seventeen Properties. The Company participates in joint ventures with third party developers with respect to the remaining four Properties (Warehouse Row Factory Shops, Grove City Factory Shops, Arizona Factory Shops and Oxnard Factory Outlet). All of the Properties are owned by the Property Partnerships in fee simple except Magnolia Bluff Factory Shops and Gulfport Factory Shops (the ownership of which is described below).


    WAREHOUSE ROW FACTORY SHOPS. This outlet center is located in downtown Chattanooga, Tennessee one-half mile from the Market Street exit on Interstate 24, approximately 100 miles north of Atlanta. The outlet center is a certified historic restoration of former warehouse properties. Phase I of the mixed-use development contains 95,000 square feet of retail space and 154,000 square feet of multi-tenant Class A office space constructed on 2.2 acres. Phase I of Warehouse Row Factory Shops opened in November 1989 and, as of March 31, 1996, was 92% leased to 28 outlet center merchants. The office component of Phase I has an entrance on the main level and occupies the top three floors of this project. The principal tenants of the office component, which as of March 31, 1996 was 100% leased, are the Tennessee Valley Authority and the United States Attorney's Office. Phase II of the outlet center is located on four acres across the street from Phase I and contains 26,000 square feet of retail space and, as of March 31, 1996 was 94% leased to 6 outlet center merchants. Phase II also contains 5,000 square feet of office space and as of March 31, 1996 was 100% leased to five tenants. Pursuant to existing lease agreements until 2004, 71% of the office space in Phases I and II of the project will remain leased. The Company owns a multi-story parking garage adjacent to the center pursuant to a ground lease with the City of Chattanooga. The nearest competing outlet center is located 30 miles from this outlet center.

    Warehouse Row Factory Shops Phase I was financed, in part, with an Urban Development Action Grant Loan in the principal amount of $4,650,000 (the "UDAG Loan"). In addition to certain fixed payments of principal and interest, the UDAG Loan entitles the City of Chattanooga to contingent interest equal to 25% of net cash flow from the project after a preferred return of 15% per year on the cash invested in this phase in excess of any debt financing to the partners of the Property Partnerships and to 25% of the net proceeds from any sale or refinancing of this Property after repayment of the cash equity invested in Phase I. Because of the preferred return, management believes that no contingent interest will accrue under the UDAG Loan for the foreseeable future. Phase I is owned by Property Partnerships in which the Company holds 2% partnership interests as the sole general partner. These partnership interests entitle the Company to 99% of the Property's operating cash flow. Certain limited partners of the Property Partnerships have significant interests in the net proceeds from any disposition of this outlet center. The Company has no current intention to sell this Property and is prohibited from selling this property without the consent of such limited partners prior to December 31, 1996. After December 31, 1996, the Operating Partnership may purchase the interest of such limited partners for a purchase price equal to the fair market value of a 1% interest in these Property Partnerships. An affiliate of the Selling Stockholder owns the remaining interest not owned by the Company in one of the partnerships.



    Warehouse Row Factory Shops Phase II was financed through a partnership with Ford Motor Credit Company. Ford Motor Credit Company holds a 35% limited partnership interest and the Company holds a 65% general partnership interest in such partnership. Prior to any distribution to the Company, Ford Motor Credit Company is entitled to receive annually $211,050. Upon the sale or financing of such property, Ford Motor Credit Company is entitled to receive the proceeds of such sale or financing up to $2,765,000 plus the cumulative difference between the actual amounts annually distributed to Ford Motor Credit Company and $211,050 per year.



    The Company owns a multi-story parking garage containing 462 parking spaces at this outlet center that is operated by Central Parking, an unrelated parking garage operator. The net revenue from the parking garage for the quarter ended March 31, 1996 and for the year ended December 31, 1995 was $36,495 and $109,195, respectively. The land on which the parking garage is located is leased by the Company from the City of Chattanooga pursuant to a fully paid ground lease. The initial term of this lease expired on April 30, 1995. The Company has an option to purchase this land for a fixed price of $658,100. In connection with the proposed development of Phase III of the center, the City of Chattanooga and the Company are negotiating an extension of the lease and option to purchase as one of the public incentives to induce the Company to develop Phase III.



    SAN MARCOS FACTORY SHOPS. This outlet center is located on 56 acres in San Marcos, Texas at the intersection of Interstate 35 and Center Point Road, approximately 30 miles south of Austin, the state capital, and 50 miles north of San Antonio. This center opened in August 1990 and was developed in multiple phases. As of March 31, 1996 the center consisted of 416,000 square feet of GLA and was 98% leased to 105 merchants. Attached to the center is an additional 60,000 square feet of GLA on seven acres, owned by VF Corporation, which manufactures such brand names as Lee, Wrangler Jeans and Vanity Fair. VF Corporation contributes contracted amounts to the common area maintenance and marketing of the outlet center pursuant to a reciprocal easement agreement. The nearest competing outlet center is located at the same interstate intersection as San Marcos Factory Shops and there is another competing outlet center located within 12 miles.



    The Company intends to expand this outlet center by the construction of an interactive Sports Court during 1996 and 1997. The Sports Court is expected to contain approximately 100,000 square feet of GLA at a total estimated construction cost of $12,150,000. Financing for this project will be provided primarily through the Company's First Mortgage Loan. No assurances can be given that the Sports Court will be constructed on schedule or that the total estimated construction costs will not be exceeded. The Sports Court will feature a collection of factory direct shops offering value-priced sports apparel, equipment and footwear. The common areas of the Sports Court will include such amenities as a basketball court, athletic field and putting greens designed to induce interactive shopper participation by providing shoppers with the means and space to test the sports merchandise and equipment being offered for sale by Sports Court merchants.

    A partnership of PGI and certain other parties owns 63 acres of undeveloped land across Interstate 35 from San Marcos Factory Shops. The Company has a right of first refusal to purchase the land from that partnership if the partnership intends to sell the land for retail use. The Company has no plans at present to develop this tract.


    GULF COAST FACTORY SHOPS. This outlet center is located on 48 acres in Ellenton, Florida at the intersection of Interstate 75 and Highway 301, 40 miles south of Tampa/St. Petersburg and 20 miles north of Sarasota. The center opened in October 1991 and has been developed in two phases. As of March 31, 1996, the center contained 310,000 square feet of GLA and was 99% leased to 90 merchants. The nearest competing outlet center is located 12 miles from this outlet center.



    TRIANGLE FACTORY SHOPS. This outlet center is located on 25 acres in Morrisville, North Carolina at the intersection of Interstate 40 and Airport Boulevard, 16 miles northwest of Raleigh and 11 miles southeast of Durham. This property was originally a mall containing 134,000 square feet of GLA occupied by discount retailers. The Company acquired this property on February 5, 1991, substantially renovated the structure, expanded it to 181,000 square feet of GLA, converted the mall to a factory outlet center and re-leased the space to manufacturers. See "-- Expansions under Construction." The outlet center re-opened in October 1991 and, as of March 31, 1996, was 100% leased to 45 merchants. The nearest competing outlet center is located 40 miles from this outlet center.



    CORAL ISLE FACTORY SHOPS. This outlet center was acquired in March 1994 and is located on 20 acres in Marco Island, Florida on Route 951, one mile west of Highway 41, approximately 20 miles south of Naples, Florida. The center opened in December 1991 and has been developed in two phases. As of March 31, 1996, the center contained 126,000 square feet of GLA and was 100% leased to 41 merchants. The nearest competing outlet center is located 40 miles from this outlet center.



    CASTLE ROCK FACTORY SHOPS. This outlet center is located on 44 acres in Castle Rock, Colorado at the intersection of Interstate 25 and Meadows Parkway, 30 miles south of downtown Denver and 40 miles north of Colorado Springs. The center opened in November 1992 and has been developed in three phases. As of March 31, 1996, the center contained 370,000 square feet of GLA and was 100% leased to 108 merchants. The Company developed this factory outlet center in a joint venture with an unrelated third party and acquired the third party's 60% interest in March 1994. The nearest competing outlet center is located 75 miles from this outlet center.



    OHIO FACTORY SHOPS. This outlet center is located on 51 acres in Jeffersonville, Ohio at the intersection of Interstate 71 and U.S. Route 35, approximately 36 miles south of Columbus, 52 miles north of Cincinnati and 34 miles east of Dayton. The center opened in July 1993 and has been developed in two phases. As of March 31, 1996, the center contained 299,000 square feet of GLA and was 98% leased to 79 merchants. See "-- Expansions under Construction." The Company developed this factory outlet center in a joint venture with an unrelated third party and acquired the third party's 60% interest in March 1994. The nearest competing outlet center is located four miles from this outlet center.



    GAINESVILLE FACTORY SHOPS. This outlet center is located on 129 acres in Gainesville, Texas at the intersection of Interstate 35 and Route 1202, two miles north of Highway 82, approximately 60 miles north of Dallas, Texas. The center opened in August 1993 and has been developed in two phases. As of March 31, 1996, the center contained 316,000 square feet of GLA and was 92% leased to 87 merchants. The nearest competing outlet center is located 30 miles from this outlet center.


    NEBRASKA CROSSING FACTORY SHOPS. This outlet center was acquired by the Company in March 1994 and is located on 46 acres near Gretna, Nebraska at the intersection of Interstate 80 and Highway 31, approximately 25 miles west of Omaha and 35 miles east of Lincoln. The center opened in October 1993 and has been developed in one phase. As of March 31, 1996, the center contained 192,000 square feet of GLA and was 96% leased to 53 merchants. The nearest competing outlet center is located 60 miles from this outlet center.



    OXNARD FACTORY OUTLET. This outlet center is located on approximately 14 acres in Oxnard, California on Highway 101, the "Ventura Freeway", 40 miles northwest of Los Angeles. The center opened in June 1994 and has been developed in one phase. As of March 31, 1996, the center contained 148,000 square feet of GLA and was 94% leased to 36 merchants. This property was developed by unrelated third parties. In September 1994, the Company acquired a 30% interest in the partnership that owns this factory outlet center, and the Company manages the day-to-day operations of the center. Income and losses are allocated pursuant to the partnership agreement which principally is in relation to each partner's interest in the partnership. The nearest competing outlet center is five miles from this outlet center.



    GROVE CITY FACTORY SHOPS. This outlet center is located on 121 acres in Grove City, Pennsylvania at the intersection of Interstate 79 and Route 208, 40 miles north of Pittsburgh and 90 miles east of Cleveland, Ohio. The center opened in August 1994 and has been developed in three phases. As of March 31, 1996, the center contained 415,000 square feet of GLA and was 100% leased to 113 merchants. The nearest competing outlet center is 85 miles from this outlet center.


    The Company and an unrelated third party formed a joint venture to develop this outlet center. Pursuant to the joint venture, the Company's joint venture partner financed the total construction cost of $46.4 million for all three phases of this center. The construction loan is secured by a first mortgage on the Property, which bears interest at LIBOR plus 1.0%, and has a remaining term ranging from two and one-half to four years. A partnership was formed to hold title to the Property and the Company and its joint venture partner each own 50% interests in the partnership. The joint venture agreement further provides that until December 31, 1997 neither the Company nor its joint venture partner will develop a factory outlet center within a 100 mile radius of the Grove City Factory Shops or develop any other real estate project within a five mile radius of such project without first offering the other party the opportunity to participate in the development (i) pursuant to terms substantially similar to the terms of the Grove City Factory Shops joint venture in the event the project would otherwise be wholly-owned by the Company or (ii) pursuant to the terms offered to any third party that is contemplated to be a joint venture partner in such proposed project.


    HUNTLEY FACTORY SHOPS. This outlet center is located on 77 acres in Huntley, Illinois at the intersection of Interstate 90 and Route 47, 50 miles northwest of downtown Chicago and 30 miles east of Rockford, Illinois. The center opened in August 1994 and has been developed in two phases. As of March 31, 1996, the center contained 282,000 square feet of GLA and was 85% leased to 64 merchants. The nearest competing outlet center is 20 miles from this outlet center.



    The Company has an option to acquire from a partnership affiliated with PGI up to seven acres to develop additional phases of this outlet center for an aggregate exercise price of approximately $750,000, although no assurance can be given that the Company will exercise such options or construct additional phases.



    FLORIDA KEYS FACTORY SHOPS. This outlet center is located on 46 acres in Florida City, Florida at the intersection and terminus of the Florida Turnpike and Highway 1 (the entrance to the Florida Keys), 35 miles south of Miami. The center opened in September 1994 and has been developed in one phase. As of March 31, 1996, the center contained 208,000 square feet of GLA and was 89% leased to 56 merchants. The nearest competing outlet center is 60 miles from this center.



    INDIANA FACTORY SHOPS. This outlet center is located on 61 acres in Daleville, Indiana at the intersection of Interstate 69 and Route 67, 34 miles northeast of Indianapolis and 60 miles south of Fort Wayne. The center opened in November 1994 and has been developed in one phase. See "-- Expansions under Construction." As of March 31, 1996, the center contained 208,000 square feet of GLA and was 87% leased to 51 merchants. The nearest competing outlet center is located 25 miles from this outlet center.


    MAGNOLIA BLUFF FACTORY SHOPS. This outlet center is located on 45 acres in Darien, Georgia at the intersection of Interstate 95 and Route 251, 45 miles south of Savannah, Georgia and 80 miles north of

Jacksonville, Florida. The center opened in July 1995 and has been developed in two phases. As of March 31, 1996, the center contained 294,000 square feet of GLA and was 83% leased to 71 merchants. The nearest competing outlet center is located 12 miles from this outlet center.


    The Company leases the real property and improvements comprising this factory outlet center from the local industrial development authority. The lease expires in 2008, at which point the Company may purchase the real property and improvements comprising this factory outlet center for nominal consideration. The Company's management believes that the terms of this lease will not materially limit the growth in cash flow to be received by the Company from this property.


    ARIZONA FACTORY SHOPS. This outlet center is located on 55 acres in Phoenix, Arizona at the intersection of Interstate 17 and Desert Hills Road, 30 miles north of downtown Phoenix and 95 miles south of Flagstaff. The center opened in September 1995 and has been developed in one phase. As of March 31, 1996, the center contained 217,000 square feet of GLA and was 94% leased to 62 merchants. See "-- Expansions under Construction." The Company and an unrelated third party jointly developed this center and each currently owns a 50% interest in the partnership which owns title to this property. Under the terms of the partnership agreement, profits and losses are allocated to each partner based on its relative partnership interest, after giving effect to any special allocation provided for in the partnership agreement. The nearest competing outlet center is located 30 miles from this outlet center.



    Pursuant to the partnership agreement, the Company's partner financed the total construction cost of $25.1 million for this center. The construction loan is secured by a first mortgage on the property, which bears interest at LIBOR plus 1.0%, and has a remaining term of five years. The partnership agreement further provides that until December 31, 1998, neither the Company nor its partner will develop a factory outlet center within a 100 mile radius of the Arizona Factory Shops or develop any other real estate project within a five mile radius of such project without first offering the other party the opportunity to participate in the development (i) pursuant to terms substantially similar to the terms of the Arizona Factory Shops partnership agreement in the event the project would otherwise be wholly-owned by the Company or (ii) pursuant to the terms offered to any third party that is contemplated to be a partner in such proposed project.



    GULFPORT FACTORY SHOPS. This outlet center is located on 100 acres in Gulfport, Mississippi at the intersection of Interstate 10 and Route 49, 60 miles east of New Orleans and 60 miles west of Mobile. The center opened in November 1995 and has been developed in one phase. As of March 31, 1996, the center contained 228,000 square feet of GLA and was 92% leased to 60 merchants. The nearest competing outlet center is located 45 miles from this outlet center.


    The property on which this outlet center is located is subject to a ground lease. The lease expires in 2035, subject to the Property Partnership's option to renew the lease for an additional 25 years. The Company's management believes that the terms of this lease will not materially limit the growth in cash flow to be received by the Company from this property.

    FUTURE DEVELOPMENT


    The Company has commenced construction of two new factory outlet centers containing approximately
440,000 square feet of GLA that are scheduled to open in 1996.



    BUCKEYE FACTORY SHOPS. This outlet center will be located on approximately 44 acres in Medina County, Ohio at the intersection of Interstate 71 and Route 83, 40 miles southwest of Cleveland, 30 miles west of Akron and 35 miles northeast of Mansfield. Phase I is expected to contain 205,000 square feet of GLA at a total estimated construction cost of $22,600,000 and is scheduled to open by November 1996. Construction of this outlet center commenced in April 1996. No assurance can be given that this outlet center will be constructed on schedule or that the total estimated construction cost will not be exceeded. The nearest competing outlet center is located 45 miles from this outlet center site.


    CAROLINA FACTORY SHOPS. This outlet center will be located on approximately 62 acres in Gaffney, South Carolina at the intersection of Interstate 85 and Route 105, 45 miles southwest of Charlotte, 15 miles northeast of Spartanburg and 35 miles northeast of Greenville. Phase I is expected to contain 235,000 square feet of GLA at a total estimated construction cost of $24,900,000 and is scheduled to open by November 1996. Construction of this outlet center commenced in March 1996. No assurance can be given that this outlet center will be constructed on schedule or that the total estimated construction cost will not be exceeded. The nearest competing outlet center is located 22 miles from this outlet center site.



    EXPANSIONS UNDER CONSTRUCTION



    As of April 30, 1996, the Company had the following expansions to existing centers under construction:



                                                                                               EXPECTED
PROJECT                                                        LOCATION            PHASE       OPENING         GLA
- -----------------------------------------------------  ------------------------  ---------  --------------  ---------

Arizona Factory Shops................................  Phoenix, AZ                  II      4th Quarter        95,000
Ohio Factory Shops...................................  Jeffersonville, OH          IIIA     3rd Quarter        35,000
Indiana Factory Shops................................  Daleville, IN                IIA     3rd Quarter        28,000
Triangle Factory Shops...............................  Raleigh-Durham, NC           IIA     3rd Quarter         6,000
                                                                                                            ---------
                                                                                            Total             164,000
                                                                                                            ---------
                                                                                                            ---------



    Other planned expansions are in various stages of development and there can be no assurance that any of these projects will be completed or opened, or that there will not be delays in the opening or completion of any of these planned expansions.



    The Company expects to finance a significant portion of its planned development and expansion activity with the proceeds of the First Mortgage Loan and other financings. Based on the Company's construction cost experience and the current development expectations for new factory outlet centers and planned expansions for 1996, the Company estimates, as of March 31, 1996, that the aggregate remaining capital expenditures for the new factory outlet centers and expansions expected to open in 1996 range between approximately $75,000,000 and $95,000,000. If the Company is unable to obtain such financing, it may not be able to develop new centers or expand existing centers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Planned Development" for additional information regarding the estimated construction costs and financing plan.


    LEASE RENTALS AND OTHER TERMS FOR OUTLET CENTERS


    The following table sets forth information concerning the average base rental per square foot of leased GLA of the Company's outlet centers as of December 31 for the years 1991 through 1995 and the quarter ended March 31, 1996.



                                                     WEIGHTED
                                                      AVERAGE                      AVERAGE BASE
                                                    SQUARE FEET  AVERAGE PERCENT    RENTAL PER
PERIOD                                               AVAILABLE    OF GLA LEASED     SQUARE FOOT
- --------------------------------------------------  -----------  ----------------  -------------
Quarter ended March 31, 1996......................   4,331,000         94.45%        $   14.03
1995..............................................   3,633,606         95.10             14.10
1994..............................................   2,513,038         94.28             13.35
1993..............................................   1,193,259         92.95             13.60
1992..............................................     727,060         82.70             13.08
1991..............................................     392,209         76.86             12.32


    Merchant leases generally provide for the payment of percentage rents for annual sales in excess of certain threshold amounts.

    LEASE EXPIRATIONS AT OUTLET CENTERS


    The following table shows lease expirations for the next ten years at the Company's seventeen outlet centers, not including office space at Warehouse Row Factory Shops (as of March 31, 1996 and assuming no lease renewals or extensions):



                                                   LEASE EXPIRATIONS OUTLET CENTERS
                                     -------------------------------------------------------------
                                                                                     % OF TOTAL
                                                                    ANNUALIZED       ANNUALIZED
                                       NUMBER OF                   MINIMUM RENT     MINIMUM RENT
                                        LEASES      APPROXIMATE    OF EXPIRING     REPRESENTED BY
YEAR                                   EXPIRING         GLA           LEASES      EXPIRING LEASES
- -----------------------------------  -------------  ------------  --------------  ----------------
1996...............................           87        255,956    $  3,199,185          5.38%
1997...............................           90        274,904       3,762,970          6.32%
1998...............................          148        470,174       7,249,938         12.18%
1999...............................          221        704,137      10,531,767         17.70%
2000...............................          287        884,101      13,753,643         23.11%
2001...............................          159        543,756       8,702,554         14.63%
2002...............................           77        239,499       4,083,019          6.86%
2003...............................           24        155,977       2,113,673          3.55%
2004...............................           39        232,757       2,929,913          4.92%
2005...............................           33        177,837       2,671,711          4.49%


    ADDITIONAL INFORMATION CONCERNING CERTAIN OF THE PROPERTIES


    As of March 31, 1996, each of San Marcos Factory Shops and Castle Rock Factory Shops, either had a book value equal to or greater than 10% of the total assets of the Company or gross revenues from such Property accounted for more than 10% of the Company's aggregate gross revenues. Set forth below for each such property is the following information: (i) merchants that occupy 10% or more of the GLA of each Property; (ii) average occupancy and average annual base rent per square foot for the previous five years (or such shorter period as the center has been open); (iii) depreciation; (iv) federal tax basis; (v) real estate tax rates; and (vi) lease expirations for the next ten years (assuming no lease renewals or extensions).



    SAN MARCOS FACTORY SHOPS. No single merchant occupies more than 10% of the GLA at San Marcos Factory Shops. The average occupancy rates during the quarter ended March 31, 1996, and the years 1995, 1994, 1993, 1992, and 1991 were 94.6%,
98.3%, 97.7%, 97.2%, 97.2%, and 82.8%, respectively, and the average annual base rent per square foot of GLA during those periods was $14.54, $14.45, $13.97, $14.34, $13.75, and $12.39, respectively.



    Depreciation on the project is computed using the Modified Accelerated Cost Recovery System under the Code over the estimated useful life of the real property and land improvements which ranges from 15 to 39 years. The average annual rate for real property is 2.56% and a variable rate for land improvement ranges from 2.95% to 9.5%. At March 31, 1996, the federal gross tax basis of the depreciable real property and depreciable personal property associated with the Property was $79,945,051. The real estate tax rate per $1,000 of assessed value is $9.42 (net of real property tax abatement) and real estate tax expense for the quarter ended March 31, 1996 and the year ended December 31, 1995 was $106,350 and $154,020, respectively.

    The following table sets forth lease expiration data for San Marcos Factory Shops (as of March 31, 1996 and assuming no lease renewals or extensions):



                                               LEASE EXPIRATIONS SAN MARCOS FACTORY SHOPS
                                     ---------------------------------------------------------------
                                                                                       % OF TOTAL
                                                                      ANNUALIZED       ANNUALIZED
                                                                     MINIMUM RENT     MINIMUM RENT
                                        NUMBER OF     APPROXIMATE    OF EXPIRING     REPRESENTED BY
YEAR                                 LEASES EXPIRING      GLA           LEASES      EXPIRING LEASES
- -----------------------------------  ---------------  ------------  --------------  ----------------
1996...............................            16          47,147    $    702,510         11.23%
1997...............................             5          11,470         198,250          3.17
1998...............................            18          67,034       1,044,228         16.70
1999...............................             9          24,019         412,618          6.60
2000...............................            31          96,113       1,591,659         25.45
2001...............................            13          72,491       1,202,137         19.22
2002...............................             7          10,694         219,459          3.51
2003...............................             4          15,709         293,538          4.69
2004...............................             2          35,994         379,197          6.06
2005...............................        --              --             --               --



    CASTLE ROCK FACTORY SHOPS. No single merchant occupies more than 10% of the GLA at Castle Rock Factory Shops. The average occupancy rates during the quarter ended March 31, 1996 and the years 1995, 1994, 1993 and the two months in which the center was open in 1992 were 99.1%, 98.7%, 98.8%, 99.7% and 99.6%, respectively, and the average annual base rent per square foot of GLA during those periods was
$14.93, $14.71, $14.38, $14.31 and $13.45, respectively.



    Depreciation on the project is computed using the Modified Accelerated Cost Recovery System under the Code over the estimated useful life of the real property and land improvements which ranges from 15 to 39 years. The average annual rate for real property is 2.56% and a variable rate for land improvement ranges from 2.95% to 9.5%. At March 31, 1996, the federal gross tax basis of the depreciable real property and depreciable personal property associated with the Property was $44,059,019. The real estate tax rate per $1,000 of assessed value is $89.09 and real estate tax expense for the quarter ended March 31, 1996 and for the year ended December 31, 1995 was $218,231 and $840,976, respectively.



    The following table sets forth lease expiration data for Castle Rock Factory Shops (as of March 31, 1996 and assuming no lease renewals or extensions):



                                               LEASE EXPIRATIONS CASTLE ROCK FACTORY SHOPS
                                     ---------------------------------------------------------------
                                                                                       % OF TOTAL
                                                                      ANNUALIZED       ANNUALIZED
                                                                     MINIMUM RENT     MINIMUM RENT
                                        NUMBER OF     APPROXIMATE    OF EXPIRING     REPRESENTED BY
YEAR                                 LEASES EXPIRING      GLA           LEASES      EXPIRING LEASES
- -----------------------------------  ---------------  ------------  --------------  ----------------
1996...............................             2           2,647    $     39,144          0.68%
1997...............................            35         117,286       1,735,408         29.98
1998...............................            22          69,730       1,164,469         20.12
1999...............................             8          19,458         330,010          5.70
2000...............................            23          67,458       1,179,996         20.39
2001...............................             9          27,262         522,548          9.03
2002...............................             5          22,043         316,844          5.47
2003...............................             3          33,482         385,113          6.65
2004...............................             2           7,041         114,138          1.97
2005...............................        --              --             --               --

COMMUNITY SHOPPING CENTERS

    The following is a description of the three community shopping centers owned by the Company. All of the Company's community shopping centers are owned in fee. The Company's management believes that each of its community shopping centers is adequately insured in accordance with industry standards.

    Melrose Place is located on 1.6 acres in Knoxville, Tennessee on Old Kingston Pike along Interstate 40 and Kingston Pike, approximately 4 miles west of downtown Knoxville. The center opened in September 1987. The Shops at Western Plaza is located on approximately 14 acres on Old Kingston Pike, 3.5 miles west of downtown Knoxville and 1.2 miles east of Melrose Place. The center initially was completed in 1957 and was substantially renovated and expanded in 1987 to its present size. Northgate Plaza is located on 24 acres in Lombard, Illinois, at the intersection of Interstate 355 and North Avenue, approximately 30 miles west of downtown Chicago. The center opened in June 1992.

    The following table sets forth certain summary information with respect to each of the Company's community shopping centers:


                                                              OWNERSHIP                  PERCENTAGE
PROPERTY (DATE CONSTRUCTED OR RENOVATED)      LOCATION         INTEREST        GLA         LEASED
- ----------------------------------------  ----------------  --------------  ---------  ---------------
Melrose Place (1987)                      Knoxville, TN            100%        21,000           92%
The Shops at Western Plaza (1987) (1)     Knoxville, TN            100        198,000           98
Northgate Plaza (1991) (2)                Lombard, IL              100        205,000           96


- ------------------------
NOTES:

(1) Project was opened in 1957, substantially renovated in 1987 and acquired by PGI in June 1993.

(2) This property occupies one of two buildings which together comprise a retail shopping center. The other building is owned by an unaffiliated third party.


    For the quarter ended March 31, 1996, total revenues from the Company's community shopping centers were $912,988, representing 4.32% of the Company's total revenues for such period. For the year ended December 31, 1995, total revenues from the Company's community shopping centers were $3,245,729, representing 4.19% of the Company's total revenues for such period.


    LEASE RENTALS AND OTHER RENTAL TERMS FOR COMMUNITY SHOPPING CENTERS

    The following table sets forth the weighted average square feet of available GLA, average percent of GLA leased and average base rent at the Company's community shopping centers:


                                                   WEIGHTED                       AVERAGE BASE
                                                AVERAGE SQUARE                      RENT PER
                                                   FEET OF      AVERAGE PERCENT     OCCUPIED
                                                AVAILABLE GLA    OF GLA LEASED     SQUARE FOOT
                                                --------------  ----------------  -------------
Quarter ended March 31, 1996..................       424,033          96.38%        $    7.20
1995..........................................       424,033          86.95              6.70
1994..........................................       424,033          92.10              6.32
1993..........................................       260,852          90.97              6.67
1992 (1)......................................        72,046          99.13              7.08
1991..........................................        21,179          89.05             17.22


- ------------------------
NOTE:

(1) Reflects the opening of Northgate Plaza and the leasing of 88,400 square feet of GLA to Menards for approximately six months in 1992.

LEASE EXPIRATIONS FOR THE COMPANY'S ENTIRE PORTFOLIO OF PROPERTIES.


    The following table shows lease expirations at the Properties (as of March 31, 1996 and assuming no lease renewals or extensions):



                                               LEASE EXPIRATIONS OF THE ENTIRE PORTFOLIO
                                     -------------------------------------------------------------
                                                                                     % OF TOTAL
                                                                    ANNUALIZED       ANNUALIZED
                                       NUMBER OF                   MINIMUM RENT     MINIMUM RENT
                                        LEASES      APPROXIMATE    OF EXPIRING     REPRESENTED BY
YEAR                                   EXPIRING         GLA           LEASES      EXPIRING LEASES
- -----------------------------------  -------------  ------------  --------------  ----------------
1996...............................           96        270,893       3,484,940          5.49%
1997...............................          103        312,037       4,057,376          6.39%
1998...............................          163        532,351       7,645,410         12.05%
1999...............................          231        747,107      10,892,884         17.16%
2000...............................          292        897,848      14,030,128         22.11%
2001...............................          161        554,877       8,768,175         13.82%
2002...............................           77        239,499       4,083,019          6.43%
2003...............................           28        168,747       2,491,473          3.93%
2004...............................           46        281,670       3,595,450          5.67%
2005...............................           35        282,362       2,985,365          4.70%


COMPETITION

    The Company's outlet centers compete for customers primarily with outlet centers built and operated by different developers, traditional shopping malls and "off-price" retailers. The Company carefully considers the degree of existing and planned competition in a proposed trade area before developing a new outlet center. Merchants of outlet centers carefully avoid direct competition with major retailers and their own full-price stores. Generally this is accomplished by locating outlet centers at least 20 miles from the nearest regional mall. For this reason, the Company's outlet centers compete only to a limited extent with traditional retail malls in or near metropolitan areas.

    The Company's outlet centers compete to a limited extent with various full-price and off-price retailers in the highly fragmented retailing industry. However, management believes that the majority of the Company's customers visit outlet centers specifically for designer and brand-name goods at discounted prices. Traditional full-and off-price retailers are often unable to provide such a variety of products at attractive prices.


    Because several of the Company's outlet centers are located in relatively undeveloped areas, there are often other potential sites near the Company's outlet centers that may be developed into outlet centers by competitors. Five projects in the Company's portfolio: Gulf Coast Factory Shops (Ellenton, Florida), Magnolia Bluff Factory Shops (Darien, Georgia), Ohio Factory Shops (Jeffersonville, Ohio), Oxnard Factory Outlet (Oxnard, California), and San Marcos Factory Shops (San Marcos, Texas), are located within twelve miles of competing factory outlet centers and thus are subject to existing competition. The presence of competing factory outlet centers in a particular location may evidence a strong market for factory outlet shopping in a particular area rather than necessarily create an adverse impact on an existing center. For example, as of March 31, 1996, despite the competition, Gulf Coast Factory Shops was 99% leased; Magnolia Bluff Factory Shops was 83% leased; Ohio Factory Shops was 98% leased; Oxnard Factory Outlet was 94% leased; and San Marcos Factory Shops was 98% leased. The Company currently plans to expand Magnolia Bluff Factory Shops, Gulf Coast Factory Shops and Ohio Factory Shops during 1996, and has plans to complete an expansion at San Marcos Factory Shops during 1997. Notwithstanding the Company's experience to date, the development of an outlet center with a more convenient location or lower rents may attract the Company's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and, accordingly, may affect adversely the business, revenues and/or sales volume of the Company's outlet centers.


    The Company's community shopping centers compete with similar community shopping centers located in the same geographic trade areas.

RELATIONSHIP WITH MUNICIPALITIES

    Because of the favorable impact that the Company's properties may have on a local community's economy by generating sales and property taxes and increasing employment in the area, local communities often assist the Company with respect to zoning, economic incentives or favorable business development legislation. The Company explores opportunities to obtain incentives from local, county and state governments in connection with the development of its factory outlet centers, and such incentives often fund the cost of off-site sewer and water services to the site, required highway improvements and, on occasion, the cost of land and various on-site improvements.

MORTGAGE AND OTHER DEBT FINANCING OF THE COMPANY


    On June 30, 1994, the Company entered into a $100.0 million mortgage loan agreement (the "1994 Mortgage Loan") with Nomura. The 1994 Mortgage Loan bears interest at 30-day LIBOR plus 2.235%, requires monthly principal and interest payments pursuant to a twenty-five year amortization schedule, and matures on July 1, 2000. The 1994 Mortgage Loan is non-recourse and cross-collateralized by first mortgages on six factory outlet centers (Ohio Factory Shops, Coral Isle Factory Shops, Gulf Coast Factory Shops, Nebraska Crossing Factory Shops, San Marcos Factory Shops, and Triangle Factory Shops). The Company is prohibited from placing any additional secured indebtedness on these properties. In connection with the 1994 Mortgage Loan financing, the Company purchased six year interest rate protection contracts on $99.9 million of floating rate indebtedness to protect against increases in the underlying 30-day LIBOR rate above 7.0% for the first through fifth years and 8.0% for the sixth year.



    On March 2, 1995 the Company closed on the $160.0 million Revolving Loan from Nomura. The Revolving Loan matures on December 31, 1996. If the Company meets certain conditions, it can exercise a one-year extension on the Revolving Loan. The amount available to be drawn by the Company under the Revolving Loan at any time during the term of the facility is calculated based upon the net cash flow of the collateral, as defined. The collateral pool of the Revolving Loan can be expanded by adding properties including properties under development subject to certain limitations such as the level of executed leases and the amount of projected net cash flow.



    On July 11, 1995, the Company obtained the $10.0 million unsecured Corporate Line from a financial institution. The purpose of the Corporate Line is to provide working capital to facilitate the funding of short term operating cash needs of the Company. The Corporate Line matures on July 11, 1996.



    On December 18, 1995, the Company obtained a commitment from Nomura to refinance nine existing factory outlet centers with a new fixed-rate, ten-year cross-collateralized first mortgage loan of up to $233.0 million (the "First Mortgage Loan"). The new loan facility will bear a fixed rate of interest at a spread dependent upon the level of proceeds drawn on the facility, and will require monthly principal and interest payments pursuant to a 25-year amortization schedule. The Company shall have the option of extending the First Mortgage Loan for an additional 15 years beyond the ten-year term, though during such 15-year period the rate of interest shall be approximately 13.90% and 100% of the cash flow from the properties collateralizing such loan shall be applied to the prepayment of principal. The Company may elect to fix the interest rate on the loan facility at any time prior to the expected loan closing in July 1996. The interest rate at closing is expected to be approximately 8.90%, depending on the level of proceeds drawn on the facility.



    The commitment for the First Mortgage Loan is in addition to the 1994 Mortgage Loan. Three factory outlet centers will be released as collateral from the Revolving Loan and pledged as collateral for the First Mortgage Loan. The other six factory outlet centers to be pledged as collateral for the First Mortgage Loan are currently pledged as collateral for the 1994 Mortgage Loan (of which approximately $97.0 million will be outstanding in July 1996). The 1994 Mortgage Loan will be prepaid from proceeds of the First Mortgage Loan.



    The Company also obtained from Nomura a new $35.0 million interim loan secured by second mortgages on two existing factory outlet centers. The interim loan matures on July 31, 1996, and requires monthly interest-only payments prior to maturity. This interim loan will be repaid from proceeds of the First Mortgage Loan.

    In conjunction with the First Mortgage Loan, the Company also obtained from Nomura a five-year term loan of up to $22.5 million. The term loan will require interest-only payments during the first twelve months and then will be fully amortized over the balance of the term. The term loan will be prepayable at any time without penalty.


    The following table sets forth certain information regarding the mortgage debt, other debt and tax-exempt financing of the Company:


                                                              ANNUAL
                                                             INTEREST
                                                             RATE AT                             MATURITY
DESCRIPTION                                       NOTES      3/31/96                               DATE
- ---------------------------------------------     -----     ----------  PRINCIPAL   ACTUAL DEBT  ---------    ESTIMATED
                                                                        BALANCE AS    SERVICE                  BALLOON
                                                                        OF 3/31/96   PAID FOR                  PAYMENT
                                                                        ----------  THE QUARTER                DUE AT
                                                                                       ENDED                  MATURITY
                                                                         (000'S)      3/31/96               -------------
                                                                                    -----------                (000'S)
                                                                                      (000'S)
Variable rate tax-exempt bonds (the "Bonds"),
 collateralized by properties in Chattanooga,
 TN and Knoxville, TN........................          (1)    3.40%     $   28,250   $     256          (1) $   28,250(1)
Urban Development Action Grant Loans,
 collateralized by property in Chattanooga,
 TN..........................................          (2)    3.00%          4,650          35          (2)      1,462(2)
Revolving Loan, LIBOR plus 2.25%,
 interest-only payments, collateralized by
 seven properties located throughout the
 United States...............................                 7.56%        145,478       2,852    12/31/96     145,478(3)
Interim Loan, LIBOR plus 2.25% interest
 only-payments, secured by second mortgages
 on properties in Castle Rock, CO and
 Huntley, IL.................................                 7.56%         10,000         162     7/31/96      10,000
Corporate Line $10,000,000 available at March
 31, 1996, LIBOR plus 2.50%, interest-only
 payments, unsecured.........................                 7.80%             --          --     7/11/96      10,000
Mortgage Loan, LIBOR plus 2.235%, monthly
 installments of $694,000 including interest,
 collateralized by six properties located
 throughout the United States................                 7.55%         97,309       2,385      7/1/00      88,708
Mortgage, interest-only payments,
 collateralized by property in Lombard, IL...                 8.00%         16,000         213     7/31/96      16,000
Mortgage, 7.5%, monthly installments of
 $29,000 including interest, collateralized
 by property in Knoxville, TN................                 7.50%          3,833          86     6/22/00       3,556
Unsecured promissory note, interest-only
 payments....................................                 8.25%            500          --     3/13/97         500
                                                                        ----------  -----------             -------------
                                                                        $  306,020   $   5,989              $  303,954
                                                                        ----------  -----------             -------------
                                                                        ----------  -----------             -------------


- ------------------------
NOTES:


(1) Floating rate adjusted weekly or monthly by a third party remarketing agent. The Bonds consist of four issues. For two issues in the aggregate principal amount of $19,250,000, the floating rate shall be no less than 80% and no more than 120% of the average of the rate of no less than ten other tax-exempt bond issues of a similar credit rating. For two issues in the aggregate principal amount of $9,000,000, the floating rate shall be no less than 90% or more than 120% of the average of the rate of no less than five other comparable tax-exempt bond issues. Two issues in the aggregate principal amount of $19,250,000 mature in December 2012 and two other issues in the aggregate principal amount of $9,000,000 mature in December 2014. In March 1994, the Company purchased five-year interest rate caps to protect the Company against increases in a specified underlying tax-exempt bond index above 3.0% the first year, 3.5% the second year, 4.0% the third year, 4.5% the fourth year and 5.0% the fifth year. The Estimated Balloon Payment Due at Maturity for these Bonds in the table above reflects the aggregate principal amount due for all four issues. At March 31, 1996, the Bonds were collateralized by letters of credit (the "Letters of Credit") issued by a group of financial institutions pursuant to a master letter of credit agreement. A letter of credit fee of 0.925% per annum of the stated amount of the Letters of Credit is payable quarterly in advance to such financial institutions. The Letters of Credit were collateralized by a reimbursement agreement under the master letter of credit agreement (the "Reimbursement Agreement") which obligates an insurance company affiliated with the Selling Stockholder to reimburse the financial institutions for any funds drawn on the Letters of Credit. In addition, in March 1994, the issuing partnerships, the Operating Partnership and an insurance company affiliated with the Selling Stockholder entered into standby bond purchase and indemnity agreements (the "Standby Agreements") in order to address the scheduled expirations of various credit enhancements, including the Letters of Credit, through March 21, 1999. See "Certain Relationships and Transactions -- Relationship with Selling Stockholder."



(2) The loans are due under four separate promissory notes. Two notes in the aggregate principal amount of $3,823,000 mature in August 2016 and two other notes in the aggregate principal amount of $827,000 mature in September 2019. No interest was payable on the notes with an aggregate principal amount of $3,823,000 until September 1995 however interest accrued on such notes at 3% per annum until that time. After September 1995, interest is payable monthly at 3% per annum for two years. Thereafter, payments of principal and interest will be payable monthly in an amount that would fully amortize the loan at a rate of 6% per annum over a period of 21 years with a balloon payment due in August 2016 provided that the Company may be required to pay the remaining balance of the loan in August 2014. With respect to the remaining promissory notes in an aggregate principal amount of $827,000, interest accrues at 3% per annum through September 1994. After September 1994, interest is payable at 3% per annum for three years. Thereafter, payments of principal and interest are payable monthly in an amount that would fully amortize the loan at a rate of 6% per annum over a period of 22 years with the final installment due in September 2019 provided that the Company may be required to pay the remaining balance of the loan in September 2017. The Estimated Balloon Payment Due at Maturity for these notes in the table above reflects the principal amount due at the first call date. In addition, the notes that aggregate $3,823,000 entitle the City of Chattanooga to a contingent interest in a cash flow from the project under certain circumstances. See "-- Warehouse Row Factory Shops."



(3) The Estimated Balloon Payment at Maturity for the Revolving Loan does not reflect the repayment of $27,408,000 of indebtedness from the net proceeds of the Offering.

JOINT VENTURE FINANCING

    The Company has entered into joint venture investment partnerships with an unrelated third party. The investment partnerships obtain financing for the development of the joint venture projects from the unrelated third party. The following table sets forth certain information regarding this joint venture financing:


                                                     ANNUAL
                                                    INTEREST
                                                    RATE AT                                          MATURITY
DESCRIPTION                              NOTES      3/31/96                                            DATE
- ------------------------------------     -----     ----------  PRINCIPAL   RECOURSE    ACTUAL DEBT  -----------   ESTIMATED
                                                                BALANCE    AMOUNT AS     SERVICE                   BALLOON
                                                                 AS OF        OF        PAID FOR                 PAYMENT DUE
                                                                3/31/96   3/31/96 (5)  THE QUARTER               AT MATURITY
                                                               ---------  -----------     ENDED                  ------------
                                                                                         3/31/96
                                                                (000'S)     (000'S)    -----------                 (000'S)
                                                                                         (000'S)
Arizona Factory Shops Partnership --
 note payable, LIBOR plus 1.00%,
 collateralized by property in                      6.13% to
 Phoenix, AR........................          (1)    7.13%     $  25,030   $  12,515    $     131      2/23/00   $  22,445
Grove City Factory Shops Partnership
 -- notes payable and construction
 line of credit, $1,801,200
 available at March 31, 1996, LIBOR
 plus 1.00%, collateralized by                      6.25% to
 property in Grove City, PA.........          (2)    7.19%        43,501      21,751          865           (2)     41,588(2)
Oxnard Factory Outlet Partners --
 notes payable, LIBOR plus 1.00%,
 collateralized by property in                      6.88% to
 Oxnard, CA.........................          (3)    7.00%        15,549       4,665          780           (3)     14,443(3)
Oxnard Factory Outlet Partners --
 note payable, collateralized by
 property in Oxnard, CA.............          (4)    4.00%           510         153           --       6/9/04         510
                                                               ---------  -----------  -----------               ------------
                                                               $  84,590   $  39,084    $   1,776                $  78,986
                                                               ---------  -----------  -----------               ------------
                                                               ---------  -----------  -----------               ------------


- ------------------------
NOTES:


(1) Represents a note payable related to an existing construction loan. Interest charged on the note payable is based on LIBOR plus 1.00%, adjusted according to the underlying LIBOR contracts. Commencing March 1996, interest is due and payable monthly and monthly principal payments of $55,000 are required.



(2) Consists of three separate facilities. The first two facilities represent notes payable related to fully drawn construction loans with outstanding balances at March 31, 1996 of $26,271,000 and $9,811,000. Draws outstanding on the third facility at March 31, 1996 totaled $7,418,800, with remaining availability of $1,801,200. Interest charged on each facility is based on LIBOR plus 1.00%, adjusted according to the underlying LIBOR contracts. Interest on each facility is due and payable monthly. A principal prepayment of $376,000 was made on the first facility in June 1995 and commencing July 1995, monthly principal payments of $57,000 have been made as required, with a balloon payment of $24,447,000 due on November 10, 1998 (date of maturity). With respect to the second facility, commencing July 1995, monthly principal payments of $21,000 have been made as required, with a balloon payment of $8,929,000 due on September 30, 1999 (date of maturity). With respect to the third facility monthly principal payments of $21,000 are required commencing August 1996. Assuming the third facility is fully drawn, the estimated balloon payment due on August 10, 2000 (date of maturity) will be approximately $8,212,000. The Estimated Balloon Payment Due at Maturity for all three facilities in the table above reflects the aggregate balloon payments due at their respective maturity dates.



(3) Consists of two notes payable related to fully drawn construction loans with outstanding balances of $15,149,500 and $399,500, at March 31, 1996. Interest charged on each note payable is based on LIBOR plus 1.00%, adjusted according to the underlying LIBOR contracts. Interest is due and payable monthly. Commencing July 1995, a combined monthly principal payment of $33,500 is required with balloon payments totaling $14,443,000 in the aggregate due on December 1 and 13, 1998 (dates of maturity).



(4) Interest accrues commencing on June 9, 1994. Payments are required quarterly, commencing on October 15, 1999. Payments shall be in the amount of 20% of net cash flow, as defined, for the calendar quarter preceding the quarter in which payment is due. Payments shall be applied first to charges assessed by the lender, if any, second to interest and third to principal.



(5) The Company guarantees the outstanding principal balance to the extent of its respective direct or indirect ownership interest in the related joint venture project. The Company has a 50% interest in Arizona Factory Shops Partnership and Grove City Factory Shops Partnership. The Company has a 30% interest in Oxnard Factory Outlet Partners.


CERTAIN TAX INFORMATION


    The Company's aggregate gross tax basis of depreciable real property and depreciable personal property for federal income tax purposes in the Properties was $477.3 million, $475.2 million and $406.7 million as of March 31, 1996, December 31, 1995 and December 31, 1994, respectively. Depreciation on the Properties is computed using the Modified Accelerated Cost Recovery System under the Code over the estimated useful life of the real property and land improvements which ranges from 15 to 39 years. The average annual rate for real property is 2.56% and a variable rate for land improvement ranges from 2.95% to 9.50%. The aggregate real estate tax expenses on the Properties for calendar year 1995 was approximately $5.0 million. Virtually all of the Company's leases contain provisions requiring merchants to pay as additional rent a proportionate share of real estate taxes, including real estate tax increases resulting from improvements in the applicable Property, and certain other operating expenses.


INSURANCE

    Management believes that each of the Properties is covered by adequate fire,
flood,   and  property  insurance  provided  by  reputable  companies  and  with commercially reasonable deductibles and limits.

EMPLOYEES

    As of December 31, 1995, the Company had 389 employees. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS


    A lawsuit was filed against the Company and PGI on June 14, 1995 in the U.S. District for the Northern District of West Virginia (the "West Virginia Litigation"). The plaintiffs allege that the proposed development by the Company of a factory outlet center in Hagerstown, Maryland violates the terms of a confidentiality agreement entered into by the plaintiffs and PGI during 1993 when PGI was considering purchasing a factory outlet center in Martinsburg, West Virginia owned by the plaintiffs. The plaintiffs are claiming an unspecified amount of damages in excess of $10 million, as well as injunctive relief to prohibit the Company from developing any factory outlet center in the surrounding area. The defendants have filed a motion for summary judgment; however, no ruling has been made as of the date of this Prospectus. The Company has agreed to indemnify PGI from any monetary loss suffered by PGI in connection with this proceeding which arises by virtue of the Company's activities. The outcome of this litigation is not susceptible to easy or certain prediction. The Company shall continue to defend itself vigorously in this lawsuit.


    The Company is involved in various legal matters incidental to its business. The outcome of litigation is not susceptible to easy or certain prediction. While an unfavorable outcome in a particular proceeding could have a significant effect on the Company's consolidated results of operations in a future reporting period, the Company believes ultimate resolution of these matters, including the West Virginia Litigation, would not, either singly or in the aggregate, significantly affect the Company's results of operations, liquidity or financial position.


ENVIRONMENTAL MATTERS

    Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous substances on their property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of the hazardous substances. The costs of remediation or removal may be substantial, and the presence of the hazardous substances, or the failure to promptly remediate them, may adversely affect the owner's ability to sell the real estate or to borrow using the real estate as collateral. In connection with its ownership and operation of the Properties, the Company may be potentially liable for the costs of removal or remediation of hazardous substances.

    The Company has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous substances in connection with any properties in which any of such entities now has or heretofore had an interest. However, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by merchants and occupants of the Properties, by the condition of properties in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of investment objectives and policies, financing policies, conflict of interest policies and policies with respect to certain other activities of the Company. The policies with respect to these activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.

INVESTMENT OBJECTIVES AND POLICIES


    The Company's investment objectives are to provide regular quarterly cash dividends to its stockholders and achieve long-term capital appreciation through increases in cash flow of the Company's properties. The Company seeks to accomplish these objectives through the ownership and the enhanced operation of the Properties, the selective development and acquisition of additional retail properties, particularly outlet centers, and, where appropriate, renovations and expansions of these properties. The Company seeks opportunities to develop factory outlet centers throughout the United States and the Caribbean. The Company is currently pursuing and/or evaluating the development of new centers in Florida, Maryland, Tennessee, Missouri, Massachusetts, Utah and Puerto Rico. One of the key criteria for new investments will be that they offer the opportunity for growth in per share FFO. All of the Company's investment activities are conducted through the Operating Partnership and the Property Partnerships, although the Company also may hold temporary cash investments from time to time pending investment or distribution to stockholders. The Company's investments are not restricted to any geographic area or any specific type of property. The Company does not have any limit on the amount or percentage of assets invested in any property.


    The Company may purchase or lease properties for long-term investment, expand and improve the properties presently owned, or sell such properties, in whole or in part, when circumstances warrant. The Company also may participate with other entities in property ownership, through partnerships or other types of co-ownership arrangements. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company.

    While the Company's investment policy emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, stock of other real estate investment trusts and other real estate interests. Although the Company does not currently intend to invest in real estate mortgages, such mortgage investments may include first and second mortgages that may be participating or convertible, and may or may not be insured or guaranteed. The Company does not currently intend to invest in the securities of other issuers except in connection with the Company's acquisitions of indirect interests in properties (normally through partnership interests in special purpose partnerships owning title to properties) and investments in short-term income producing investments such as overnight repurchase agreements and 30-day commercial paper. Any such investments in the securities of other issuers will be subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification. See "Certain Federal Income Tax Considerations -- Requirements for Qualification." In any event, the Company does not intend that its investment in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Company would intend to divest securities before any such registration would be required.



DISTRIBUTION AND DIVIDEND POLICY



    The Company's policy is to pay regular quarterly distributions with respect to its Common Stock equal to approximately 90% of its funds available for distribution after payment of distributions on its Senior Preferred Stock. Distributions and dividends are determined by the Board of Directors and are dependent on a number of factors, including continuing favorable operations at the Properties. No assurance can be given that distributions or dividends will continue to be paid or as to the amount of such distributions or dividends. In addition, until the Company generates quarterly Funds from Operations in excess of the FFO Threshold Amount, the Company does not intend to pay quarterly distributions with respect to the Common Stock in excess of $0.295 per share (other than the Special Distribution). The Company's dividend policy with respect to the Senior Preferred Stock is to pay $2.625 per annum per share and the Company's dividend policy with respect to the Convertible Preferred Stock is to pay $2.125 per annum per share. No assurance can be given that distributions or dividends will continue to be paid or as to the amount of such distributions or dividends.


FINANCING POLICIES


    At March 31, 1996, the Company had a ratio of debt-to-Total Market Capitalization of approximately 49.3%. The debt-to-Total Market Capitalization ratio, which is based upon market values of equity and, accordingly, fluctuates with changes in the price of the Stock, differs from debt-to-book capitalization ratios which are based upon book values. As adjusted for the Offering, the Exchange Offer and the Common Unit Contribution, the pro forma debt-to-book capitalization ratio at March 31, 1996 was 47.2%.



    At the time of the Initial Public Offering, the Company established a policy of not incurring debt if at such time it would result in a ratio of debt-to-Total Market Capitalization of more than 50%. In 1995, the Company modified its policy to increase this limit to 60%. The Company's ratio of debt-to-Total Market Capitalization significantly increased after the Initial Public Offering as a result of the decreases in the market prices of the Company's equity securities and the $98.7 million increase in its total debt outstanding. However, the Company's debt service coverage ratio during such period did not change significantly. Therefore, the Company approved an increase in the ratio of debt-to-Total Market Capitalization from 50% to 60%. The amendment of such policy allows the Company to incur more debt as a ratio of its Total Market Capitalization. The organizational documents of the Company, however, do not limit the amount or percentage of indebtedness that the Company may incur. The Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of the Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase or decrease its debt-to-Total Market Capitalization ratio above or below the limit described above. See "Risk Factors -- No Limitation on Debt." If the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT taxable income), or a combination of these methods.

    In the event that the Board of Directors determines to raise additional equity capital, it has the authority, without stockholder approval, except for the issuance of Preferred Stock senior to or on parity with the Senior Preferred Stock or senior to the Convertible Preferred Stock, to issue additional shares of Common Stock or Preferred Stock of the Company in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a stockholder's investment in the Company.

    It is anticipated that any additional borrowings will be made through the Operating Partnership, the Finance Corporations, the Property Partnerships or new property partnerships, although the Company also may incur indebtedness which may be re-loaned to the Operating Partnership. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Operating Partnership, the Finance Corporations, the Property Partnerships or any new property partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership, the Finance Corporations, the Property Partnerships or any new property partnership. Such indebtedness may be recourse to all or any part of the property of the Company, the Operating Partnership, the Finance Corporations, the Property Partnerships or any new property partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company, the Operating Partnership, the Finance Corporations, any Property Partnership or any new property partnership may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of new properties; provided that the Company cannot borrow to pay distributions to stockholders except through the Operating Partnership.

CONFLICT OF INTEREST POLICIES


    The Company has adopted certain policies and entered into various agreements designed to reduce conflicts of interest involving the owners and management of the Company. For a discussion of such conflicts, see "Risk Factors -- Conflicts of Interest and Influence of Limited Partners and Officers and Directors."


    Michael W. Reschke, the Chairman of the Board of the Company and the principal stockholder of PGI, devotes a considerable portion of his time to the management of PGI's continuing commercial real estate operations. Mr. M. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5% or greater economic interest in the Company or Mr. M. Reschke is Chairman of the Board of the Company, neither Mr. M. Reschke nor PGI (including its affiliates) will develop or acquire any interest in any retail property that is within the primary business of the Company as determined from time to time by a majority vote of the independent directors of the Company. Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Initial Public Offering, any retail projects developed or acquired by PGI in Spain, and PGI's or Mr. M. Reschke's ownership of less than 5% of any class of securities listed on a national securities exchange or the Nasdaq National Market.

    Messrs. Rosenthal and Carpenter have entered into employment agreements that contain noncompetition provisions designed to reduce potential conflicts of interest. These provisions prohibit Messrs. Rosenthal and Carpenter from engaging directly or indirectly in the primary business of the Company (as described above) during the period each is employed with the Company and for an additional 24 month period following any termination of such employment either by the Company for cause or by the officer voluntarily. See "Management."

    PGI and/or certain other parties hold direct or indirect interests in certain developed and undeveloped properties situated adjacent to or near two of the Properties. In order to address potential conflicts that may arise by virtue of the future development or use of such properties the respective owners of such properties have granted certain rights of first refusal and purchase options to the Company with respect to some of such properties. The exercise of any such rights or options will be subject to the approval of a majority of the Independent Directors Committee.

    The Company has formed the Independent Directors Committee to consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving the Company. See "Management -- Committees of the Board of Directors."

    As holders of Common Units, the Limited Partners may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the Contributed Properties and therefore the Limited Partners and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of the Contributed Properties. The decision to proceed with any such sale or refinancing will be made by the Board of Directors. The Operating Partnership Agreement provides that the Company has no obligation to consider the separate interests of the Limited Partners, including tax consequences to Limited Partners, in deciding whether to sell a property. See "Risk Factors -- Conflicts of Interest and Influence of Limited Partners or Officers or Directors."

    In addition, pursuant to Maryland law (the jurisdiction under which the Company is incorporated) and the Bylaws of the Company, the directors will be obligated to offer to the Company any opportunity which comes to such director and which the Company could reasonably be expected to have an interest in pursuing. In addition, under Maryland law, any contract or transaction between the Company and any director or any entity in which the director has a material financial interest will be voidable unless (a) it is approved after disclosure of the interest, by an affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (b) it is fair and reasonable to the Company.

WORKING CAPITAL RESERVES

    The Company maintains working capital reserves (and when not sufficient, access to borrowings) in amounts the Executive Committee of the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business.

POLICIES WITH RESPECT TO OTHER ACTIVITIES


    The Company has authority to offer its shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities. While the Company to date has not effected any such types of transactions, it and may engage in such activities in the future. Similarly, the Company may offer additional interests in the Operating Partnership that are exchangeable into Common Stock or, at the Company's option, cash in exchange for property. The Company also may make loans to the Operating Partnership. The Company expects to issue Common Stock to holders of interests in the Operating Partnership upon exchange thereof, subject to certain restrictions and limitations. Any such election by the Company with respect to Common Units held by PGI, Messrs. Rosenthal and Carpenter or any other officer or director of the Company or certain other parties will be made with the approval of the independent directors. The Company has no formal policy with respect to loans to other persons. The Company has not made loans to any entities or persons, including its officers and directors other than to Messrs. Rosenthal and Carpenter as described in "Certain Relationships and Transactions" and to certain other employees of the Company in the ordinary course of its business which are not material to the Company. The Company expects to continue to make loans to its employees from time to time in the ordinary course of its business which either singly or in the aggregate, will not be material to the Company. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. At all times, the Company intends to make investments in such manner as to be consistent with the requirements of the Code for the Company to continue to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Directors with the consent of the holders of the majority of the votes entitled to be cast on such matter, determine that it is no longer in the best interests of the Company to continue to be qualified as a REIT.

                                   MANAGEMENT

DIRECTORS

    The directors of the Company, their ages and their positions and offices are set forth in the following table.

                                 TERM
            NAME                EXPIRES        AGE                          POSITION
- ----------------------------  -----------      ---      -------------------------------------------------
Michael W. Reschke                  1997           40   Chairman of the Board, Director
Abraham Rosenthal                   1996           46   Chief Executive Officer, Director
William H. Carpenter, Jr.           1998           45   President, Chief Operating Officer, Director
Terence C. Golden                   1997           51   Director
Kenneth A. Randall                  1998           68   Director
James R. Thompson                   1996           59   Director
Marvin S. Traub                     1996           70   Director

- ------------------------

    For biographical information concerning the directors who are also executive officers of the Company, see "Management -- Biographies of Executive Officers." The following is a biographical summary of the experiences of the independent directors of the Company:

    TERENCE C. GOLDEN. Terence C. Golden, a Director of the Company since the Initial Public Offering, has been Chief Executive Officer and President of Host Marriott Corporation, Bethesda, Maryland since September 1995 as well as Chairman of the Board of Bailey Realty Corporation ("BRC") in Washington, D.C. since 1991. Prior to forming BRC, Mr. Golden held the position of Chief Financial Officer of The Oliver Carr Company from 1989 to 1991. From 1985 to 1988, Mr. Golden was appointed by President Reagan and confirmed by the U.S. Senate to the office of Administrator of General Services Administration. From 1984 through 1985, Mr. Golden was Assistant Secretary at the U.S. Department of Treasury. Mr. Golden was one of the founding partners of Trammell Crow Residential Companies and was its Managing Partner from 1976 through 1984. Mr. Golden also serves as a director of D.R. Horton, Inc. and Cousins Properties, Inc. Mr. Golden received an M.B.A. degree from Harvard Business School (1970), an M.S. degree in Nuclear Engineering at the Massachusetts Institute of Technology (1967), and a B.S. degree in Mechanical Engineering from the University of Notre Dame (1966).

    KENNETH A. RANDALL. Kenneth A. Randall, a Director of the Company since the Initial Public Offering, was the Chairman of ICL Inc. from 1980 to 1982, Vice Chairman of Northeast Bancorp, Inc. from 1977 to 1987, the Chairman and Chief Executive Officer of United Virginia Bankshares Incorporated from 1970 to 1976 and the Chairman of the FDIC from 1965 to 1970. Mr. Randall was President and Chief Executive Officer of The Conference Board, Inc. from 1976 to 1982. Mr. Randall currently serves on the board of directors of Dominion Resources, Inc., Dominion Energy, Inc., Enron/Dominion Cogen, Inc., Lumbermans Mutual Casualty Company, American Motorist Insurance Company, and American Manufacturers Mutual Insurance Company. Mr. Randall also serves as trustee of the principal Oppenheimer mutual funds. Mr. Randall attended Weber State University and received a B.A. degree and an M.S. degree from Brigham Young University.

    GOVERNOR JAMES R. THOMPSON. James R. Thompson, a Director of the Company since the Initial Public Offering, is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Corporation (U.S.), International Advisory Council of the Bank of Montreal, Pechiney International, Wackenhut Corrections Corporation, Union Pacific Resources Company and Hollinger International, Inc. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

    MARVIN S. TRAUB. Marvin S. Traub, a Director of the Company since the Initial Public Offering, has been President of Marvin Traub Associates, Inc. since 1992. In addition, Mr. Traub joined Financo in 1994 as Senior Advisor. Prior to establishing Marvin Traub Associates, Inc., Mr. Traub was Chairman of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. Mr. Traub was a director and Chairman of the Executive Committee of The Conran Stores, Inc. The Conran Stores, Inc. filed a petition for protection under U.S. bankruptcy laws on January 10, 1994. Mr. Traub received an M.B.A. degree (with distinction) from Harvard Business School after receiving a B.A. degree (magna cum laude) from Harvard University.


COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The functions of the Audit Committee, which consists of Messrs. Golden and Randall, include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMMITTEE. The Executive Committee is comprised of Messrs. M. Reschke, Rosenthal and Carpenter and has been granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the Board of Directors, the execution of certain contracts and agreements, including those related to certain borrowings by the Company. The Executive Committee meets monthly (or more frequently if necessary) and all actions by the committee are reported at the next meeting of the Board of Directors.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee consists of Messrs. Golden and Traub and Governor Thompson and has
responsibility for determining the compensation for the Company's executive officers.

    INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee consists of Messrs. Golden, Randall and Traub and Governor Thompson and has the responsibility to (i) consider and approve any proposed action or transaction involving the Company and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by the Company's independent directors under either the Operating Partnership Agreement or corporate governance documents relating to the Company, or otherwise; and (iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving the Company.

    STOCK INCENTIVE PLAN COMMITTEE. The Stock Incentive Plan Committee consists of Governor Thompson and Mr. Traub and has responsibility for implementing and administering the Company's Stock Incentive Plans.

COMPENSATION OF DIRECTORS

    The Company pays its Directors who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Directors. Such persons receive annual compensation of $10,000 plus a fee of $2,500 for attendance in person at each meeting of the Board of Directors, a fee of $500 for participating by telephone in each substantial meeting of the Board of Directors or of any Committee of the Board of Directors, and a fee of $1,000 for attending any meeting of any Committee of the Board of Directors; provided, however, no additional compensation is paid for participating by telephone or attending any meeting of any Committee of the Board of Directors if such meeting occurs on the same day as a meeting of the Board of Directors. Such persons also receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

    Pursuant to the 1994 Stock Incentive Plan, the Company granted options to purchase 20,000 shares of Common Stock to non-employee Directors as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Terence C. Golden (5,000), Kenneth A. Randall (5,000), James R. Thompson (5,000) and Marvin S. Traub (5,000). The exercise price of such options is

$19.00 per share, which represents the Initial Public Offering price for the Common Stock, and such options are exercisable at any time prior to the earlier of (a) March 22, 2004 or (b) the expiration of one year from the date of such non-employee Director's termination of service as a Director. See "Compensation of Executives -- Stock Incentive Plans."


    Pursuant to the 1995 Stock Incentive Plan, the Company granted options to purchase an aggregate of 20,000 shares of Common Stock (the "Initial 1995 Grants") to outside directors of the Company as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Terence C. Golden (5,000), Kenneth A. Randall (5,000), Governor James R. Thompson (5,000) and Marvin S. Traub (5,000). Each Initial 1995 Grant was fully vested upon the date of grant and will terminate upon the earlier to occur of (a) May 18, 2005 or (b) the expiration of one year from the date of termination of service of the optionee as a Director of the Company. The exercise price per share for such options is $12.45 per share (based on the fair market value of Common Stock on the grant date as determined in accordance with the 1995 Stock Incentive Plan).


    The Company has entered into a consulting agreement with Marvin Traub Associates, Inc., an entity owned and controlled by Marvin S. Traub, a Director of the Company. The consulting agreement provides that for so long as Mr. Traub remains a Director of the Company he will provide consulting and advisory services in connection with the Company's development activities and merchant relations and that Marvin Traub Associates, Inc. will receive a monthly fee of $5,000 for such services. Upon Mr. Traub's election as a Director, Marvin Traub Associates, Inc. received a grant of options to purchase 15,000 shares of Common Stock pursuant to the 1994 Stock Incentive Plan. The exercise price of such options is $19.00 per share, and such options are exercisable at any time prior to the earlier of (a) March 22, 2004 or (b) the date ninety (90) days following the termination of Mr. Traub's service as a Director of the Company.

EXECUTIVE OFFICERS

    The executive officers of the Company, their ages and their positions and offices are set forth in the following table:


            NAME                   AGE                              POSITION
- -----------------------------      ---      ---------------------------------------------------------
Michael W. Reschke                     40   Chairman of the Board, Director
Abraham Rosenthal                      46   Chief Executive Officer, Director
William H. Carpenter, Jr.              45   President, Chief Operating Officer, Director
Glenn D. Reschke                       45   Executive Vice President -- Development
David G. Phillips                      34   Executive Vice President -- Leasing
Robert P. Mulreaney                    37   Executive Vice President -- Chief Financial Officer and
                                             Treasurer
R. Bruce Armiger                       50   Senior Vice President -- Development and Construction
                                             Management Services
C. Alan Schroeder                      38   Senior Vice President -- General Counsel and Secretary
Steven S. Gothelf                      36   Senior Vice President -- Finance
Steven M. McGhee                       41   Senior Vice President -- Operations


BIOGRAPHIES OF EXECUTIVE OFFICERS

    MICHAEL W. RESCHKE. Michael W. Reschke has been the Chairman of the Board of Directors of the Company since the Company's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last fourteen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke also is a member of the Board of Directors of Prime Residential, Inc., a real estate investment trust engaged in the ownership, operation, acquisition and renovation of multi-family residential projects and the successor in interest to the former multi-family division of PGI. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke is the brother of Glenn D. Reschke, an executive officer of the Company.

    ABRAHAM ROSENTHAL. Abraham Rosenthal has been the Chief Executive Officer and a Director of the Company since the Company's inception. Mr. Rosenthal joined PGI in 1988, serving as Vice President, Senior Vice President and, immediately prior to joining the Company, as Executive Vice President. Mr. Rosenthal's responsibilities with the Company include financing, site selection, design and construction management for the Company's retail projects. Mr. Rosenthal has been involved in retail design and development for the past 19 years. Prior to joining PGI, Mr. Rosenthal was Vice President -- Design and Construction of Cordish/Embry and Associates. Mr. Rosenthal received a Bachelor of Architecture degree from the University of Maryland School of Architecture, is a registered architect in the State of Maryland and is certified by the National Council of Architectural Registration Board. Mr. Rosenthal is a full member of the Urban Land Institute, the International Council of Shopping Centers and the VALUE RETAIL NEWS Advisory Board. Mr. Rosenthal also serves as a member of the board of directors of the Baltimore Museum of Art and as a member of the museum's executive and finance committees.

    WILLIAM H. CARPENTER, JR. William H. Carpenter, Jr. has been President, Chief Operating Officer and a Director of the Company since the Company's inception. Immediately prior to the Initial Public Offering, Mr. Carpenter was associated with PGI. Mr. Carpenter joined PGI in 1989, serving as Senior Vice President and, immediately prior to joining the Company, as Executive Vice President. Mr. Carpenter's responsibilities with the Company include leasing, management and marketing, and public relations concerning the Company's retail projects. Prior to joining PGI, Mr. Carpenter was President of D.I. Realty, Inc. (a division of Design International) from 1988 to 1989 and in such capacity managed all aspects of retail leasing and development for D.I. Realty, Inc., including property management, construction, and merchant coordination. Mr. Carpenter previously was senior regional leasing director with The Rouse Company and a partner with Cordish/Embry and Associates in Baltimore, Maryland. In these positions, Mr. Carpenter directed the development and leasing of a number of major urban projects in cooperation with city governments. Over the last 18 years, Mr. Carpenter has been involved in over 30 major urban, suburban and specialty projects throughout the United States. Mr. Carpenter attended the University of Baltimore, is a member of the International Council of Shopping Centers, a board member of Developers of Outlet Centers, a full member of the Urban Land Institute and sits on VALUE RETAIL NEWS Advisory Board. Mr. Carpenter also serves as a member of the board of directors of the Baltimore Symphony Orchestra.

    GLENN D. RESCHKE. Glenn D. Reschke is Executive Vice President -- Development of the Company. Mr. Reschke joined PGI in 1983 and, since that time, served as Vice President, Senior Vice President and Executive Vice President of PGI, responsible for PGI's multi-family, senior housing, single family and land development divisions. Mr. Reschke also served as President of Prime Property Management, Inc., an affiliate of PGI. Mr. Reschke received a Masters in Business Administration from Eastern Michigan University with a specialization in finance after receiving a Bachelor of Science degree with honors in Chemical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana. Mr. Reschke is the brother of Michael W. Reschke, the Company's Chairman of the Board.

    DAVID G. PHILLIPS. David G. Phillips is the Executive Vice President -- Leasing of the Company. Mr. Phillips joined PGI in 1989 and served as Vice President -- Leasing and as Senior Vice President -- Director of Leasing. Mr. Phillips' responsibilities with the Company include the management and supervision of the Company's leasing operation as well as project merchandising and lead merchant leasing for all of the Company's outlet centers. Prior to joining PGI, Mr. Phillips was a leasing representative at D.I. Realty, Inc., leasing a variety of retail projects including outlet centers and traditional and specialty malls. Prior to joining D.I. Realty, Inc., Mr. Phillips owned and operated Bowdoin Street Contracting in Boston, Massachusetts, specializing in historical renovation. Mr. Phillips received a Masters of Science in Real Estate

Development at Johns Hopkins University and received a Bachelor of Science degree in Business Administration from the University of Vermont. Mr. Phillips is a member of the International Council of Shopping Centers, the Urban Land Institute and holds a real estate sales license in the State of Maryland.

    ROBERT P. MULREANEY. Robert P. Mulreaney is Executive Vice President -- Chief Financial Officer and Treasurer of the Company. Mr. Mulreaney joined the Company in 1994. Mr. Mulreaney's responsibilities with the Company include financial reporting, investor relations, accounting, taxation, treasury, and management information systems. Prior to joining the Company, Mr. Mulreaney was associated for 14 years with Ernst & Young LLP, where he specialized in accounting and consulting issues related to real estate and financial institutions. Mr. Mulreaney received a Bachelor of Business Administration in Accounting in 1980 from Marshall University in Huntington, West Virginia. Mr. Mulreaney is a member of the American Institute of Certified Public Accountants, the Maryland Association of Certified Public Accountants and the West Virginia Society of Certified Public Accountants.

    R. BRUCE ARMIGER. R. Bruce Armiger is Senior Vice President -- Development and Construction Management Services for the Company. Mr. Armiger's responsibilities with the Company include supervision of project development and construction for all of the Company's outlet centers. Mr. Armiger joined PGI in 1992, and since that time, acted as Vice President of the Retail Division of PGI. Prior to joining PGI, Mr. Armiger was Vice President and Director of Construction and Engineering of The Rouse Company for a period of 15 years. At The Rouse Company, Mr. Armiger was responsible for all of the construction activities of the company consisting of over 5 million square feet of GLA during his tenure. Mr. Armiger has a Bachelor of Arts degree and Masters of Business Administration from Loyola College, Baltimore, Maryland.


    C. ALAN SCHROEDER. C. Alan Schroeder is Senior Vice President -- General Counsel and Secretary of the Company. Mr. Schroeder's responsibilities with the Company include legal, human resources and risk management. From 1990 to 1994, Mr. Schroeder was an Assistant General Counsel of PGI, responsible for legal matters relating to the retail division of PGI and involved in the division's development, financing, corporate, partnership, construction and management matters. Prior to joining PGI, Mr. Schroeder was associated for four years with Hopkins & Sutter, a Chicago, Illinois based law firm, where he worked primarily on real estate and financing matters. Mr. Schroeder received a Juris Doctorate degree from The University of Chicago Law School. Mr. Schroeder received an A.B. degree in Economics and Sociology from Bowdoin College in Brunswick, Maine. Mr. Schroeder is licensed to practice law in Illinois.


    STEVEN S. GOTHELF. Steven Gothelf is Senior Vice President -- Finance of the Company. Mr. Gothelf joined PGI in 1990 and, since that time, served as Vice President of Asset and Development Management. Mr. Gothelf's responsibilities include financing and capital market activities and acquisition of existing outlet centers. For two years prior to joining PGI, Mr. Gothelf was Vice President of Finance and Administration of Clarion Development Inc. Prior to joining Clarion Development Inc., Mr. Gothelf was a Market Maker for financial futures at the Chicago Board of Trade and prior to that was a Manager of Real Estate Tax and Consulting for Peat Marwick Main. Mr. Gothelf received his B.S. degree in Accounting from the University of Illinois and is a certified public accountant.

    STEVEN M. MCGHEE. Steven McGhee is Senior Vice President -- Operations of the Company. Mr. McGhee has been affiliated with PGI since October, 1989, most recently as Vice President and Director of Operations. Mr. McGhee's responsibilities include directing the marketing and management of the Company's properties. Prior to joining PGI, Mr. McGhee was General Manager for CBL and Associates for two years where he marketed and managed a portfolio of 1,500,000 square feet of retail properties. Prior to that Mr. McGhee spent fifteen years with the Melville Corporation, a specialty retail chain where he was eventually responsible for the operations of approximately 140 stores nationwide. Mr. McGhee attended the University of Tennessee majoring in Business Administration. Mr. McGhee is a member of the International Council of Shopping Centers (ICSC), Value Retail News and Building Owners and Managers Association (BOMA). Mr. McGhee received designation as a certified shopping center manager from the ICSC in October 1995.

COMPENSATION OF EXECUTIVES


    Prior to the completion of the Initial Public Offering, the Company did not pay any compensation to its officers. The following table sets forth the compensation earned for the period from March 22, 1994 to December 31, 1994 and for the year ended December 31, 1995 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company, including the President and Chief Operating Officer.


                           SUMMARY COMPENSATION TABLE



                                                          ANNUAL COMPENSATION         LONG-TERM COMPENSATION AWARDS
                                                   ---------------------------------  ------------------------------
NAME AND PRINCIPAL POSITION                          YEAR       SALARY      BONUS              OPTIONS/SARS
- -------------------------------------------------  ---------  ----------  ----------  ------------------------------
Michael W. Reschke, .............................       1995  $  150,000  $        0(1)               50,000(2)
 Chairman of the Board                                  1994     116,610           0(1)              150,000(3)
Abraham Rosenthal, ..............................       1995     257,385     125,000                50,000(2)
 Chief Executive Officer                                1994     190,341      75,000               150,000(3)
William H. Carpenter, Jr., ......................       1995     257,385     125,000                50,000(2)
 President and Chief Operating Officer                  1994     190,341      75,000               150,000(3)
Glenn D. Reschke, ...............................       1995     150,000      88,200                20,000(2)
 Executive Vice President -- Development                1994     114,205      69,450                50,000(3)
David G. Phillips, ..............................       1995     150,000     125,000                20,000(2)
 Executive Vice President -- Leasing                    1994     114,205      89,500                50,000(3)
R. Bruce Armiger, ...............................       1995     125,000      85,290                 7,000(2)
 Senior Vice President -- Development and               1994      92,473     130,278                     0(3)
 Construction Management Services


- ------------------------
NOTES:

(1) At his request, Mr. M. Reschke was not considered for a discretionary bonus for the period from March 22, 1994 to December 31, 1995.


(2) Granted pursuant to the 1995 Stock Incentive Plan effective February 16, 1996. See "-- Stock Incentive Plans."



(3) Granted pursuant to the 1994 Stock Incentive Plan. See "-- Stock Incentive Plans."



EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS



    The Company has entered into agreements (the "Employment Agreements") with each of the executive officers named in the summary compensation table above other than Messrs. Armiger and G. Reschke. The agreements with Messrs. M. Reschke, Rosenthal, Carpenter and Phillips generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. M. Reschke who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreement for Mr. M. Reschke provides for an initial term expiring on March 22, 1999 and the Employment Agreement for Mr. Phillips provides for an initial term expiring on March 22, 1997, which agreements are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company or the executive officer provides the other with prior written notice that such term shall not be extended. The Employment Agreements for Messrs. Rosenthal and Carpenter provide for a term expiring on December 31, 1998 and do not provide an extension period.



    The Employment Agreement with Messrs. M. Reschke and Phillips provide that the employees covered thereby are eligible to receive discretionary bonuses based on the achievement of performance goals established by the Company. The Employment Agreements with Messrs. Rosenthal and Carpenter provide for annual performance based bonuses of not more than the executive's base salary determined by a formula based on the following financial factors: annual growth in funds from operations on a fully diluted per share basis, first year return on total development cost for all new centers and expansions which open during the year, average sales per square foot, percentage of space leased, and a discretionary component of not more than 10% of the total bonus paid on the executive's participation in the development of new concepts.



    If the Employment Agreements are terminated by the Company "without cause" or are terminated by the executive after a "change in control" or for "good reason" (as such terms are defined in the Employment Agreements), the executive will be entitled to a lump sum payment. With regard to Messrs. M. Reschke and Phillips, such payment will be an amount equal to the greater of such executive's annual base salary or 50 percent of the remaining aggregate base salary due the executive under his Employment Agreement. With regards to Messrs. Rosenthal and Carpenter, such amount for termination by the Company "without cause" or for termination by the executive for "good reason" will be equal to the executive's annual base salary plus (1) the average annual performance bonus paid to the executive for the two years preceding the termination or (2) 50% of the executive's base salary if the termination occurs before January 1, 1998. The Employment Agreements with Messrs. Rosenthal and Carpenter allow these executives the option to terminate their respective employment agreement at any time within six months following a "change of control" of the Company (as such term is defined therein). If either of these executives elects to exercise such option in the event of a "change of control," such executive will be entitled to receive any bonuses accrued but undistributed, other vested benefits through the effective date of the termination and health and life insurance benefits for a period of one year, plus a termination distribution in the amount of $1.5 million. Additionally, if the Employment Agreements are so terminated, certain restrictions on the transfer of stock held by Messrs. Rosenthal and Carpenter (or obtained by such persons upon exercise of Common Units) may terminate. With regard to Messrs. Rosenthal and Carpenter, the Employment Agreements contain certain non-compete provisions restricting the executives from developing, acquiring or operating retail properties similar to those properties developed or operated by the Company for a period of up to two years following termination of employment, which period may be limited to four quarters by either party at any time prior to 30 days before the end of the fourth quarter.



    Current terms of the Employment Agreement provide for a base salary of $150,000 for Mr. M. Reschke, $250,000 for Messrs. Rosenthal and Carpenter and $175,000 for Mr. Phillips. The current terms of Mr. G. Reschke's compensation include a base salary of $175,000. The current terms of Mr. Armiger's compensation include an annual base salary of $130,000, a project development bonus equal to $.10 for each square foot of GLA contained in any new factory outlet center or project expansion completed by the Company and a discretionary bonus of up to 30% of Mr. Armiger's base salary based on the achievement of performance goals.



OPTION GRANTS IN 1995



    No options to purchase Common Stock were granted to the named executives by the Company during the fiscal year ended December 31, 1995; however, on February 16, 1996 the Company granted the options discussed below to each of the named executive officers of the Company for services rendered in 1995. The table also shows the potential value of such grants if the Common Stock appreciates at compounded annual rates of 5% and 10% compounded annually over the remaining term of the option from the grant date price of $11.88 per share on February 16, 1996. The 5% and 10% rates of appreciation based on the grant date price are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the Company's stock prices. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.



                                                                                                          POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                           ------------------------------------------------------------  ANNUAL RATES OF STOCK
                                                               % OF TOTAL                                PRICE APPRECIATION FOR
                                                              OPTIONS/SARS                                OPTION TERM BASED ON
                                                               GRANTED TO      EXERCISE OR               GRANT DATE STOCK PRICE
                                            OPTIONS/SARS      EMPLOYEES IN     BASE PRICE   EXPIRATION   ----------------------
NAME                                       GRANTED (#)(1)    FISCAL YEAR (2)   ($/SH) (3)      DATE        5% ($)     10% ($)
- -----------------------------------------  ---------------  -----------------  -----------  -----------  ----------  ----------
Michael W. Reschke.......................        50,000             18.3%       $   11.88      2/16/06   $  373,000  $  946,000
Abraham Rosenthal........................        50,000             18.3            11.88      2/16/06      373,000     946,000
William H. Carpenter, Jr.................        50,000             18.3            11.88      2/16/06      373,000     946,000
Glenn D. Reschke.........................        20,000              7.3            11.88      2/16/06      149,000     379,000
David G. Phillips........................        20,000              7.3            11.88      2/16/06      149,000     379,000
R. Bruce Armiger.........................         7,000              2.6            11.88      2/16/06       52,000     132,000


- ------------------------

NOTES:



(1) Options are fully vested. The exercise price for the options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock.



(2) A total of 272,500 options were granted to employees on February 16, 1996 for services rendered during 1995.



(3) Based on average closing price for the five business days preceding the grant date.



    The following table sets forth information with respect to options to purchase shares of Common Stock exercised by the named executive officers during 1995 and the number of shares of Common Stock underlying options held by each of the named executive officers and the value of such officers' exercisable and unexercisable options on December 31, 1995.



                                                                                                                VALUE OF
                                                                                                               UNEXERCISED
                                                                                            NUMBER OF         IN-THE-MONEY
                                                                                       UNEXERCISED OPTIONS     OPTIONS AT
                                                                                             AT 1995          1995 YEAR-END
                                                       SHARES                             YEAR-END (#)           ($)(1)
                                                      ACQUIRED                         -------------------  -----------------
                                                         ON          VALUE REALIZED       EXERCISABLE/        EXERCISABLE/
NAME                                                EXERCISE (#)           ($)            UNEXERCISABLE       UNEXERCISABLE
- -------------------------------------------------  ---------------  -----------------  -------------------  -----------------
Michael W. Reschke...............................        --                --               52,500/97,500          --
Abraham Rosenthal................................        --                --               52,500/97,500          --
William H. Carpenter, Jr.........................        --                --               52,500/97,500          --
Glenn D. Reschke.................................        --                --               17,500/32,500          --
David G. Phillips................................        --                --               17,500/32,500          --
R. Bruce Armiger.................................        --                --                  --                  --


- ------------------------

NOTE:



(1) None of the options held by the named executive officers were in-the-money at December 31, 1995.


STOCK INCENTIVE PLANS

    The Company established the 1994 Stock Incentive Plan and the 1995 Stock Incentive Plan for the purpose of attracting and retaining Directors, executive officers and other key employees. Each option granted pursuant to the 1994 Stock Incentive Plan and the 1995 Stock Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The 1994 Stock Incentive Plan provides for the grant of options ("1994 Options") to purchase up to 585,000 shares of Common Stock.

    In connection with the Initial Public Offering, the Company granted 1994 Options to purchase an aggregate of 550,000 shares of Common Stock (the "Initial Grants") to the following key executive officers of the Company (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Michael W. Reschke (150,000); Abraham Rosenthal (150,000); William H. Carpenter, Jr. (150,000); Glenn D. Reschke (50,000); and David G. Phillips (50,000). The Initial Grants vest monthly at an annual rate of 20% per year and have a term of ten years (or less if the optionee owns more than 10% of the total combined voting power of all classes of the Company's Stock, becomes disabled within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") or dies. The exercise price of these options issued is $19.00 per share, which represents the initial public offering price of the Common Stock.


    The Company has also granted 1994 Options to purchase an aggregate of 35,000 shares of Common Stock to non-employee Directors or their affiliates as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Terence C. Golden (5,000), Kenneth A. Randall (5,000), Governor James R. Thompson (5,000), Marvin S. Traub (5,000) and Marvin Traub Associates, Inc. (15,000). These options were fully vested upon grant, have an exercise price of $19.00 per share, and are exercisable at any time prior to the earlier of (a) March 22, 2004 or (b) one year from the termination of such non-employee Director's service as a Director, or, with respect to the grant of options to Marvin Traub Associates, Inc., ninety (90) days from the termination of Mr. Traub's service as a Director of the Company.

    The 1994 Stock Incentive Plan terminates ten years from the date the plan was adopted by the Board of Directors (March 18, 2004). As of December 31, 1995, no additional options were available for grant under the 1994 Stock Incentive Plan.

    The 1995 Stock Incentive Plan provides for the grant of options ("1995 Options") to purchase a specified number of shares of Common Stock. Under the 1995 Stock Incentive Plan, 600,000 shares of Common Stock were made available for grants. With respect to any optionee during any calendar year, the maximum number of shares of Common Stock that may be subject to 1995 Options under the 1995 Stock Incentive Plan is 150,000. Participants in the 1995 Stock Incentive Plan, who may be Directors, officers or employees of the Company, the Operating Partnership, their subsidiaries or designated affiliates, are selected by the Stock Incentive Plan Committee. An employee of the Operating Partnership (or any other affiliated partnership) or an outside Director of the Company shall only be eligible to be granted non-qualified options. In the case of Directors who are members of the Stock Incentive Plan Committee, such grants are made only as automatic grants under a specified formula set forth in the 1995 Stock Incentive Plan.

    On May 18, 1995, the Company granted 1995 Options to purchase an aggregate of 20,000 shares of Common Stock to non-employee Directors as follows (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically): Terence C. Golden (5,000), Kenneth A. Randall (5,000), Governor James R. Thompson (5,000) and Marvin S. Traub (5,000). These 1995 Options were fully vested upon grant and have an exercise price of 12.45 per share. Such options are exercisable at any time prior to the earlier of (a) May 18, 2005 or (b) one year from the termination of such non-employee Director's service as a Director.

    On February 16, 1996, the Company also granted 1995 Options to purchase an aggregate of 190,000 shares of Common Stock to the following key executive officers of the Company (with the number of shares of Common Stock to be issued upon exercise thereof indicated parenthetically); Michael W. Reschke (50,000); Abraham Rosenthal (50,000); William H. Carpenter, Jr. (50,000); Glenn D. Reschke (20,000); and David G. Phillips (20,000). In addition, on February 16, 1996, the Company granted 1995 Options to various other employees of the Company to purchase an aggregate of 89,500 shares of Common Stock of the Company. These 1995 Options are fully vested and have a term of ten years (or less if the optionee owns more than 10% of the total combined voting power of all classes of the Company's Stock, becomes disabled within the meaning of the Code, leaves the Company or dies). The exercise price of such 1995 Options is

$11.88 per share. The exercise price for the 1995 Options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the 1995 Option is exercised, of shares of Common Stock.

    The 1995 Stock Incentive Plan authorizes the Stock Incentive Plan Committee to grant 1995 Options at an exercise price to be determined by it, provided that such price cannot be less than 100% of the fair market value of the Common Stock on the date on which the 1995 Option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by such option on the day it is granted. The exercise price for any 1995 Option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the 1995 Option is exercised, of shares of Common Stock.

    The 1995 Stock Incentive Plan terminates ten years from the date the plan was adopted by the Board of Directors (April 14, 2005).

    All unvested options held by an optionee under the Stock Incentive Plans will automatically be forfeited if the optionee leaves employment for any reason other than a termination "without cause" by the Company, "for good reason" by the optionee or a "change in control" (as defined in the applicable Stock Incentive Plan). The rights of any participants to exercise an option pursuant to the Stock Incentive Plans may not be transferred in any way other than by will or laws of descent and distribution or pursuant to a qualified domestic relations order.

    Subject to the express provisions of the Stock Incentive Plans, the Stock Incentive Plan Committee may take certain actions with respect to the Stock Incentive Plan. In the event of certain extraordinary events, the Stock Incentive Plan Committee may make adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

    The Stock Incentive Plan Committee also may amend any award previously granted pursuant to the Stock Incentive Plans, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3.

    If any option granted under the Stock Incentive Plan expires or is canceled without having been fully exercised, additional options for the number of shares of Common Stock that would have been issued upon exercise of such options may be re-granted under the applicable Stock Incentive Plan, subject to the limitation of the number of shares of Common Stock made available for grants. The Stock Incentive Plan Committee may, in its discretion and in such terms as it deems appropriate, require as a condition to the grant of an option that the individual surrender for cancellation some or all of the unexercised options which have been previously granted to such individual. An option the grant of which is conditioned upon such surrender may have an option price lower (or higher) than the option price of the surrendered option, may cover the same (or a lesser or greater) number of shares as the surrendered option, may contain other terms such as the Stock Incentive Plan Committee deems appropriate and shall be exercisable in accordance with its terms, without regard to a number of shares, price, option period or any other term or condition of the surrendered option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Compensation Committee of the Board of Directors, which is required to have a majority of outside Directors who are neither employees or officers of the Company, is charged with determining compensation for the Company's Executive Officers. Mr. Terence C. Golden, Governor James R. Thompson and Mr. Marvin S. Traub currently serve on the Executive Compensation Committee. Governor James R. Thompson, a Director of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company. Marvin Traub Associates, Inc., an affiliate of Marvin
S. Traub provides consulting services to the Company. See "Compensation of Directors."

    No executive officer of the Company served as a director or member of (i) the compensation committee of another entity, an executive officer of which entity is a Director of the Company or member of the Company's Executive Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, or (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1995. See "Other Matters -- Certain Relationships and Related Transactions."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    OPERATING PARTNERSHIP AGREEMENT. The Company, PGI, Messrs. Rosenthal and Carpenter and certain other parties have entered into the Operating Partnership Agreement which sets forth the terms of such partnership and establishes the Company as the sole general partner of the Operating Partnership with full responsibility and discretion in the management and control of the Operating Partnership. The Operating Partnership Agreement also sets forth the terms under which the Limited Partners conveyed their respective interests in the Properties and the Management and Development Operations to the Company. For a summary description of the terms of the Operating Partnership Agreement, see "Operating Partnership Agreement."


    BENEFITS TO CERTAIN AFFILIATES RESULTING FROM THE EXCHANGE OFFER. Assuming the completion of the Exchange Offer, the required dividends payable by the Company in respect of the Convertible Preferred Stock will be reduced and the Limited Partners will benefit from the increase in the amount of Funds from Operations available for distribution with respect to the Common Units. For example, if the Exchange Offer and the Offering had been completed on January 1, 1995, the distributions per Common Unit payable to the Limited Partners would have increased from $0.66 to $0.82 assuming the exchange of the maximum number of shares of Convertible Preferred Stock permitted to be exchanged pursuant to the Exchange Offer. In addition and also assuming the completion of the Exchange Offer, the reduction in the distributions and dividends payable by the Company in respect of the Convertible Preferred Stock will benefit holders of Common Stock because a lower level of total distributions in respect of Common Units thereafter must be achieved in order for holders of Common Stock to share in distributions on a pro rata basis with the Common Units held by the Limited Partners. See "Prospectus Summary -- Structure of the Company and the Operating Partnership."


    FORMATION TRANSACTIONS. In connection with the Initial Public Offering, the following affiliates of the Company received the following benefits:

    - PGI's receipt of approximately $10.2 million in cash and 7,794,495 Common Units and the repayment by the Operating Partnership of approximately $155.8 million of indebtedness that was guaranteed or otherwise recourse, in part, to PGI;

    - Receipt by each of Abraham Rosenthal, Chief Executive Officer and a Director of the Company, and William H. Carpenter, Jr., President, Chief Operating Officer and a Director of the Company, of 266,090 Common Units and $.84 million in cash; and

    - Receipt by each of Messrs. Rosenthal and Carpenter of a $2.375 million recourse loan from the Operating Partnership, the proceeds of which were used to acquire an additional 125,000 Common Units at the initial public offering price of the Common Stock.


    In connection with the Initial Public Offering, the affiliates contributed total assets and liabilities with a net carrying value of $225.2 million and $225.3 million, respectively.



    The values attributed to the Common Units acquired by the Limited Partners assume that each such Common Unit had a value of $19.00, the initial public offering price per share of Common Stock. Based on such value, the 7,794,495
Common Units received by PGI were valued at $148,095,405, and the 266,090 received by each of Abraham Rosenthal and William H. Carpenter, Jr. were valued at $5,055,710 for each of them. Because the Common Units held by the Limited Partners are subject to a preferential distribution in favor of the Common Units held by the Company, which currently results in greater dividends in respect of each share of Common Stock than each Common Unit held by a Limited Partner, and the right of the Limited Partners to exchange such Common Units into Common Stock is limited in certain circumstances, the value of a Common Unit held by a Limited Partner is likely to be less than the value of a share of Common Stock.


    LOANS TO MESSRS. ROSENTHAL AND CARPENTER. In connection with the Initial Public Offering, the Operating Partnership made recourse loans of $2.375 million to each of Messrs. Rosenthal and Carpenter. Messrs. Rosenthal and Carpenter used such loan proceeds to acquire an additional 125,000 Common Units at the initial public offering price of the Common Stock. Each of Messrs. Rosenthal and Carpenter incurred such loans and made such purchases through a partnership that he controls which is the borrower under each such loan. Each of the loans is secured by a pledge of the Common Units being acquired with the proceeds thereof (the "Pledged Common Units") and guaranteed by the respective individual. Interest on the loans accrues at a rate equal to 6.55% and is payable prior to maturity only to the extent of any distributions paid by the Operating Partnership in respect of the Pledged Common Units. Accrued and unpaid interest of $187,500 was added to the principal balance of each such loan as of January 1, 1996. Each loan matures on the earlier to occur of (i) March 22, 2004 and
(ii) the first anniversary of the termination of the individual's employment with the Company for any reason. The partnerships holding the Common Units are subject to the same limitations on transfer and exchange applicable to Messrs. Rosenthal and Carpenter personally.



    INDEMNIFICATION OF MESSRS. ROSENTHAL AND CARPENTER. PGI has entered into Indemnification and Option Agreements with Messrs. Rosenthal and Carpenter. Pursuant to these agreements, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company and certain other conditions, PGI has agreed to indemnify Messrs. Rosenthal and Carpenter against 50% of any "loss" (as defined therein) which either may suffer as a result of his purchase of Common Units in connection with the Company's Initial Public Offering.



    PGI has also agreed, subject to Messrs. Rosenthal and Carpenter's continued employment by the Company, to grant to each of Messrs. Rosenthal and Carpenter options to purchase (i) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the regular cash distribution for a calendar quarter of the Operating Partnership distributable with respect to Common Units is equal to or greater than the regular quarterly (calendar) dividend on a per share basis for the outstanding Common Stock for the same calendar quarter for four successive calendar quarters, and (ii) up to 50,000 Common Units at $13.00 per Common Unit upon the first date on which the Convertible Preferred Stock begins to participate in non-preferred dividends as otherwise provided in the Charter, such options to expire on December 31, 2000.



    SPECIAL DISTRIBUTION TO THE ROSENTHAL FAMILY LLC AND THE CARPENTER FAMILY ASSOCIATION LLC. The Company and the Operating Partnership have entered into Special Distribution and Allocation Agreements with limited liability companies controlled by Messrs. Rosenthal and Carpenter (the "LLC's"). Pursuant to these agreements, subject to the continued employment of Messrs. Rosenthal and Carpenter by the Company, the Operating Partnership has agreed to distribute to the LLC's on or before March 31, 1999, a special distribution for 1996, 1997 and 1998 equal to the product of (a)(i) the average annual funds from operations per share growth percentage minus ten percent (ii) divided by five percent, and (b) one-half of the outstanding Note Balance (as hereinafter defined), provided that in no event may the special distribution be less than zero or more than half of the outstanding Note Balance. "Note Balance" means the original principal amount of $2.375 million of the notes executed by Messrs. Rosenthal and Carpenter plus any interest or other charges which have accrued or been capitalized but not been paid as of December 31, 1998.



    TRANSACTIONS WITH THE SELLING STOCKHOLDER.



    Ownership of Common Units. Immediately prior to the Initial Public Offering, the Selling Stockholder and its affiliates held certain ownership interests and options for ownership interests in certain of the Properties. In exchange for 644,125 Common Units, the Selling Stockholder and certain of its affiliates contributed their ownership interests and options with respect to the Properties to the Operating Partnership. In December 1995, PGI acquired 553,797 Common Units from affiliates of the Selling Stockholder. In connection with the Offering, the Selling Stockholder is exchanging its remaining 90,328 Common Units for a like number of shares of Common Stock, all of which are being sold in the Offering.



    In order to facilitate the Initial Public Offering and related transactions, PGI pledged 5,162,002 of its Common Units to affiliates of the Selling Stockholder as additional collateral for certain indebtedness and guarantees of PGI. Currently, 915,762 Common Units remain pledged by PGI to an affiliate of the Selling Stockholder.



    Credit Enhancement. Certain affiliates of the Selling Stockholder provide credit enhancement with respect to approximately $28.3 million of tax-exempt bonds secured by certain of the Properties. See "Business and Properties -- Mortgage and Other Debt Financing of the Company -- Note 1." The Operating Partnership is required to purchase such bonds on March 22, 1999 if at any time prior to such date certain affiliates of the Selling Stockholder have purchased any of such bonds, and the Company is required to indemnify such affiliates of the Selling Stockholder for any losses or expenses incurred in connection with the bonds and the credit enhancement. The standby credit enhancement agreements also contain certain financial and performance covenants. An affiliate of the Selling Stockholder received a fee of $140,000 from the proceeds of the Initial Public Offering for the extension of credit enhancement for bonds relating to The Shops at Western Plaza.



    Other Financings. An affiliate of the Selling Stockholder provides a first mortgage loan in the principal amount of $16.0 million secured by Northgate Plaza and guaranteed by the Operating Partnership. This mortgage loan bears interest at 8.0% per annum and matures on July 31, 1996. In connection with the Initial Public Offering, the Company paid this lender $160,000 in fees to modify the terms of this loan. An affiliate of the Selling Stockholder also held a first mortgage on the Huntley Factory Shops in the principal amount of up to $20 million, which was a direct obligation of the Operating Partnership that matured and was repaid in March 1995. In connection with the Initial Public Offering, the Company repaid a $5.0 million predevelopment loan to an affiliate of the Selling Stockholder and entered into a term loan agreement for $50.0 million with one or more affiliates of the Selling Stockholder. Such term loan was repaid in July 1994. In connection with such term loan, the Company paid a $1.0 million fee to an affiliate of the Selling Stockholder.



    Other Initial Public Offering Transactions. In connection with the restructuring of the partnerships that own Warehouse Row Factory Shops Phase I, the Operating Partnership paid or caused to be distributed $1.14 million to an affiliate of the Selling Stockholder, which owns 98% of the partnership interests in one of the two partnerships that own such project. In connection with the Initial Public Offering, the Company repaid approximately $128.0 million to affiliates of the Selling Stockholder in satisfaction of mortgage indebtedness ($97.7 million) and other indebtedness ($30.3 million).


    Other Transactions. Prior to the Initial Public Offering, PGI had provided property management, leasing, acquisition, renovation, development and construction management services for the partnerships which own certain of the Company's properties. Since the Initial Public Offering, all such management services have been performed by the Company. In connection with the development of one of the Company's factory outlet centers completed in 1994, PGI reimbursed the Company for $878,813 in connection with costs related to certain land improvements. Further, the Company has indemnified PGI for certain matters relating to its prior activities. See "Business and Properties -- Legal Proceedings."

    Governor James R. Thompson, a Director of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

    Marvin Traub Associates, Inc., an affiliate of Marvin S. Traub, a Director of the Company, provides consulting services to the Company. See "Compensation of Directors."

                        OPERATING PARTNERSHIP AGREEMENT


    The following summary of the Agreement of Limited Partnership of Prime Retail, L.P. (the "Operating Partnership Agreement"), including the description of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Partnership Agreement which is incorporated by reference to the Registration Statement of which this Prospectus is a part. The amendment of the Operating Partnership Agreement pursuant to the Operating Partnership Waiver and Amendment is a condition to the Exchange Offer. See "Prospectus Summary -- The Exchange Offer -- Limited Partner Consent Condition."


MANAGEMENT

    The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Operating Partnership Agreement. The Operating Partnership Agreement generally provides that the Company, as the sole general partner of the Operating Partnership has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The Limited Partners of the Operating Partnership have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any decision for the Operating Partnership to make certain amendments to the Operating Partnership Agreement, to take title to any property other than in the name of the Operating Partnership, or to dissolve prior to December 31, 2050 (which is the expiration of the Partnership's term) or prior to the occurrence of certain liquidating events would require the consent of a majority in interest of the Common Units. The Limited Partners have no right to remove the Company as general partner of the Operating Partnership.

TRANSFERABILITY OF INTERESTS


    The Operating Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the unanimous consent of the Limited Partners. The Limited Partners may transfer their interests in the Operating Partnership to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor Limited Partner and provided further that such transfer does not cause a termination of the Operating Partnership for federal income tax purposes and does not cause the Company to cease to comply with requirements under the Code for qualification as a REIT. Pursuant to the Operating Partnership Agreement, the Prime Common Units, as well as any shares of Common Stock obtainable upon exchange of such Common Units, may not be transferred, assigned, sold, encumbered or otherwise disposed of until March 22, 1997 without the consent of the Company (exercisable by its independent directors) and Friedman, Billings, Ramsey & Co., Inc., other than to their Affiliates (as defined in the Operating Partnership Agreement), other Limited Partners, Affiliates of other Limited Partners and, with respect to PGI, its owners which, in each case, agree to assume the obligations of the transferor under the Operating Partnership Agreement. The Additional Common Units are not subject to such restrictions on transferability. Since the Initial Public Offering, the Company and Friedman, Billings, Ramsey & Co., Inc. have consented to the pledge of all of the Common Units owned by PGI to various financial institutions that have agreed to be bound by the various restrictions and obligations relating to such Common Units under the Operating Partnership Agreement. See "Principal Security Holders and Selling Security Holder of the Company."


ADDITIONAL FUNDS

    The Operating Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from operations or prior capital contributions, the Company may borrow such funds and lend the funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. The Operating Partnership Agreement further provides that in the event the Company issues additional shares of Capital Stock, the Company shall be required to contribute to the Operating Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the Capital Stock so issued.

REGISTRATION RIGHTS

    For a description of certain registration rights held by the Limited Partners and certain of their affiliates, see "Shares Available For Future Sale
- -- Registration Rights."

TAX MATTERS


    Pursuant to the Operating Partnership Agreement, the Company is the "tax matters partner" of the Operating Partnership and, as such, does have authority to make tax elections under the Code on behalf of the Operating Partnership. The net income or net loss of the Operating Partnership generally has and will continue to be allocated to the Company and the Limited Partners in accordance with the distribution priority among the holders of Preferred Units and Common Units in the Operating Partnership and in compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.


OPERATIONS

    The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Pursuant to the Operating Partnership Agreement, the Operating Partnership also will assume and pay when due, or reimburse the Company for payment of, all administrative and operating expenses of the Property Partnerships, will distribute cash to the Company to enable the Company to pay all of the costs and expenses relating to the operations of the Company to the extent the Company does not otherwise have sufficient funds to satisfy such costs and expenses. The Operating Partnership will indemnify the Company, as its general partner, for liabilities incurred in connection with debt financing for the Operating Partnership or as general partner of the Operating Partnership.

DISTRIBUTIONS


    The Operating Partnership Agreement sets forth the manner in which the net cash flow of the Operating Partnership (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to the Preferred Units and the Common Units. Pursuant to the Operating Partnership Agreement, each Senior Preferred Unit held by the Company entitles it to receive a cash distribution in an amount equal to the dividend declared or paid in respect of a share of Senior Preferred Stock prior to the payment by the Operating Partnership of any distributions in respect of the Convertible Preferred Units and the Common Units. Each Convertible Preferred Unit entitles the Company to receive, prior to the payment by the Operating
Partnership of distributions with respect to the Common Units, a cash distribution in an amount equal to the distribution or dividend declared or paid in respect of a share of Convertible Preferred Stock. The Operating Partnership Agreement further provides that net cash revenues available after the declaration or payment of distributions with respect to the Preferred Units will be distributed to the holders of Common Units from time to time (but not less frequently than quarterly) in an aggregate amount determined by the Company in accordance with certain provisions establishing a Preferential Distribution for Common Units held by the Company. The purpose of these provisions is to enhance the likelihood that holders of Common Stock will receive a quarterly distribution of at least $0.295 per share, subject to availability of cash available for distribution, after payment of dividends on the Senior Preferred Stock and Convertible Preferred Stock. There can be no assurance, however, that holders of Common Stock will continue to receive such distributions.


    Subject to payment in full of all current and any accumulated dividends on all Preferred Units, the Operating Partnership must pay the Preferential Distribution of $0.295 in each quarter (plus any preferential distribution that is unpaid in any previous quarter) for each Common Unit held by the Company (the total of such units is equal to the number of outstanding shares of Common Stock) before any distributions may be paid in respect of the Common Units held by the Limited Partners of the Operating Partnership. The Operating Partnership Agreement provides that any quarterly distributions made by the Operating Partnership in excess of the Preferential Distribution must first be allocated pro rata among the Common Units held by the Limited Partners up to $0.295 for each such Common Unit and then be allocated pro rata among all of the Common Units. The Operating Partnership Agreement further provides that the Preferential Distribution will terminate only after the Operating Partnership has paid quarterly distributions of at least $0.295 with respect to all of the Common Units during four successive quarters without distributing more than 90% of its Funds from Operations with respect to the Convertible Preferred Units and Common Units after payment in full of distributions for the Senior Preferred Units in any such quarter. Once the Preferential Distribution is terminated, distributions with respect to the Common Units will be allocated pro rata among all of the holders thereof. Until the Company generates Funds from Operations on a quarterly basis in excess of the FFO Threshold Amount, the Company does not intend to pay distributions per share of Common Stock in excess of $0.295 per quarter (other than the Special Distribution), and any increase in the Operating Partnership's Funds from Operations up to the FFO Threshold Amount will continue to inure solely to the benefit of the Limited Partners. For purposes of determining whether the Company's Funds from Operations is sufficient to terminate the Preferential Distribution, Funds from Operations will be calculated based on the old definition of Funds from Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Funds from Operations."


LIMITED PARTNER EXCHANGE RIGHTS


    Subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one share of Common Stock (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. The Prime Common Units may not be exchanged until the later of (i) March 22, 1997 or (ii) the termination of the Preferential Distribution without the consent of the Company (exercisable by its independent directors) and Friedman, Billings, Ramsey & Co., Inc. The Limited Partners have agreed not to exchange their Common Units for Common Stock unless the Operating Partnership receives an opinion of counsel reasonably satisfactory to the Company that, upon such exchange, the Operating Partnership would not cease to qualify as a partnership for federal income taxes. In connection with the Offering, the Selling Stockholder is exchanging 90,328 Common Units for a like number of shares of Common Stock.



INDEMNIFICATION



    The Operating Partnership Agreement provides for indemnification solely out of the assets of the Operating Partnership of the partners and their affiliates for losses incurred because of the operations of the Operating Partnership unless (i) the partner or other person acted or failed to act due to bad faith or through active and deliberate dishonesty, (ii) actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the partner or other person had reasonable cause to believe that the action or ommission was unlawful.



    The Company, as general partner of the Operating Partnership, is indemnified by the Operating Partnership from any loss incurred by the Company as general partner by reason of (i) the incurrence of indebtedness in compliance with the Operating Partnership Agreement or indebtedness of the Operating Partnership that is guaranteed by the Company as general partner or (ii) vicarious liability by reason of its status as general partner.


DUTIES AND CONFLICTS

    The Operating Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition and operation of the Company's outlet centers, must be conducted through the Operating Partnership. The Operating Partnership Agreement prohibits the Company from borrowing for the purpose of making a distribution to stockholders except if it arranges such borrowing through the Operating Partnership.

REPRESENTATIONS AND WARRANTIES

    At the time of the Initial Public Offering, PGI made customary representations and warranties in the Operating Partnership Agreement regarding the Properties in which it or its affiliates contributed an interest to the Operating Partnership, including representations and warranties relating to compliance with laws, environmental matters, title and the absence of liens and encumbrances, tenant leases, litigation, contractual obligations, absence of undisclosed liabilities, compliance with laws and the existence of insurance.

    The Operating Partnership Agreement provides that the representations and warranties thereunder survive, provided that no claim for breach may be maintained by the Operating Partnership or the Company unless notice shall have been delivered to the Limited Partners on or before the earlier to occur of (i) one year after the independent directors of the Company know of such breach, or (ii) March 22, 1997. The Operating Partnership's sole remedy and recourse against the Limited Partners for any unpaid claims will be the dilution of the interests of the Limited Partners in the Operating Partnership. Notwithstanding the sale by the Selling Stockholder of all of its shares of Common Stock, the Selling Stockholder will not be relieved of its obligations with respect to the
representations   and  warranties  made  by  it  in  the  Operating  Partnership
Agreement. The Selling Stockholder will pledge marketable securities approximately equal to the value of such shares to the Operating Partnership to secure such obligations.


TERM

    The Operating Partnership will continue in full force and effect until December 31, 2050, unless sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of the Company (unless the Limited Partners elect to continue the Operating Partnership), the election of the Company with the consent of a majority in interest of the Common Units, the sale or other disposition of all or substantially all the assets of the Operating Partnership or by operation of law.


     PRINCIPAL SECURITY HOLDERS AND SELLING SECURITY HOLDER OF THE COMPANY



    The following tables set forth certain information regarding the beneficial ownership of shares of Common Stock and of Common Units in the Operating Partnership, for (a) each person who is a stockholder of the Company holding more than 5% of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented in "Management -- Compensation of Executives", (c) each director of the Company and (d) the directors and officers of the Company as a group. The number of shares represents the number of shares of Common Stock the person holds or the number of shares into which Common Units held by the person are exchangeable (if, as discussed below, the Company elects to issue shares of Common Stock rather than pay cash upon such exchange). The extent to which a person holds Common Stock as opposed to Common Units is set forth in the notes. The Operating Partnership
Agreement provides that Common Units may be exchanged, subject to certain limitations, into shares of Common Stock or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. See "Operating Partnership Agreement."



    The following sets forth information as to the persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of April 10, 1996.



                                                            NUMBER OF SHARES/
                                                               COMMON UNITS                        PERCENT OF
                   NAME AND ADDRESS OF                         BENEFICIALLY       PERCENT OF       ALL SHARES/
                    BENEFICIAL OWNER                            OWNED (1)        ALL SHARES(2)  COMMON UNITS (3)
- ---------------------------------------------------------  --------------------  -------------  -----------------
The Prime Group, Inc. (4) ...............................         8,598,292            76.61%           67.91%
 77 West Wacker Drive
 Chicago, Illinois 60601
The Crabbe Huson Special Fund, Inc. (5) .................           286,000             9.95             2.26
 121 S.W. Morrison, Suite 1400
 Portland, OR 97204
T. Rowe Price Associates, Inc. (6) ......................           230,000             8.00             1.82
 100 East Pratt Street
 Baltimore, MD 21202
Boston Group Holdings (7) ...............................           188,000             6.54             1.48
 The Boston Company
 c/o Mellon Bank
 One Mellon Bank Center
 Pittsburgh, Pennsylvania 15258
Brown Capital Management, Inc. (8) ......................           148,400             5.16             1.17
 809 Cathedral Street
 Baltimore, MD 21201


- ------------------------

NOTES:



(1) The ownership of shares of Common Stock reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Charter. Information presented does not include shares of Common Stock that may be acquired upon conversion of Convertible Preferred Stock. On or after March 31, 1997, holders of Convertible Preferred Stock will have the right, subject to ownership and transfer restrictions in the Charter intended to allow the Company to maintain its status as a REIT, to convert all or any of their shares of Convertible Preferred Stock into shares of Common Stock at the conversion price of $20.90 per share of Common Stock, subject to certain adjustments. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners.



(2) Information presented assumes exchange only of Common Units owned by such beneficial owner for shares of Common Stock.



(3) Information presented assumes exchange of all outstanding Common Units for shares of Common Stock and also includes shares of the Company's Common Stock issuable upon exercise of options granted pursuant to the Company's Stock Incentive Plans which are fully vested or which may vest within 60 days of April 10, 1996. The Limited Partners have agreed not to exchange their Common Units for certain periods without the consent of the Company and Friedman, Billings, Ramsey & Co., Inc., the underwriter for the Company's March 1994 initial public offering.



(4) Information presented includes 8,348,292 Common Units and 250,000 shares of Common Stock owned by PGI and certain limited partnerships affiliated with PGI. The address of PGI is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. All of the Common Units and shares of Common Stock held by PGI have been pledged to certain unaffiliated third parties to secure certain indebtedness of PGI and its affiliates (collectively, the "Pledgees"). Unless and until the Pledgees foreclose on the pledged Common Units or have given notice of an event of default under the operative pledge or loan agreement, such entities will not have the direct or indirect power to vote or dispose of the Common Units so pledged. The Pledgees disclaim beneficial ownership of these pledged Common Units.



(5) Information presented is based on a Schedule 13G filed with the Commission on February 15, 1996 by The Crabbe Huson Special Fund, Inc., The Crabbe Huson Real Estate Investment Fund, Inc. and The Crabbe Huson Group, Inc. The
    Schedule 13G indicates that The Crabbe Huson Special Fund, Inc. directly owns 202,000 shares of Common Stock, representing 7.03% of the outstanding shares, and shares voting and dispositive power with its investment advisor, The Crabbe Huson Group, Inc. The Schedule 13G also indicates that The Crabbe Huson Real Estate Investment Fund, Inc. directly owns 63,000 shares of Common Stock, representing 2.19% of the outstanding shares, and shares voting and dispositive power with its investment advisor, The Crabbe Huson Group, Inc. The Schedule 13G further indicates that The Crabbe Huson Group, Inc. does not directly own any shares of the Company, but shares voting and dispositive power with the two investment companies for whom it serves as investment advisor. In addition, according to the Schedule 13G, The Crabbe Huson Group, Inc. also shares voting and dispositive power with approximately four investors for whom it serves as investment advisor. Such investors directly own, in the aggregate, 21,000 shares of Common Stock. Each of the foregoing reporting persons disclaims beneficial ownership of all shares owned by each other reporting person and disclaims that a "group" within the meaning of Rule 13d-5(b)(1) has been formed with respect to ownership of the Common Stock.



(6) Information presented is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Commission on February 14, 1996. The Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole dispositive power over 230,000 shares; however, sole voting power is divided between T. Rowe Price Associates, Inc. (30,000) and T. Rowe Price Over the Counter Fund, Inc. (200,000).



(7) Information presented is based on a Schedule 13G filed by Mellon Bank Corporation, Boston Group Holdings, Inc. and The Boston Company, Inc. with the Commission as amended through January 18, 1996. The Schedule 13G indicates that Boston Group Holdings, Inc. and The Boston Company, Inc. each has sole voting power with respect to 168,000 shares of Common Stock and sole dispositive power with respect to 188,000 shares of Common Stock.



(8) Information presented is based on a Schedule 13D filed by Brown Capital Management, Inc. with the Commission on February 21, 1995.

    The following table sets forth the beneficial ownership of shares of Common Stock as of April 10, 1996 by the Company's current Directors and Officers.



                                                                  NUMBER OF
                                                             SHARES/COMMON UNITS       PERCENT       PERCENT OF ALL
NAME AND ADDRESS OF                                              BENEFICIALLY            OF           SHARES/COMMON
BENEFICIAL OWNER (1)                                              OWNED (2)        ALL SHARES (3)       UNITS (4)
- -----------------------------------------------------------  --------------------  ---------------  -----------------
Michael W. Reschke (5).....................................         8,713,292            76.85%            68.82%
Abraham Rosenthal (6)......................................           508,090            15.03              4.01
William H. Carpenter, Jr. (7)..............................           509,690            15.07              4.03
Terence C. Golden..........................................            12,500              (8)               (8)
Kenneth A. Randall.........................................            10,000              (8)               (8)
James R. Thompson..........................................            10,000              (8)               (8)
Marvin S. Traub (9)........................................            26,000              (8)               (8)
Glenn D. Reschke...........................................            41,667             1.43               (8)
R. Bruce Armiger...........................................             7,000              (8)               (8)
David G. Phillips (10).....................................            41,767             1.43               (8)
Directors and officers of the Company as a group (14
 persons)..................................................         9,913,081            82.31             78.29


- ------------------------

NOTES:



(1) All of the Directors and executive officers of the Company may be contacted c/o Prime Retail, Inc., 100 East Pratt Street, Baltimore, Maryland 21202.



(2) The ownership of shares of Common Stock reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Charter. Shares beneficially owned include shares subject to options granted under the Company's Stock Incentive Plans which are fully vested or which may vest within 60 days of April 10, 1996 as follows: Mr. M. Reschke 115,000; Mr. Rosenthal 115,000; Mr. Carpenter 115,000; Mr. Golden 10,000;
    Mr. Randall 10,000; Governor Thompson 10,000; Mr. Traub 10,000 (Marvin Traub Associates, Inc. 15,000); Mr. G. Reschke 41,667; and Mr. Phillips 41,667. Information presented does not include shares of Common Stock that may be acquired upon conversion of the Convertible Preferred Stock. On or after March 31, 1997, holders of Convertible Preferred Stock will have the right, subject to ownership and transfer restrictions in the Charter intended to allow the Company to maintain its status as a REIT, to convert all or any of their shares of Convertible Preferred Stock into shares of Common Stock at the conversion price of $20.90 per share of Common Stock, subject to certain adjustments. The ownership of Common Units reported herein is derived from transfer records maintained by the Operating Partnership based on information provided by the Limited Partners.



(3) Information presented assumes exchange only of Common Units owned by such beneficial owner for shares of Common Stock. Information presented also includes shares of Common Stock issuable upon exercise of those options of such beneficial owner which have vested or will vest within 60 days of April 10, 1996.



(4) Information presented assumes exchange of all outstanding Common Units for shares of Common Stock. Information presented also includes shares of the
    Company's Common Stock issuable upon exercise of options granted to the Company's executive officers and Directors which have vested or which will vest within 60 days of April 10, 1996. The Limited Partners have agreed not to exchange their Common Units for certain periods without the consent of the Company and Friedman, Billings, Ramsey & Co., Inc. Pursuant to the Operating Partnership Agreement, without the consent of Friedman, Billings, Ramsey & Co., Inc., the Prime Common Units (as defined therein) may not be exchanged for Common Stock (or cash) until the later of (i) March 22, 1997 or (ii) the termination of the

    Preferential Distribution (as defined in the Operating Partnership Agreement). The remaining Common Units may be exchanged for Common Stock (or cash) at any time. All of the Common Units owned by Messrs. Rosenthal and Carpenter, and all but 553,787 of the Common Units owned by Prime Group, Inc. ("PGI"), constitute Prime Common Units.



(5) Information presented includes 8,348,292 Common Units and 250,000 shares of Common Stock held by PGI (Mr. M. Reschke is the Chairman and Chief Executive Officer of PGI) and certain affiliated limited partnerships, and 112,500 shares of Common Stock which Mr. M. Reschke has the right to acquire upon exercise of certain stock options. Mr. M. Reschke's address is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.



(6) Information presented includes 391,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Rosenthal and 44,050 of which are held by Mr. Rosenthal's spouse and children, 2,000 shares of Common Stock owned by Mr. Rosenthal and 112,500 shares of Common Stock which Mr. Rosenthal has the right to acquire upon exercise of certain stock options. See Note (4).



(7) Information presented includes 391,090 Common Units, 125,000 of which are held by a limited liability company controlled by Mr. Carpenter, 3,600 shares of Common Stock owned by Mr. Carpenter's children and 112,500 shares of Common Stock which Mr. Carpenter has the right to acquire upon exercise of certain stock options. See Note (4).



(8) Amount represents less than 1%.



(9)  Includes  15,000  options  held  by  Marvin  Traub  Associates,  Inc.   See
    "Compensation of Directors."



(10) Represents 100 shares of Common Stock owned by Mr. Phillips and 40,833 shares of Common Stock which Mr. Phillips has the right to acquire upon exercise of certain stock options.



    As of April 10, 1996, Messrs. M. Reschke and Phillips owned 55,000 and 100 shares, respectively, of the Company's Convertible Preferred Stock, representing 1.35% and less than 1% of the outstanding shares of such class. As a group, the Directors and officers of the Company collectively own 55,780 shares of Convertible Preferred Stock, representing less than 1% of the outstanding shares of such class. On and after March 31, 1997, each share of Convertible Preferred Stock may be converted into Common Stock at a conversion price of $20.90 per share, subject to certain adjustments.



    Except as described above, no Director or officer of the Company owns any shares of any other class of the Company's equity securities.



    KILICO Realty Corporation, as the Selling Stockholder, is offering all of its 90,328 shares of Common Stock for sale in the Offering at a price per share equal to the price to the public set forth on the cover page of this Prospectus. The costs of the offering of these shares (other than Underwriters' discounts) are being borne by the Company pursuant to the terms of a registration rights agreement dated as of March 22, 1994 among the Company, the Operating Partnership, the Selling Stockholder and certain other Limited Partners. See
"Shares Available for Future Sale -- Registration Rights." The Selling Stockholder and certain of its affiliates have provided and continue to provide financing and credit enhancements to the Company for certain of its Properties. Prior to the Initial Public Offering, the Selling Stockholder and its affiliates had ownership interests in certain of the Properties. Such interests were contributed to the Operating Partnership for an aggregate of 644,125 Common Units. See "Certain Relationships and Transactions -- Transactions with the Selling Stockholder."


                          DESCRIPTION OF CAPITAL STOCK


    The Company is incorporated in the State of Maryland. Rights of stockholders are governed by the MGCL and by the Company's Charter and Bylaws.


AUTHORIZED SHARES


    The Company has authorized 75,000,000 shares of Common Stock, par value $.01 per share, 24,315,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), and 51,000,000 shares of Excess Stock, par value $.01 per share ("Excess Stock"). The Charter designates 2,300,000 shares of Preferred Stock as 10.5% Series A Senior Cumulative Preferred Stock and 7,015,000 shares of Preferred Stock as 8.5% Series B Cumulative Participating Convertible Preferred Stock. The Board of Directors has the authority to issue 15,000,000 additional shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series without further vote or action by the stockholders, subject to the rights of the holders of the Senior Preferred Stock and the Convertible Preferred Stock. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Common Stock might believe to be in their interests or in which holders of some, or a majority, of the Common Stock might receive a premium for their shares over the then market price of such shares. As of the date hereof, the Company has no plans to issue any Preferred Stock other than the Senior Preferred Stock and the Convertible Preferred Stock.


    As of March 31, 1996, 2,300,000 shares of Senior Preferred Stock were issued and outstanding, 7,015,000 shares of Convertible Preferred Stock were issued and outstanding, 2,875,000 shares of Common Stock were issued and outstanding (9,220,800 shares of Common Stock are reserved for issuance upon exchange of issued and outstanding Common Units and 1,185,000 shares of Common Stock are reserved for issuance upon exercise of Options granted or available to be granted under Stock Incentive Plans) and no shares of Excess Stock were issued and outstanding.


    The following summary of the terms of the Senior Preferred Stock, the Convertible Preferred Stock and the Common Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter, a form of which has been incorporated by reference into the
Registration Statement of which this Prospectus is a part. The terms of the Excess Stock related to the Senior Preferred Stock, the Convertible Preferred Stock and the Common Stock are set forth under "-- Restrictions on Ownership and Transfer."

SENIOR PREFERRED STOCK

    DIVIDENDS

    Subject to the preferential rights of any series of Preferred Stock ranking senior as to dividends to the Senior Preferred Stock and to the provisions of the Charter regarding Excess Stock, holders of shares of the Senior Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share of Senior Preferred Stock equal to $2.625 per annum.

    Dividends with respect to the Senior Preferred Stock are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "Senior Preferred Dividend Payment Date"). Such dividend and any dividend payable on the Senior Preferred Stock for any partial dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Senior Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four. Dividends are payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable Senior Preferred Dividend Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to such Senior Preferred Dividend Payment Date (each, a "Senior Preferred Dividend Record Date").

    No dividends on shares of Senior Preferred Stock will be declared by the Board of Directors of the Company or paid or set apart for payment by the Company at such time as, and to the extent that, the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, or any provisions of the Charter relating to any series of Preferred Stock ranking senior to the Senior Preferred Stock as to dividends, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Senior Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Senior Preferred Stock are not entitled to any dividends in excess of full cumulative dividends as described above.

    If any shares of Senior Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on the capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Senior Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Senior Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Senior Preferred Stock, all dividends declared upon shares of Senior Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Senior Preferred Stock will be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Senior Preferred Stock and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on Senior Preferred Stock which may be in arrears.


    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Senior Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends payable in Common Stock or other capital stock ranking junior to the Senior Preferred Stock as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution or dividend will be declared or made, upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Senior Preferred Stock as to dividends, nor will any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Senior Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Senior Preferred Stock as to dividends and upon liquidation, dissolution or winding up).


    Any dividend payment made on shares of Senior Preferred Stock is first credited against the earliest accrued but unpaid dividend due with respect to shares of such Senior Preferred Stock which remains payable.

    If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Senior Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of the Senior Preferred Stock for the year and the denominator of which shall be the Total Dividends.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Senior Preferred Stock, the holders of shares of Senior Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date of payment (the

"Senior Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of the Convertible Preferred Stock, the Common Stock or any other capital stock that ranks junior to the Senior Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Senior Preferred Stock will have no right or claim to any of the remaining assets of the Company.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the Senior Preferred Liquidation Preference Amount on all outstanding shares of Senior Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Senior Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Senior Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of shares of Senior Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Senior Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company for these purposes.

    REDEMPTION

    The Senior Preferred Stock will not be redeemable at the option of the Company prior to March 31, 1999. On and after March 31, 1999, the Senior Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, initially at a redemption price of $26.75 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid dividends, if any, to the redemption date. The Senior Preferred Stock has no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of the Senior Preferred Stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the Charter regarding Excess Stock, in any matter in which the Senior Preferred Stock may vote, including any action by written consent, each share of Senior Preferred Stock is entitled to one vote. The holders of each share of the Senior Preferred Stock may separately designate a proxy for the vote to which that share of Senior Preferred Stock is entitled.

    Whenever dividends on any shares of the Senior Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of such shares of Senior Preferred Stock (voting separately as a class with all other series of Preferred Stock (including the Convertible Preferred Stock) upon which rights to vote on such matter with the Senior Preferred Stock have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of the Senior Preferred Stock and such other Preferred Stock, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of the Senior Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Directors of the Company will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the dividend arrearage for the Senior Preferred Stock.

    So long as any shares of the Senior Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with the Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or Excess Senior Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of the Convertible Preferred Stock or any other series of Preferred Stock, in each case ranking junior to the Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any shares of the Senior Preferred Stock remain outstanding, the Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock, Convertible Preferred Stock and Common Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Senior Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    RANK

    The Senior Preferred Stock, with respect to dividend rights and distributions upon liquidation, dissolution, and winding up, ranks (i) senior to the Common Stock, all other shares of Common Stock of the Company of all classes and series, all classes of Excess Stock (other than the Excess Senior Preferred Stock, as to which the Senior Preferred Stock is senior only as to dividends), the Convertible Preferred Stock, and shares of all other series of capital stock issued by the Company other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such Senior Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of the Company; (ii) on a parity with the Excess Senior Preferred Stock (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by the Company the terms of which specifically provide that the shares rank on a parity with the Senior Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Senior Preferred Stock); and (iii) junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Senior Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Senior Preferred Stock).

CONVERTIBLE PREFERRED STOCK

    DIVIDENDS


    Subject to the preferential rights of the Senior Preferred Stock and any other series of Preferred Stock ranking senior as to dividends to the
Convertible Preferred Stock and to the provisions of the Charter regarding Excess Stock, holders of shares of the Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of distributions and dividends, cumulative preferential cash dividends in an amount per share of Convertible Preferred Stock equal to the greater of (i) $2.125 per annum or (ii) the distributions and dividends (determined on each of the quarterly Convertible Preferred Dividend Payment Dates referred to below) on number of shares of Common Stock (or fraction thereof) into which a share of Convertible Preferred Stock will be convertible on or after March 31, 1997. The amount referred to in clause (ii) above will equal the number of shares of Common Stock, or fraction thereof, into which a share of Convertible Preferred Stock will be convertible on or after March 31, 1997, multiplied by the quarterly distribution declared or paid with respect to a share of Common Stock on or most recently prior to the applicable Convertible Preferred Dividend Payment Date.



    Dividends with respect to the Convertible Preferred Stock are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "Convertible
Preferred Dividend Payment Date"). Such distribution or dividend and any distribution or dividend payable on the Convertible Preferred Stock for any partial dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions and dividends payable on the Convertible Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four. Distributions and dividends are payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable Convertible Preferred Dividend Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of distributions and dividends that is no more than thirty (30) nor less than ten (10) days prior to such Convertible Preferred Dividend Payment Date (each, a "Convertible Preferred Dividend Record Date").



    No distributions or dividends on shares of Convertible Preferred Stock will be declared by the Board of Directors of the Company or paid or set apart for payment by the Company at such time as, and to the extent that, the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, or any provisions of the Charter relating to any series of Preferred Stock ranking senior to the Convertible Preferred Stock as to dividends (including the Senior Preferred Stock), prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Convertible Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Convertible Preferred Stock will not be entitled to any distributions or dividends in excess of full cumulative dividends as described above.



    If any shares of Convertible Preferred Stock are outstanding, no full distributions or dividends will be declared or paid or set apart for payment on the capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Convertible Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Convertible Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Convertible Preferred Stock, all dividends declared upon shares of Convertible Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Convertible Preferred Stock will be declared pro rata so that the amount of distributions and dividends declared per share on the Convertible Preferred Stock and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid distributions and dividends per share on the shares of the Convertible Preferred Stock and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on Convertible Preferred Stock which may be in arrears.



    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions or dividends (other than dividends payable in Common Stock or other capital stock ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution or dividend will be declared or made, upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Convertible Preferred Stock as to dividends, nor will any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, dissolution and winding up).



    Any distribution or dividend payment made on shares of Convertible Preferred Stock is first credited against the earliest accrued but unpaid dividend due with respect to shares of such Convertible Preferred Stock which remains payable.


    If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Convertible Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of the Convertible Preferred Stock for the year and the denominator of which shall be the Total Dividends.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date of payment (the "Convertible Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of Common Stock or any other capital stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Company.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the Convertible Preferred Liquidation Preference Amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Convertible Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Convertible Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of shares of Convertible Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Convertible Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company for these purposes.

    REDEMPTION

    The Convertible Preferred Stock will not be redeemable at the option of the Company prior to March 31, 1999. On and after March 31, 1999, the Convertible Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, initially at a redemption price of $27.125 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid dividends, if any, to the redemption date. The Convertible Preferred Stock has no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of the Convertible Preferred Stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the Charter regarding Excess Stock, in any matter in which the Convertible Preferred Stock may vote, including any action by written consent, each share of Convertible Preferred Stock is entitled to one vote. The holders of each share of the Convertible Preferred Stock may separately designate a proxy for the vote to which that share of Convertible Preferred Stock is entitled.

    Whenever dividends on any shares of the Convertible Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of such shares of Convertible Preferred Stock (voting separately as a class with all other series of Preferred Stock (including the Senior Preferred Stock) upon which rights to vote on such matter with the Convertible Preferred Stock have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of the Convertible Preferred Stock and such other Preferred Stock, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of the Convertible Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Directors of the Company will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the dividend arrearage for the Convertible Preferred Stock.

    So long as any shares of the Convertible Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Convertible Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Convertible Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or Excess Convertible Preferred Stock with respect to distributions upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Convertible Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of the Convertible Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Convertible Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any shares of the Convertible Preferred Stock remain outstanding, the Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock, Convertible Preferred Stock and Common Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Convertible Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION

    Subject to the exceptions described under "Description of Capital Stock -- Restrictions on Ownership and Transfer," holders of the Convertible Preferred Stock have the right, as provided in the Charter, exercisable on or after March 31, 1997, except in the case of Convertible Preferred Stock called for redemption, to convert all or any of the Convertible Preferred Stock (based upon the Convertible Preferred Liquidation Preference Amount determined immediately following the most recent Convertible Preferred Dividend Payment Date) into shares of Common Stock at the conversion price of $20.90 per share of Common Stock, subject to adjustment upon the occurrence of certain events, as described below. In the case of Convertible Preferred Stock called for redemption, conversion rights will expire at the close of business on the third business day immediately preceding the date fixed for redemption.


    Shares of Convertible Preferred Stock will be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Company. Upon conversion, no adjustment or prepayment will be made for distributions or dividends, but if any holder surrenders Convertible Preferred Stock for conversion after the close of business on a Convertible Preferred Dividend Record Date and prior to the opening of business on the related Convertible Preferred Dividend Payment Date, then, notwithstanding such conversion, the distribution or dividend payable on such Convertible Preferred Dividend Payment Date will be paid on such Convertible Preferred Dividend Payment Date to the registered holder of such shares on such Convertible Preferred Dividend Record Date. Shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on a Convertible Preferred Dividend Record Date to the Convertible Preferred Dividend Payment Date must also pay the amount of the distribution or dividend which is payable. No fractional shares of Common Stock will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of the Common Stock on the last trading day prior to the date of conversion.


    The number of shares of Common Stock or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of the following events:

    (i) the issuance of Common Stock as a dividend or distribution on shares of Common Stock;

    (ii) the subdivision, combination or reclassification of the outstanding shares of Common Stock,

   (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the Charter;

    (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets (including securities, but excluding Ordinary Cash Dividends, as defined below, and those dividends, distributions, rights or warrants referred to above); and

    (v) the distribution to all holders of Common Stock of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above).


    The adjustments to be made in each such event are set forth in the Charter. In the event of a distribution of evidence of indebtedness or other assets (as described in clause (iv)) or a distribution to all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in clause (iii) above), the Company may, instead of making an adjustment of the Conversion Price, make proper provision so that each holder who converts such shares will be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights, warrants, evidences of indebtedness or other assets. No adjustment will be made for Ordinary Cash Dividends (defined as distributions to holders of Common Stock in an amount not exceeding the Operating Partnership's accumulated FFO since the Initial Public Offering, after deducting dividends or other distributions (i) paid in respect of all classes of capital stock of the Company and Common Units held by persons other than the Company or (ii) accrued in respect of Convertible Preferred Stock, the Senior Preferred Stock and any other shares of Preferred Stock of the Company ranking on a parity with or senior to the Convertible Preferred Stock as to dividends). In addition, no adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

    Whenever the number of shares of Common Stock or other assets issuable upon conversion and the conversion price are adjusted as herein provided, the Company
(i) will promptly make available at the office of the transfer agent a statement describing in reasonable detail such adjustment, and (ii) will cause to be mailed by first class mail, postage prepaid, as soon as practicable, to each holder of record of shares of Convertible Preferred Stock, a notice stating that certain adjustments have been made and stating the adjusted conversion price.

    In the event of any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of Common Stock will be entitled to receive stock, securities or other assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of each share of Convertible Preferred Stock shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

    RANK

    The Convertible Preferred Stock, with respect to dividend rights and distributions upon liquidation, dissolution, and winding up, ranks (i) senior to the Common Stock, all other shares of Common Stock of the Company of all classes and series, all classes of Excess Stock (other than the Excess Senior Preferred Stock and Excess Convertible Preferred Stock, as to which the Convertible Preferred Stock is senior only as to dividends), and shares of all other series of capital stock issued by the Company other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such Convertible Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of the Company; (ii) on a parity with the Excess Convertible Preferred Stock (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by the Company the terms of which specifically provide that the shares rank on a parity with the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company or make no specific provision as to their ranking; and (iii) junior to the Senior Preferred Stock, the Excess Senior Preferred Stock (only upon liquidation, dissolution or winding up) and all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Convertible Preferred Stock with respect to dividends and distributions upon liquidation, dissolution, or winding up of the Company (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Convertible Preferred Stock).

COMMON STOCK


    All of the Common Stock offered hereby is duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the Charter regarding Preferred Stock, including the Senior Preferred Stock and the Convertible Preferred Stock, and Excess Stock, holders of shares of Common Stock are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of the liquidation, dissolution or winding-up of the Company after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue to pay quarterly distributions. Subject to the payment in full of all current and any accumulated dividends in respect of Senior Preferred Units and Convertible Preferred Units, the Preferential Distribution of $0.295 per share of Common Stock (plus any Preferential Distribution not paid in a previous quarter) will be payable by the Company for each quarter before any distribution by the Operating Partnership in respect of the Common Units held by the Limited Partners. After payment of the Preferential Distribution, up to $0.295 will be distributed by the

Operating Partnership in respect of the Common Units held by the Limited Partners. Any further amounts distributed in such quarter will be distributed ratably among all holders of Common Units. If the Operating Partnership has not distributed to the Company the amount specified above in any quarter, then the deficit will cumulate and be distributable on a preferential basis in subsequent quarters. Distributions not paid on the Common Units held by Limited Partners for any quarter will not cumulate. The Preferential Distribution will terminate when distributions of at least $0.295 have been paid with respect to each Common Unit (held by the Company and others) during four quarters without distributing to the Convertible Preferred Units and the Common Units more than 90% of FFO after payment of the dividends on the Senior Preferred Units for any such quarter. Once the Preferential Distribution has terminated, distributions in respect of the Common Units will be made pro rata to the holders thereof. For purposes of determining whether the Company's Funds from Operations is sufficient to terminate the Preferential Distribution, Funds from Operations will be calculated based on the old definition of Funds from Operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources and Funds from Operations." See "Policies With Respect to Certain Activities -- Distribution and Dividend Policy."



    The Convertible Preferred Stock is entitled to payment of distributions and dividends at the rate declared on the Common Stock if such rate is greater than the stated dividend rate on the Convertible Preferred Stock. Accordingly, at such time as the distribution or dividend rate on the Common Stock is greater than the stated rate on the Convertible Preferred Stock, holders of Convertible Preferred Stock will be entitled to participate in any further growth of FFO together with the holders of Common Stock.


    The Company will not, without the affirmative vote or consent of holders of at least two-thirds of the shares of the Common Stock outstanding at the time, amend, alter or repeal the provisions of the Operating Partnership Agreement or the Charter so as to reduce the Preferential Distribution. In addition, the Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock, Convertible Preferred Stock and Common Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    Subject to the provisions of the Charter regarding Excess Stock, the Senior Preferred Stock and Convertible Preferred Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Charter regarding Excess Stock, shares of a particular class of issued Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

    The transfer agent and registrar for the Common Stock is Wilmington Trust Company.

    The Common Stock is quoted in the Nasdaq National Market under the trading symbol "PRME."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    The Charter contains certain restrictions on the number of shares of Capital Stock, defined to include all classes of capital stock that the Company shall have authority to issue, including Senior Preferred Stock, Convertible Preferred Stock, Preferred Stock and Common Stock, that stockholders may own. For the Company to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of a taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the Company intends to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of capital stock.

    Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Common Stock (the "Common
Ownership Limit"). The Common Ownership Limit will not apply, however, to holders of shares of Common Stock who acquire shares of Common Stock in excess of the Common Ownership Limit solely by reason of the conversion of shares of Convertible Preferred Stock owned by such holder into shares of Common Stock; PROVIDED, HOWEVER, that no such holder may own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant.

    Subject to certain exceptions specified in the Charter, no holder may acquire, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Ownership Limit"). There are no restrictions on the ability of a holder of shares of Convertible Preferred Stock to convert such shares into shares of Common Stock even if, as a result of such conversion, the holder will own shares of Common Stock in excess of the Common Ownership Limit. However, no person may acquire or own shares of Convertible Preferred Stock or shares of Common Stock to the extent that the aggregate of the shares of Common Stock owned by such holder and the shares of Common Stock that would be issued to such holder upon conversion of all the shares of Convertible Preferred Stock then owned by such holder, assuming that all of the outstanding shares of Convertible Preferred Stock were converted into Common Stock at such time, exceeds 9.9% of the total shares of Common Stock on a fully diluted basis (taking into account the shares of Common Stock actually outstanding and the shares of Common Stock that would be issued if all of the outstanding shares of Convertible Preferred Stock were converted into shares of Common Stock, but without regard to the shares of Common Stock issuable in exchange for Common Units).


    Holders of Convertible Preferred Stock and Common Stock are being asked at the annual meeting called for May 29, 1996 to approve the Charter Amendment Proposal to the Company's Charter to provide that a holder may acquire or beneficially own shares of Convertible Preferred Stock if, as a result of such acquisition or beneficial ownership, such holder does not own shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital stock. Whether or not the Offer is consummated, it is anticipated that the Company's status as a REIT in respect of meeting the "five or fewer" requirement would not be adversely affected by approval of the Charter Amendment Proposal. If the Charter Amendment Proposal is not approved, the Company may determine in its sole discretion that all or a portion of the Convertible Preferred Stock tendered in the Exchange Offer cannot be accepted for exchange because giving effect to such exchange would result in a violation of the Convertible Preferred Ownership Limit applicable to any holder of Convertible Preferred Stock (including with respect to any holder that elects not to participate in the Exchange Offer or that tenders less than all of his Convertible Preferred Stock in the Exchange Offer).


    Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 10.0% of the outstanding shares of Senior Preferred Stock, and no holder that owns an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant, may own, directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Senior Preferred Stock (the "Senior Preferred Ownership Limit"). The Senior Preferred Ownership Limit does not apply, however, to holders who acquired shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit directly from Friedman, Billings, Ramsey & Co., Inc. in connection with the Initial Public Offering ("Initial Senior Preferred Holders"); PROVIDED, HOWEVER, that (i) such holder may not own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant and
(ii) such holder's ownership of Senior Preferred Stock does not cause any "individual" (within the meaning of the Code) to beneficially or constructively own shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit. Initial Senior Preferred Holders will not be able to acquire additional shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit.

    Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's Stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT.

    The Board of Directors may, subject to the receipt of certain representations as required by the Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. In addition, under the Charter, certain parties will not be subject to the Common Stock Ownership Limit in the event such parties (i) deliver to the Company either a ruling from the IRS or an opinion from nationally recognized tax counsel that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.9% of the outstanding Common Stock and (ii) represent to the Company that it does not and will not own more than a 9.9% interest in any tenant of the Company.

    If any stockholder purports to transfer capital stock to a person and either the transfer would result in the Company failing to qualify as a REIT, or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock, and the stockholder will be deemed to have transferred the capital stock to the Company in exchange for Excess Stock of the same class or classes as were purportedly transferred, which Excess Stock will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of capital stock that cause the applicable ownership restriction to be exceeded for an equal number of shares of Excess Stock of the appropriate class, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been exchanged for Excess Stock shall be repaid to the Company upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by the Company, on the date the Company accepts the offer to sell). For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The shares of Excess Stock so transferred will automatically be deemed reexchanged for the appropriate shares of capital stock. In addition, the Company will have the right to purchase the Excess Stock for a period of 90 days at a price equal to the Limitation Price.

    An automatic redemption will occur to prevent any violation of the Convertible Preferred Ownership Limit that would not have occurred but for a conversion of Convertible Preferred Stock, or a redemption or open market purchase of Convertible Preferred Stock by the Company (each a "Corporation Induced Event"). In the event of any such automatic redemption, the redemption price of each share of Convertible Preferred Stock redeemed will be (x) if a purported acquisition of Convertible Preferred Stock in which full value was paid for such Convertible Preferred Stock caused the redemption, the price per share paid for the Convertible Preferred Stock, or (y) if the transaction that resulted in the redemption was not an acquisition in which the full value was paid for such Convertible Preferred Stock (e.g. a gift or Corporation Induced Event relating to stock held by others), a price per share equal to the market price on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed shares of Convertible Preferred Stock (prior to the discovery by the Company that such shares have been automatically redeemed by the Company as described above) will be required to be repaid to the Company upon demand. An automatic redemption also will occur with respect to Senior Preferred Stock under similar circumstances as those described above. The Board of Directors shall have authority at any time to waive the requirements that Excess Stock be issued or be deemed outstanding in accordance with the provisions of the Charter or that the Corporation redeem shares of Convertible Preferred Stock or Senior Preferred Stock as a result of a Corporation Induced Event if the issuance of such Excess Stock or the fact that such Excess Stock is deemed to be outstanding, or any such redemption would in the opinion of nationally recognized tax counsel jeopardize the status of the Corporation as a REIT for federal income tax purposes.

    If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

    All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Senior Preferred Stock, Convertible Preferred Stock or Common Stock must file a written notice with the Company containing the information specified in the Charter no later than January 30 of each year. Furthermore, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such capital stock on the Company's status as a REIT.

    The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors, and, consequently, stockholders may be unable to realize a premium for their shares over the then prevailing market price which is customarily associated with such acquisitions.

            CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                               CHARTER AND BYLAWS

    The following paragraphs summarize certain provisions of the MGCL and the Charter and the Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Charter and Bylaws for complete information.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors but in no case shall be less than three directors. Subject to the right of the holders of Senior Preferred Stock and Convertible Preferred Stock to elect directors under certain circumstances, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of stockholders to be held in 1996, another class will hold office for a term expiring at the annual meeting of stockholders to be held in 1997 and another class will hold office for a term expiring at the annual meeting of stockholders to be held in 1998. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

    Subject to the right of the holders of Senior Preferred Stock and Convertible Preferred Stock to elect directors under certain circumstances, the Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill directorships, precludes stockholders from removing incumbent directors except upon an affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or an affiliate of the corporation which was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, at any time within the two-year period immediately prior to the date in question, and after the date on which the corporation had 100 or more beneficial owners of its stock (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these provisions of the MGCL any business combination involving the issuance of shares of Common Stock to PGI and certain other entities, or any of their respective affiliates, upon the exchange of Common Units acquired by such entities in connection with the Initial Public Offering.

CONTROL SHARES ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control shares acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control shares acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control shares acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for Control Shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control shares acquisition.

    The control shares acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Charter or Bylaws of the Company.

    The Charter contains a provision exempting from the control shares acquisition statute any and all acquisitions by any person of the Company's shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

    The business combination statute and, if the foregoing exemption in the Charter is rescinded, the control shares acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE CHARTER


    The Charter, with certain limited exceptions, may be amended by the affirmative vote of the holders of not less than a majority of the aggregate number of votes then entitled to be cast generally in the election of directors. The provisions relating to classification of the Board of Directors, removal of directors or any consent by the Company to an amendment to the Operating Partnership Agreement resulting in any reduction of the Preferential Distribution may be amended only by the affirmative vote of the holders of not less than two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. Holders of Convertible Preferred Stock and Common Stock are being asked at the annual meeting called for May 29, 1996 to approve the Charter Amendment Proposal to the Company's Charter to provide that a holder may acquire or beneficially own shares of Convertible Preferred Stock if, as a result of such acquisition or beneficial ownership, such holder does not own shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital stock. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Charter, with respect to the election of directors by the holders of Senior Preferred Stock and Convertible Preferred Stock in certain circumstances, or the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Charter, with respect to the election of directors by the holders of Senior Preferred Stock and Convertible Preferred Stock in certain circumstances, or the Bylaws.

    The provisions in the Charter on classification of the Board of Directors and removal of directors, the business combination statute and, if the applicable provision in the Company's Charter is revoked, control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                        SHARES AVAILABLE FOR FUTURE SALE


    Upon the completion of the Offering, the Company will have outstanding 2,300,000 shares of Senior Preferred Stock, 4,209,000 shares of Convertible Preferred Stock and 10,064,928 shares of Common Stock. In addition, the Company has reserved 13,540,161 shares of Common Stock for issuance upon exchange of Common Units or conversion of Convertible Preferred Stock and 1,185,000 shares of Common Stock for issuance upon exercise of options granted or available to be granted under the Stock Incentive Plans. All of the Common Stock to be issued or sold by the Company or the Selling Stockholder in the Offering will be tradeable without restriction under the Securities Act. In addition, all of the 5,034,689 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock other than to affiliates will be tradeable without restriction under the Securities Act.



    In connection with the Initial Public Offering, PGI, Messrs. Rosenthal and Carpenter and certain other Limited Partners entered into certain lockup agreements (the "Lock-up Agreements"). The Lock-up Agreements entered into by PGI and Messrs. Rosenthal and Carpenter contractually restrict PGI, its affiliates, and Messrs. Rosenthal and Carpenter from transferring the Prime Common Units and any shares of Common Stock obtainable upon exchange of such Common Units, without the consent of Friedman, Billings, Ramsey & Co, Inc. and the Company until March 22, 1997, provided that PGI may transfer Common Units to certain Affiliates who are subject to the Lock-up Agreements. In addition, the Prime Common Units may not be exchanged for Common Stock (or cash) so long as the Preferential Distribution is in effect. After expiration of the relevant lock-up period and, to the extent applicable, the Preferential Distribution, the Limited Partners, including PGI and Messrs. Rosenthal and Carpenter, will be able to sell shares of Common Stock issuable in exchange for Common Units pursuant to registration rights that have been granted by the Company or available exemptions from registration. The Lock-up Agreement entered into with respect to the Additional Common Units expired on March 22, 1996. In connection with the Offering, 90,328 shares of Common Stock will be sold to the public by the Underwriter on behalf of the Selling Stockholder that is exchanging its Additional Common Units for Common Stock. The balance of the Additional Common Units are owned by PGI and are not being exchanged in connection with the Offering.

    In general, under Rule 144 under the Securities Act ("Rule 144") as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted securities from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted securities from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. Any Stock registered under the Securities Act that is acquired by an "affiliate" of the Company are not "restricted securities" and may be sold without regard to the period of beneficial ownership. However, such shares will be subject to the volume limitation described above and to other conditions of Rule 144.

    No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market prices prevailing from time to time. Sales of substantial amounts of Common Stock (including Common Stock issued upon the exchange of Common Units, conversion of Convertible Preferred Stock or exercise of Options), or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock.

REGISTRATION RIGHTS


    The Company has granted the Limited Partners certain "demand" and "piggyback" registration rights with respect to their respective shares of Common Stock acquired by them upon exchange of Common Units for shares. These registration rights became effective on March 22, 1996 with respect to shares obtained upon exchange of the Additional Common Units and on the later of (i) March 22, 1997 or (ii) the termination of the Preferential Distribution with respect to shares obtained upon the exchange of the Prime Common Units. The registration rights further provide that the Limited Partners will have the right to demand registration of all or any portion of their respective restricted shares of Common Stock up to two times in each calendar year and that such parties will have the right to have such shares registered incidentally to any registration being conducted by the Company of Common Stock or of any securities of the Company substantially similar to Common Stock. The Company will bear expenses arising from the exercise of registration rights, except that the Company shall not pay any underwriting discounts or commissions, Securities and Exchange Commission and Blue Sky registration fees and transfer taxes relating to such shares. With regard to the Additional Common Units, the Selling Stockholder has elected to convert 90,328 Common Units into a like number of shares of Common Stock and exercise its registration rights relating thereto. Such shares of Common Stock are being sold to the public by the Selling Stockholder in connection with the Offering.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Winston & Strawn has acted as Tax Counsel to the Company in connection with the Offering and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of shares of Common Stock. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers) subject to special treatment under the federal income tax laws.


    The statements in this discussion and the opinion of Tax Counsel are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service ("IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF SHARES OF COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations promulgated thereunder, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), commencing with its taxable year ending December 31, 1994. The Company believes that it is organized and has operated in such a manner to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner in the future. No assurance can be given, however, that the Company has operated in a manner to so qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT.

    The REIT Requirements (i.e., the Code sections and Treasury Regulations relating to the federal income tax treatment of REITs and their stockholders) are highly technical and complex. The following discussion sets forth only the material aspects of those provisions. This summary is qualified in its entirety by the applicable Code sections, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    Subject to the qualifications stated herein and in its opinion, Tax Counsel has given the Company an opinion that the Company is organized in conformity with the requirements for qualification as a REIT, and the Company's method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code and its method of operation enables it to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. It must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by the Company as to factual matters, including those related to its business and properties as set forth in this Prospectus. Tax Counsel has not independently verified the Company's representations. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed by the Code discussed below. Tax Counsel will not review the Company's compliance with these tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "Certain Federal Income Tax Considerations -- Failure to Qualify".

TAXATION OF THE COMPANY

    If the Company continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to its stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from an investment in a corporation.

    Even if the Company continues to qualify for taxation as a REIT, it may be subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains. Second, under certain circumstances, the

Company may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax on such income at the highest regular corporate rate. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, the Company will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Finally, if the Company acquires any asset from a C Corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, pursuant to guidelines issued by the IRS, the excess of (i) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (ii) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (i.e., "built-in gain"), will be subject to tax at the highest regular corporate rate. The Clinton Administration has proposed legislation, which if enacted, would alter this rule for assets transferred to a REIT by certain C corporations after December 31, 1996. Under the proposed legislation, C corporations having stock with a value greater than $5 million would have to recognize the built-in gain on any assets transferred to the REIT at the time of the transfer, and the REIT would have a fair market value basis in the assets. A REIT that receives such assets may have transferee liability for the tax liability on this gain to the extent it inherits this tax liability from the transferor.


    If the Company invests in retail properties or other real estate in foreign countries, the Company's profits from such investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any such taxation will depend on the laws of the countries where the properties are located. If the Company satisfies the annual distribution requirements for qualification as a REIT and is therefore not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its stockholders, the Company will generally not be able to recover the cost of any foreign tax imposed on profits from its foreign investments by claiming foreign tax credits against its U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its stockholders.

    The Company uses the calendar year for both federal income tax purposes and for financial reporting purposes.

REQUIREMENTS FOR QUALIFICATION

    To qualify as a REIT, the Company must have met and continue to meet the requirements, discussed below, relating to the Company's organization, the sources of its gross income, the nature of its assets, and the level of distributions to its stockholders.

    ORGANIZATIONAL REQUIREMENTS

    The Code requires that a REIT be a corporation, trust, or association:

        (i) which is managed by one or more trustees or directors;

        (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

       (iii) which would be taxable as a domestic corporation but for compliance with the REIT Requirements;

        (iv) which is neither a financial institution nor an insurance company subject to certain special provisions of the Code;

        (v) the beneficial ownership of which is held by 100 or more persons;

        (vi) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds); and

       (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

    The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

    The Company has issued sufficient shares of Stock in sufficient proportions to allow the Company to satisfy the requirement set forth in (v) above (the "100 stockholder" requirement).

    As set forth in (vi) above, to qualify as a REIT, the Company must satisfy the requirement set forth in Section 856(a)(6) of the Code that it not be closely held. The Company will not be closely held so long as at all times during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made, not more than 50% in value of its outstanding Stock is owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) (the "five or fewer" requirement). Although the Charter of the Company contains certain restrictions on the ownership and transfer of the Stock, the restrictions do not ensure that the Company will be able to satisfy the "five or fewer" requirement. This risk results primarily, though not exclusively, from potential fluctuations in values among the different classes of the Stock. If the Company fails to satisfy the "five or fewer" requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination. See "Certain Federal Income Tax Considerations -- Failure to Qualify."

    OWNERSHIP OF A PARTNERSHIP INTEREST

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership, including the Operating Partnership's proportionate share of the assets, liabilities and items of income of each Property Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the REIT Requirements, provided that the Operating Partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes. See "Certain Federal Income Tax Considerations -- Partnership Classification."

    INCOME TESTS

    To maintain its qualification as a REIT, the Company must satisfy three gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, if the Company provides services to its tenants, rents received by the Company from such tenants will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. A tax-exempt organization may provide services which are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant," without incurring unrelated business taxable income. Services which would give rise to unrelated business taxable income if provided by a tax-exempt organization must be provided by an "independent contractor" who is adequately compensated and from whom the Company does not derive or receive any income. Receipts for services furnished to a tenant (whether or not rendered by an independent contractor) which are not customarily provided to tenants in properties of a similar class in the geographic market in which the property is located will in no event qualify as "rents from real property."

    Substantially all of the gross income of the Company is attributable generally to investments in real property and specifically to rents attributable to and gains from the disposition of real property. The Company does not receive rents in excess of a de minimis amount based on the net income or profits of a tenant. Moreover, the Company believes that it does not receive any rents from a Related Party Tenant, and does not receive rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease.

    The Operating Partnership provides certain services with respect to the Properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve the Company's status as a REIT, the Operating Partnership will arrange to have services provided by independent contractors from whom the Company does not derive or receive any income.

    The Operating Partnership also receives fees in exchange for the performance of certain usual and customary services relating to property not owned entirely by the Operating Partnership. The ratable portion of these fees attributable to the part of the property not owned by the Operating Partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test. The Company believes that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the three gross income tests described above.

    Should the potential amount of nonqualifying income in the future create a risk as to the qualification of the Company as a REIT, the Company intends to take action to avoid nonqualification as a REIT. The Company may for instance, as it has done with the Services Corporation, transfer certain nonqualifying activities to a taxable corporation from which it would receive dividends. If this should occur, the Operating Partnership would be entitled to receive dividends as a stockholder of the corporation, which dividends generally should constitute qualifying income for purposes of the 95% gross income test. The amount of dividends available for distribution to the Company would be reduced below the comparable amount of fee income that would otherwise be received by the Operating Partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, the Company would structure the stock interest owned by the Operating Partnership in such a corporation to ensure that the various asset tests described below were not violated (i.e., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets).

    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such test(s) was due to reasonable cause and not due to willful neglect,
(ii) the Company reported the nature and amount of each item of its income included in the test(s) for such taxable year on a schedule attached to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Taxation of the Company," even if these relief provisions apply, the Company will still be subject to a 100% tax on the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. No similar mitigation provision applies to provide relief if the Company fails to satisfy the 30% income test, and in such case, the Company will cease to qualify as a REIT. See "Certain Federal Income Tax Considerations -- Failure to Qualify."

    ASSET TESTS

    At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets, including its allocable share of assets held by the Operating Partnership and each Property Partnership in which the Operating Partnership is a partner, must be represented by real estate assets (which for this purpose includes stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own for purposes of the three asset tests its pro rata share of the assets of the Operating Partnership, and the assets of each Property Partnership in which the Operating Partnership is a partner. The Operating Partnership owns 100 percent of the nonvoting preferred stock of the Services Corporation, but none of its voting stock. The Company does not believe that its pro rata share of the stock the Operating Partnership owns in the Services Corporation exceeds 5% of the total value of the Company's assets. The Finance Corporations each constitute a "qualified REIT subsidiary," which is not treated as a separate corporation for federal income tax purposes. Instead, the assets, liabilities, and items of income, deduction and credit of the Finance Subsidiaries are treated as assets, liabilities and items of the Company.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

    ANNUAL DISTRIBUTION REQUIREMENTS

    To continue to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Company has and intends to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. The Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy these distribution requirements. It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the Operating Partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings, or to pay dividends in the form of taxable stock dividends.

    If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS upon audit, the Company may retroactively cure the failure by paying "deficiency dividends" to its stockholders in a later year, which may then be included in the Company's deduction for dividends paid for the earlier year. The Company may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    PENALTY TAX ON PROHIBITED TRANSACTIONS

    The Company's share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of its trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership, through the Property Partnerships, intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other retail properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the IRS could contend otherwise. In particular, the Property Partnerships own parcels of vacant land which are located adjacent to, or near, particular Properties that are not necessarily required for use in connection with the outlet center located at a particular
Property   (referred  to  as  "outparcels").   The  Company  believes  that  the
outparcels, four of which have been sold since the Initial Public Offering, should not be considered inventory or as held primarily for sale to customers in the ordinary course of the Company's trade or business, but there is a risk that the IRS could contend otherwise, in which event the profit from such sales allocable to the Company would be subject to a 100% tax. In the event that the Company determines that the level of such activity is sufficient to cause such sales to be subject to 100% tax, the Company intends to hold and sell such outparcels through a separate corporation in which the Operating Partnership would hold a stock interest. The Company would structure the stock interest owned by the Operating Partnership in any such corporation to ensure that the various asset tests described above were not violated (I.E., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets). See "Certain Federal Income Tax Considerations
- -- Requirements for Qualification." Such corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT will not be required and, if made, will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to the Company's stockholders will be taxable as ordinary dividend income to the extent of the Company's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to determine whether the Company would be entitled to such statutory relief in all circumstances.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    As long as the Company continues to qualify as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions on the Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Senior Preferred Stock, second to the Convertible Preferred Stock and finally to the Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on the Senior Preferred Stock, the Convertible Preferred Stock and the Common Stock.

    Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Any capital gain dividends designated by the Company will be allocated among the classes of Stock based on the ratio of the total dividends (distributions out of earnings and profits) paid to a class over total dividends paid to all classes of Stock.

    To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions, to the extent of each U.S. Stockholder's adjusted basis in his shares of Common Stock, will be treated for tax purposes first as a tax-free return of capital to such stockholder (and thereby reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero)). Distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.


    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of shares of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the maximum capital gains rate by the amount of such gain with respect to the shares.

    Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and
(ii) the holder's adjusted basis in the shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of Common Stock have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" even if the REIT has incurred indebtedness in connection with the acquisition of an investment. Although revenue rulings are interpretive in nature and are subject to revocation or modification by the IRS, based upon the revenue ruling and the analysis therein, distributions made by the Company to a U.S. Stockholder that is a tax-exempt entity (such as an individual retirement account (IRA) or a 401(k) plan) should not constitute unrelated business taxable income unless such tax-exempt U.S. Stockholder has financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code, or the shares of Common Stock are otherwise used in an unrelated trade or business conducted by such U.S. Stockholder.


    Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a "pension held REIT" at any time during a taxable year beginning after December 31, 1993. Such a pension fund must treat a certain percentage of all dividends received from the REIT during the year as unrelated business taxable income. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension fund to recharacterize a portion of its dividends as unrelated business taxable income unless the percentage computed is at least 5%.

    A REIT will be treated as a "pension held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "five or fewer" ownership requirements discussed above, see "Certain Federal Income Tax Considerations -- Requirements for Qualification -- Organizational Requirements," if the stock of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT's stock) own in the aggregate more than 50% (measured by value) of the REIT's stock. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company are publicly traded, no assurance can be given that this Company is not and will not become a pension-held REIT.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and estates and other foreign stockholders (collectively, "Non-U.S. Stockholders") are highly complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of United States federal, state, and local income tax laws on an investment in shares of Common Stock, including any reporting requirements.

    In general, Non-U.S. Stockholders are subject to regular United States income tax with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income with respect to its investment in shares of Common Stock that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not effectively connected with the conduct of a trade or business in the United States.

    Distributions made by the Company that are not attributable to gain from the sale or exchange by the Company of United States real property interests and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless a lower treaty rate applies and the Non-U.S. Stockholder has filed an IRS Form 1001 with the Company, certifying the Non-U.S. Stockholder's entitlement to treaty benefits.

    Distributions made by the Company in excess of its current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Stockholder, reducing the adjusted basis which such Non-U.S. Stockholder has in his shares of Common Stock for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Stockholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Stockholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits.

    As long as the Company continues to qualify as a REIT, distributions made by the Company that are attributable to gain from the sale or exchange by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Stockholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Stockholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Stockholder that is not entitled to treaty relief or exemption. The Company will be required to withhold tax from any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Stockholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Stockholder's federal income tax liability for the applicable taxable year, the Non-U.S. Stockholder may seek a refund of the excess from the IRS. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

    Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA. The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is and will continue to be a "domestically controlled REIT," and therefore that the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, because the shares of Stock will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If the Company did not constitute a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" only if the selling Non-U.S. Stockholder's interest in the Company exceeded 5% at any time during the 5 years preceding the sale or exchange. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    The Company reports to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% on dividends paid unless such U.S. Stockholder (i) is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. Stockholders who fail to certify their nonforeign status to the Company. See "Certain Federal Income Tax Considerations -- Taxation of Non-U.S. Stockholders."

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders, and Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    The Company holds direct or indirect interests in the Operating Partnership and each of the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investments in the Partnerships. The discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

PARTNERSHIP CLASSIFICATION

    The Company is entitled to include in its income its distributive share of the income, and to deduct its distributive share of the losses, of each of the Partnerships only if each such Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.


    The Company has not requested a ruling from the IRS that each of the Partnerships is or will be treated as a partnership for federal income tax purposes. Instead, Tax Counsel has delivered an opinion that, based on the provisions of the partnership agreements for each of the Partnerships, certain factual assumptions, and certain representations described in the opinion, each of the Partnerships constitutes a partnership for federal income tax purposes (and not as an association taxable as a corporation and not as a "publicly traded partnership"). Unlike a tax ruling, however, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Partnerships as partnerships for federal income tax purposes. In addition, the opinions of Tax Counsel are based on existing law, which to a great extent is the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in these opinions.


    If for any reason any of the Partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, the character of the Company's assets and items of gross income would change, and, as a result, the Company would most likely be unable to satisfy the income and asset tests, which would thus prevent the Company from qualifying as a REIT. In addition, any change in the status for tax purposes of any of the Partnerships might be treated as a taxable event, in which case the Company could incur a tax liability without any related cash distribution. Further, if any of the Partnerships were to be treated as an association taxable as a corporation, items of income, gain, loss, deduction and credit of such Partnership would not pass through to its partners; instead, the Partnership would be taxable as a corporation, subject to entity-level taxation on its net income at regular corporate tax rates. The partners of any such Partnership would be treated for federal income tax purposes as stockholders, with distributions to such partners being treated as dividends. See "Certain Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests, Asset Tests."

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

    PARTNERS, NOT PARTNERSHIPS, SUBJECT TO TAX

    A partnership is not a separate taxable entity for federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. The Company will be required to take into account its allocable share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its "REIT taxable income." See "Certain Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

    PARTNERSHIP ALLOCATIONS

    Although a partnership agreement will generally determine the allocation of a partnership's income and losses among the partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) and the Treasury Regulations promulgated thereunder.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss contained in the partnership agreements for each of the existing Partnerships generally are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

    Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership (such as interests in the Property Partnerships that own the Properties) in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including interests in the Property Partnerships that own the Properties). Consequently the Partnership agreements require allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with
Section 704(c) of the Code.

    In general, the Limited Partners of the Operating Partnership are allocated, solely for tax purposes, lower amounts of depreciation deductions and increased taxable income and gain on the sale by the Property Partnerships of the Properties than would ordinarily be the case for economic or book purposes. This will tend to eliminate the Book-Tax Differences over the life of the
Partnerships. However, the special allocation rules of Section 704(c) do not always entirely rectify a Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Moreover, the application of
Section 704(c) principles in tiered partnership arrangements is not entirely clear. Accordingly, variations from normal Section 704(c) principles could arise.

    The Operating Partnership and the Company have elected to use the traditional method with curative allocations under Treasury Regulation 1.704-3(c) as the method of accounting for the Book -- Tax Differences with respect to properties contributed to the Partnerships.

    With respect to any property purchased by any of the Property Partnerships subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

    BASIS IN PARTNERSHIP INTEREST

    The Company's adjusted tax basis in its partnership interest in the Operating Partnership is generally (i) equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company,
(ii) increased by (A) the Company's allocable share of the Operating Partnership's income and (B) the Company's allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's losses and (B) the amount of cash and the basis of any other property distributed by the Operating Partnership to the Company, including any constructive cash distributions resulting from a reduction in the Company's allocable share of indebtedness of the Operating Partnership.

    If the allocation to the Company of its distributive share of any loss of the Operating Partnership would reduce the adjusted tax basis in its partnership interest in the Operating Partnership below zero, the recognition of such excess loss will be deferred until such time and to the extent that the Company has sufficient tax basis in its partnership interest so that the recognition of such loss would not reduce the amount of such tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis in its partnership interest below zero, such excess distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions will normally be characterized as a capital gain, and if the Company has held its partnership interest in the Operating Partnership for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

    The rules described above with respect to basis apply equally to the Operating Partnership in its capacity as a partner in any Property Partnership, as well as to the Company in its capacity as a partner in any Property Partnership.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES


    Prospective stockholders should recognize that the present federal income tax treatment of the Company may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation, such as the C corporation asset transfer proposal, or other provisions either directly or indirectly affecting the Company or its stockholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in shares of Common Stock.


    STATE AND LOCAL TAXES

    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of Common Stock.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the underwriting agreement among the Company, the Operating Partnership and the Underwriters (the "Underwriting Agreement"), the Company and the Selling Stockholder have agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Friedman, Billings, Ramsey & Co., Inc., is acting as representative (the "Representative") has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective names. Under the Underwriting Agreement, the Underwriters are obligated to purchase all of the 2,700,328 shares of Common Stock offered hereby if any are purchased.



                                                                                       NUMBER OF SHARES
                                    UNDERWRITERS                                        OF COMMON STOCK
- -------------------------------------------------------------------------------------  -----------------
Friedman, Billings, Ramsey & Co., Inc................................................
Morgan Keegan & Company, Inc.........................................................
Stifel, Nicolaus & Company, Incorporated.............................................
                                                                                       -----------------
    Total............................................................................       2,700,328



    The Underwriters have advised the Company and the Selling Stockholder that they propose to initially offer the Common Stock to the public at the Offering price set forth on the cover page of this Prospectus.



    The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 391,500 additional shares of Common Stock solely to cover over-allotments, if any, at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus.


    The Company and the executive officers and directors of the Company have agreed that for a period of 90 days from the date of this Prospectus they will not, without the prior written consent of the Representative, offer, sell or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable for shares of Common Stock, except for any Common Stock issued by the Company upon exchange of Common Units or upon conversion of Convertible Preferred Stock or pursuant to the Stock Incentive Plans.


    In the Underwriting Agreement, the Company, the Selling Stockholder and the Operating Partnership have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act. Each of the Underwriters may be deemed to be an "underwriter" for purposes of the Securities Act in connection with the Offering. The Company will reimburse the Underwriters for up to $200,000 of their reasonable out-of-pocket expenses (including legal fees and expenses) incurred in connection with the Offering.


    The Common Stock is listed on the Nasdaq National Market. There can be no assurance, however, that the Company will be able to maintain the inclusion of the Common Stock in the Nasdaq National Market or that an active trading market will be maintained in such stock.

                                 LEGAL MATTERS


    Certain legal matters will be passed upon for the Company by Winston & Strawn, Chicago, Illinois, for the Selling Stockholder by D'Ancona & Pflaum, and for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C. The Honorable James R. Thompson, a partner in Winston & Strawn, is a director of the Company.


                                    EXPERTS

    The consolidated balance sheets of the Company at December 31, 1995 and 1994 and the consolidated financial statements for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994, the combined financial statements of the Predecessor for the period from January 1, 1994 to March 21, 1994 and for the year ended December 31, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act with respect to the Common Stock offered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

    The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                               PRIME RETAIL, INC.
                         INDEX TO FINANCIAL STATEMENTS



                                                                                                            PAGE
                                                                                                          REFERENCE
                                                                                                         -----------
UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheets of the Company as of March 31, 1996 and December 31, 1995..................         F-2
Consolidated Statements of Operations of the Company for the three months ended March 31, 1996 and
 1995..................................................................................................         F-3
Consolidated Statements of Cash Flows of the Company for the three months ended March 31, 1996 and
 1995..................................................................................................         F-4
Notes to Interim Consolidated Financial Statements of the Company......................................         F-5

AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors.........................................................................         F-7
Consolidated Balance Sheets of the Company as of December 31, 1995 and December 31, 1994...............         F-8
Consolidated Statements of Operations of the Company for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994 and Combined Statements of Operations of the
 Predecessor for the period from January 1, 1994 to March 21, 1994 and the year ended December 31,
 1993..................................................................................................         F-9
Consolidated Statements of Cash Flows of the Company for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994 and Combined Statements of Cash Flows of the
 Predecessor for the period from January 1, 1994 to March 21, 1994 and the year ended December 31,
 1993..................................................................................................        F-10
Consolidated Statements of Shareholders' Equity of the Company and Combined Statements of Predecessor
 Owners' Deficit.......................................................................................        F-12
Notes to Consolidated Financial Statements of the Company and Combined Financial Statements of the
 Predecessor...........................................................................................        F-13

                               PRIME RETAIL, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)
                                  (UNAUDITED)



                                                                                MARCH 31, 1996  DECEMBER 31, 1995
                                                                                --------------  -----------------
ASSETS:
Investment in rental property:
  Land........................................................................    $   35,370       $    35,370
  Buildings and improvements..................................................       405,252           403,542
  Property under development..................................................        19,384            12,165
  Furniture and equipment.....................................................         3,452             3,403
                                                                                --------------        --------
                                                                                     463,458           454,480
  Accumulated depreciation....................................................       (44,139)          (40,190)
                                                                                --------------        --------
                                                                                     419,319           414,290
Cash and cash equivalents.....................................................         2,589            14,927
Restricted cash...............................................................         2,358             2,230
Accounts receivable, net......................................................         8,772            10,070
Deferred charges, net.........................................................        18,302            18,136
Due from affiliates, net......................................................         1,150             1,194
Investment in partnerships....................................................         2,572             2,258
Other assets..................................................................           644               619
                                                                                --------------        --------
      Total assets............................................................    $  455,706       $   463,724
                                                                                --------------        --------
                                                                                --------------        --------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Bonds payable.................................................................    $   32,900       $    32,900
Notes payable.................................................................       273,120           273,054
Accrued interest..............................................................         3,121             3,034
Real estate taxes payable.....................................................         3,191             3,142
Construction costs payable....................................................         3,153             5,796
Accounts payable and other liabilities........................................         9,420             9,858
                                                                                --------------        --------
      Total liabilities.......................................................       324,905           327,784
                                                                                --------------        --------
Minority interests............................................................        10,867            14,456

Shareholders' equity:
  Shares of preferred stock, 24,315,000 shares authorized:
    2,300,000 shares of 10.5% Series A Senior Cumulative Preferred Stock,
     $0.01 par value (liquidation preference of $57,500), issued and
     outstanding..............................................................            23                23
    7,015,000 shares of 8.5% Series B Cumulative Participating Convertible
     Preferred Stock, $0.01 par value (liquidation preference of $175,375),
     issued and outstanding...................................................            70                70
  Shares of common stock, 75,000,000 shares authorized:
    2,875,000 shares of common stock, $0.01 par value, issued and
     outstanding..............................................................            29                29
  Additional paid-in capital..................................................       128,275           128,275
  Distributions in excess of net income.......................................        (8,463)           (6,913)
                                                                                --------------        --------
      Total shareholders' equity..............................................       119,934           121,484
                                                                                --------------        --------
      Total liabilities and shareholders' equity..............................    $  455,706       $   463,724
                                                                                --------------        --------
                                                                                --------------        --------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)



                                                                                      THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                     --------------------
                                                                                       1996       1995
                                                                                     ---------  ---------
REVENUES:
Base rents.........................................................................  $  12,744  $  10,672
Percentage rents...................................................................        443        401
Tenant reimbursements..............................................................      6,139      4,873
Income from investment partnerships................................................        441        130
Interest and other.................................................................      1,364      1,198
                                                                                     ---------  ---------
    Total revenues.................................................................     21,131     17,274
EXPENSES:
Property operating.................................................................      4,619      3,770
Real estate taxes..................................................................      1,473      1,234
Depreciation and amortization......................................................      4,387      3,605
Corporate general and administrative...............................................        893        844
Interest...........................................................................      6,056      4,456
Other charges......................................................................        646        223
                                                                                     ---------  ---------
    Total expenses.................................................................     18,074     14,132
                                                                                     ---------  ---------
Income before minority interests...................................................      3,057      3,142
Loss allocated to minority interests...............................................      1,477      1,466
                                                                                     ---------  ---------
Net income.........................................................................      4,534      4,608
Income allocated to preferred shareholders.........................................      5,236      5,236
                                                                                     ---------  ---------
Net loss applicable to common shares...............................................  $    (702) $    (628)
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Net loss per common share outstanding..............................................  $   (0.24) $   (0.22)
                                                                                     ---------  ---------
Weighted average shares outstanding................................................      2,875      2,875
                                                                                     ---------  ---------
                                                                                     ---------  ---------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   ----------------------
                                                                                      1996        1995
                                                                                   ----------  ----------
OPERATING ACTIVITIES:
Net income.......................................................................  $    4,534  $    4,608
Adjustments to reconcile net income to net cash provided by operating activities:
  Loss allocated to minority interests...........................................      (1,477)     (1,466)
  Depreciation and amortization..................................................       4,387       3,605
  Amortization of deferred financing costs and interest rate protection
   contracts.....................................................................       1,112       1,068
  Equity earnings in excess of cash distributions from joint ventures............        (282)        (26)
  Provision for uncollectible accounts receivable................................         224          57
Changes in operating assets and liabilities:
  Decrease in accounts receivable................................................       1,074         206
  (Increase) decrease in other assets............................................        (224)         20
  Increase (decrease) in accounts payable and other liabilities..................        (260)        267
  Increase in accrued interest...................................................          87         203
  Increase (decrease) in due to affiliates, net..................................          44        (809)
                                                                                   ----------  ----------
    Net cash provided by operating activities....................................       9,219       7,733
                                                                                   ----------  ----------
INVESTING ACTIVITIES:
Purchase of buildings and improvements...........................................      (1,779)     (1,263)
Increase in property under development...........................................      (9,952)    (18,956)
Deferred leasing commissions.....................................................         (17)        (15)
                                                                                   ----------  ----------
    Cash used in investing activities............................................     (11,748)    (20,234)
                                                                                   ----------  ----------
FINANCING ACTIVITIES:
Proceeds from notes payable......................................................         500      41,850
Principal repayments on notes payable............................................        (434)    (22,396)
Deferred financing fees..........................................................      (1,679)       (843)
Distributions and dividends paid.................................................      (6,084)     (6,084)
Distributions to minority interests..............................................      (2,112)     (1,026)
                                                                                   ----------  ----------
    Net cash (used in) provided by financing activities..........................      (9,809)     11,501
                                                                                   ----------  ----------
Decrease in cash and cash equivalents............................................     (12,338)     (1,000)
Cash and cash equivalents at beginning of period.................................      14,927       2,959
                                                                                   ----------  ----------
Cash and cash equivalents at end of period.......................................  $    2,589  $    1,959
                                                                                   ----------  ----------
                                                                                   ----------  ----------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)
                                  (UNAUDITED)



NOTE 1 -- INTERIM FINANCIAL PRESENTATION


    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments consisting only of recurring accruals considered necessary for a fair presentation have been included. Operating results for such interim periods are not necessarily indicative of the results which may be expected for a full fiscal year. For further information, refer to the consolidated financial statements for the year ended December 31, 1995 and notes thereto included elsewhere in this Prospectus.



    Unless the context requires otherwise, all references to the Company herein mean Prime Retail, Inc. and those entities owned or controlled by Prime Retail, Inc., including Prime Retail, L.P. (the "Operating Partnership"). The consolidated financial statements include the accounts of the Company, the Operating Partnership and the partnerships in which the Company has majority interest or control. Profits and losses are allocated in accordance with the terms of the agreement of limited partnership of the Operating Partnership. Investments in partnerships in which the Company does not have operational control or a majority interest are accounted for under the equity method of accounting. Income (loss) applicable to minority interests and common shares as presented in the consolidated statements of operations is allocated based on income (loss) before minority interests after income allocated to preferred shareholders.



    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain financial statement amounts and related footnote information have been reclassified to conform with the current presentation. These reclassifications have not changed previously reported results or shareholders' equity.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS



    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996 and the adoption had no effect on the consolidated financial statements of the Company.



NOTE 3 -- BONDS AND NOTES PAYABLE


    On December 18, 1995, the Company obtained from a financial institution a commitment for a ten-year $233,000 first mortgage loan (the "First Mortgage Loan"). The First Mortgage Loan will bear a fixed rate of interest at a spread over 10-year Treasury notes, depending on the level of proceeds drawn on the facility, and will require monthly principal and interest payments pursuant to a 25-year amortization schedule. Management can elect to fix the interest rate on the loan facility at any time prior to the expected loan closing in July 1996. The First Mortgage Loan will be cross-collateralized by mortgages encumbering nine existing factory outlet centers. Approximately $91,000 of the net proceeds from the First Mortgage Loan will

                               PRIME RETAIL, INC.
         NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3 -- BONDS AND NOTES PAYABLE (CONTINUED)


be used to pay down the Revolving Loan. In addition, approximately $97,000 will be used to repay the six-year variable-rate loan facility closed in June 1994 that had an outstanding principal balance of $97,309 at March 31, 1996.



    On December 18, 1995, the Company also obtained from a financial institution a $35,000 interim loan (the "Interim Loan") collateralized by second mortgages on two existing factory outlet centers. The principal balance outstanding at March 31, 1996 was $10,000. The Interim Loan will be repaid from proceeds of the First Mortgage Loan. In addition, on December 18, 1995, the Company obtained a commitment for a five-year $22,500 term loan (the "Term Loan") which is expected to close simultaneously with the First Mortgage Loan. The Term Loan will bear interest at LIBOR plus 5.00% and requires interest-only payments during the first twelve months and then will be fully amortizing over the balance of the term. The Term Loan will be collateralized by a pledge of the excess cash flow from the nine existing factory outlet centers collateralizing the First Mortgage Loan.



    Upon closing of the First Mortgage Loan and the Term Loan, the Company will incur a loss of approximately $6,149. Management intends to redesignate approximately $70,000 of the total notional amount of the interest rate protection contracts in July 1996 to hedge other long-term variable-rate indebtedness. The remaining notional balance of the interest rate protection contracts will be terminated. The estimated loss of approximately $6,149 includes the estimated unamortized cost of the interest rate protection contracts of $3,695 as of July 31, 1996, including debt prepayment penalties of $822 and other deferred financing costs of $3,088, less the fair value of the interest rate protection contracts of $1,456 based on their fair value at March 31, 1996. The future fair value of interest rate protection contracts is susceptible to valuation fluctuations based on market changes in interest rates and the maturity date of the underlying contracts. In the event the First Mortgage Loan and Term Loan do not close prior to August 1, 1996, the Company will incur a charge to earnings of $3,250 relating to non-refundable financing fees paid to the financial institution in connection with the proposed financings.



    On January 30, 1996, the Company obtained from a commercial mortgage company a commitment for a mortgage loan in an amount not to exceed $7,000 for an eight-year term (the "Refinancing Loan"). The Refinancing Loan will bear a fixed interest rate based on eight-year Treasury notes plus 2.60%, requires monthly principal and interest payments based on a 16-year amortization schedule and will be collateralized by property in Lombard, IL. The commitment for the Refinancing Loan expires on August 1, 1996.



NOTE 4 -- LEGAL PROCEEDINGS


    In the ordinary course of business, the Company is subject to certain legal actions. While any litigation contains an element of uncertainty, management believes that losses, if any, resulting from such matters, including the matter described below, will not have a material adverse effect on the consolidated financial statements of the Company.



    The Company is a defendant in a lawsuit filed on June 14, 1995 in the U.S. District Court for the Northern District of West Virginia whereby the plaintiffs allege that the Company breached a confidentiality agreement entered into by the Predecessor and the plaintiffs in connection with the proposed purchase of a factory outlet center in Martinsburg, West Virginia. The outcome and the ultimate liability of the Company, if any, of this lawsuit cannot currently be predicted. Management believes, however, that it has acted properly and intends to defend this lawsuit vigorously.

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders
Prime Retail, Inc.



    We have audited the accompanying consolidated balance sheets of Prime Retail, Inc. (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994. We have also audited the accompanying combined statements of operations, predecessor owners' deficit and cash flows of Prime Retail Properties (the "Predecessor") for the period from January 1, 1994 to March 21, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Company's and Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Retail, Inc. at December 31, 1995 and 1994, the consolidated results of the Company's operations and its cash flows for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994 and the combined results of the Predecessor's operations and its cash flows for the period from January 1, 1994 to March 21, 1994 and the year ended December 31, 1993 in conformity with generally accepted accounting principles.



                                                    Ernst & Young LLP



Baltimore, Maryland
January 30, 1996

                               PRIME RETAIL, INC.
                   CONSOLIDATED BALANCE SHEETS OF THE COMPANY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1995        1994
                                                                                           ----------  ----------
ASSETS:
Investment in rental property:
  Land...................................................................................  $   35,370  $   31,183
  Buildings and improvements.............................................................     403,542     334,099
  Property under development.............................................................      12,165       8,589
  Furniture and equipment................................................................       3,403       2,310
                                                                                           ----------  ----------
                                                                                              454,480     376,181
  Accumulated depreciation...............................................................     (40,190)    (26,668)
                                                                                           ----------  ----------
                                                                                              414,290     349,513
Cash and cash equivalents................................................................      14,927       2,959
Restricted cash..........................................................................       2,230       2,445
Accounts receivable, net.................................................................      10,070       7,408
Deferred charges, net....................................................................      18,136      19,550
Due from affiliates, net.................................................................       1,194       1,654
Investment in partnerships...............................................................       2,258       1,872
Other assets.............................................................................         619         529
                                                                                           ----------  ----------
      Total assets.......................................................................  $  463,724  $  385,930
                                                                                           ----------  ----------
                                                                                           ----------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Bonds payable............................................................................  $   32,900  $   32,900
Notes payable............................................................................     273,054     181,125
Accrued interest.........................................................................       3,034       1,975
Real estate taxes payable................................................................       3,142       1,417
Construction costs payable...............................................................       5,796       8,099
Accounts payable and other liabilities...................................................       9,858       7,720
                                                                                           ----------  ----------
      Total liabilities..................................................................     327,784     233,236
                                                                                           ----------  ----------
Minority interests.......................................................................      14,456      25,043

Shareholders' equity:
  Shares of preferred stock, 24,315,000 shares authorized:
    2,300,000 shares of 10.5% Series A Senior Cumulative Preferred Stock,
     $.01 par value (liquidation preference of $57,500), issued and outstanding..........          23          23
    7,015,000 shares of 8.5% Series B Cumulative Participating Convertible Preferred
     Stock, $.01 par value (liquidation preference of $175,375), issued and
     outstanding.........................................................................          70          70
  Shares of common stock, 75,000,000 shares authorized:
   2,875,000 shares of common stock, $.01 par value, issued and outstanding..............          29          29
  Additional paid-in capital.............................................................     128,275     128,275
  Distributions in excess of net income..................................................      (6,913)       (746)
                                                                                           ----------  ----------
      Total shareholders' equity.........................................................     121,484     127,651
                                                                                           ----------  ----------
      Total liabilities and shareholders' equity.........................................  $  463,724  $  385,930
                                                                                           ----------  ----------
                                                                                           ----------  ----------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS OF THE COMPANY
            AND COMBINED STATEMENTS OF OPERATIONS OF THE PREDECESSOR
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



                                      PRIME RETAIL, INC.             PRIME RETAIL PROPERTIES
                               --------------------------------  --------------------------------
                                                  PERIOD FROM
                                                MARCH 22, 1994     PERIOD FROM
                                 YEAR ENDED           TO         JANUARY 1, 1994    YEAR ENDED
                                DECEMBER 31,     DECEMBER 31,          TO          DECEMBER 31,
                                    1995             1994        MARCH 21, 1994        1993
                               ---------------  ---------------  ---------------  ---------------
REVENUES
Base rents...................     $  46,368        $  28,657        $   3,670        $  14,298
Percentage rents.............         1,520            1,404              187              709
Tenant reimbursements........        22,283           11,858            2,113            5,370
Income from investment
 partnerships................         1,729              453              336              821
Interest and other...........         5,498            2,997               24              602
                                    -------          -------          -------          -------
    Total revenues...........        77,398           45,369            6,330           21,800
EXPENSES
Property operating...........        17,389            9,952            1,927            5,046
Real estate taxes............         4,977            2,462              497            1,558
Depreciation and
 amortization................        15,438            9,803            2,173            7,632
Corporate general and
 administrative..............         3,878            2,710               --               --
Interest.....................        20,821            9,485            3,280            8,928
Property management fees.....            --               --              299              777
Other charges................         2,089            1,503              562            1,732
                                    -------          -------          -------          -------
    Total expenses...........        64,592           35,915            8,738           25,673
                                    -------          -------          -------          -------
Income (loss) before minority
 interests...................        12,806            9,454           (2,408)          (3,873)
Loss allocated to minority
 interests...................         5,364            5,204               --               --
                                    -------          -------          -------          -------
Net income (loss)............        18,170           14,658        $  (2,408)       $  (3,873)
                                                                      -------          -------
                                                                      -------          -------
Income allocated to preferred
 shareholders................        20,944           16,290
                                    -------          -------
Net loss applicable to common
 shares......................     $  (2,774)       $  (1,632)
                                    -------          -------
                                    -------          -------
Net loss per common share
 outstanding.................     $   (0.96)       $   (0.57)
                                    -------          -------
                                    -------          -------
Weighted average shares
 outstanding.................         2,875            2,850
                                    -------          -------
                                    -------          -------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND
              COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR
                                 (IN THOUSANDS)



                                                  PRIME RETAIL, INC.                  PRIME RETAIL PROPERTIES
                                         ------------------------------------  --------------------------------------
                                                               PERIOD FROM         PERIOD FROM
                                            YEAR ENDED      MARCH 22, 1994 TO  JANUARY 1, 1994 TO      YEAR ENDED
                                         DECEMBER 31, 1995  DECEMBER 31, 1994    MARCH 21, 1994     DECEMBER 31, 1993
                                         -----------------  -----------------  -------------------  -----------------
OPERATING ACTIVITIES
Net income (loss)......................      $  18,170          $  14,658           $  (2,408)          $  (3,873)
Adjustments to reconcile net income
 (loss) to net cash provided by (used
 in) operating activities:
  Loss allocated to minority
   interests...........................         (5,364)            (5,204)                 --                  --
  Depreciation and amortization........         15,438              9,803               2,173               7,632
  Amortization of deferred financing
   costs and interest rate protection
   contracts...........................          4,524              2,945                 695                 362
  Equity earnings in excess of cash
   distributions from joint ventures...         (1,281)                --                (336)               (821)
  Provision for uncollectible accounts
   receivable..........................            346                527                  87                 292
  Gain on sale of land.................           (106)                --                  --                  --
Changes in operating assets and
 liabilities:
  (Increase) decrease in accounts
   receivable..........................         (2,941)            (3,669)              1,285              (2,473)
  (Increase) decrease in other
   assets..............................             47                (60)                (81)              7,374
  Increase (decrease) in other
   liabilities.........................          6,047                173              (2,310)              7,057
  Increase (decrease) in accrued
   interest............................          1,059             (1,047)                718               1,329
  (Increase) decrease in due to/from
   affiliates, net.....................            460               (668)             (1,696)             (2,429)
                                              --------      -----------------         -------            --------
  Net cash provided by (used in)
   operating activities................         36,399             17,458              (1,873)             14,450
                                              --------      -----------------         -------            --------
INVESTING ACTIVITIES
Purchase of land.......................         (4,765)           (13,614)                 --              (5,384)
Purchase of buildings and
 improvements..........................        (70,716)          (140,969)               (278)            (55,763)
(Increase) decrease in property under
 development...........................         (7,056)               658                (859)              8,709
Proceeds from sale of land.............            624                 --                  --                  --
Cash from contributed net assets.......             --              4,177                  --                  --
Cash distributions in excess of equity
 in earnings of joint ventures.........             --              2,761                  --                  --
Deferred leasing commissions...........            (65)            (2,448)               (102)             (1,772)
                                              --------      -----------------         -------            --------
  Net cash used in investing
   activities..........................        (81,978)          (149,435)             (1,239)            (54,210)
                                              --------      -----------------         -------            --------
FINANCING ACTIVITIES
Net proceeds from offerings............             --            253,823                  --                  --
Distributions to predecessor owners....             --            (12,245)                 --                  --
Distributions in satisfaction of
 mortgage indebtedness.................             --            (77,782)                 --                  --
Proceeds from notes payable............        185,078            217,932               4,676              62,596
Principal repayments on notes
 payable...............................        (93,149)          (211,130)               (334)            (20,564)
Deferred financing fees................         (4,822)           (14,084)                 --                (955)
Distribution and dividends paid........        (24,337)           (15,404)                 --                  --
Distributions to minority interests....         (5,223)            (7,078)                 --                  --
Partners' capital contributions........             --                 --                 461                 162
Contributions from minority
 interests.............................             --                904                  --                  --
Distributions to partners..............             --                 --                (716)             (1,332)
                                              --------      -----------------         -------            --------
Net cash provided by financing
 activities............................         57,547            134,936               4,087              39,907
                                              --------      -----------------         -------            --------
Increase in cash and cash
 equivalents...........................         11,968              2,959                 975                 147
Cash and cash equivalents at beginning
 of period.............................          2,959                 --               2,869               2,722
                                              --------      -----------------         -------            --------
Cash and cash equivalents at end of
 period................................      $  14,927          $   2,959           $   3,844           $   2,869
                                              --------      -----------------         -------            --------
                                              --------      -----------------         -------            --------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE COMPANY AND
        COMBINED STATEMENTS OF CASH FLOWS OF THE PREDECESSOR (CONTINUED)
                                 (IN THOUSANDS)



SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:



    The following assets and liabilities were contributed by certain minority interest partners to the Company on March 22, 1994:



Rental property, net..............................................................  $ 205,983
Cash and cash equivalents.........................................................      4,177
Accounts receivable, net..........................................................      4,266
Deferred charges, net.............................................................      7,348
Due from affiliates, net..........................................................        986
Other assets......................................................................      2,397
                                                                                    ---------
    Total assets..................................................................    225,157

Bonds payable.....................................................................     32,900
Notes payable.....................................................................    174,323
Accrued interest..................................................................      3,021
Real estate taxes payable.........................................................        734
Accounts payable and other liabilities............................................     14,305
                                                                                    ---------
    Total liabilities.............................................................    225,283

Minority interests................................................................     11,091
                                                                                    ---------
    Predecessor owners' deficit contributed.......................................  $ (11,217)
                                                                                    ---------
                                                                                    ---------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                               PRIME RETAIL, INC.
         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY OF THE COMPANY
             AND COMBINED STATEMENTS OF PREDECESSOR OWNERS' DEFICIT
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                          SERIES A       SERIES B                    ADDITIONAL   DISTRIBUTIONS  PREDECESSOR
                                          PREFERRED      PREFERRED       COMMON        PAID-IN    IN EXCESS OF     OWNERS'
                                            STOCK          STOCK          STOCK        CAPITAL     NET INCOME      DEFICIT
                                        -------------  -------------  -------------  -----------  -------------  -----------
BALANCE, JANUARY 1, 1993                                                                                          $  (3,422)

Net loss..............................                                                                               (3,873)
Contributions.........................                                                                                1,912
Distributions.........................                                                                               (1,332)
                                                                                                                 -----------
BALANCE, DECEMBER 31, 1993............                                                                               (6,715)

Net loss for the period from January
 1, 1994 through March 21, 1994.......                                                                               (2,408)
Contributions.........................                                                                                  461
Distributions.........................                                                                               (2,555)
                                                                                                                 -----------
Predecessor owners' deficit
 contributed at March 22, 1994........                                                                              (11,217)
Reclassification adjustment...........                                                $ (11,217)                     11,217
Issuance of 2,300,000 shares of Series
 A preferred stock, net of issuance
 costs................................    $      23                                      50,742                          --
Issuance of 7,015,000 shares of Series
 B preferred stock, net of issuance
 costs................................           --      $      70                      154,762                          --
Issuance of 2,875,000 shares of common
 stock, net of issuance costs.........           --             --      $      29        48,197                          --
Additional paid-in capital allocated
 to minority interests................           --             --             --       (24,182)                         --
Distributions to predecessor owners...           --             --             --       (90,027)                         --
Net income............................           --             --             --            --     $  14,658            --
Common distributions declared ($0.623
 per share)...........................           --             --             --            --        (1,790)           --
Preferred distributions and dividends
 declared:
  Series A ($1.706 per share).........           --             --             --            --        (3,924)           --
  Series B ($1.381 per share).........           --             --             --            --        (9,690)           --
                                                ---            ---            ---    -----------  -------------  -----------
BALANCE, DECEMBER 31, 1994............           23             70             29       128,275          (746)           --

Net income............................           --             --             --            --        18,170            --
Common distributions declared ($1.18
 per share)...........................           --             --             --            --        (3,393)           --
Preferred distributions and dividends
 declared:
  Series A ($2.625 per share).........           --             --             --            --        (6,037)           --
  Series B ($2.125 per share).........           --             --             --            --       (14,907)           --
                                                ---            ---            ---    -----------  -------------  -----------
BALANCE, DECEMBER 31, 1995............    $      23      $      70      $      29     $ 128,275     $  (6,913)    $      --
                                                ---            ---            ---    -----------  -------------  -----------
                                                ---            ---            ---    -----------  -------------  -----------

                                             TOTAL
                                         SHAREHOLDERS'
                                            EQUITY
                                           (DEFICIT)
                                        ---------------
BALANCE, JANUARY 1, 1993                   $  (3,422)
Net loss..............................        (3,873)
Contributions.........................         1,912
Distributions.........................        (1,332)
                                        ---------------
BALANCE, DECEMBER 31, 1993............        (6,715)
Net loss for the period from January
 1, 1994 through March 21, 1994.......        (2,408)
Contributions.........................           461
Distributions.........................        (2,555)
                                        ---------------
Predecessor owners' deficit
 contributed at March 22, 1994........       (11,217)
Reclassification adjustment...........            --
Issuance of 2,300,000 shares of Series
 A preferred stock, net of issuance
 costs................................        50,765
Issuance of 7,015,000 shares of Series
 B preferred stock, net of issuance
 costs................................       154,832
Issuance of 2,875,000 shares of common
 stock, net of issuance costs.........        48,226
Additional paid-in capital allocated
 to minority interests................       (24,182)
Distributions to predecessor owners...       (90,027)
Net income............................        14,658
Common distributions declared ($0.623
 per share)...........................        (1,790)
Preferred distributions and dividends
 declared:
  Series A ($1.706 per share).........        (3,924)
  Series B ($1.381 per share).........        (9,690)
                                        ---------------
BALANCE, DECEMBER 31, 1994............       127,651
Net income............................        18,170
Common distributions declared ($1.18
 per share)...........................        (3,393)
Preferred distributions and dividends
 declared:
  Series A ($2.625 per share).........        (6,037)
  Series B ($2.125 per share).........       (14,907)
                                        ---------------
BALANCE, DECEMBER 31, 1995............     $ 121,484
                                        ---------------
                                        ---------------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
              AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)



NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION



ORGANIZATION AND PUBLIC STOCK OFFERING



    Prime Retail, Inc. (the "Company") was organized as a Maryland corporation on July 16, 1993. The Company is a self-administered, self-managed real estate investment trust engaged in ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. The Company's factory outlet center portfolio, including four factory outlet centers owned through joint venture partnerships, consists of 17 factory outlet centers in 14 states, which total approximately 4,331,000 square feet of gross leasable area at December 31, 1995.



    The Company commenced operations on March 22, 1994, upon completion of its initial public offerings (the "Offerings") of 2,300,000 shares of Series A Senior Cumulative Preferred Stock ("Senior Preferred Stock") at $25 per share, 7,015,000 shares of Series B Cumulative Participating Convertible Preferred Stock ("Convertible Preferred Stock") at $25 per share, and 2,500,000 shares of Common Stock at $19 per share. On April 11, 1994, the underwriter of the Offerings exercised its overallotment option to purchase 375,000 shares of the Company's Common Stock at $19 per share. Net of underwriting discounts and expenses, the Company received approximately $253,823 in proceeds from the Offerings, including proceeds from the overallotment option. As described below, such proceeds were contributed by the Company to Prime Retail, L.P. (the "Operating Partnership") in exchange for certain partnership interests therein.



    Upon consummation of the Offerings and in exchange for the proceeds thereon, the Company acquired 2,300,000 Senior Preferred Units of the Operating Partnership (the "Senior Preferred Units"), 7,015,000 Convertible Preferred Units of the Operating Partnership (the "Convertible Preferred Units" and, together with the Senior Preferred Units, the "Preferred Units") and 2,875,000 Common Units of partnership interest in the Operating Partnership (the "Common Units"). Each Preferred Unit entitles the Company to receive distributions from the Operating Partnership in an amount equal to the dividend declared or paid with respect to a share of Senior Preferred Stock and Convertible Preferred Stock, respectively, prior to the payment by the Operating Partnership of distributions with respect to the Common Units. Convertible Preferred Units will be automatically converted into Common Units to the extent of any conversion of Convertible Preferred Stock into Common Stock. The Preferred Units will be redeemed by the Operating Partnership as and to the extent of any redemption of Senior Preferred Stock or Convertible Preferred Stock.



    Upon consummation of the Offerings, The Prime Group, Inc. and certain of its affiliates (collectively "PGI") contributed to the Operating Partnership certain assets and interests in properties and joint ventures in exchange for 7,794,495 Common Units and cash of approximately $10,212. The Operating Partnership paid approximately $157,384 in satisfaction of certain mortgage indebtedness and other indebtedness of PGI that was collateralized in part by certain properties of Prime Retail Properties and PGI's interests therein.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)


Certain other parties contributed their interests in Prime Retail Properties to the Operating Partnership in exchange for 1,426,305 Common Units and cash of $1,686. A summary of the holders of the Senior Preferred Units, Convertible Preferred Units and Common Units at December 31, 1995 follows:



                                                                  NUMBER OF UNITS
                                                        ------------------------------------
HOLDER                                                   SERIES A    SERIES B      COMMON
- ------------------------------------------------------  ----------  ----------  ------------
Prime Retail, Inc.....................................   2,300,000   7,015,000     2,875,000
PGI and management (1)................................          --          --     9,130,472
Other party...........................................          --          --        90,328
                                                        ----------  ----------  ------------
                                                         2,300,000   7,015,000    12,095,800
                                                        ----------  ----------  ------------
                                                        ----------  ----------  ------------


- ------------------------

NOTE:


(1) Includes 782,180 units beneficially owned by management and 4,399,550 units owned by certain executive officers based on their ownership interests in PGI.



    As of December 31, 1995, the Company has a 23.8% general partnership interest in the Operating Partnership with full and complete control over the management of the Operating Partnership as the sole general partner which cannot be removed by the limited partners.



    On November 1, 1994, the Operating Partnership became the 1% sole general partner of Prime Retail Services Limited Partnership (the "Services Partnership"). The Operating Partnership owns 100% of the non-voting preferred stock of Prime Retail Services, Inc. (the "Services Corporation") which, in turn, is the 99% limited partner of the Services Partnership. Certain members of management own 100% of the voting common stock of the Services Corporation and no cash distributions were made during the years ended December 31, 1995 and 1994. The Services Partnership was formed primarily to operate business lines of the Company that are not directly associated with the collection of rents. The Services Corporation is subject to federal, state and local taxes.



    Unless the context otherwise requires, all references to the Company herein mean Prime Retail, Inc. and those entities owned or controlled by Prime Retail, Inc., including the Operating Partnership and the Services Partnership. The combined financial statements of Prime Retail Properties (the "Predecessor") include the accounts of eleven property partnerships, which were considered to be entities under common ownership and management, and the ownership interest in two previously non-controlled property partnerships, which were accounted for on the equity method of accounting.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)


    The Predecessor, the New Partnerships (formed simultaneously with, or subsequent to, the acquisition of properties and partnership interests in connection with the Offerings) and Joint Venture Partnerships (collectively referred to as the "Property Partnerships") represent the interests of the Company. The Property Partnerships at December 31, 1995 were as follows:



THE PREDECESSOR
- -  Gainesville Factory Shops Limited Partnership
- -  Gulf Coast Factory Shops Limited Partnership
- -  Market Street, Ltd.
- -  Melrose Place, Ltd.
- -  Prime Northgate Plaza Limited Partnership
- -  Prime Warehouse Row Limited Partnership
- -  San Marcos Factory Stores, Ltd.
- -  Triangle Factory Stores Limited Partnership
- -  Warehouse Row, Ltd.
- -  Warehouse Row II Limited Partnership
- -  Weisgarber Partners, Ltd.



NEW PARTNERSHIPS
- -  Arizona Factory Shops Limited Partnership
- -  Buckeye Factory Shops Limited Partnership
- -  Carolina Factory Shops Limited Partnership
- -  Castle Rock Factory Shops Partnership
- -  Coral Isle Factory Shops Limited Partnership
- -  Florida Keys Factory Shops Limited Partnership
- -  Gulfport Factory Shops Limited Partnership
- -  Huntley Factory Shops Limited Partnership
- -  Indianapolis Factory Shops Limited Partnership
- -  Magnolia Bluff Factory Shops Limited Partnership
- -  Nebraska Crossing Factory Shops Limited Partnership
- -  Nebraska Crossing Factory Shops Limited Partnership II
- -  Ohio Factory Shops Partnership
- -  Ohio Factory Shops Limited Partnership II
- -  Puerto Rico Factory Shops Limited Partnership
- -  Sun Coast Factory Shops Limited Partnership



JOINT VENTURE PARTNERSHIPS
- -  Arizona Factory Shops Partnership
    (50% ownership interest)
- -  Grove City Factory Shops Partnership
    (50% ownership interest)
- -  Oxnard Factory Outlet Partners
    (30% ownership interest)



BASIS OF PRESENTATION



    The consolidated financial statements include the accounts of the Company, the Operating Partnership and the partnerships in which the Company has majority interest or control. Profits and losses are allocated in accordance with the terms of the agreement of limited partnership of the Operating Partnership. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)


and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    Investments in partnerships in which the Company does not have operational control or a majority interest are accounted for on the equity method of accounting. Income (loss) applicable to minority interests and common shares as presented in the consolidated statements of operations is allocated based on income (loss) before minority interests after income allocated to preferred shareholders.



    Significant intercompany accounts and transactions have been eliminated in consolidation and combination.



RISKS AND UNCERTAINTIES



    The Company's results of operations are significantly dependent on the overall health of the retail industry. The Company's tenant base is comprised almost exclusively of merchants in the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. A decline in the retail industry could reduce merchant sales, which could adversely affect the operating results of the Company. A number of the merchants have occupied space in more than one of the Company's factory outlet centers; however, no single merchant accounts for more than 10% of the Company's revenues.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



RENTAL PROPERTY



    Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets which are as follows:



Land improvements          20 years
Buildings and              Principally 40
 improvements              years
Tenant improvements        Term of related
                           lease
Furniture and equipment    5 years



    Rental property is carried at the lower of depreciated cost or net realizable value. Development costs, which include fees and costs incurred in developing new properties, are capitalized as incurred. Upon completion of construction, development costs are amortized over the useful lives of the respective properties on a straight-line basis.



    Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of assets are capitalized and depreciated over their estimated useful lives.



    The Company evaluates its rental properties periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in the business climate that affect the recovery of recorded asset value. If any rental property is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated net realizable value. No impairment losses have been recorded in any of the periods presented.



    Effective April 1, 1994, the Company changed the estimated useful lives used to compute depreciation for certain buildings and improvements from 5 to 10 years to useful lives ranging from 10 to 40 years. This change was made to better reflect the estimated periods during which such assets will remain in service. The change had the effect of reducing depreciation expense and increasing net income by $657 for the year ended

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


December 31, 1995 by $2,040 for the period from March 22, 1994 to December 31, 1994. The change had the effect of reducing the net loss per common share by $0.05 and $0.17 for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994, respectively.



CASH EQUIVALENTS



    The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.



ACCOUNTS RECEIVABLE



    Management regularly reviews accounts receivable and determines an appropriate range for the allowance for doubtful accounts based upon the impact of economic conditions on the merchants' ability to pay, past collection experience and such other factors which, in management's judgment, deserve current recognition. In turn, a provision is charged against earnings in order to maintain the allowance level within this range. The allowance for doubtful accounts at December 31, 1995 and 1994 was $819 and $1,071, respectively.



    Accounts receivable due after one year primarily representing straight-line rents were $4,274 and $3,121 at December 31, 1995 and 1994, respectively.



DEFERRED CHARGES



    Deferred charges consist of leasing commissions and financing costs. Deferred leasing commissions incurred to originate and renew operating leases are amortized on a straight-line basis over the term of the related lease. Fees and costs incurred to obtain financing are deferred and are being amortized as a component of interest expense over the terms of the respective loans on a basis that approximates the interest method.



REVENUE RECOGNITION



    Leases with tenants are accounted for as operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in accounts receivable in the accompanying balance sheet. Certain lease agreements contain provisions which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. In addition, the lease agreements generally provide for the reimbursement of real estate taxes, insurance, advertising and certain common area maintenance costs. These additional rents and tenant reimbursements are accounted for on the accrual basis.



INTEREST RATE PROTECTION CONTRACTS



    The Company uses interest rate protection contracts, including interest rate caps and corridors, to manage interest rate risk associated with floating rate debt. These contracts generally involve limiting the Company's interest costs with an upper limit or specified range on the underlying interest rate index. The costs of such contracts are included in deferred charges and are being amortized on a straight-line basis as a component of interest expense over the life of the contracts. Amounts earned from interest rate protection contracts are recorded as a reduction of interest expense. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses based on the creditworthiness of the counterparties.



STOCK BASED COMPENSATION



    The Company grants stock options for a fixed number of shares to directors, executive officers and other key employees with an option price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" and, accordingly, recognizes no compensation expense for the stock option grants.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which provides an alternative to APB No. 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. The Company will continue to account for stock option grants in accordance with APB No. 25.



INCOME TAXES



    The Company has elected to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes to its shareholders so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even if the Company qualifies as a REIT, the Company may be subject to certain state and local taxes on its income and property. The Company accrued $90 and $128 for state and local taxes for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994, respectively. The Company paid $80 of state and local income taxes during the year ended December 31, 1995. The Company did not pay any state and local income taxes during the period from March 22, 1994 to December 31, 1994.



IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS



    In March 1995, the FASB issued SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, management does not believe the effect of adoption will be material to the consolidated financial statements of the Company.



NOTE 3 -- RESTRICTED CASH


    At December 31, 1995 and 1994, the Company had placed in escrow approximately $2,230 and $2,445, respectively, to be used to complete certain development projects, to fund real estate taxes and debt service and certain operating costs under a mortgage loan agreement.



NOTE 4 -- DEFERRED CHARGES


    Deferred charges were as follows:



DECEMBER 31,                                                                1995       1994
- ------------------------------------------------------------------------  ---------  ---------
Leasing commissions.....................................................  $   9,971  $  10,225
Financing costs.........................................................     19,472     15,027
                                                                          ---------  ---------
                                                                             29,443     25,252
Accumulated amortization................................................    (11,307)    (5,702)
                                                                          ---------  ---------
                                                                          $  18,136  $  19,550
                                                                          ---------  ---------
                                                                          ---------  ---------



    During the periods from March 22, 1994 to December 31, 1994 and January 1, 1994 to March 21, 1994, deferred financing costs of $618 and $695, respectively, were written off as a result of debt refinancings. These amounts are included in interest expense in the Consolidated Statements of Operations.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 5 -- INVESTMENT IN PARTNERSHIPS


    The Company holds interests in certain real estate ventures that are accounted for using the equity method of accounting. The Company manages these ventures and earns a property management fee based on the ventures' revenues. The condensed combined balance sheets of these ventures and their condensed statements of operations are summarized as follows:



DECEMBER 31,                                                                1995       1994
- ------------------------------------------------------------------------  ---------  ---------
Total assets, primarily rental property.................................  $  90,252  $  53,224
                                                                          ---------  ---------
                                                                          ---------  ---------
Liabilities, primarily long-term debt...................................  $  91,126  $  53,920
Partners' deficit.......................................................       (874)      (696)
                                                                          ---------  ---------
Total liabilities and partners' deficit.................................  $  90,252  $  53,224
                                                                          ---------  ---------
                                                                          ---------  ---------



                                                                                PERIOD FROM
                                                             PERIOD FROM      JANUARY 1, 1994
                                          YEAR ENDED      MARCH 22, 1994 TO         TO             YEAR ENDED
                                       DECEMBER 31,1995   DECEMBER 31,1994    MARCH 21, 1994    DECEMBER 31, 1993
                                       -----------------  -----------------  -----------------  -----------------
Revenues.............................      $  12,671          $   3,456          $   3,591          $   7,724
Operating expense....................          4,504              1,308              1,233              2,343
Interest expense.....................          3,923                850                584              1,413
Depreciation and amortization........          2,298                637                934              1,916
                                             -------             ------             ------             ------
Net income...........................      $   1,946          $     661          $     840          $   2,052
                                             -------             ------             ------             ------
                                             -------             ------             ------             ------



    As of December 31, 1995, the Company guaranteed long-term debt of joint venture partnerships of $38,596.



    During the year ended December 31, 1995 and the period from March 22, 1994 through December 31, 1994, the Company collected preferential distributions from a joint venture partnership in the amount of $162 and $2,863, respectively. These distributions exceeded the Company's initial capital contribution and its allocation of net earnings of the partnership. Under the terms of the partnership agreement, the Company is required to restore its capital account upon liquidation of the partnership or sale of its partnership interest to an amount equal to the lesser of the amount of the deficit or the aggregate amount of the preferential distributions. At December 31, 1995 and 1994, $856 and $2,025, respectively, is included in accounts payable and other liabilities representing the balance of preferential distributions collected in excess of the initial capital contribution and allocation of net earnings.



NOTE 6 -- RELATED PARTY TRANSACTIONS


    At December 31, 1995, the net amount due from affiliates consisted of $890 due primarily from joint venture partnerships relating to reimbursement of costs paid by the Company on behalf of the joint venture partnerships and $304 of fees due from joint venture partnerships in connection with the development of one new factory outlet center and the expansion of an existing factory outlet center. At December 31, 1994, the net amount due from affiliates consisted of $806 due from PGI for costs to be reimbursed relating to certain land improvements at one of the Company's factory outlet centers and $848 due from joint venture partnerships relating to costs to be reimbursed for the development of future phases of certain factory outlet centers.



    Prior  to the formation  of the Company,  the Predecessor paid  PGI fees for
certain  development,  construction  management,  administrative,  leasing   and
management services.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 6 -- RELATED PARTY TRANSACTIONS (CONTINUED)


    Summary information regarding fees paid to PGI by the Predecessor were as follows:



                                                              PERIOD FROM
                                                          JANUARY 1, 1994 TO      YEAR ENDED
                                                            MARCH 21, 1994     DECEMBER 31, 1993
                                                          -------------------  -----------------
Development fees (A)....................................       $      26           $     579
Construction management fees(A).........................              12                 416
Administrative/support fees.............................              17                  51
Leasing commissions(B)..................................              76               1,058
Other leasing costs(A)..................................              27                 142
Property management fees................................             299                 777
Other...................................................              --                  45
                                                                   -----              ------
                                                               $     457           $   3,068
                                                                   -----              ------
                                                                   -----              ------


- ------------------------

(A) Amounts paid were capitalized to rental property



(B) Amounts paid were capitalized to deferred charges



    During 1993 and through March 21, 1994, the Predecessor reimbursed PGI for legal, accounting and other miscellaneous costs. For the period from January 1, 1994 to March 21, 1994 and for the year ended December 31, 1993, such amounts were $95 and $319, respectively.



NOTE 7 -- BONDS AND NOTES PAYABLE


    Bonds payable consisted of the following at December 31, 1995 and 1994:



DECEMBER 31,                                                                                    1995       1994
- --------------------------------------------------------------------------------------------  ---------  ---------
Variable rate tax-exempt revenue bonds (the "Bonds"), rate determined by remarketing agents,
 3.80% to 5.30% at December 31, 1995, interest-only payments, due 2012 to 2014, collateralized by properties in Chattanooga, TN and Knoxville, TN..........................  $  28,250  $  28,250
Urban Development Action Grant Loans, 3% through August 31, 1997 and 6% thereafter,
 interest-only payments, due 2016 to 2019, collateralized by property in Chattanooga, TN....      4,650      4,650
                                                                                              ---------  ---------
                                                                                              $  32,900  $  32,900
                                                                                              ---------  ---------
                                                                                              ---------  ---------



    Under the terms of the loan agreements relating to the Bonds, the issuing partnerships are required to make interest-only payments calculated using a variable rate determined by the remarketing agents of the Bonds. The interest rates ranged from 2.65% to 5.30% in 1995, 1.65% to 5.9% in 1994 and 1.5% to 3.4%
in 1993. Under certain conditions, the interest rate on the Bonds may be converted to a fixed rate at the request of the partnership. A bondholder may tender bonds during the variable interest rate period and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agents are required to immediately remarket the Bonds. In the event the remarketing agents fail to remarket any bonds, the remarketing agents may draw on certain liquidity facilities as described below. The remarketing agents receive fees varying from 0.1% to 0.125% per annum on the outstanding bond balance, payable quarterly in arrears.



    At December 31, 1995, the Bonds are collateralized by letters of credit (the "Letters of Credit") issued by a group of financial institutions pursuant to a master letter of credit agreement. A letter of credit fee of 0.925% per annum of the stated amount of the Letters of Credit is payable quarterly in advance to such financial institutions. The Letters of Credit are collateralized by a reimbursement agreement under the

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 7 -- BONDS AND NOTES PAYABLE (CONTINUED)


master letter of credit agreement (the "Reimbursement Agreement") which obligates an insurance company to reimburse the financial institutions for any funds drawn on the Letters of Credit. In addition, in March 1994, the issuing partnerships, the Operating Partnership and an insurance company entered into standby bond purchase and indemnity agreements (the "Standby Agreements") in order to address the scheduled expirations of various credit enhancements, including the Letters of Credit, through March 21, 1999.



    Pursuant to the Standby Agreements, the insurance company agreed that in the event that any of the issuing partnerships are unable to arrange replacement credit enhancement facilities as necessary, the insurance company will purchase the applicable Bonds and hold the same until March 21, 1999, at which time the issuing partnership and the Operating Partnership will purchase the Bonds pursuant to the terms of the related Standby Agreement.



    The Letters of Credit are scheduled to expire on December 31, 1996. The total commitments outstanding under the Letters of Credit, the Reimbursement Agreement and the Standby Agreements as of December 31, 1995, were $28,909. The due date of the Bonds accelerates upon the expiration of the Letters of Credit unless the Letters of Credit are extended or replaced.



    Notes payable consisted of the following at December 31, 1995 and 1994:



DECEMBER 31,                                                                                   1995        1994
- ------------------------------------------------------------------------------------------  ----------  ----------
Revolving line of credit, LIBOR plus 2.25%, 8.19% at December 31, 1995, monthly interest-only payments, due December 31, 1996, collateralized by seven properties located throughout the United States.............................................................  $  145,478
Mortgage, LIBOR plus 2.235%, 8.21% at December 31, 1995 and 8.235% at December 31, 1994,
 monthly installments of $694 including interest, due July 1, 2000, collateralized by six
 properties located throughout the United States..........................................      97,732  $   99,355
Mortgage, 8.00% at December 31, 1995 and 5.25% at December 31, 1994, interest-only
 payments, due July 31, 1996, collateralized by property in Lombard, IL...................      16,000      16,000
Second mortgage, LIBOR plus 2.25%, 8.19% at December 31, 1995, interest-only payments, due
 July 31, 1996, collateralized by properties in Castle Rock, CO and Huntley, IL...........      10,000          --
Mortgage, 7.50%, monthly installments of $29 including interest, due June 22, 2000,
 collateralized by property in Knoxville, TN..............................................       3,844       3,870
Mortgage, LIBOR plus 2.25%, 8.38% at December 31, 1994, interest only payments, due April
 1, 1995, collateralized by property in Gainesville, TX...................................          --      15,000
Revolving line of credit, LIBOR plus 2.25%, weighted average rate of 8.29% at December 31,
 1994, interest-only payments, due September 22, 1995, collateralized by property in
 Castle Rock, CO..........................................................................          --      26,900
Construction line of credit, LIBOR plus 2.50%, 8.63% at December 31, 1994, interest-only
 payments, due September 30, 1995, collateralized by property in Huntley, IL..............          --      20,000
Unsecured line of credit, $10,000 available at December 31, 1995, LIBOR plus 2.50%,
 interest-only payments, due July 11, 1996................................................          --          --
                                                                                            ----------  ----------
                                                                                            $  273,054  $  181,125
                                                                                            ----------  ----------
                                                                                            ----------  ----------

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 7 -- BONDS AND NOTES PAYABLE (CONTINUED)


    At December 31, 1995, unused commitments were $10,000. Interest costs are summarized as follows:



                                                             PERIOD FROM        PERIOD FROM
                                          YEAR ENDED      MARCH 22, 1994 TO   JANUARY 1, 1994      YEAR ENDED
                                       DECEMBER 31, 1995  DECEMBER 31, 1994  TO MARCH 21, 1994  DECEMBER 31, 1993
                                       -----------------  -----------------  -----------------  -----------------
Interest incurred....................      $  19,354          $   7,728          $   2,585          $   9,277
Interest capitalized.................         (2,336)              (964)                --               (711)
Interest earned on interest rate
 protection contracts................           (721)              (224)                --                 --
Amortization of deferred financing
 costs and interest rate protection
 contracts...........................          4,524              2,945                695                362
                                             -------             ------             ------             ------
Interest expense.....................      $  20,821          $   9,485          $   3,280          $   8,928
                                             -------             ------             ------             ------
                                             -------             ------             ------             ------
Interest paid........................      $  18,295          $   8,803          $   1,868          $   5,131
                                             -------             ------             ------             ------
                                             -------             ------             ------             ------



    The scheduled maturities of bonds and notes payable at December 31, 1995 were as follows:



DECEMBER 31,                                                                           1995
- ----------------------------------------------------------------------------------  ----------
1996..............................................................................  $  173,271
1997..............................................................................       1,961
1998..............................................................................       2,187
1999..............................................................................       2,340
2000..............................................................................      90,244
Thereafter........................................................................      35,951
                                                                                    ----------
                                                                                    $  305,954
                                                                                    ----------
                                                                                    ----------



    The aggregate carrying amount of bonds and notes payable at December 31, 1995 approximated their fair value. At December 31, 1995, the aggregate carrying amount of rental property collateralizing bonds and notes payable was $396,473.



    At December 31, 1995, the Company held interest rate protection contracts on $28,250 of floating rate tax-exempt indebtedness and $97,732 of other floating rate indebtedness. These contracts expire in 1999 and 2000, respectively. In addition, the Company purchased additional interest rate protection contracts on $43,900 of the $97,732 floating rate indebtedness to further reduce the Company's exposure to increases in interest rates. These contracts have a weighted average maturity of approximately 3.9 years.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 7 -- BONDS AND NOTES PAYABLE (CONTINUED)


    The following table summarizes the material terms of the interest rate protection contracts held for purposes other than trading and related borrowings at December 31, 1995 and 1994:


 BORROWINGS                         INTEREST RATE PROTECTION CONTRACTS
 OUTSTANDING   ----------------------------------------------------------------------------
 AT DECEMBER     NOTIONAL
  31, 1995        AMOUNT         DATE
(IN MILLIONS)  (IN MILLIONS)   PURCHASED     TERM       INDEX     MAXIMUM INDEX     RATE
- -------------  -------------  -----------  ---------  ---------  ---------------  ---------
  $    97.7      $    97.7        6/30/94    6 years      LIBOR      Years 1-5          7.0%
                                                                        Year 6          8.0%
       28.3           28.3        3/21/94    5 years      Kenny         Year 1          3.0%
                                                          Index         Year 2          3.5%
                                                                        Year 3          4.0%
                                                                        Year 4          4.5%
                                                                        Year 5          5.0%
     ------         ------
  $   126.0      $   126.0
     ------         ------
     ------         ------


                        ADDITIONAL INTEREST RATE PROTECTION ON $97.7 MILLION FLOATING RATE INDEBTEDNESS
               -------------------------------------------------------------------------------------------------
                                                                                               MAXIMUM SPREAD
                 NOTIONAL                                                                          BETWEEN
                  AMOUNT         DATE                                                           MAXIMUM INDEX
               (IN MILLIONS)   PURCHASED     TERM       INDEX     MAXIMUM INDEX     RATE       RATE AND INDEX
               -------------  -----------  ---------  ---------  ---------------  ---------  -------------------
                 $    22.0         7/1/94    4 years      LIBOR         Year 1          5.0%            2.0%
                                                                        Year 2          5.5%            1.5%
                                                                        Year 3          6.0%            1.0%
                                                                        Year 4          6.5%            0.5%
                      21.9       3/31/94,    5 years      LIBOR         Year 1         3.75%           3.25%
                                  Amended                               Year 2         4.25%           2.75%
                                   7/1/94                               Year 3         4.75%           2.25%
                                                                        Year 4         5.25%           1.75%
                                                                        Year 5         5.75%           1.25%
                    ------
                 $    43.9
                    ------
                    ------



    The net carrying amount of interest rate protection contracts at December 31, 1995 was $5,064. The estimated fair value of interest rate protection contracts based on quoted market rates at December 31, 1995 was $1,612.



    On March 2, 1995, the Company closed on a $160,000 Revolving Loan (the "Revolving Loan") with a financial institution. At December 31, 1995, the Revolving Loan had an outstanding principal balance of $145,478. The Revolving Loan is guaranteed by the Operating Partnership and seven property partnerships, and is cross-collateralized by first mortgages on seven factory outlet centers and certain related assets. The Revolving Loan prohibits additional collateralized indebtedness on the properties and requires compliance with certain financial loan covenants related to earnings, debt service coverage ratios, payment of dividends, market capitalization and certain non-monetary covenants such as changes in control and the taxation of the Company. The amount available to be drawn by the Company under the Revolving Loan at any time during the term of the facility is calculated based upon the net cash flow of the collateral, as defined. The collateral pool of the Revolving Loan can be expanded by adding properties including properties under development, subject to certain limitations such as the level of executed leases and the amount of projected net cash flow.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 7 -- BONDS AND NOTES PAYABLE (CONTINUED)


    On December 18, 1995, the Company obtained from a financial institution a commitment for a ten-year $233,000 first mortgage loan (the "First Mortgage Loan"). The First Mortgage Loan will bear a fixed rate of interest at a spread over 10-year Treasury notes, depending on the level of proceeds drawn on the facility, and will require monthly principal and interest payments pursuant to a 25-year amortization schedule. Management can elect to fix the interest rate on the loan facility at any time prior to the expected loan closing in July, 1996. The First Mortgage Loan will be cross-collateralized by mortgages encumbering nine existing factory outlet centers. Approximately $91,000 of the net proceeds from the First Mortgage Loan will be used to pay down the Revolving Loan. In addition, approximately $97,000 will be used to repay the six-year variable-rate loan facility closed in June, 1994 that had an outstanding principal balance of $97,732 at December 31, 1995.



    On December 18, 1995, the Company also obtained from a financial institution a $35,000 interim loan (the "Interim Loan") collateralized by second mortgages on two existing factory outlet centers. The principal balance outstanding at December 31, 1995 was $10,000. The Interim Loan will be repaid from proceeds of the First Mortgage Loan. In addition, on December 18, 1995, the Company obtained a commitment for a five-year $22,500 term loan (the "Term Loan") which is expected to close simultaneously with the First Mortgage Loan. The Term Loan will bear interest at LIBOR plus 5.00% and requires interest-only payments during the first twelve months and then will be fully amortizing over the balance of the term. The Term Loan will be collateralized by a pledge of the excess cash flow from the nine existing factory outlet centers collateralizing the First Mortgage Loan.



    Upon closing of the First Mortgage Loan and the Term Loan, the Company will incur a loss of approximately $6,550, including $5,728 relating to unamortized financing and interest rate protection costs. Management intends to redesignate a portion of the interest rate protection contracts in July 1996 to hedge other long-term variable-rate indebtedness. The estimated loss of approximately $6,550 includes the estimated unamortized cost of the interest rate protection contracts as of July 31, 1996, including debt prepayment penalties and other deferred financing costs, less the fair value of the interest rate protection contracts based on their fair value at December 31, 1995. The future fair value of interest rate protection contracts is susceptible to valuation fluctuations based on market changes in interest rates and the maturity date of the underlying contracts. In the event the First Mortgage Loan and Term Loan do not close prior to July 31, 1996, the Company will incur a charge to earnings relating to non-refundable financing fees. As of December 31, 1995, non-refundable financing fees paid to the financial institution were $1,973. In addition, the Company is required to pay $1,277 of additional non-refundable financing fees prior to the First Mortgage Loan closing date.



    On January 30, 1996, the Company obtained from a commercial mortgage company a commitment for a mortgage loan in an amount not to exceed $7,000 for an eight-year term (the "Refinancing Loan"). The Refinancing Loan will bear a fixed interest rate based on eight-year Treasury notes plus 2.60%, require monthly principal and interest payments based on a 16-year amortization schedule and will be collateralized by property in Lombard, IL. The commitment for the Refinancing Loan expires on August 1, 1996.



NOTE 8 -- MINORITY INTERESTS


    In conjunction with the formation of the Company and the Operating Partnership, the predecessor owners contributed interests in certain properties to the Operating Partnership and, in exchange, received limited partnership interests in the Operating Partnership. In accordance with its partnership agreement, the Operating Partnership will pay a preferential distribution of $0.295 in each quarter for each Common Unit held by the Company (the total of such units is equal to the number of outstanding common shares of the Company) before any distribution is paid for the Common Units held by the limited partners. After payment of the preferential distribution to the Company, up to $0.295 will be distributed for each Common Unit held by the limited partners. Any further amounts distributed in such quarter will be distributed ratably among all

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 8 -- MINORITY INTERESTS (CONTINUED)


Common Units. The preferential distribution for Common Units held by the Company will terminate after the Operating Partnership has paid quarterly distributions of at least $0.295 on all Common Units (12,095,800 as of December 31, 1995) during four successive quarters without distributing to Convertible Preferred Units and Common Units more than 90% of Funds from Operations ("FFO") after payment of distributions on the Senior Preferred Units in any such quarter. Once the preferential distribution is terminated, distributions with respect to the Common Units held by the Company and the limited partners will be pro rata to the holders thereof. Accordingly, FFO must equal at least $9,615 (or $0.362 per common share equivalent-primary) for four successive quarters to terminate the preferential distribution to the Company. For purposes of terminating the preferential distribution, FFO means net income (loss) (computed in accordance with generally accepted accounting principles "GAAP"), excluding gains or losses from debt restructuring and sales of real property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In addition, PGI, certain members of executive management and other parties have agreed not to exchange their Common Units for common shares of the Company (subject to certain conditions as defined in the Operating Partnership's partnership agreement) for a period of two to three years after the completion of the Offerings.



    At December 31, 1995 and 1994, loans to certain limited partners, who also are executive officers of the Company, aggregating $4,750 were reported as a reduction in minority interests in the consolidated balance sheets.



    Minority interests also includes limited partners owning interests in three Property Partnerships that are not wholly owned by the Company. During the year ended December 31, 1995, expenses totaling $1,049 related solely to the operation of the Company were allocated only to the common shareholders. Such allocation is consistent with the federal and state tax treatment of these expenses.



NOTE 9 -- PREFERRED STOCK


    The Company is authorized to issue up to 24,315,000 of non-voting preferred stock in one or more series. At December 31, 1995, 2,300,000 shares of 10.5% Series A Senior Cumulative Preferred Stock ($0.01 par value) ("Senior Preferred Stock") and 7,015,000 shares of Series B Cumulative Participating Convertible Preferred Stock ($0.01 par value) ("Convertible Preferred Stock") were outstanding. The Senior Preferred Stock and Cumulative Preferred Stock have a liquidation preference equivalent to $25 per share plus the amount equal to any accrued and unpaid dividends thereon.



    Dividends on the Senior Preferred Stock are payable quarterly in the amount of $2.625 per share per annum. Dividends on the Convertible Preferred Stock are payable quarterly at the greater of (1) $2.125 per share per annum or (2) the dividends on the number of shares of Common Stock into which a share of Convertible Preferred Stock will be convertible on or after March 31, 1997. The Convertible Preferred Stock is convertible into shares of Common Stock on or after March 31, 1997, at the conversion price of $20.90 per share of Common Stock.



    The Company has the right to redeem the Senior Preferred Stock and the Convertible Preferred Stock beginning on and after March 31, 1999 at $26.75 and $27.125 per share, respectively. The redemption price decreases incrementally each year thereafter through March 31, 2004, at which date the redemption price is fixed at $25.00 per share.



    The holders of the Senior Preferred Stock and Cumulative Preferred Stock, each series voting separately as a class, have the right to elect two additional members to the Company's Board of Directors if the equivalent of six quarterly dividends on these series of preferred stock of the Company are in arrears. Each of such two directors will be elected to serve until the earlier of (1) the election and qualification of such directors' successor, or (2) payment of the dividend arrearage.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 10 -- STOCK OPTION PLANS


    On March 22, 1994, the Company established a stock option plan (the "1994 Plan") for the purpose of attracting and retaining directors, executive officers and other key employees. Under the 1994 Plan, the Company issued options to purchase 585,000 shares of common stock at $19.00 per share which was equal to the initial public offering price of such shares. The grant date of these options was March 22, 1994. Options aggregating 550,000 common shares were granted to key executive officers and vest at a rate of 20% per year over five years (20% on the first anniversary of the Offerings and one-twelfth of 20% monthly thereafter) and will have a term of ten years. Options granted to outside directors and consultants of 35,000 common shares were fully vested at the grant date and have a term of ten years.



    On May 18, 1995, the Company adopted the 1995 Stock Incentive Plan (the "1995 Plan"). The 1995 Plan provides for awards of stock options not to exceed 600,000 shares in the aggregate to directors, executive officers and other key employees. On May 18, 1995, options aggregating 20,000 common shares were granted to outside directors and consultants. Such stock options have an option price of $12.45, were fully vested at the grant date and have a term of ten years. No additional options were granted during 1995.



    There were no stock options exercised or canceled during the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994.



NOTE 11 -- LEASE AGREEMENTS


    The Company is the lessor of retail and office space under operating leases with initial lease terms that expire from 1996 to 2013. Most leases are renewable for five years at the lessee's option. Future minimum base rent to be received under noncancelable operating leases were as follows:



DECEMBER 31,                                                                           1995
- ----------------------------------------------------------------------------------  ----------
1996..............................................................................  $   48,349
1997..............................................................................      44,776
1998..............................................................................      39,827
1999..............................................................................      31,948
2000..............................................................................      22,660
Thereafter........................................................................      41,627
                                                                                    ----------
                                                                                    $  229,187
                                                                                    ----------
                                                                                    ----------



    The Company leases certain land, buildings and equipment under various noncancelable operating lease agreements. Rental expense for operating leases was $961, $720, $47 and $131 for the year ended December 31, 1995 and for the periods from March 22, 1994 to December 31, 1994, January 1, 1994 to March 21, 1994 and for the year ended December 31, 1993, respectively. Future minimum rental payments, by year and in the aggregate, payable under these noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:



DECEMBER 31,                                                                           1995
- -----------------------------------------------------------------------------------  ---------
1996...............................................................................  $     949
1997...............................................................................        903
1998...............................................................................        836
1999...............................................................................        804
2000...............................................................................        790
Thereafter.........................................................................      9,070
                                                                                     ---------
                                                                                     $  13,352
                                                                                     ---------
                                                                                     ---------

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY
        AND COMBINED FINANCIAL STATEMENTS OF THE PREDECESSOR (CONTINUED)



NOTE 12 -- LEGAL PROCEEDINGS


    In the ordinary course of business, the Company is subject to certain legal actions. While any litigation contains an element of uncertainty, management believes that losses, if any, resulting from such matters, including the matter described below, will not have a material adverse effect on the consolidated financial statements of the Company.



    The Company is a defendant in a lawsuit filed on June 14, 1995 in the U.S. District Court for the Northern District of West Virginia whereby the plaintiffs allege that the Company breached a confidentiality agreement entered into by the Predecessor and the plaintiffs in connection with the proposed purchase of a factory outlet center in Martinsburg, West Virginia. The outcome and the ultimate liability of the Company, if any, of this lawsuit cannot currently be predicted. Management believes, however, that it has acted properly and intends to defend this lawsuit vigorously.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONTSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE THEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................          18
The Company....................................          28
Price Range of Common Stock and Distribution
 History.......................................          34
Use of Proceeds................................          35
Capitalization.................................          36
Dilution.......................................          39
Selected Financial Data........................          41
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          45
Business and Properties........................          61
Policies With Respect to Certain Activities....          83
Management.....................................          87
Certain Relationships and Transactions.........          97
Operating Partnership Agreement................          99
Principal Security Holders and Selling Security
 Holder of the Company.........................         103
Description of Capital Stock...................         106
Certain Provisions of Maryland Law and of the
 Company's Charter and Bylaws..................         119
Shares Available for Future Sale...............         122
Certain Federal Income Tax Considerations......         123
Underwriting...................................         137
Legal Matters..................................         137
Experts........................................         137
Available Information..........................         138
Index of Financial Statements..................         F-1



                                2,700,328 SHARES


                           [PRIME RETAIL, INC. LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.



                                MORGAN KEEGAN &
                                 COMPANY, INC.



                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED


                                        , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below are the expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock. All amounts are estimated other than the Securities and Exchange Commission Registration Fee and the NASD Fee.


Securities and Exchange Commission Fee.........................................  $12,674.10
NASD Fee.......................................................................    4,175.00
Printing and Engraving Expenses................................................      *
Legal Fees and Expenses........................................................      *
Accounting Fees and Expenses...................................................      *
Blue Sky Fees and Expenses.....................................................      *
Transfer Agent's and Registrar's Fees and Expenses.............................      *
Miscellaneous Expenses.........................................................
                                                                                 ----------
    Total......................................................................      *
                                                                                 ----------
                                                                                 ----------


- ------------------------
* To be completed by amendment.

ITEM 31.  SALES TO SPECIAL PARTIES.

    Not applicable.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth certain information as to all securities sold by the Company within the last three years that were not registered under the Securities Act. As to such transactions, an exemption is claimed under Section 4(2) and/or Section 3(a)(9) of the Securities Act.

    On July 16, 1993, the Company issued  100 shares of Common Stock to  Michael
W. Reschke for $10 per share, or an aggregate consideration of $1,000. This Common Stock was purchased solely for investment purposes to facilitate the organization of the Company. Upon completion of the Initial Public Offering, all of the shares so acquired by Mr. Reschke were redeemed by the Company for an aggregate redemption price of $1,000.

    In addition, at the time of the Initial Public Offering, the Company caused the Operating Partnership to issue 9,200,800 Common Units to the Limited Partners in exchange for their respective interests in the Properties and the Management and Development Operations. Also at the time of the Initial Public Offering, the Operating Partnership loaned, on a recourse basis, $2.5 million to each of Messrs. Rosenthal and Carpenter who used the proceeds of such loan to each purchase 125,000 additional Common Units. The Company has issued options to purchase a total of 585,000 shares of Common Stock pursuant to the 1994 Stock Incentive Plan and options to purchase a total of 600,000 shares of Common Stock pursuant to the 1995 Stock Incentive Plan to certain executives and the Company's independent directors.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Charter and Bylaws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The MGCL provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a director, officer, employee or agent of a corporation, or is or was serving as a director, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of directors, so long as a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, had no reason to believe that his or her conduct was unlawful.

    The Company's officers and directors are also indemnified pursuant to the Operation Partnership Agreement and their respective employment agreements, which agreements were filed in connection with the Company's Registration Statement on Form S-11 pursuant to the Initial Public Offering.

    The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 34.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 35.  EXHIBITS.

    (a) Financial Statements


        Consolidated Balance Sheets of the Company as of March 31, 1996 and December 31, 1995



        Consolidated Statements of Operations of the Company for the three months ended March 31, 1996 and 1995



        Consolidated Statements of Cash Flows of the Company for the three months ended March 31, 1996 and 1995



        Notes to Interim Consolidated Financial Statements of the Company


        Report of Independent Auditors

        Consolidated Balance Sheets of the Company as of December 31, 1995 and December 31, 1994

        Consolidated Statements of Operations of the Company for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994 and Combined Statements of Operations of the Predecessor for the period from January 1, 1994 to March 21, 1994 and the year ended December 31, 1993

        Consolidated Statements of Cash Flows of the Company for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994 and Combined Statements of Cash Flows of the Predecessor for the period from January 1, 1994 to March 21, 1994 and the year ended December 31, 1993

        Consolidated Statements of Shareholders' Equity of the Company and Combined Statements of Predecessor Owners' Deficit

        Notes to Consolidated Financial Statements of the Company and Combined Financial Statements of the Predecessor

    (b) Financial Statement Schedules

        Report of Independent Auditors

        Schedule III -- Real Estate and Accumulated Depreciation

    All other schedules have been omitted either because they are not applicable or because the required information has been disclosed in the Financial Statements and related notes included in the Prospectus.

    (c) Exhibits


    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------

 1.1+            Form of Underwriting Agreement among the Company, the Operating Partnership and the
                  Underwriters
 1.2+            Form of Underwriting Agreement among the Selling Stockholder and the Underwriters
 3.1             Amended and Restated Articles of Incorporation of Prime Retail, Inc. [Incorporated by
                  reference to the same titled exhibit in the Company's registration statement on Form S-11
                  (Registration No. 33-68536).]
 3.2             Amended and Restated By-Laws of Prime Retail, Inc. [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1995 (File No. 0-23616).]
 4               Form of Stock Certificate [Incorporated by reference to the same titled exhibit in the
                  Company's registration statement on Form S-11 (Registration No. 33-68536).]
 5.1+            Form of Opinion of Winston & Strawn regarding the validity of the securities registered
 8.1+            Form of Opinion of Winston & Strawn regarding tax matters
10.1             Agreement of Limited Partnership of Prime Retail, L.P. [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1994, as amended (File No. 0-23616).]
10.1A+           Consent, Waiver and Amendment to Agreement of Limited Partnership of Prime Retail, L.P.
10.1B+           Common Unit Contribution Agreement
10.2             1994 Stock Incentive Plan [Incorporated by reference to the same titled exhibit in the
                  Company's registration statement on Form S-11 (Registration No. 33-68536).]
10.3*            1995 Stock Incentive Plan
10.4             Executive Employment Agreement (Michael W. Reschke) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1994, as amended (File No. 0-23616).]
10.5             Combined Service and Special Distribution and Allocation Agreement (Abraham Rosenthal)
                  [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
10.5A            Special Distribution and Allocation Agreement by and between the Company, the Operating
                  Partnership and the Rosenthal Family LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
10.5B            Indemnification and Option Agreement by and between the Prime Group, Inc., the Rosenthal
                  Family LLC and Abraham Rosenthal [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
10.6             Combined Service and Special Distribution and Allocation Agreement (William H. Carpenter,
                  Jr.) [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------
10.6A            Special Distribution and Allocation Agreement by and between the Company, the Operating
                  Partnership and the Carpenter Family Associates LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No.
                  333-1784).]
10.6B            Indemnification and Option Agreement by and between the Prime Group, Inc., William H.
                  Carpenter, Jr. and the Carpenter Family Associates LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No.
                  333-1784).]
10.7             Form of Executive Employment Agreement (David G. Phillips) [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).]
10.8             Letter Agreement with R. Bruce Armiger [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.9             Right of First Refusal Agreement (Northgate Plaza-Improved Parcel) [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.10            Right of First Refusal Agreement (Northgate Plaza - Vacant Parcel) [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.11            Right of First Refusal Agreement (Huntley Factory Shops) [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).]
10.12            Right of First Refusal Agreement (San Marcos Factory Shops) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.13            Purchase Option Agreement (Northgate Plaza - Excluded Parcel) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.14A           Purchase and Option Agreement (Huntley Factory Shops) [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).]
10.14B*          First Amendment to Purchase and Option Agreement (Huntley Factory Shops)
10.15            Purchase Agreement (Northgate Plaza) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.16            Registration Rights Agreement [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------
10.17            Agreement of Partnership of Grove City Factory Shops Partnership by and between Pittsburgh
                  Factory Shops Limited Partnership and Fru-Con Development of Pennsylvania, Inc. as amended by Amendments One through Four [Incorporated by reference to the same titled exhibit in the
                  Company's registration statement on Form S-11 (Registration No. 33-68536).]
10.18            Assignment, Assumption and Indemnification Agreement (Northgate Plaza) [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.19            Form of Property Level General Partnership Agreement [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).
10.20            Form of Property Level Limited Partnership Agreement [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).]
10.21            Noncompetition Agreement with PGI [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).
10.22            Form of Standby Bond Purchase and Indemnity Agreement [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No.
                  33-68536).]
10.23            Second Amended and Restated Subscription Agreement of Abraham Rosenthal regarding Common
                  Units of Prime Retail, L.P. [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.24            Second Amended and Restated Subscription Agreement of William H. Carpenter, Jr. regarding
                  Common Units of Prime Retail, L.P. [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.25            Amended and Restated Promissory Note (Northgate Plaza) with respect to Northgate Plaza
                  [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.26            Loan Modification and Assumption Agreement and Partial Release of Mortgage (Northgate Plaza)
                  [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.27            Environmental Remediation and Indemnity Agreement (Northgate Plaza) [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.28            Guaranty (Northgate Plaza) [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.29            ADA Indemnity Agreement (Northgate Plaza) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1994, as amended (File No. 0-23616).]

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------
10.30            Consulting Agreement between the Company and Marvin Traub Associates, Inc. [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.31            Secured Promissory Note of Rosenthal Family LLC with respect to the purchase of the
                  Restricted Common Units [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.31A           Allonge related to the Secured Promissory Note of Rosenthal Family LLC [Incorporated by
                  reference to the same titled exhibit in the Company's registration statement on Form S-4
                  (Registration No. 333-1784).]
10.32            Secured Promissory Note of Carpenter Family Associates LLC with respect to the purchase of the Restricted Common Units [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.32A           Allonge related to the Secured Promissory Note of Carpenter Family Associates LLC
                  [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
10.33            Pledge and Security Agreement of Rosenthal Family LLC with respect to the purchase of the
                  Restricted Common Units [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.34            Pledge and Security Agreement of Carpenter Family Associates LLC with respect to the purchase of the Restricted Common Units [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1994, as amended (File No. 0-23616).]
10.35            Guaranty of Abraham Rosenthal with respect to the purchase of the Restricted Common Units
                  [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
                  Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.35A           Reaffirmation of Pledge and Guaranty with respect to the Restricted Common Units of
                  Rosenthal Family LLC and Abraham Rosenthal [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
10.36            Guaranty of William H. Carpenter, Jr. with respect to the purchase of the Restricted Common
                  Units [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.36A           Reaffirmation of Pledge and Guaranty with respect to the Restricted Common Units of
                  Carpenter Family Associates LLC and William H. Carpenter, Jr. [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration
                  No. 333-1784).]
10.37            Waiver, Recontribution and Indemnity Agreement by the Limited Partners [Incorporated by
                  reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------
10.38            Lock-Up Agreement (PGI) [Incorporated by reference to the same titled exhibit in the
                  Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.39            Lock-Up Agreement (Kemper Companies) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.40            Lock-Up Agreement (Abraham Rosenthal) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.41            Lock-Up Agreement (William H. Carpenter, Jr.) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
                  1994, as amended (File No. 0-23616).]
10.42            Promissory Note dated June 30, 1994 by and among Prime Retail, L.P. and Nomura Asset Capital
                  Corporation [Incorporated by reference to the same titled exhibit in the Company's Annual
                  Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No.
                  0-23616).]
10.43            Open-End Mortgage Agreement, Assignment of Rents and Fixture Filing dated June 30, 1994, by and among Ohio Factory Shops Partnership and Nomura Asset Capital Corporation [Incorporated
                  by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.44            Revolving Loan Agreement dated March 2, 1995 between Gainesville Factory Shops Limited
                  Partnership, Florida Keys Factory Shops Limited Partnership, Indianapolis Factory Shops
                  Limited Partnership and Nomura Asset Capital Corporation [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1994, as amended (File No. 0-23616).]
10.45            Commitment Letter dated December 18, 1995 between the Company and Nomura Asset Capital
                  Corporation [Incorporated by reference to the same titled exhibit in the Company's Current
                  Report on Form 8-K dated December 18, 1995 (File No. 0-23616).]
10.46*           Indemnity Agreement made by the Company in favor of Prime Group, Inc. and Prime Group
                  Limited Partnership
12.1             Statement re Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                  Dividends
12.2             Statement re Computation of Ratio of Funds from Operations to Combined Fixed Charges and
                  Preferred Stock Dividends
22               Subsidiaries of Prime Retail, Inc. [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-4 (Registration No. 333-1784).]
24.1             Consent of Winston & Strawn (included in their opinions filed as Exhibits 5.1 and 8.1)
24.2             Consent of Ernst & Young LLP

    EXHIBIT
    NUMBER                                               DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------------
25*              Power of Attorney
27               Financial Data Schedule


- ------------------------

+  To be filed by amendment.


*  Previously filed.


ITEM 36.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the provisions referred to in Item 33 above or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceedings), is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on May 6, 1996.


                                          PRIME RETAIL, INC.


                                          By:        /s/ C. ALAN SCHROEDER


                                             -----------------------------------

                                                      C. Alan Schroeder
                                                  Senior Vice President and
                                                       General Counsel


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                     *
- -----------------------------------  Chairman of the Board and    May 6, 1996
        Michael W. Reschke            Director

                     *               Chief Executive Officer
- -----------------------------------   (Principal Executive        May 6, 1996
         Abraham Rosenthal            Officer) and Director

                     *               President, Chief
- -----------------------------------   Operating Officer and       May 6, 1996
     William H. Carpenter, Jr.        Director

                                     Executive Vice President
                                      -- Chief Financial
      /s/ ROBERT P. MULREANEY         Officer and Treasurer
- -----------------------------------   (Principal Financial        May 6, 1996
        Robert P. Mulreaney           Officer and Principal
                                      Accounting Officer)

                     *
- -----------------------------------  Director                     May 6, 1996
         Terence C. Golden

                     *
- -----------------------------------  Director                     May 6, 1996
        Kenneth A. Randall

                     *
- -----------------------------------  Director                     May 6, 1996
         James R. Thompson

                     *
- -----------------------------------  Director                     May 6, 1996
          Marvin S. Traub

    *By: /s/  C. ALAN SCHROEDER
- -----------------------------------  as Attorney-in-Fact
         C. Alan Schroeder

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Prime Retail, Inc.

    We have audited the consolidated financial statements of Prime Retail, Inc. as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the period from March 22, 1994 to December 31, 1994. We have also audited the combined financial statements of Prime Retail Properties for the period from January 1, 1994 to March 21, 1994 and for the year ended December 31, 1993. We have issued our report thereon dated January 30, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 35(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Baltimore, Maryland
January 30, 1996

                               PRIME RETAIL, INC.
            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)


                                                                                                        GROSS AMOUNT AT WHICH
                                                                                COSTS CAPITALIZED
                                                                                  SUBSEQUENT TO          CARRIED AT CLOSE OF
                                                   INITIAL COST TO COMPANY
                                                                                   ACQUISITION                  PERIOD
                                                   ------------------------  ------------------------  ------------------------
                                                               BUILDINGS &               BUILDINGS &               BUILDINGS &
DESCRIPTION                         ENCUMBRANCES     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS
- ----------------------------------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
Warehouse Row.....................    $  23,900    $      --    $      --    $     537    $  31,996    $     537    $  31,996
Warehouse Row II..................           --           --           --          350        2,566          350        2,566
San Marcos Factory Shops..........       29,808           --           --        1,626       38,224        1,626       38,224
Triangle Factory Shops............        7,330           --           --        2,502       19,753        2,502       19,753
Gulf Coast Factory Shops..........       22,283           --           --        3,873       25,375        3,873       25,375
Gainsville Factory Shops..........       22,639           --           --          737       29,542          737       29,542
Castle Rock Factory Shops.........       40,167        4,424       47,200           --          310        4,424       47,510
Ohio Factory Shops................       20,622          843       31,084           --        1,340          843       32,424
Coral Isle Factory Shops..........        7,916        2,753       15,602           --          200        2,753       15,802
Nebraska Crossing Factory Shops...        9,773        2,904       16,614           --          197        2,904       16,811
Huntley Factory Shops.............       23,900           --           --        1,827       33,380        1,827       33,380
Florida Keys Factory Shops........       17,682           --           --        2,875       21,183        2,875       21,183
Indiana Factory Shops.............       15,007           --           --          516       20,697          516       20,697
Magnolia Bluff Factory Shops......       18,007           --           --        3,073       26,267        3,073       26,267
Gulfport Factory Shops............       18,076           --           --          405       23,457          405       23,457
Northgate Plaza...................       16,000        3,626       11,630           --          119        3,626       11,749
Melrose Place.....................        2,000           --           --          499        1,928          499        1,928
Western Plaza.....................       10,844           --           --        2,000        6,990        2,000        6,990
Property Under Development........           --           --           --           --       12,165           --       12,165
Other Property....................           --           --        1,291           --           --           --        1,291
                                    -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                      $ 305,954    $  14,550    $ 123,421    $  20,820    $ 295,689    $  35,370    $ 419,110
                                    -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                    -------------  ---------  -------------  ---------  -------------  ---------  -------------


                                                ACCUMULATED    CONSTRUCTED (C)
DESCRIPTION                           TOTAL    DEPRECIATION      ACQUIRED (A)
- ----------------------------------  ---------  -------------  ------------------
Warehouse Row.....................  $  32,533    $   8,091    Nov 1989(C)
Warehouse Row II..................      2,916          162    Dec 1993(A)
San Marcos Factory Shops..........     39,850        7,237    Aug 1990(C)
Triangle Factory Shops............     22,255        3,592    Oct 1991(C)
Gulf Coast Factory Shops..........     29,248        4,161    Oct 1991(C)
Gainsville Factory Shops..........     30,279        2,570    Aug 1993(C)
Castle Rock Factory Shops.........     51,934        4,240    Mar 1994(A)
Ohio Factory Shops................     33,267        2,767    Mar 1994(A)
Coral Isle Factory Shops..........     18,555          708    Mar 1994(A)
Nebraska Crossing Factory Shops...     19,715          732    Mar 1994(A)
Huntley Factory Shops.............     35,207        1,252    Sep 1994(C)
Florida Keys Factory Shops........     24,058        1,159    Sep 1994(C)
Indiana Factory Shops.............     21,213          873    Nov 1994(C)
Magnolia Bluff Factory Shops......     29,340          482    July 1995(C)
Gulfport Factory Shops............     23,862          114    Oct 1995(C)
Northgate Plaza...................     15,375          592    Mar 1994(A)
Melrose Place.....................      2,427          619    Aug 1987(C)
Western Plaza.....................      8,990          532    Jun 1993(A)
Property Under Development........     12,165           --    Under
                                                              Construction
Other Property....................      1,291          307    Mar 1994 -
                                                              Dec 1995(A)
                                    ---------  -------------
                                    $ 454,480    $  40,190
                                    ---------  -------------
                                    ---------  -------------

                               PRIME RETAIL, INC.
       NOTES TO SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)


    Depreciation on building and improvements is calculated on a straight-line basis over the estimated useful lives of the asset as follows:

Land improvements.................................  20 years
Buildings and improvements........................  Principally 40 years
Tenant improvements...............................  Term of related lease
Furniture and equipment...........................  5 years


    The aggregate cost for federal income tax purposes was approximately $531,145 at December 31, 1995.



                                                             INVESTMENT IN RENTAL PROPERTY
                                                           ----------------------------------
                                                                 YEAR ENDED DECEMBER 31
                                                           ----------------------------------
                                                              1995        1994        1993
                                                           ----------  ----------  ----------
Balance, beginning of period.............................  $  376,181  $  185,394  $  131,413
Retirements..............................................        (258)       (238)       (206)
Improvements.............................................      79,075     191,025      54,187
Cost of real estate sold.................................        (518)         --          --
                                                           ----------  ----------  ----------
Balance, end of period...................................  $  454,480  $  376,181  $  185,394
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------



                                                                  ACCUMULATED DEPRECIATION
                                                               -------------------------------
                                                                   YEAR ENDED DECEMBER 31
                                                               -------------------------------
                                                                 1995       1994       1993
                                                               ---------  ---------  ---------
Balance, beginning of period.................................  $  26,668  $  15,720  $   9,261
Retirements..................................................       (258)      (238)      (206)
Depreciation for the period..................................     13,780     11,186      6,665
                                                               ---------  ---------  ---------
Balance, end of period.......................................  $  40,190  $  26,668  $  15,720
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                                 EXHIBIT INDEX



  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
 1.1+         Form of Underwriting Agreement among the Company, the
               Operating Partnership and the Underwriters
 1.2+         Form of Underwriting Agreement among the Selling Stockholder and the Underwriters
 3.1          Amended and Restated Articles of Incorporation of Prime
               Retail, Inc. [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11
               (Registration No. 33-68536).]
 3.2          Amended and Restated By-Laws of Prime Retail, Inc.
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1995 (File No. 0-23616).]
 4            Form of Stock Certificate [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No. 33-68536).]
 5.1+         Form of Opinion of Winston & Strawn regarding the validity of the securities registered
 8.1+         Form of Opinion of Winston & Strawn regarding tax matters
10.1          Agreement of Limited Partnership of Prime Retail, L.P.
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.1A+        Consent, Waiver and Amendment to Agreement of Limited
               Partnership of Prime Retail, L.P.
10.1B+        Common Unit Contribution Agreement
10.2          1994 Stock Incentive Plan [Incorporated by reference to the same titled exhibit in the Company's registration statement on Form S-11 (Registration No. 33-68536).]
10.3*         1995 Stock Incentive Plan
10.4          Executive Employment Agreement (Michael W. Reschke)
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.5          Combined Service and Special Distribution and Allocation
               Agreement (Abraham Rosenthal) [Incorporated by reference to the same titled exhibit in the Company's registration
               statement on Form S-4 (Registration No. 333-1784).]
10.5A         Special Distribution and Allocation Agreement by and between the Company, the Operating Partnership and the Rosenthal
               Family LLC [Incorporated by reference to the same titled
               exhibit in the Company's registration statement on Form S-4
               (Registration No. 333-1784).]
10.5B         Indemnification and Option Agreement by and between the Prime
               Group, Inc., the Rosenthal Family LLC and Abraham Rosenthal
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-4 (Registration
               No. 333-1784).]

  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
10.6          Combined Service and Special Distribution and Allocation
               Agreement (William H. Carpenter, Jr.) [Incorporated by
               reference to the same titled exhibit in the Company's
               registration statement on Form S-4 (Registration No.
               333-1784).]
10.6A         Special Distribution and Allocation Agreement by and between the Company, the Operating Partnership and the Carpenter
               Family Associates LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on
               Form S-4 (Registration No. 333-1784).]
10.6B         Indemnification and Option Agreement by and between the Prime
               Group, Inc., William H. Carpenter, Jr. and the Carpenter
               Family Associates LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on
               Form S-4 (Registration No. 333-1784).]
10.7          Form of Executive Employment Agreement (David G. Phillips)
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).]
10.8          Letter Agreement with R. Bruce Armiger [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.9          Right of First Refusal Agreement (Northgate Plaza-Improved
               Parcel) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.10         Right of First Refusal Agreement (Northgate Plaza - Vacant
               Parcel) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.11         Right of First Refusal Agreement (Huntley Factory Shops)
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).]
10.12         Right of First Refusal Agreement (San Marcos Factory Shops)
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.13         Purchase Option Agreement (Northgate Plaza - Excluded Parcel)
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.14A        Purchase and Option Agreement (Huntley Factory Shops)
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).]
10.14B*       First Amendment to Purchase and Option Agreement (Huntley
               Factory Shops)

  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
10.15         Purchase Agreement (Northgate Plaza) [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.16         Registration Rights Agreement [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1994, as
               amended (File No. 0-23616).]
10.17         Agreement of Partnership of Grove City Factory Shops
               Partnership by and between Pittsburgh Factory Shops Limited
               Partnership and Fru-Con Development of Pennsylvania, Inc. as
               amended by Amendments One through Four [Incorporated by
               reference to the same titled exhibit in the Company's
               registration statement on Form S-11 (Registration No.
               33-68536).]
10.18         Assignment, Assumption and Indemnification Agreement
               (Northgate Plaza) [Incorporated by reference to the same
               titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File
               No. 0-23616).]
10.19         Form of Property Level General Partnership Agreement
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).
10.20         Form of Property Level Limited Partnership Agreement
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).]
10.21         Noncompetition Agreement with PGI [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1994, as
               amended (File No. 0-23616).
10.22         Form of Standby Bond Purchase and Indemnity Agreement
               [Incorporated by reference to the same titled exhibit in the
               Company's registration statement on Form S-11 (Registration
               No. 33-68536).]
10.23         Second Amended and Restated Subscription Agreement of Abraham
               Rosenthal regarding Common Units of Prime Retail, L.P.
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.24         Second Amended and Restated Subscription Agreement of William
               H. Carpenter, Jr. regarding Common Units of Prime Retail,
               L.P. [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.25         Amended and Restated Promissory Note (Northgate Plaza) with respect to Northgate Plaza [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form
               10-K for the fiscal year ended December 31, 1994, as amended
               (File No. 0-23616).]

  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
10.26         Loan Modification and Assumption Agreement and Partial Release
               of Mortgage (Northgate Plaza) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1994, as
               amended (File No. 0-23616).]
10.27         Environmental Remediation and Indemnity Agreement (Northgate
               Plaza) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]
10.28         Guaranty (Northgate Plaza) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form
               10-K for the fiscal year ended December 31, 1994, as amended
               (File No. 0-23616).]
10.29         ADA Indemnity Agreement (Northgate Plaza) [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.30         Consulting Agreement between the Company and Marvin Traub
               Associates, Inc. [Incorporated by reference to the same
               titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File
               No. 0-23616).]
10.31         Secured Promissory Note of Rosenthal Family LLC with respect to the purchase of the Restricted Common Units [Incorporated by reference to the same titled exhibit in the Company's
               Annual Report on Form 10-K for the fiscal year ended December
               31, 1994, as amended (File No. 0-23616).]
10.31A        Allonge related to the Secured Promissory Note of Rosenthal
               Family LLC [Incorporated by reference to the same titled
               exhibit in the Company's registration statement on Form S-4
               (Registration No. 333-1784).]
10.32         Secured Promissory Note of Carpenter Family Associates LLC
               with respect to the purchase of the Restricted Common Units
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.32A        Allonge related to the Secured Promissory Note of Carpenter
               Family Associates LLC [Incorporated by reference to the same titled exhibit in the Company's registration statement on
               Form S-4 (Registration No. 333-1784).]
10.33         Pledge and Security Agreement of Rosenthal Family LLC with respect to the purchase of the Restricted Common Units
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.34         Pledge and Security Agreement of Carpenter Family Associates
               LLC with respect to the purchase of the Restricted Common
               Units [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 0-23616).]

  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
10.35         Guaranty of Abraham Rosenthal with respect to the purchase of the Restricted Common Units [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form
               10-K for the fiscal year ended December 31, 1994, as amended
               (File No. 0-23616).]
10.35A        Reaffirmation of Pledge and Guaranty with respect to the
               Restricted Common Units of Rosenthal Family LLC and Abraham
               Rosenthal [Incorporated by reference to the same titled
               exhibit in the Company's registration statement on Form S-4
               (Registration No. 333-1784).]
10.36         Guaranty of William H. Carpenter, Jr. with respect to the
               purchase of the Restricted Common Units [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.36A        Reaffirmation of Pledge and Guaranty with respect to the
               Restricted Common Units of Carpenter Family Associates LLC
               and William H. Carpenter, Jr. [Incorporated by reference to the same titled exhibit in the Company's registration
               statement on Form S-4 (Registration No. 333-1784).]
10.37         Waiver, Recontribution and Indemnity Agreement by the Limited
               Partners [Incorporated by reference to the same titled
               exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No.
               0-23616).]
10.38         Lock-Up Agreement (PGI) [Incorporated by reference to the same titled exhibit in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File
               No. 0-23616).]
10.39         Lock-Up Agreement (Kemper Companies) [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.40         Lock-Up Agreement (Abraham Rosenthal) [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.41         Lock-Up Agreement (William H. Carpenter, Jr.) [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.42         Promissory Note dated June 30, 1994 by and among Prime Retail,
               L.P. and Nomura Asset Capital Corporation [Incorporated by
               reference to the same titled exhibit in the Company's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1994, as amended (File No. 0-23616).]
10.43         Open-End Mortgage Agreement, Assignment of Rents and Fixture
               Filing dated June 30, 1994, by and among Ohio Factory Shops
               Partnership and Nomura Asset Capital Corporation
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]

  EXHIBIT                                                                       SEQUENTIAL
   NUMBER                              DESCRIPTION                              PAGE NUMBER
- ------------  --------------------------------------------------------------  ---------------
10.44         Revolving Loan Agreement dated March 2, 1995 between
               Gainesville Factory Shops Limited Partnership, Florida Keys
               Factory Shops Limited Partnership, Indianapolis Factory Shops
               Limited Partnership and Nomura Asset Capital Corporation
               [Incorporated by reference to the same titled exhibit in the
               Company's Annual Report on Form 10-K for the fiscal year
               ended December 31, 1994, as amended (File No. 0-23616).]
10.45         Commitment Letter dated December 18, 1995 between the Company and Nomura Asset Capital Corporation [Incorporated by
               reference to the same titled exhibit in the Company's Current
               Report on Form 8-K dated December 18, 1995 (File No.
               0-23616).]
10.46*        Indemnity Agreement made by the Company in favor of Prime
               Group, Inc. and Prime Group Limited Partnership
12.1          Statement re Computation of Ratio of Earnings to Combined
               Fixed Charges and Preferred Stock Dividends
12.2          Statement re Computation of Ratio of Funds from Operations to
               Combined Fixed Charges and Preferred Stock Dividends
22            Subsidiaries of Prime Retail, Inc. [Incorporated by reference to the same titled exhibit in the Company's registration
               statement on Form S-4 (Registration No. 333-1784).]
24.1          Consent of Winston & Strawn (included in their opinions filed as Exhibits 5.1 and 8.1)
24.2          Consent of Ernst & Young LLP
25*           Power of Attorney
27            Financial Data Schedule


- ------------------------

+  To be filed by amendment.


*  Previously filed.